   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999


                                                      REGISTRATION NO. 333-86433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                AGENCY.COM LTD.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7379                                   13-3808969
    (State or Other Jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification Number)
     Incorporation or Organization)             Classification Code Number)

                            ------------------------

                            665 BROADWAY, 9TH FLOOR
                            NEW YORK, NEW YORK 10012
                                 (212) 358-8220
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                  MR. CHAN SUH
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                AGENCY.COM LTD.
                            665 BROADWAY, 9TH FLOOR
                            NEW YORK, NEW YORK 10012
                                 (212) 358-8220
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   Copies to:

         ALEXANDER D. LYNCH, ESQ.                     KEITH F. HIGGINS, ESQ.
          SCOTT L. KAUFMAN, ESQ.                     JANE D. GOLDSTEIN, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                       ROPES & GRAY
       1633 BROADWAY, 47(TH) FLOOR                   ONE INTERNATIONAL PLACE
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02110
              (212) 581-1600                              (617) 951-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION. DATED NOVEMBER 12, 1999.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                5,900,000 Shares

                                     [LOGO]

                                  Common Stock
                                 -------------

    This is an initial public offering of shares of common stock of AGENCY.COM Ltd. All of the 5,900,000 shares of common stock are being sold by AGENCY.COM.

    Before this offering, there has been no public market for the common stock. AGENCY.COM currently anticipates that the initial public offering price will be between $10.00 and $12.00 per share. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "ACOM", subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to AGENCY.COM....................   $          $

    To the extent that the underwriters sell more than 5,900,000 shares of common stock, the underwriters have the option to purchase up to an additional 885,000 shares from AGENCY.COM at the initial public offering price less the underwriting discount.
                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on              , 1999.

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY

                               HAMBRECHT & QUIST

                                  ------------

                     Prospectus dated              , 1999.

[Front Inside Cover--AGENCY.COM logo located at the top of the page. Below the caption is a vertical column of text captioned "Our Values". Below the caption "Our Values" is the following text: We succeed only when our clients benefit from our work. We deliver excellence with the highest standards of integrity. We honor the dignity and value of individuals working as a team. We celebrate diversity of people, ideas and cultures. We seek to grow through learning and knowledge gathering. We embrace change and encourage innovation.

    Gatefold--Located in the left of the page is the AGENCY.COM logo with the words "We are an Internet professional services company" beneath the logo. Below the words "We are an Internet professional services company" is the following text: We help our clients in four key areas of online business--Branding, Content, Electronic Commerce and Customer Service. For example, we have delivered these services to British Airways since 1996 and continue to work with British Airways, developing strategies and fulfilling its needs for Internet services around the world.

    Across the top of the page are four photographs of a computer monitor showing different Web pages from the British Airways Website, with the captions "Branding", "Content", "Electronic Commerce", and "Customer Service" underneath one photograph each from left to right.

    Located in the bottom left is the Company's Integrated Capabilities graphic. Next to the graphic is a caption "Integrated Capabilities". Below the caption "Integrated Capabilities" is the following text: We deliver services through teams of professionals who have expertise in strategy, creative and technology disciplines, supported by project management and client services staff. Located in the bottom right is a graphic depicting the Company's Compass Methodology. Next to the graphic is a caption "Compass-TM- Methodology." Below the caption "Compass Methodology" is the following text: Our Compass-TM- methodology provides a common way of delivering services to clients across all our offices.

    Located along the bottom right of the page is the following text: For the first nine months of 1999, British Airways represented 13.5% of our actual revenues.

    Located in the upper right is a map of the world. Next to the map is the caption "International Scale". Below the caption is the following text: With offices in the U.S. and Europe and resources in Asia as well as a structure that allows cross-office collaboration we provide local service to our global clients.]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THE OPTION WE HAVE GRANTED TO THEM TO PURCHASE ADDITIONAL SHARES IN THIS OFFERING. PLEASE SEE "UNDERWRITING".

                                   AGENCY.COM

                                  OUR COMPANY

    AGENCY.COM is an international Internet professional services firm. We provide our clients with an integrated set of strategy, creative and technology services that take them from concept to launch and operation of their Internet businesses.

    Our strategy services include advising clients on business models for their online businesses, devising strategies so that clients can open new online distribution and sales channels, identifying opportunities to achieve operational efficiencies by pursuing online initiatives, and planning for the operations and organization necessary to support an online business. Our creative services include advising clients on how to effectively bring their brands online, developing graphic designs and Web site structure for client Web sites, and coordinating online marketing campaigns with clients' traditional advertising agencies. Our technology services include technical architecture and design, integration between Internet and older information technology systems, and implementation of electronic commerce systems to enable online sales, support and communication.

    We seek to empower our clients to gain competitive advantage by using the Internet to create and enhance interactive relationships with their customers, staff, business partners and suppliers. We accomplish this by enabling more timely, convenient and efficient communications and transactions between a company and these constituents. Since our founding in 1995, we have focused exclusively on Internet technologies and their implications for businesses. We serve a broad and diversified client base in a variety of industries, including emerging Internet-focused businesses and businesses comprising Business Week magazine's "Global 1000" list of companies with the largest market capitalizations worldwide. We have worked with more than 200 companies to help them develop and implement their Internet businesses. Our five largest clients during the nine months ended September 30, 1999, on an actual basis, were British Airways, Compaq, FT Group, Sprint and Unilever. We currently employ more than 1,000 people in 10 offices in the United States and one office each in Amsterdam, Copenhagen, London and Paris.

                             OUR MARKET OPPORTUNITY

    Based on our experience, we believe many companies outsource some or all of their growing Internet businesses, creating a large and expanding market for providers of Internet professional services. Worldwide demand for Internet professional services is expected to grow from $7.8 billion in 1998 to $78.5 billion in 2003 according to a report by International Data Corporation ("IDC"), a technology and Internet research and consulting company, titled "Worldwide Internet Services Market and Trends Forecast, 1998-2003", published in
May 1999.

    A new breed of professional services firm devoted to the Internet has emerged to provide companies with strategy, planning, design, development and deployment services for their Internet resources. We believe these Internet professional services providers must be able to serve their clients on an international basis and offer integrated strategy, creative and technology services.

                                  RISK FACTORS

    There are many risk factors associated with an investment in our common stock. The market for Internet professional services is intensely competitive, highly fragmented and subject to rapid technological change. Many of our competitors have advantages over us. There are no substantial barriers to entry into our business. We expect that competition will intensify and increase over time. We have incurred significant losses since we were formed and have an accumulated deficit of approximately $7.5 million as of September 30, 1999. We incurred net losses of $6.6 million for the nine months ended September 30, 1999 on an actual basis and $16.7 million on a pro forma basis giving effect to our recent acquisitions. Our directors, executive officers and affiliates will beneficially own approximately 75% of our common stock after the offering which will limit the ability of unaffiliated stockholders to influence corporate matters. Our largest stockholder has significant ownership positions in some of our direct competitors and one of our directors is also a director of one of our direct competitors. This ownership and directorship may create conflicts of interests. These and other risks are addressed under the caption "Risk Factors" beginning on page 8 of this prospectus.

                                  OUR HISTORY

    We were incorporated in New York on February 10, 1995. We reincorporated in Delaware on August 30, 1999. Our principal executive offices are located at 665 Broadway, 9th Floor, New York, New York 10012 and our telephone number is
(212) 358-8220. Our Web site is WWW.AGENCY.COM. The information on our Web site is not a part of this prospectus.

                                 OUR TRADEMARK

    AGENCY.COM is our registered trademark. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

Shares offered by AGENCY.COM.................  5,900,000 shares
Shares to be outstanding after this
  offering...................................  33,674,562 shares
Proposed Nasdaq National Market symbol.......  ACOM
Use of proceeds..............................  To repay amounts borrowed under our credit facility, expand our operations and for
                                               general corporate purposes, including working
                                               capital. We may also use a portion of the
                                               proceeds for strategic investments or
                                               acquisitions. Please see "Use of Proceeds".

    This information is based on our shares of common stock outstanding as of November 4, 1999. This information does not include:

    - 5,513,563 shares subject to options outstanding as of November 4, 1999 at a weighted average exercise price of $2.64 per share;

    - 5,722,698 additional shares that could be issued under our stock option plans; and

    - 7,400,000 shares subject to warrants to purchase our common stock at an exercise price of $0.005 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize the financial data for our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The pro forma data for the year ended December 31, 1998 and the nine months ended September 30, 1998 give effect to the following acquisitions as if each of these acquisitions had occurred on January 1, 1998:


    - Ketchum Interactive, which was completed in April 1998;


    - The Primary Group, which was completed in August 1998;

    - Interactive Solutions, which was completed in April 1999;

    - Eagle River Interactive, which was completed in April 1999;

    - Digital Vision, which was completed in May 1999;


    - Twinspark Interactive People, which was completed in August 1999;


    - Interactive Traffic, known as I-traffic, which was completed in October 1999; and

    - Visionik, which was completed in November 1999.

The pro forma data for the nine months ended September 30, 1999 give effect to the acquisitions of Interactive Solutions, Eagle River Interactive, Digital Vision, Twinspark Interactive People, I-traffic and Visionik as if each had occurred on January 1, 1999.

                                          PERIOD FROM
                                          FEBRUARY 10,
                                              1995
                                         (INCEPTION) TO
                                          DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                              1995        -------------------------------------------
                                         --------------     1996       1997       1998        1998
                                             ACTUAL        ACTUAL     ACTUAL     ACTUAL    PRO FORMA
                                         --------------   --------   --------   --------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues.............................     $  2,162       $6,095    $12,975    $26,452     $ 76,130
  Gross profit.........................        1,511        3,878      6,775     10,522       32,112
  Income (loss) from operations........          868        2,862      2,056     (3,052)     (20,199)
  Net income (loss)....................          791        1,502      1,182     (2,481)     (20,900)
  Minority interest....................           --           --        167       (282)        (282)
  EBITDA(1)............................          874        2,923      2,601     (1,301)      (4,388)
  Basic net income (loss) per common
    share..............................     $ 439.47       $ 0.32    $  0.07    $ (0.15)    $  (0.78)
  Diluted net income (loss) per common
    share..............................     $ 439.47       $ 0.31    $  0.07    $ (0.15)    $  (0.78)
  Weighted average shares outstanding
    used in basic net income (loss) per
    common share calculation...........            2        4,750     16,200     16,854       26,865
  Weighted average shares outstanding
    used in diluted net income (loss)
    per common share calculation.......            2        4,797     16,297     16,854       26,865


                                                NINE MONTHS ENDED SEPTEMBER 30,
                                         ---------------------------------------------
                                           1998       1999        1998         1999
                                          ACTUAL     ACTUAL    PRO FORMA    PRO FORMA
                                         --------   --------   ----------   ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues.............................  $18,956    $56,499     $55,962      $74,808
  Gross profit.........................    8,601     27,715      24,403       33,616
  Income (loss) from operations........     (796)    (4,251)    (12,996)     (14,025)
  Net income (loss)....................     (942)    (6,615)    (14,147)     (16,748)
  Minority interest....................     (282)        --        (282)          51
  EBITDA(1)............................      278      3,472      (1,441)        (549)
  Basic net income (loss) per common
    share..............................  $ (0.06)   $ (0.29)    $ (0.53)     $ (0.57)
  Diluted net income (loss) per common
    share..............................  $ (0.06)   $ (0.29)    $ (0.53)     $ (0.57)
  Weighted average shares outstanding
    used in basic net income (loss) per
    common share calculation...........   16,587     23,187      26,597       29,242
  Weighted average shares outstanding
    used in diluted net income (loss)
    per common share calculation.......   16,587     23,187      26,597       29,242


------------------------

(1) EBITDA represents earning or loss before other income and expense (consisting of provision (benefit) from income taxes and net interest expense), depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the Internet professional services industry and because management believes many investors use EBITDA as a measure of a company's historical ability to service its debt since EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization. Other companies may calculate EBITDA differently from the way we do. EBITDA is not a measurement of financial performance under GAAP. We believe you should not consider EBITDA as an alternative to net income
    (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity. You should be aware that items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. You should read the information in the table together with information regarding our cash flows from operating, investing and financing activities appearing on pages 39-40 of this prospectus, which is also an important measure of our financial condition.

    The following table is a summary of our balance sheet as of September 30, 1999. The pro forma data give effect to the acquisitions of I-traffic and Visionik as if each had occurred on September 30, 1999. The pro forma as adjusted data reflect the sale of 5,900,000 shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discount and estimated offering expenses.

                                                                          AS OF SEPTEMBER 30, 1999
                                                              ------------------------------------------------
                                                                                                  PRO FORMA
                                                              ACTUAL          PRO FORMA           AS ADJUSTED
                                                              -------           --------            --------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   726           $  3,117            $ 40,724
Working capital.............................................   17,873             19,197              56,804
Total assets................................................  107,488            127,903             165,510
Notes payable, excluding current portion....................   66,807             70,374              50,124
Capital leases, excluding current installments..............    1,709              1,717               1,717
Total stockholders' equity..................................   17,238             28,120              85,977

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

          RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

     OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE WE ARE AN EARLY-STAGE COMPANY

    Because we are in an early stage of development, we are subject to the risks that we will fail to implement our business model and strategy successfully or to revise our business model and strategy should industry conditions and competition change. These risks are even greater because we are operating in a new and rapidly evolving market. We cannot assure you that we will be successful in addressing these risks. If we are not, our business, results of operations and financial condition will be materially adversely affected.

          OUR REVENUES COULD BE AFFECTED BY THE LOSS OF A MAJOR CLIENT

    A substantial portion of our revenue is generated from a limited number of major clients. In particular, on a pro forma basis our ten largest clients accounted for approximately 42% of our revenues for the nine months ended September 30, 1999 and 36% of our revenues for the year ended December 31, 1998. For the nine months ended September 30, 1999, and for the year ended
December 31, 1998, British Airways accounted for more than 10% of our revenues on an actual basis. For the nine months ended September 30, 1999, each of British Airways and Sprint accounted for more than 10% of our revenues on a pro forma basis. If one of our major clients discontinues or reduces the use of our services, our business, results of operations and financial condition could materially suffer. We cannot assure you that our clients will continue to use our services in the future. In addition, because a substantial portion of our revenue is generated from a limited number of clients, the non-payment or late payment of amounts due from a major client could have a material adverse effect on our business, results of operations and financial condition.

IF CLIENTS PREMATURELY TERMINATE OR REDUCE THE SCOPE OF EXISTING CONTRACTS, OUR
                              REVENUES MAY DECLINE

    Our services are often sold pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. These arrangements are in writing, are binding contracts and typically range in term from three months to one year. If a major client or a number of small clients were to terminate, significantly reduce or modify their business relationships with us, then our business, results of operations and financial condition would be materially adversely affected. Consequently, you should not predict or anticipate our future revenue based upon the number of clients we currently have or the number and size of our existing projects.

   OUR REVENUES ARE DIFFICULT TO PREDICT, WHICH COULD LEAD TO POOR OPERATING
                                    RESULTS

    We derive our revenues in part from fees for services generated on a project-by-project basis. These projects vary in length and complexity, as well as in the fee charged for our services. Our methods of recognizing revenue also vary depending on whether we enter into a fixed fee, time-and-materials or retainer arrangement with the client. As a result, there may be significant fluctuation in the amount of revenue generated by a particular client in different periods. Aggregate quarterly results may fluctuate as well. We may be unable to adjust our cost structure quickly enough to offset unexpected revenue shortfalls due to the fact that many of our costs are fixed or are associated with commitments which cannot be immediately terminated, which could cause our operating results to suffer.

         OUR RECENT ACQUISITIONS MAKE EVALUATING OUR BUSINESS DIFFICULT


    In April 1999, we acquired all of the issued and outstanding stock of Interactive Solutions Incorporated. Immediately prior to the acquisition, Interactive Solutions acquired Quadris Consulting, Inc. The historical revenue of Interactive Solutions and Quadris combined was $3.6 million for the three months ended March 31, 1999 and was $15.4 million for the year ended
December 31, 1998. In April 1999, we acquired all of the issued and outstanding stock of Eagle River Interactive Inc. The historical revenue of Eagle River was $5.1 million for the three months ended March 31, 1999 and was $23.4 million for the year ended December 31, 1998. In May 1999, we acquired Digital Vision Communications Inc. The historical revenue for Digital Vision was $326,000 for the six months ended June 30, 1999. In August 1999, we acquired Twinspark Interactive People B.V. The historical revenue for Twinspark Interactive was $2.4 million for the six months ended June 30, 1999 and was $2.7 million the year ended December 31, 1998. In October 1999, we acquired all of the outstanding stock of I-traffic, Inc. The historical revenue for I-traffic was $4.3 million for the nine months ended September 30, 1999 and $3.5 million for the year ended December 31, 1998. In November 1999, we acquired all of the outstanding stock of Visionik A/S. The historical revenue for Visionik was $2.2 million for the nine months ended September 30, 1999 and $2.0 million for the year ended December 31, 1998.


    Our historical results of operations do not fully give effect to the operations of the companies we have acquired and the pro forma financial information included in this prospectus is based in part on the separate pre-acquisition financial reports of these acquired companies. Consequently, our historical results of operations and pro forma financial information may not give you an accurate indication of how AGENCY.COM, together with these combined entities, will perform in the future.

 WE MAY NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US AND
                              MAY LIMIT OUR GROWTH

    Our future liquidity and capital requirements are difficult to predict as they depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. We may need to raise additional funds in order to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional funds when needed or the terms are not favorable, our growth could be impeded.

  IF WE FAIL TO ACCURATELY ESTIMATE COSTS OF FIXED-FEE PROJECTS, OUR OPERATING
                                    RESULTS
                                   MAY SUFFER

    We derive our revenues from services performed under one of three pricing arrangements: retainer, time-and-materials and fixed-fee. We assume greater financial risks on a fixed-fee project than on a time-and-materials project. We did not typically utilize this pricing structure prior to our April 1999 acquisition of Interactive Solutions. However, as a result of the acquisition we employ personnel who are experienced in estimating costs for fixed-fee projects. If we miscalculate the resources or time we need for these projects, the costs of completing these projects may exceed the fixed fee, which could adversely affect our operating results. We recognize revenues from fixed-fee projects based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates of the costs associated with each fixed-fee project are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on that project may not accurately reflect the final results of the project. In this case, we may be required to record an expense for the final period in which we work on that project equal to the amount by which our revenues were previously overstated. Interactive Solutions had revenue of approximately $3.6 million during the three months ended March 31, 1999

                    RISKS RELATED TO OUR STRATEGY AND MARKET

  FAILURE TO PROPERLY MANAGE OUR EXPANDING OPERATIONS MAY ADVERSELY IMPACT OUR
                                    BUSINESS

    Our rapid growth has placed a significant strain on our managerial and operational resources. From January 1, 1997 to November 2, 1999, our staff increased from approximately 60 to approximately 1,000 employees. If we cannot effectively manage our expanding operations, we may not be able to continue to grow, or may grow at a slower pace. To manage any future growth we must continue to improve our financial and management controls, reporting systems and procedures, and expand and train our work force. We cannot assure you that our controls, systems or procedures will be able to support our expanding operations or that we will be able to manage both internal and acquisition-based growth effectively.

 IF WE ARE UNABLE TO FIND SUITABLE ACQUISITION CANDIDATES, OUR GROWTH COULD BE
                                    IMPEDED

    Our ability to identify and invest in suitable acquisition and investment candidates on acceptable terms is crucial to our strategy. We cannot assure you that we will be able to continue to identify, acquire or make investments in promising acquisition candidates on acceptable terms. Moreover, in pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could also result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.

  OUR ACQUISITION STRATEGY COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH
                            COULD HARM OUR BUSINESS

    Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

    - adverse effects on our reported operating results due to the amortization of goodwill associated with acquisitions;

    - diversion of management attention from running our existing business;

    - increased expenses, including compensation expenses resulting from newly-hired employees; and

    - potential disputes with the sellers of acquired businesses, technologies, services or products.

    We may not be successful in integrating the technology, operations and personnel of any acquired business. Client satisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition and investment strategy or any individual acquisition or investment could have a material adverse effect on our business, results of operations and financial condition. In four of our nine acquisitions, we have acquired companies owned or controlled by Omnicom Inc., our largest stockholder. In the future, we expect to primarily acquire companies not owned or controlled by Omnicom, which may make acquiring companies materially more difficult.

 WE SOMETIMES AGREE NOT TO PERFORM SERVICES FOR OUR CLIENTS' COMPETITORS, WHICH
                       LIMITS OUR BUSINESS OPPORTUNITIES

    We have agreed with approximately ten of our clients, including three of our 20 largest clients, to limit our right to enter into business relationships with competitors of that client for a specific time period. These provisions typically prohibit us from performing a broad range of our Internet professional services which we might otherwise be willing to perform for potential clients. These provisions are generally limited to six months and are sometimes further limited by office location or apply only to specific employees. These provisions may limit our ability to enter into engagements with new clients for specified periods of time. This may adversely affect our business opportunities and our revenues.

           WE FACE INTENSE COMPETITION, WHICH COULD HARM OUR BUSINESS

    Our market is new, intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time because

    - there are no substantial barriers to entering the Internet professional services market;

    - our industry is consolidating; and

    - many of our competitors are forming cooperative relationships.

    We compete against other Internet professional services firms, as well as a number of different types of companies that are not exclusively in the Internet professional services business. These competitors, which generally offer some of the Internet professional services we offer, include:

    - traditional strategic consulting firms;

    - interactive advertising agencies;

    - professional services groups of computer equipment companies;

    - traditional systems integrators; and

    - internal groups of current or potential clients.

    Many of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients, employees and strategic partners. Further, our competitors may perform Internet services that are equal or superior to our services or that achieve greater market acceptance than our services. We have no patented or other proprietary technology that would preclude or inhibit competitors from duplicating our services. We must rely on the skills of our personnel and the quality of our client service.

    Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we will be able to compete successfully against existing or future competitors.

 IF WE ARE UNABLE TO IDENTIFY, HIRE, TRAIN AND RETAIN HIGHLY QUALIFIED INTERNET
  PROFESSIONALS AND RETAIN CURRENT KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL
                                     SUFFER

    Our success depends on our ability to identify, hire, train and retain highly qualified Internet professionals. These individuals are in high demand and we may not be able to attract and retain the number of highly qualified Internet professionals that we need. Historically, we have experienced significant employee turnover. If we cannot retain, attract and hire the necessary Internet professionals, our ability to grow, complete existing projects and bid for new projects would be adversely affected and our business, results of operations and financial condition would suffer.

    In addition, our future success depends, in part, upon the continued service and performance of Chan Suh, our Chairman, Chief Executive Officer and President, Kyle Shannon, our Chief Creative Officer, Kevin Rowe, our President--North America and Eamonn Wilmott, our President--Europe. Particularly in light of our relatively early stage of development, the fact that many of our key personnel have worked together for only a short period of time and the competitive nature of our industry, we cannot assure you that we will be able to retain the services of our senior management and other key personnel. Losing the services of any of these individuals at our current stage would impair our ability to effectively deliver our services and manage our company. These problems would negatively affect our business, results of operations and financial condition, as well as our ability to grow.

 OUR EFFORTS TO RAISE AWARENESS OF THE AGENCY.COM BRAND MAY NOT BE SUCCESSFUL, WHICH MAY LIMIT OUR ABILITY TO EXPAND OUR CLIENT BASE AND ATTRACT ACQUISITION
                            CANDIDATES AND EMPLOYEES

    We believe that building the AGENCY.COM brand is critical for attracting and expanding our targeted client base and attracting acquisition candidates and employees. If we do not continue to build the AGENCY.COM brand on a global basis, we may not be able to effect our strategy. We also believe that reputation and name recognition will grow in importance as the number of companies competing in the market for Internet professional services increases. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality, reliable and cost-effective services. If clients do not perceive our services as meeting their needs, or if we fail to market our services effectively, we will be unsuccessful in maintaining and strengthening our brand. If we fail to promote and maintain our brand, or incur excessive expenses to do so, our business, results of operations and financial condition will materially suffer.

OUR INTERNATIONAL EXPANSION STRATEGY COULD SUBJECT US TO SIGNIFICANT RISKS, MANY
                        OF WHICH COULD HARM OUR BUSINESS


    We expect to expand our international operations and international sales and marketing efforts. We commenced operations in Denmark in November 1999, the Netherlands in August 1999, France in April 1999 and the United Kingdom in October 1997, and made minority investments in a company in Singapore in December 1998 and

July 1999 and in a company in Paris in October 1999. Our international offices offer Internet professional services similar to our domestic offices. We have had limited experience in marketing, selling and distributing our services internationally, and we cannot assure you that we will be able to maintain and expand our international operations or successfully market our services internationally. Failure to do so may negatively affect our business, results of operations and financial condition, as well as our ability to grow.


  OUR BUSINESS MAY SUFFER IF WE FAIL TO ADAPT APPROPRIATELY TO THE DIFFERENCES
                   ASSOCIATED WITH OPERATING INTERNATIONALLY

    Our international operations began in October 1997 and we are initially focusing our international operations in Europe and Asia. We have no current plans to expand to any specific location internationally. Operating internationally may require us to modify the way we conduct our business and deliver our services in these markets. If we do not appropriately anticipate changes and adapt our practices, our business, results of operations and financial condition could materially suffer. We anticipate that we will face the following challenges internationally:

    - the burden and expense of complying with a wide variety of foreign laws and regulatory requirements;

    - potentially adverse tax consequences;

    - longer payment cycles and problems in collecting accounts receivable;

    - technology export and import restrictions or prohibitions;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - political and economic instability;

    - cultural and language differences;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity, especially during the summer months in Europe and certain other parts of the world.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR SERVICES MAY BECOME LESS
                   COMPETITIVE AND OUR BUSINESS COULD SUFFER

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions, and evolving industry standards. If we cannot keep pace with these changes our services could become less competitive and our business will suffer. To achieve our goals, we need to provide strategic business and Internet services that keep pace with continuing changes in industry standards, information technology and client preferences. We may be unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements. This would materially adversely affect our business, results of operations and financial condition.

  THE MARKET FOR OUR SERVICES AND OUR REVENUE GROWTH DEPEND ON OUR CURRENT AND
             POTENTIAL CLIENTS ACCEPTING AND EMPLOYING THE INTERNET

    Since we expect to derive most of our revenues from providing Internet professional services, our future success is dependent on the increased use of the Internet. If the Internet fails to develop into a viable marketplace, or develops more slowly than expected, our business, results of operations and financial condition could materially suffer. Most of our current or potential clients have limited experience with the Internet and may determine that the Internet is not an effective method for expanding their businesses. We cannot assure you that the market for Internet professional services will continue to grow or become sustainable.

    The Internet may not develop into a viable commercial marketplace because of many factors, including:

    - the inadequate development of the necessary infrastructure;

    - a lack of development of complementary products (such as high speed modems and high speed communication lines); and

    - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. We cannot assure you that the Internet infrastructure will be able to support the demands placed on it by this continued growth. In addition to the Internet's uncertain ability to expand to accommodate increasing traffic, critical issues concerning the use of the Internet (including security, reliability, cost, ease of deployment and administration and quality of service) remain unresolved. For example, a number of states have recently permitted telephone companies to charge increased rates for consumers connecting to the Internet. Concerns regarding these issues may affect the growth of the use of Internet technologies to solve business problems.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS AND SUBJECT US TO INCREASED EXPENSES

    The Year 2000 problem is the potential for system and processing failures of date-related data. Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may mistakenly interpret a date entered as "00" as the year 1900 rather than the year 2000. As a result, it is necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements. Companies that do not update their systems and/or software risk system failure or miscalculation that could cause disruptions of normal business activity.

    Year 2000 problems could require us, or our clients, to incur delays and unanticipated expenses. We, and many of our clients, rely on third party vendors for service and equipment. A significant Year 2000 disruption of these services or equipment could require us to seek alternative providers. We may not be able to immediately find alternative providers and we may not be able to enter into commercially reasonable agreements with these providers. Similarly, our clients may face the same obstacles. If our clients are not able to find alternative providers for their normal business activities, they will likely not seek to expand their business or utilize the Internet. This could decrease their demand for our services.

    Our failure to correct a material Year 2000 problem could have a material adverse effect on our business, results of operations and financial condition. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. Additionally, clients' and future clients' purchasing patterns, especially in the fourth quarter of 1999, may be affected by Year 2000 issues as companies expend significant resources to correct or replace their current systems for Year 2000 compliance.

    The services we provide to our clients integrate software and other technology from different providers. If there is a Year 2000 problem with respect to a service performed by us, it may be difficult to determine whether the problem relates to services which we have performed or is due to the software, technology or services of other providers. Furthermore, we have entered into a few contracts, including contracts with some of our largest clients, which have express or implied warranties with respect to Year 2000 readiness without limitation as to liability. We may be subjected to Year 2000-related lawsuits, whether or not the services that we have performed are Year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

    Failure to provide to our clients services that are Year 2000 compliant, whether or not in violation of any warranty, could have a material adverse effect on our business, results of operations and financial condition.

                       RISKS RELATED TO LEGAL UNCERTAINTY

   GOVERNMENTAL REGULATIONS REGARDING THE INTERNET MAY BE ENACTED WHICH COULD
                              IMPEDE OUR BUSINESS

    To date, governmental regulations have not materially restricted the use of the Internet by our clients in their markets. However, the legal and regulatory environment that pertains to the Internet may change. New laws and regulations, or new interpretations of existing laws and regulations, could impact us directly, by regulating our operations or imposing additional taxes on the services we provide, which could adversely impact our results and operations. These regulations could restrict our ability to provide our services or increase our costs of doing business.

    In addition, new laws could impact us indirectly by preventing our clients from delivering products and services over the Internet or slowing the growth of the Internet. In particular, our business may be indirectly affected if new laws inhibit the growth of the Internet. New laws relating to sales and other taxes, user privacy, pricing controls, consumer protection and international commerce may dampen the growth of the Internet as a communications and commercial medium. For example, a number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sales of goods and services and other Internet activities. In addition, unfavorable judicial interpretation of existing laws, and the adoption of new laws, regarding liability for libel and defamation and copyright, trademark and patent infringement may extend liability to Web site owners. If these new laws decrease the acceptance of e-commerce and other aspects of the Internet, our clients may be harmed and, as a consequence, our revenue growth and growth in demand for our services would be limited and our business, results of operations and financial condition would be adversely affected.

 WE MAY BECOME SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS, WHICH
                     COULD SUBJECT US TO INCREASED EXPENSES

    Because we have employees, property and business operations in the United States, Denmark, France, the Netherlands, Singapore and the United Kingdom, we are subject to the laws and the court systems of multiple jurisdictions. We may become subject to claims in foreign jurisdictions for violations of their laws. In addition, these laws may change or new laws may be enacted in the future. International litigation is often expensive, time-consuming and distracting, and could have a material adverse effect on our business, financial condition and results of operations.

 UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR
                                     BRAND

    Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We do not have any patents or patent applications pending and existing trade secret, trademark and copyright laws afford us only limited protection. It may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign jurisdictions may not protect our intellectual property rights to the same extent as do the laws of the United States.

 DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE
                         AND DISRUPTIVE TO OUR BUSINESS

    We cannot be certain that our services, the finished products that we deliver or materials provided to us by our clients for use in our finished products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time consuming and successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

   IF WE FAIL TO DELIVER QUALITY SERVICES OR FULFILL CLIENT NEEDS, OR IF OUR SERVICES HARM OUR CLIENTS' BUSINESSES, WE MAY FACE ADDITIONAL EXPENSES, LOSSES
                             OR NEGATIVE PUBLICITY

    Many of our engagements involve projects that are critical to the operations of our clients' businesses. If we cannot complete engagements to our clients' expectations, we could materially harm our clients' operations. This could damage our reputation, subject us to increased risk of litigation or force us to redesign the project. Any of these events could have a material adverse effect on our business, results of operations and financial condition. While our agreements with clients often limit our liability for damages arising from our rendering of services, we cannot assure you that these provisions will be enforceable in all instances or would otherwise protect us from liability. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. The successful assertion of one or more significant claims against us could have a material adverse effect on our business, results of operations and financial condition.

  WE MAY BE SUBJECT TO CLAIMS FOR PAST ACTS OF THE COMPANIES THAT WE ACQUIRE,
                   WHICH MAY SUBJECT US TO INCREASED EXPENSES

    We could experience financial or other setbacks if any of the businesses that we acquire had problems in the past of which we are not aware. We are not aware of any material legal liabilities of the companies we have acquired to date. However, to the extent any client or other third party asserts any legal claim against any of the companies we have acquired, our business, results of operations and financial condition could be materially adversely affected.

                         RISKS RELATED TO THIS OFFERING

      MANAGEMENT MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH
                                YOU DO NOT AGREE

    Our management will have significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways with which stockholders disagree. If we do not apply the funds we receive effectively, our accumulated deficit may increase and we may lose significant business opportunities.

AS AN INTERNET-RELATED COMPANY, OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE
                          AND COULD DROP UNEXPECTEDLY

    Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

  OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OWN ENOUGH OF OUR SHARES TO CONTROL AGENCY.COM, WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS

    Our directors, executive officers and affiliates currently beneficially own approximately 86% of our common stock, and after the offering will beneficially own approximately 75% of our common stock. Accordingly, these stockholders could control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership. The interests of these stockholders may differ from the interests of the other stockholders. Omnicom, together with its wholly-owned subsidiary Communicade, currently beneficially own 49.9% of our common stock. Omnicom's and Communicade's beneficial ownership of our common stock will only slightly decrease after the offering due to their ability to purchase additional shares underlying their warrants and will be approximately 46.6%, permitting them effectively to control AGENCY.COM.

 OUR STOCKHOLDERS COULD BE ADVERSELY AFFECTED AS A RESULT OF OMNICOM'S AND ITS
           TWO DESIGNATED DIRECTORS' POTENTIAL CONFLICTS OF INTERESTS

    Under a stockholders agreement that terminates upon the closing of this offering, Communicade has the right to designate two of our five directors.

    In addition, Omnicom has significant ownership positions in some of our direct competitors. These ownership positions may create conflicts of interest for Omnicom and its director nominees as a result of their access to information and business opportunities possibly useful to us and to these competitors.

    ONE OF OUR DIRECTORS IS ALSO A DIRECTOR OF ONE OF OUR DIRECT COMPETITORS

    John D. Wren, one of Communicade's nominees to our Board of Directors, is also a director of Razorfish, Inc., one of our direct competitors. This directorship may create actual and perceived conflicts of interest for Mr. Wren as a result of his access to information and business opportunities possibly useful to us and this competitor.

  OMNICOM HAS PROVIDED US WITH FINANCING AND IT HAS NO OBLIGATION TO RENEW OUR
                  CREDIT FACILITY BEYOND ITS TERMINATION DATE

    We have received significant benefits from our relationship with Omnicom, our largest shareholder. To date, our working capital and many of our acquisitions have been financed on favorable terms by lines of credit advanced by Omnicom. We currently have $73 million outstanding under our credit facility provided by Omnicom. We are required to use 35% of the net proceeds of this offering, up to a maximum of $25.0 million, to repay amounts borrowed under the term loan portion of the credit facility. This credit facility provides for a $25.0 million term loan facility, a $54.0 million revolving credit line and a real property lease credit support facility providing letters of credit and/or guarantees up to $6.0 million in the aggregate. The credit facility bears interest at Omnicom's commercial paper rate, which was 5.3% on November 4, 1999, plus 1.25%. The credit facility places restrictions on the conduct of our business that stockholders may not consider favorable, including our ability to pay dividends and incur additional debt. Omnicom is not obligated to extend this credit facility beyond September 30, 2001. We cannot assure you that upon termination of this facility we will be able to obtain any additional financing. As a result, our financial condition might suffer.

 SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR
                                  STOCK PRICE

    Based on shares outstanding on November 4, 1999, from time to time after this offering, a total of 27,774,562 additional shares of common stock may be sold in the public market by existing stockholders. The market price of our common stock could decline as a result of sales by these existing stockholders of their shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, Omnicom and Communicade together hold warrants to purchase an aggregate of 5.9 million shares of our common stock. If they exercise these warrants and sell the underlying shares of common stock in the market, the market price of our common stock could decline.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS
                             MAY CONSIDER FAVORABLE

    Provisions in our charter and bylaws, including those that provide for a classfied board of directors, authorized but unissued shares of common and preferred stock and notice requirements for stockholder meetings, and Delaware law, regarding the ability to conduct specific types of mergers within specified time periods, may have the effect of delaying or preventing a change of control or changes in our management that stockholders may consider favorable or beneficial or that would provide stockholders with a premium to the market price of their common stock. A classified board of directors may inhibit acquisitions in general and a tender offer not endorsed by our board in particular since only one-third of our directors are reelected annually, thereby requiring two annual meetings before a majority of the directors could be replaced. The authorization of undesignated preferred stock gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change of control or change in management is delayed or prevented, this premium may not be realized or the market price of our common stock could decline.

               YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate dilution of their investment equal to $10.25 per share.

                           FORWARD-LOOKING STATEMENTS

    Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward looking-statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors".

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation except as required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the shares of common stock offered by us are estimated to be $57.9 million, assuming an initial public offering price of $11.00 per share and after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $66.9 million.

    We have agreed under our credit facility to use 35% of the net proceeds from this offering, up to a maximum of $25.0 million, to repay amounts borrowed under the term loan portion of this credit facility. This credit facility bears interest at Omnicom's commercial paper rate plus 1.25% and terminates on September 30, 2001. As of November 4, 1999, Omnicom's commercial paper rate was 5.3%. We currently have approximately $73 million outstanding under this credit facility, of which $25 million consists of term loans.

    As of the date of this prospectus, we have not made any specific plans with respect to the remaining proceeds of the offering.

    However, we currently intend to use the remaining net proceeds of this offering over time:

    - to expand our operations;

    - for general corporate purposes, including working capital; and

    - to expand through strategic investments or acquisitions.

    Pending any use, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

    We cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly our management will have significant flexibility in applying the net proceeds of this offering.

    The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate future access to the public capital markets and to increase our visibility in the marketplace.

    Although we engage in discussions with potential acquisition candidates from time to time, we have no present commitments with respect to any acquisition. In addition, as part of our overall acquisition strategy, we are currently engaged in discussions with respect to the possible acquisition of a U.S. based interactive direct marketing company.

                                DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock other than a distribution to our stockholders prior to the September 1996 termination of our status as an S-corporation. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not intend to pay cash dividends in the foreseeable future. Furthermore, our credit facility prohibits us and our subsidiaries from paying cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect the acquisitions of I-traffic, which was completed in October 1999, and Visionik, which was completed in November 1999; and

    - on a pro forma as adjusted basis to reflect our sale of shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds".

    You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                 AS OF SEPTEMBER 30, 1999
                                                             ---------------------------------
                                                                                    PRO FORMA
                                                                                       AS
                                                             ACTUAL     PRO FORMA   ADJUSTED
                                                             -------    --------     --------
                                                                      (IN THOUSANDS)
Long-term debt, excluding current portion.                   $ 66,807   $  70,374   $   50,124
                                                             -------    --------     --------
Capital lease obligations under capital leases, excluding
  current portion..........................................    1,709       1,717        1,717
                                                             -------    --------     --------
Stockholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares
    authorized; no shares issued and outstanding (actual,
    pro forma and pro forma as adjusted)...................
  Common stock, $.001 par value, 200,000,000 shares
    authorized; 26,789,538 shares issued and 26,666,164
    shares outstanding (actual); 27,830,858 shares issued
    and 27,707,484 shares outstanding (pro forma);
    33,730,858 shares issued and 33,607,484 shares
    outstanding (pro forma as adjusted)....................       26          27           33
Additional paid-in capital.................................   25,302      36,183       94,034
Accumulated deficit........................................   (7,461)     (7,461)      (7,461)
Deferred compensation......................................     (585)       (585)        (585)
Cumulative foreign currency translation....................      (44)        (44)         (44)
                                                             -------    --------     --------
Total stockholders' equity.................................   17,238      28,120       85,977
                                                             -------    --------     --------
    Total capitalization...................................  $85,754    $100,211     $137,818
                                                             =======    ========     ========

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999. It does not include:

    - The following shares issued or to be issued in the merger with I-traffic:

       - 160,680 shares underlying assumed stock options;

       - 60,000 shares subject to newly-granted options at an exercise price of $8.50; and

       - 320,000 shares which may be issued on the first anniversary of closing the I-traffic merger if I-traffic's business achieves specified revenue and profitability targets;

    - 67,078 shares issued upon option exercises between October 1, 1999 and November 4, 1999;

    - 5,513,563 shares subject to options outstanding as of November 4, 1999 at a weighted average exercise price of $2.64 per share and any exercises since this date;

    - 5,722,698 additional shares that could be issued under our stock option plans; and

    - 7,400,000 shares subject to warrants to purchase our common stock at an exercise price of $0.005 per share.

                                    DILUTION

    Giving effect to our acquisition of I-traffic and Visionik, our pro forma net tangible book value as of September 30, 1999 was approximately
$(32.7) million, or $(1.18) per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

    After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been $25.2 million, or $0.75 per share. This represents an immediate increase in pro forma net tangible book value of $1.93 per share to existing stockholders and an immediate dilution of $10.25 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $11.00
  Pro forma net tangible book value per share at
    September 30, 1999......................................   $(1.18)
  Increase in pro forma net tangible book value per share
    attributable to this offering...........................     1.93
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................                0.75
                                                                          ------
Dilution per share to new investors.........................              $10.25
                                                                          ======

                            ------------------------

    The following table summarizes, on a pro forma basis giving effect to our acquisition of I-traffic and Visionik, as of September 30, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $11.00 per share, before deducting the underwriting discount and estimated offering expenses payable by us:

                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                   ---------------------   ----------------------   AVERAGE PRICE PER
                                     NUMBER     PERCENT      AMOUNT      PERCENT          SHARE
                                   ----------   --------   -----------   --------   -----------------
Existing stockholders............  27,707,484       82%    $26,060,552       29%         $ 0.94
New investors....................   5,900,000       18      64,900,000       71          $11.00
                                   ----------    -----     -----------    -----
  Total..........................  33,607,484      100%    $90,960,552      100%
                                   ==========    =====     ===========    =====

    This discussion and table assume no exercise of any stock options outstanding as of September 30, 1999 and exclude 7,400,000 shares subject to warrants to purchase our common stock at an exercise price of $0.005 per share. As of September 30, 1999, there were options outstanding to purchase a total of 4,923,239 shares of common stock with a weighted average exercise price of $1.94 per share. The discussion and table also exclude 160,680 shares underlying stock options assumed in the I-traffic merger and 60,000 shares subject to newly-granted options issued to I-traffic employees. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization".

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated balance sheet data as of December 31, 1997 and 1998 and the selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 is derived from our consolidated audited financial statements not included in this prospectus and the selected consolidated balance sheet as of December 31, 1995 and the selected consolidated statement of operations data for the period from February 10, 1995 (inception) to December 31, 1995 are derived from our unaudited consolidated financial statements not included in this prospectus.


    The selected actual and pro forma consolidated balance sheet data as of September 30, 1999 and the pro forma consolidated statement of operations data for the year ended December 31, 1998 and the actual and pro forma consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma consolidated balance sheet data give effect to the acquisitions of I-traffic and Visionik, which were completed in October and November 1999, respectively, as if these acquisitions had occurred on September 30, 1999. The pro forma consolidated statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1998 give effect to the acquisitions of Ketchum Interactive, which was completed in April 1998, The Primary Group, which was completed in August 1998, Interactive Solutions, which was completed in April 1999, Eagle River Interactive, which was completed in April 1999, Digital Vision, which was completed in May 1999, Twinspark Interactive People, which was completed in August 1999, I-traffic, which was completed in October 1999 and Visionik, which was completed in November 1999 as if the acquisitions had occurred on January 1, 1998. The pro forma consolidated statement of operations data for the nine months ended September 30, 1999 give effect to the acquisition of Eagle River Interactive, Interactive Solutions, Digital Vision, Twinspark Interactive People, I-traffic and Visionik as if these acquisitions had occurred on January 1, 1998.


    The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of our consolidated financial position and the consolidated results of operations for those periods. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period.

    You should read the following discussion of our financial condition and results of operations in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the AGENCY.COM audited consolidated financial statements and unaudited pro forma condensed consolidated financial statements, the Interactive Solutions, Quadris Consulting, Eagle River Interactive, Twinspark Interactive People, I-traffic and Visionik audited financial statements, and the notes to those statements included elsewhere in this prospectus.

                             PERIOD FROM
                             FEBRUARY 10,
                                 1995
                            (INCEPTION) TO                 YEAR ENDED DECEMBER 31,
                             DECEMBER 31,    ---------------------------------------------------
                                 1995           1996         1997          1998          1998
                                ACTUAL         ACTUAL       ACTUAL        ACTUAL      PRO FORMA
                            --------------   ----------   -----------   -----------   ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..................     $ 2,162       $    6,095   $    12,975   $    26,452    $ 76,130
Direct salaries and
  costs...................         651            2,217         6,200        15,930      44,018
                               -------       ----------   -----------   -----------    --------
Gross profit..............       1,511            3,878         6,775        10,522      32,112

Operating Expenses:
  General and
    administrative........         519              955         3,815        10,944      32,390
  Sales and marketing.....         118               --           528           596       3,819
  Amortization of
    intangibles...........          --               --            72           893      14,480
  Depreciation and
    amortization..........           6               61           304         1,141       1,622
                               -------       ----------   -----------   -----------    --------
Total operating
  expenses................         643            1,016         4,719        13,574      52,311
                               -------       ----------   -----------   -----------    --------
Income (loss) from
  operations..............         868            2,862         2,056        (3,052)    (20,199)
Other income (expense),
  net.....................         (77)              28            10          (360)     (3,056)
Minority Interest.........          --               --           167          (282)       (282)
                               -------       ----------   -----------   -----------    --------
Income (loss) before
  provision (benefit from)
  income taxes............          --            2,890         2,233        (3,694)    (23,537)
Provsion (benefit) for
  income taxes............          --            1,388         1,051        (1,213)     (2,637)
                               -------       ----------   -----------   -----------    --------
Net income (loss).........     $   791       $    1,502   $     1,182   $    (2,481)   $(20,900)
                               =======       ==========   ===========   ===========    ========
EBITDA(1).................     $   874       $    2,923   $     2,601   $    (1,301)   $ (4,388)
                               =======       ==========   ===========   ===========    ========
Basic net income (loss)
  per common share(2).....     $439.47       $     0.32   $      0.07   $     (0.15)   $  (0.78)
Diluted net income (loss)
  per common share(2).....     $439.47       $     0.31   $      0.07   $     (0.15)   $  (0.78)
                               =======       ==========   ===========   ===========    ========
Weighted average shares
  outstanding used in
  basic net income (loss)
  per common share
  calculation.............           2            4,750        16,200        16,854      26,865
                               =======       ==========   ===========   ===========    ========
Weighted average shares
  outstanding used in
  diluted net income
  (loss) per common share
  calculation.............           2            4,797        16,297        16,854      26,865
                               =======       ==========   ===========   ===========    ========


                                   NINE MONTHS ENDED SEPTEMBER 30,
                            ----------------------------------------------
                              1998       1999         1998         1999
                             ACTUAL     ACTUAL     PRO FORMA    PRO FORMA
                            --------   ---------   ----------   ----------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..................  $18,956    $ 56,499     $ 55,962     $ 74,808
Direct salaries and
  costs...................   10,355      28,784       31,559       41,192
                            -------    --------     --------     --------
Gross profit..............    8,601      27,715       24,403       33,616
Operating Expenses:
  General and
    administrative........    7,744      21,652       22,904       30,117
  Sales and marketing.....      298       2,591        2,658        4,090
  Amortization of
    intangibles...........      583       4,574       10,707       10,067
  Depreciation and
    amortization..........      772       3,149        1,130        3,367
                            -------    --------     --------     --------
Total operating
  expenses................    9,397      31,966       37,399       47,641
                            -------    --------     --------     --------
Income (loss) from
  operations..............     (796)     (4,251)     (12,996)     (14,025)
Other income (expense),
  net.....................     (325)     (2,125)      (2,273)      (2,975)
Minority Interest.........     (282)         --         (282)          51
                            -------    --------     --------     --------
Income (loss) before
  provision (benefit from)
  income taxes............   (1,403)     (6,376)     (15,551)     (16,949)
Provsion (benefit) for
  income taxes............     (461)        239       (1,404)        (201)
                            -------    --------     --------     --------
Net income (loss).........  $  (942)   $ (6,615)    $(14,147)    $(16,748)
                            =======    ========     ========     ========
EBITDA(1).................  $   278    $  3,472     $ (1,441)    $   (549)
                            =======    ========     ========     ========
Basic net income (loss)
  per common share(2).....  $ (0.06)   $  (0.29)    $  (0.53)    $  (0.57)
Diluted net income (loss)
  per common share(2).....  $ (0.06)   $  (0.29)    $  (0.53)    $  (0.57)
                            =======    ========     ========     ========
Weighted average shares
  outstanding used in
  basic net income (loss)
  per common share
  calculation.............   16,587      23,187       26,597       29,242
                            =======    ========     ========     ========
Weighted average shares
  outstanding used in
  diluted net income
  (loss) per common share
  calculation.............   16,587      23,187       26,597       29,242
                            =======    ========     ========     ========


------------------------

(1) EBITDA represents earning or loss before other income and expense (consisting of provision (benefit) from income taxes and net interest expense), depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the Internet professional services industry and because management believes many investors use EBITDA as a measure of a company's historical ability to service its debt since EBITDA shows available cash before debt service and before deducting non-cash changes, such as depreciation and amortization. Other companies may calculate EBITDA differently from the way we do. EBITDA is not a measurement of financial performance under GAAP. We believe you should not consider EBITDA as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity. You should be aware that items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. You should read the information in the table together with information regarding our cash flows from operating, investing and financing activities appearing on pages 39-40 of this prospectus, which is also an important measure of our financial condition.

(2) The number of shares used to calculate basic and diluted net income or loss per share was calculated in accordance with the treasury stock method. The treasury stock method is a method for calculating outstanding shares that adds to the actual number of shares outstanding additional shares issuable upon the exercise of stock options and warrants based on a calculation that assumes that any proceeds that could be obtained upon the exercise of outstanding stock options and warrants during the applicable period would be used to purchase common stock at the average market price during the period.

    The following balance sheet data are presented:

    - on an actual basis;

    - on a pro forma basis to reflect the acquisitions of I-traffic and Visionik; and

    - on a pro forma as adjusted basis as of September 30, 1999 to give effect to the sale of 5,900,000 shares in this offering after deducting the underwriting discount and estimated offering expenses payable by us, assuming an initial public offering price of $11.00 per share.


                                                                                                  AS OF SEPTEMBER 30, 1999
                                                          AS OF DECEMBER 31,               --------------------------------------
                                               -----------------------------------------                              PRO FORMA
                                                 1995       1996       1997       1998       ACTUAL     PRO FORMA    AS ADJUSTED
                                               --------   --------   --------   --------   ----------   ----------   ------------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................   $   58     $  513    $   388    $   769     $   726      $  3,117      $ 40,724
Working capital..............................      734      1,633      4,353      1,327      17,873        19,197        56,804
Total assets.................................    1,083      4,100     11,291     24,860     107,488       127,903       165,510
Notes payable, excluding current portion.....       --         --      2,425     11,989      66,807        70,374        50,124
Capital leases, excluding current
  installments...............................       --         --        116        848       1,709         1,717         1,717
Total stockholders' equity...................      791      2,260      3,449      2,060      17,238        28,120        85,977

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA", THE AGENCY.COM CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, THE INTERACTIVE SOLUTIONS, QUADRIS CONSULTING, EAGLE RIVER INTERACTIVE, TWINSPARK INTERACTIVE PEOPLE, I-TRAFFIC AND VISIONIK FINANCIAL STATEMENTS, AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW


    AGENCY.COM is an international Internet professional services firm. Our revenues have grown from $2.2 million in 1995 to $26.5 million in 1998 on an actual basis, and to $76.1 million in 1998 on a pro forma basis giving effect to our acquisitions. We achieved this growth through significant long-term relationships with multiple clients; six of our top 10 clients for the first nine months of 1999 have been clients since 1997 or before. At the same time, we have not been overly dependent on any single client. No client represented more than approximately 7% of our overall revenues on a pro forma basis in 1998, and, other than British Airways, no client accounted for more than 10% of our revenues on an actual basis in 1998. For the nine months ended September 30, 1999, British Airways, Compaq and Sprint accounted for approximately 13%, 9% and 9% of our revenues, respectively, on an actual basis. We have grown organically and through strategic acquisitions. We have acquired 11 companies while expanding our geographic reach to 12 cities in the United States and Europe and have made minority investments in a company based in Singapore and a company based in France. Please see note 9 to the AGENCY.COM consolidated financial statements for a summary of our operations by geographic area.


    We derive our revenues from services performed under one of three pricing arrangements: retainer, time-and-materials and fixed-price. The services performed under any of these arrangements are substantially identical.

    We bill and recognize revenues from retainer agreements on a monthly basis while the agreement is in effect. We believe that retainer arrangements are indicative of our strong, long-term relationships with clients which yield significant benefits both to our clients and to us. We believe that we will achieve greater predictability of revenues and higher revenue growth with clients who engage us in retainer-based relationships. Retainer agreements are generally one year in length and include a renewal clause. Typically, retainer relationships with clients result in additional fixed-price and time-and-materials projects since retainer arrangements may not cover the full cost of specific projects. Retainer fees represented approximately 5.4% of our revenues for the nine months ended September 30, 1999. Revenue from clients with whom we have retainer relationships represented approximately 40.7% of our revenues during this period. Consistent with our focus on long-term relationships, our goal is to increase our number of retainer-based arrangements.

    We bill and recognize revenues from time-and-materials projects on the basis of costs incurred in the period. We estimate these costs according to an internally developed process. This process takes into account the type and overall complexity of the project, the anticipated number of personnel of various skill sets needed and their associated billing rates, and the estimated duration of and risks associated with the project. Management personnel familiar with the production process evaluate and price all project proposals.

    We recognize revenues from fixed-price projects using the percentage-of-completion method based on the ratio of costs incurred to the total estimated project costs. Fees are billed to the client over the course of the project. We estimate the price for fixed-price projects using the same methodology as time-and-materials projects. All fixed-price proposals must first be approved by a member of our senior management team.


    For the nine month period ended September 30, 1999, we incurred a loss of $6.6 million. As a result of these losses, our accumulated deficit was $7.5 million at September 30, 1999. These losses resulted primarily from amortization of intangibles of $4.6 million associated with our most recent acquisitions, increased costs due to an increase in the number of employees as a result of our decision to continue to build our infrastructure, and an increase in depreciation and amortization expense due to significant capital expenditures.


    Provisions for estimated losses on all three types of contracts are made during the period in which such losses become probable and can be reasonably estimated. To date, such losses have not been significant. We report revenue net of reimbursable expenses.

    Our revenues and earnings are affected by a number of factors, including:

    - the amount of business developed from existing relationships;

    - our ability to meet the changing needs of the marketplace;

    - employee retention;

    - billing rates;

    - our ability to deliver complex projects on time; and

    - efficient utilization of our employees.

Many of our business initiatives, including our acquisition strategy, are aimed at enhancing these factors. Further, we believe that our focus on retainer-based arrangements will continue to improve the predictability of our quarter-to-quarter results.

    Our expenses include direct salaries and costs, sales and marketing, general and administrative, depreciation and amortization of tangible assets, and amortization of goodwill. Direct salaries and costs includes salaries, benefits and incentive compensation of billable employees. Billable employees are full time employees whose time spent working on client projects is charged to that client at agreed upon rates. Billable employees are our primary source of revenue. Direct costs and salaries also include other direct costs associated with revenue generation. Sales and marketing expenses include promotion and new business generation expenses and the salary and benefit costs of personnel in these functions. General and administrative expenses include the salaries and benefits costs of management and other non-billable employees, rent, accounting, legal and human resources costs. Depreciation and amortization expenses primarily include depreciation of technology equipment, furniture and fixtures, and leasehold improvements. Amortization of goodwill expenses include charges for the excess of purchase price over net tangible book value of acquired companies. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.


    We disclose EBITDA because it is a measure of financial performance commonly used in the Internet professional services industry. EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization. We believe that EBITDA is a useful measure for analyzing the company's financial results because it shows our historical ability to service our debt. EBITDA on a pro forma and an actual basis for the nine months ended September 30, 1999 was approximately $(591,000) and $3.5 million, respectively, compared to $(1.4) million and $278,000, respectively, for the same period in the prior year. We believe that the increase in EBITDA will continue as revenues continue to increase, our margins continue to increase as a result of increased utilization of billable employees and our fixed costs continue to decrease as a percentage of our revenue.


    We have achieved growth in revenues by pursuing a strategy of increasing revenues from existing lines of businesses and through augmenting existing lines of business with acquisitions.


    Revenue from our international operations was $824,000 in 1997 and increased to $7.5 million in 1998, an increase of 810%. Net loss from international operations was $70,929 in 1997 versus $155,000 in 1998, an increase of 118%. Revenue from our international operations was $13.2 million for the nine month period ended September 30, 1999, compared to $5.6 million for the nine month period ended September 30, 1998. This represents an increase of 136% for the nine month period. Net income from international operations was $812,000 for the nine month period ended September 30, 1999 compared to $(85,000) for the nine month period ended September 30, 1998. This represents an increase of 1055% for the nine month period. The increased international revenue for the nine month period over the prior year is primarily due to our focus on growing our international operations as evidenced by our acquisitions of Twinspark, Visionik and our investment in Pictoris. We expect the trend of increased international revenue to continue as we continue to expand our international base.


    To date, we have experienced success in organically growing the size and scale of our business by attracting new clients, attracting new professional staff and expanding the range and complexity of the services that we offer. We seek to organically grow our existing offices and lines of business on an ongoing basis.

                          ACQUISITIONS AND INVESTMENTS

    In addition to organic growth, a key component of our overall growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services and products. We have acquired 11 companies since inception and intend to continue acquiring similar businesses. We acquired Spiral Media, Online Magic, Ketchum Interactive, The Primary Group, Interactive Solutions, Quadris Consulting (Quadris became a wholly owned subsidiary of Interactive Solutions immediately prior to our acquisition of Interactive Solutions), Eagle River Interactive, Digital Vision, Twinspark Interactive People, I-traffic and Visionik. We have also purchased a minority interest in both The Edge Consultants, a technology and services company based in Singapore, and Pictoris Interactive, a Paris-based Internet professional services firm company. We are also in discussions with respect to a possible acquisition of a U.S. based interactive direct marketing company.

    All of the companies and businesses in which we have acquired a 100% ownership interest have been incorporated into our operations or, with respect to our two most recent acquisitions, are being incorporated into our operations.

    In July 1997, we acquired 51% of Spiral Media, Inc., and in July 1998, we acquired the remaining 49%. The total consideration for the acquisition was approximately $6.2 million, consisting of a cash payment of $5.5 million, relinquishment of debt due from Spiral Media stockholders of $128,000 and the issuance of 480,626 shares of our common stock valued at $1.12 per share. Spiral Media created new media services for businesses and consumers by offering Internet-based and digital media communications strategies and development for clients.


    In October 1997, we acquired 42.5% of Online Magic Limited and acquired the remaining equity interest in two steps in

May 1998 and July 1998. The total consideration for the acquisition was $2.2 million. The consideration was comprised of a cash payment of $1.6 million and the issuance of 498,434 share of our common stock valued at $1.12 per share. Online Magic designed, built and managed web sites for their clients.



    In April 1998, we acquired assets from Ketchum Advertising Inc. The consideration consisted of a cash payment of approximately $643,000. Ketchum Interactive was an interactive marketing and branding agency, which developed interactive communications for clients by utilizing strategic consulting, design and production.


    In August 1998, we acquired assets from Web Partners (doing business as The Primary Group Inc). In consideration of the assets acquired, we paid approximately $53,220 in cash. The Primary Group focused on online marketing needs for luxury and style brands.

    In December 1998, we entered into an agreement to acquire up to 60% of The Edge Consultants PTE. LTD. in a staged transaction. In December 1998, we acquired 12% of Edge's outstanding shares and in July 1999, acquired an additional 18%. The total cash consideration for the 30% investment was $3.1 million. The remaining 30% must be purchased prior to January 2002 or our option will expire. The Edge offers strategic, creative and technology services to its clients. Its core businesses include Internet and electronic commerce applications and wireless/mobile services. The Edge is a separate legal entity and will be accounted for under the equity method of accounting.


    In April 1999, we acquired Interactive Solutions Incorporated through a merger in exchange for an aggregate of 4,171,846 shares of our common stock and a warrant to purchase 3,071,248 shares of our common stock at a purchase price of $0.005 per share. The total consideration of the acquisition was approximately $8.2 million. Interactive Solutions created digital communications strategies to help its clients increase sales, improve communications and create brand identities.



    In April 1999, we acquired Eagle River Interactive Inc. through a merger in exchange for an aggregate of 3,646,226 shares of our common stock and a warrant to purchase 4,328,752 shares of our common stock at a purchase price of $0.005 per share. The total consideration of the acquisition was approximately
$8.1 million. Eagle River created, developed and deployed online marketing strategies to assist a variety of companies, primarily in the United States, in communicating effectively with their targeted audiences.


    In May 1999, we purchased all of the issued and outstanding shares of capital stock of Digital Vision Communications Inc. for $1.1 million in cash. Digital Vision was an interactive securities firm that provided web site design and development.


    In August 1999, we purchased all of the issued and outstanding shares of capital stock of Twinspark Interactive People B.V. for $700,000 in cash and 1,057,226 shares of our common stock valued at $5.95 per share, of which 1,047,226 shares were issued to the shareholders of Twinspark Interactive People and 10,000 shares were issued to former employees of Twinspark Interactive People, for a total aggregate purchase price of $7.0 million. Additional consideration may be paid based upon future performance of Twinspark in the form of 168,066 additional shares. Twinspark delivered Internet strategies to global organizations including electronic commerce and strategic consultancy, building and maintenance of Web sites, Intranet and Extranet and enterprise Web site management systems.


    In October 1999, we acquired a 5% equity interest in Pictoris Interactive from its existing shareholders for $500,000. We have an option to purchase the remaining 95% which expires October 1, 2000. Pictoris' existing shareholders have the right, subject to conditions, to require us to purchase all of their shares. The total value of the transaction could be as high as $13.5 million, which includes a 10% contingent payment payable upon Pictoris' achieving operating targets. Pictoris consults with its clients to develop their overall Internet strategy and helps them implement that strategy through design, programming and production of Internet sites.


    In October 1999, we acquired Interactive Traffic, Inc., known as as "I-traffic", through a merger. The consideration paid to the stockholders of I-traffic could total $14.5 million, which includes $3.0 million in cash paid at closing, $1.0 million to be paid on December 31, 1999, 469,320 shares of our common stock, the assumption of options to purchase 160,680 shares of our common stock and the issuance of newly-granted options to purchase 60,000 shares of our common stock. The total consideration to be paid also includes performance-based payments consisting of $2.0 million to be paid in four quarterly payments starting in the fourth quarter of 1999 and 320,000 shares to be issued one year from closing. I-traffic is a full service online direct marketing company headquartered in New York with an office in San Francisco. They provide strategic marketing services through media planning, development, tracking and the creation of affiliation programs.


    In November 1999, we acquired all of the issued and outstanding equity of Visionik, a company based in Denmark. The total consideration for the acquisition was $5.9 million, consisting of $500,000 in cash and 572,000 shares of our common stock. Visionik is located in Copenhagen, Denmark and concentrates on providing complete interactive television and Internet services to its clients.

    We believe our acquisitions have supported our ability to grow rapidly while continually enhancing the quality of services we offer our clients. Our acquisitions have allowed us to rapidly build our base of professionals in the context of a tight labor market for experienced technical and creative professionals. From January 1, 1997, to November 4, 1999, our staff increased from approximately 60 to over 1,000 employees. The acquired entities collectively employed approximately 650 individuals at the time we acquired them. Broadening our geographic coverage, both within the United States and internationally, allows us to better meet the needs of our global clients and to attract new clients who seek integrated services across diverse geographic areas. We have also been able to expand our service offerings through the acquisition of companies with complementary products and skill sets. Additionally, we expect to achieve cost synergies by consolidating management and back-office operations, and sharing technical infrastructure. Please see "Business--AGENCY.COM Strategy" and "--Acquisition and Integration".

    We evaluate acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and backlog of projects under contract. Qualitative factors include strategic and cultural fit, management skills, customer relationships and technical proficiency. We used cash as the primary consideration for our early acquisitions but, more recently, have used our common stock as the primary consideration. We anticipate that we will use common stock as the primary form of consideration for future acquisitions.

    We fully integrate all acquired companies into our operating organization. This integration includes business development, delivery of services, managerial and administrative support, benefits, purchasing and all other areas.

    A significant differentiating factor in our growth strategy is that we manage regional locations based on key success factors rather than traditional profit-loss statements. In order to facilitate cooperation across our company and prevent territorial conflicts, we evaluate Regional Presidents on the basis of key success factors, including project profitability, utilization, retention, client satisfaction and revenue per billable employee. We believe that managing by these key success factors enables our offices to function more effectively as a team and to jointly take advantage of greater opportunities for synergies and additional revenues.

    All of our acquisitions have been accounted for using the purchase method. Under the purchase method, the financial data of the acquired entities are consolidated with our financial results from the effective dates of their acquisition. For each acquisition, a portion of the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values on the acquisition date. The remaining unallocated portion of the purchase price of each of the acquisitions is allocated to intangible assets, primarily goodwill, and amortized on a straight-line basis over the estimated period of benefit, which ranges from three to seven years. We evaluate the period of benefit on a company-by-company basis. For the year ended December 31, 1998 and the nine months ended September 30, 1999, amortization of intangibles expense was $0.9 million and $4.6 million, respectively. We expect to incur amortization expense on currently recorded intangibles of $2.8 million for the three months ending December 31, 1999 and $11.2 million for the year ending December 31, 2000. In addition, we expect to incur additional acquisition-related amortization expenses as a result of our acquisition program. Investments where we own less than 20% of a company's equity have been accounted for using the cost method and investments greater than 20% but less than 50% of a company's equity have been accounted for using the equity method.

                        HISTORICAL RESULTS OF OPERATIONS

    The following table sets forth the percentage of revenues of certain items included in our statement of operations for the periods indicated:


                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                           ------------------------------------------      ----------------------
                                                             1996             1997             1998          1998          1999
                                                           --------         --------         --------      --------      --------
Revenues.................................................    100%             100%             100%          100%          100%
Direct salaries and costs................................     36               48               60            55            51
                                                             ---              ---              ---           ---           ---
Gross profit.............................................     64               52               40            45            49
Operating Expenses:
  General and administrative.............................     16               30               42            41            38
  Sales and marketing....................................     --                4                2             2             5
  Amortization of intangibles............................     --               --                3             2             8
  Depreciation and amortization..........................      1                2                5             4             6
                                                             ---              ---              ---           ---           ---
Total operating expenses.................................     17               36               52            49            57
                                                             ---              ---              ---           ---           ---
Income (loss) from operations............................     47               16              (12)           (4)           (8)
Interest income (expense), net...........................     --               --               (1)           (2)           (3)
Minority interest........................................     --                1               (1)           (1)           --
                                                             ---              ---              ---           ---           ---
Income (loss) before provision for (benefit from) income
  taxes..................................................     47               17              (14)           (7)          (11)
Provision (benefit) for income taxes.....................     22                8               (5)           (2)           --
                                                             ---              ---              ---           ---           ---
Net income (loss)........................................     25%               9%               9%           (5)%         (11)%
                                                             ===              ===              ===           ===           ===
EBITDA (1)...............................................     48%              20%              (5)%           1%            6%
                                                             ===              ===              ===           ===           ===


------------------------

(1) EBITDA represents earning or loss before other income and expense (consisting of provision (benefit) from income taxes and net interest expense), depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the Internet professional services industry and because management believes many investors use EBITDA as a measure of a company's historical ability to service its debt since EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization. Other companies may calculate EBITDA differently from the way we do. EBITDA is not a measurement of financial performance under GAAP. We believe you should not consider EBITDA as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity. You should be aware that items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. You should read the information in the table together with information regarding our cash flows from operating, investing and financing activities appearing on pages 39-40 of this prospectus, which is also an important measure of our financial condition.

COMPARISON OF THE FISCAL YEARS 1996, 1997 AND 1998

    The following discussion relates to our actual operating results for the periods noted. The operating results discussed include the operations of acquired companies from the effective dates of their acquisitions. Given that each year includes revenues and expenses from new acquisitions, we believe that the operating results for 1998 are not directly comparable to the operating results for 1997, and, similarly, that 1997 results are not directly comparable to those for 1996.

    REVENUES. Revenues were $6.1 million in 1996 and grew to $13.0 million in 1997, an increase of 113%. Revenues were $26.5 million in 1998, an increase of 104% compared to 1997 revenue. The increase in revenues reflected growing demand for Internet professional services, increases in the number of our client relationships, the addition of revenues from the businesses we acquired in each period, the size of our relationships with existing clients, billing rates, and number of billable professionals, and the introduction of new strategic, creative, and technological services to the marketplace.

    DIRECT SALARIES AND COSTS. Direct salaries and costs were $6.2 million in 1997 and grew to $15.9 million in 1998, an increase of 156%. Direct salaries and costs were $2.2 million in 1996. Direct salaries and costs represented 60%, 48% and 36% of revenues in 1998, 1997 and 1996, respectively. For the years ended December 31, 1996, 1997 and 1998, there were approximately 45, 90 and 160 employees, respectively, included in direct salaries and costs. The increase in direct salaries and costs as a percentage of revenues in 1998 compared to 1997 was primarily due to the planned investment in additional employees in anticipation of future growth. In the future, we expect direct salaries and costs to increase in absolute dollar terms but to decrease as a percentage of revenues due to our improved scale and the utilization of billable professionals. Increases in utilization result in increased revenues with no corresponding increase in salaries, which are fixed. Therefore, direct salaries and costs as a percentage of revenues decreases as employee utilization increases.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $3.8 million in 1997 and grew to $10.9 million in 1998, an increase of 187%. General and administrative expenses were $1.0 million in 1996. General and administrative expenses represented 42% of revenues in 1998, 30% in 1997 and 16% in 1996. The increase in general and administrative expenses in absolute dollar terms and as a percentage of revenues in 1998 compared to 1997 was the result of the expansion of the senior management team, an increase in the number of other non-billable employees and in salary rates, and increases in many other types of general and administrative expenses in anticipation of future growth and increasing international reach. This included rent and other expenses incurred in opening additional offices and hiring additional employees. In the future, we expect general and administrative expenses to increase in absolute dollars but to decrease as a percentage of revenues due to our improved scale, utilization of billable professionals, increased efficiency of non-billable staff and higher overall revenues.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $527,000 in 1997 and grew to $596,000 in 1998, an increase of 13%. We did not incur sales and marketing expenses in 1996. Sales and marketing expenses represented 2% of revenues in 1998 and 4% in 1997. The decrease in sales and marketing expenses as a percentage of revenues from 1997 to 1998 was primarily due to higher overall revenues. The increase of sales and marketing expenses in absolute dollar terms from 1997 to 1998 was attributable to the increase in the number of sales personnel and an overall increase in our marketing and branding efforts. We expect sales and marketing expenses to increase in absolute dollar terms as we continue to invest in building our brand. We do not anticipate that sales and marketing expenses will increase significantly as a percentage of revenue in future periods.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles was approximately $72,000 in 1997 and grew to $893,000 in 1998. There was no amortization of intangibles in 1996. Amortization of intangibles represented approximately 3% of revenues in 1998 and less than 1% of revenues in 1997. The increase in amortization of intangibles was due to the goodwill resulting from Spiral Media, Online Magic, The Primary Group and Ketchum acquisitions, all of which were completed during 1998. Goodwill generated from these acquisitions is being amortized over a seven year period. We expect amortization of intangibles to increase in absolute dollar terms as we acquire additional companies.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses were $304,000 in 1997 and grew to $1.1 million in 1998, an increase of 275%. Depreciation and amortization was $61,000 in 1996. Depreciation and amortization expenses represented 4% of revenues in 1998, 2% of revenues in 1997 and 1% in 1996. The increases in absolute dollar terms from year to year were related to the investment in, and related depreciation of, technology equipment, furniture and fixtures, and leasehold improvements, and the depreciation of the assets of the companies we acquired. We expect these expenses to continue to grow in absolute dollar terms as we continue to invest in growth and technology and training to yield more efficient operations.



    NET INCOME (LOSS). Net loss for 1998 was $(2.5) million compared to net income of $1.2 million in 1997 and $1.5 million in 1996. The decrease in net income from period to period was primarily caused by increased direct salaries and costs, general and administrative expenses and depreciation and amortization, which together increased at a greater rate than our increase in revenues, all of which are discussed above.


COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999

    REVENUES. Revenues were $19.0 million for the nine months ended September 30, 1998 and grew to $56.5 million for the nine months ended September 30, 1999, an increase of 198.1%. The increase in revenues reflected our acquisitions over the period, growing demand for Internet professional services, addition of new client relationships, expansion of existing client relationships, increases in billing rates and the number of billable professionals, and the introduction of new strategy, creative and technology services to the marketplace.


    DIRECT SALARIES AND COSTS. Direct salaries and costs were $10.4 million for the nine months ended September 30, 1998 and grew to $28.8 million for the nine months ended September 30, 1999, an increase of 178%. As a percentage of revenues, direct salaries and costs decreased from 55% for the nine months ended September 30, 1998 to 51% for the nine months ended September 30, 1999. For the nine months ended September 30, 1998 and 1999, there were approximately 220 and 670 employees, respectively, included in direct salaries and costs. The increase in absolute dollar terms was primarily attributable to increases in salary rates and the hiring of additional employees.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $7.7 million for the nine months ended September 30, 1998 and grew to $21.7 million for the nine months ended September 30, 1999, an increase of 180%. As a percentage of revenues, general and administrative expenses decreased from 41% for the nine months ended September 30, 1998 to 38% for the nine months ended September 30, 1999. The decrease in percentage terms was primarily attributable to improved scale. The increase in general and administrative expenses in absolute dollar terms was the result of an increase in salary rates, an increase in the number of non-billable employees as we expanded our infrastructure to support growth and all other types of general and administrative expenses.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $298,000 for the nine months ended September 30, 1998 and grew to $2.6 million for the nine months ended September 30, 1999, an increase of 770%. As a percentage of revenues, sales and marketing expenses increased from 2% for the nine months ended September 30, 1998 to 5% for the nine months ended September 30, 1999. Sales and marketing expenses increased in absolute dollar terms and as a percentage of revenues primarily as a result of the increase in the number of sales personnel and an overall increase in our marketing and branding efforts.



    AMORTIZATION OF INTANGIBLES. Amortization of intangibles was $583,000 for the nine months ended September 30, 1998 and grew to $4.5 million for the nine months ended September 30, 1999, an increase of 685%. As a percentage of revenues, amortization of intangibles represented 3% of revenues in the first nine months of 1998 and 8% of revenues in the first nine months of 1999. The increase was due to the acquisitions of Eagle River Interactive, Interactive Solutions (including Quadris), Twinspark and Digital Vision, the remainder of stock of Spiral Media and Online Magic and the acquisition of all of the assets of Ketchum Interactive and The Primary Group.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses were $772,000 for the nine months ended September 30, 1998 and grew to $3.1 million for the nine months ended September 30, 1999, an increase of 308%. As a percentage of revenues, depreciation and amortization represented 4% of revenues in the nine months ended September 30, 1998 and 6% of revenues in the nine months ended September 30, 1999. The increases in absolute dollar terms from year to year resulted from depreciation of growth related infrastructure investments, including technology equipment, furniture and fixtures and leasehold improvements and the depreciation of the assets of the companies that we acquired.


    NET INCOME (LOSS). Net loss for the nine months ended September 30, 1999 was $(6.6 million) compared to $(942,000) for the same period in 1998. The decrease in net loss between the periods was primarily caused by increased direct salaries and costs, general and administrative expenses, sales and marketing expenses, and depreciation and amortization, which together increased at a greater rate than our increase in revenues, all of which are discussed above.

                   QUARTERLY PRO FORMA RESULTS OF OPERATIONS

    The following selected unaudited pro forma results of operations data gives effect to our acquisitions since January 1, 1998 as if they had occurred on January 1, 1998. We have included this table and the discussion below to assist investors in evaluating our financial performance.

    The pro forma financial statements do not purport to represent what the results of our operations or financial condition would actually have been had the acquisitions in fact occurred on January 1, 1998. The pro forma quarterly results of operations should not be construed as being representative of future results of operations. These pro forma amounts include the same adjustments that are reflected in the pro forma consolidated statement of operations. The unaudited pro forma consolidated financial data are based upon currently available information, assumptions and estimates which our management believes are reasonable. These assumptions and estimates, however, are subject to change, including adjustments for potential cost savings or other synergies arising from acquisitions we have made.

    Investors should read these pro forma results of operations with the unaudited pro forma condensed consolidated statement of operations and the AGENCY.COM consolidated financial statements and unaudited pro forma condensed consolidated financial statements, the Interactive Solutions, Quadris Consulting, Eagle River Interactive, Twinspark Interactive People, I-traffic and Visionik financial statements, and the notes to those statements appearing elsewhere in this prospectus.

                        PRO FORMA RESULTS OF OPERATIONS

    The following tables set forth pro forma dollar amounts and percentage of pro forma revenues of certain items included in our statement of operations for the periods indicated.


                                                                          THREE MONTHS ENDED
                                          ----------------------------------------------------------------------------------
                                          MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,
                                             1998        1998        1998        1998        1999        1999        1999
                                          ----------   ---------   ---------   --------   ----------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Revenues................................   $16,572      $19,853     $19,538    $20,167     $20,505     $ 25,048    $ 29,256
Direct salaries and costs...............     9,365       10,356      11,838     12,459      11,766       13,345      16,081
                                           -------      -------     -------    -------     -------     --------    --------
Gross profit............................     7,207        9,497       7,700      7,708       8,739       11,703      13,175
Operating expenses:
  General and administrative............       717          937       1,004      1,161       1,190        1,344       1,556
  Sales and marketing...................     7,234        8,126       7,544      9,486       8,015        9,765      12,337
  Amortization of intangibles...........     3,247        3,686       3,774      3,773       4,436        2,857       2,774
  Depreciation and amortization.........       373          405         354        491       1,231          963       1,174
                                           -------      -------     -------    -------     -------     --------    --------
Total operating expenses................    11,571       13,154      12,676     14,911      14,872       14,929      17,841
                                           -------      -------     -------    -------     -------     --------    --------
Loss from operations....................    (4,364)      (3,657)     (4,976)    (7,203)     (6,133)      (3,226)     (4,666)
Interest expense, net...................       673          712         888        775         901          921       1,143
Minority interest.......................       211           70          --         --          --          (51)         --
Other...................................        --           --          --          9          --           10          --
                                           -------      -------     -------    -------     -------     --------    --------
Loss before benefit from income taxes...    (5,248)      (4,439)     (5,864)    (7,987)     (7,034)      (4,106)     (5,809)
Provision for (benefit from) income
  taxes.................................      (299)        (158)       (948)    (1,233)       (487)          52         234
                                           -------      -------     -------    -------     -------     --------    --------
Net (loss)..............................   $(4,949)     $(4,281)    $(4,916)   $(6,754)    $(6,547)    $ (4,158)   $ (6,043)
                                           =======      =======     =======    =======     =======     ========    ========
EBITDA (1)..............................   $  (955)     $   363     $  (849)   $(2,948)    $  (466)    $    634    $   (718)
                                           =======      =======     =======    =======     =======     ========    ========

Revenues................................       100%         100%        100%       100%        100%         100%        100%
Direct salaries and costs...............        57           52          61         62          57           53          55
                                           -------      -------     -------    -------     -------     --------    --------
Gross profit............................        43           48          39         38          43           47          45
Operating expenses:
  General and administrative............         4            5           5          6           6            5           5
  Sales and marketing...................        44           40          38         47          39           40          43
  Amortization of intangibles...........        20           19          19         19          22           11           9
  Depreciation and amortization.........         2            2           2          2           6            4           4
                                           -------      -------     -------    -------     -------     --------    --------
Total operating expenses................        70           66          64         74          73           60          61
                                           -------      -------     -------    -------     -------     --------    --------
Loss from operations....................       (27)         (18)        (25)       (36)        (30)         (13)        (16)
Interest expense, net...................         4            5           5          4           4            4           4
Minority interest.......................         1            0           0          0           0            0           0
Other...................................        --           --          --          0          --            0          --
                                           -------      -------     -------    -------     -------     --------    --------
Loss before benefit from income taxes...       (32)         (23)        (30)       (40)        (34)         (17)        (20)
Provision for (benefit from) income
  taxes.................................        (2)          (1)         (5)        (6)         (2)           0           1
                                           -------      -------     -------    -------     -------     --------    --------
Net (loss)..............................      (30%)        (22%)       (25%)      (34%)       (32%)        (17%)       (21%)
                                           =======      =======     =======    =======     =======     ========    ========
EBITDA (1)..............................       (6%)           2%        (4%)      (15%)        (2%)           3%        (2%)
                                           =======      =======     =======    =======     =======     ========    ========


------------------------

(1) EBITDA represents earning or loss before other income and expense (consisting of provision (benefit) from income taxes and net interest expense), depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the Internet professional services industry and because management believes many investors use EBITDA as a measure of a company's historical ability to service its debt since EBITDA shows available cash before debt service and before deducting non-cash charges, such as depreciation and amortization.

    Other companies may calculate EBITDA differently from the way we do. EBITDA is not a measurement of financial performance under GAAP. We believe you should not consider EBITDA as an alternative to net income (loss), as a measure of our operating performance or as an alternative to cash flow as a measure of our liquidity. You should be aware that items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. You should read the information in the table together with information regarding our cash flows from operating, investing and financing activities appearing on pages 39-40 of this prospectus, which is also an important measure of our financial condition.

    As a result of our limited operating history, rapid growth and the emerging nature of the markets in which we compete, we believe that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. Investors should not rely on the results of any one quarter as an indication of our future performance. Additionally, quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control.

COMPARISON OF 1998 AND 1999 QUARTERLY PRO FORMA RESULTS OF OPERATIONS


    REVENUES. Pro forma revenues increased by 17% in the third quarter of 1999 compared to the prior quarter and 33% for the nine month period ended
September 30, 1999 compared to the same period for 1998. This increase primarily reflects the benefits achieved following the completion of our integration of Spiral Media, Online Magic, Ketchum, Primary Group, Interactive Solutions, Eagle River, I-traffic and Visionik. The increase also reflects the following:


    - growing demand for Internet professional services in our target market;

    - the addition of new client relationships;

    - expansion of existing client relationships, increases in billing rates and the number of billable professionals and their utilization; and

    - the introduction of new strategy, creative and technology services to the marketplace.

Revenues for the quarters ended June 30, 1998, September 30, 1998, December 31, 1998 and March 31, 1999 quarters were relatively stable due to our focus on the full integration of our acquisitions.

    DIRECT SALARIES AND COSTS. Pro forma direct salaries and costs increased in absolute dollar terms from the quarter ended March 31, 1998, through the quarter ended December 31, 1998. This reflected our planned investment in additional employees from approximately 190 employees as of March 31, 1998 to over 500 as of December 31, 1998. The increase in pro forma direct salaries and costs in absolute dollar terms and as a percentage of pro forma revenues in the quarter ended December 31, 1998 was due to increased costs associated with one-time charges of approximately $690,000 related to the Interactive Solutions merger. These charges related primarily to one time payments made for accrued vacation, special bonuses, travel bonuses and fringe benefits. Approximately $300,000 of these charges were included in general and administrative expenses. The decrease in these costs as a percentage of revenues from the first three quarters of 1998 to the first three quarters of 1999 was due to cost savings and efficiencies achieved upon integration of operations and management. Year-over-year third quarter direct salaries and costs decreased as a percentage of revenue primarily because of an increase in billable employee utilization.

    GENERAL AND ADMINISTRATIVE EXPENSES. The overall increase in pro forma general and administrative expenses was primarily attributable to an increase in the number of non-billable employees, from 60 as of March 31, 1998 to 228 as of September 30, 1999, an increase in their salary rates and the expansion of management infrastructure necessary to support the growth in operations, including the Spiral Media, Online Magic, Ketchum Interactive and The Primary Group Twingate, I-traffic and Visionik acquisitions. The significant increase in pro forma general and administrative expenses for the quarter ended December 31, 1998 compared to the quarter ended September 30, 1998 was due to an increase in bad debt expense of $600,000 primarily attributable to accounts of clients of Eagle River, one-time charges related to reconciliation of employee benefits in connection with acquisitions, including payments made for accrued vacation, special bonus, travel bonus and fringe benefits, and charges associated with additional staffing.

    The significant increase in pro forma general and administrative expenses for the quarter ended September 30, 1999 compared to June 30, 1999 was primarily due to the Twinspark acquisition and an increase in recruiting expenses due to an increased use of outside employment agencies to recruit new employees.

    SALES AND MARKETING EXPENSES. The overall increase in pro forma sales and marketing expenses in absolute dollar terms through the third quarter of 1999 was primarily a result of the increase in the number of sales and marketing personnel from 17 at March 31, 1998 to approximately 25 at September 30, 1999, and an overall increase in our marketing and branding efforts.


    AMORTIZATION OF INTANGIBLES. Pro forma amortization of intangibles expense increased in absolute dollar terms through the quarter ended March 31, 1999 due to goodwill recorded in connection with the Spiral Media, Online Magic, Ketchum and Primary Group acquisitions. As a percentage of revenues, amortization of intangibles remained relatively constant through the quarter ended March 31, 1999 as acquired companies contributed revenues constant with acquired goodwill. Pro forma amortization of intangibles at September 30, 1999 decreased significantly compared to the same quarter in the prior year due to the acquisitions of Eagle River and Interactive Solutions by the Company.


    DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization generally increased over the period reflecting growth-related infrastructure investment. On a year-over-year basis, third quarter depreciation and amortization expenses increased as a percentage of revenue.

    NET INCOME (LOSS). Net loss increased for the quarter ended September 30, 1999 compared to the same quarter for the prior year on a pro forma basis primarily due to increased direct salaries and costs, general and administrative expenses, sales and marketing expenses and depreciation and amortization, which together increased at a greater rate than our increase in revenues, all of which are discussed above.

                        LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have funded our operations and investments in property and equipment primarily through cash from operations, borrowings from Omnicom, and capital leases.

    At year end our cash and cash equivalents were $513,000 in 1996, $388,000 in 1997 and $769,000 in 1998, and our cash balance was approximately $726,000 at September 30, 1999.


    Cash provided by operating activities was $902,000 in 1998 compared to cash provided by operating activities of $632,000 in 1997 and cash provided by operating activities of $952,000 in 1996. Cash provided by operating activities in 1998 was primarily due to depreciation and amortization of $2.1 million and an increase in accounts payable and accrued expenses of $3.2 million offset by a net loss of $2.5 million, deferred taxes of $1.7 million and an increase in unbilled charges of $1.6 million. Cash provided by operating activities in 1997 was primarily due to net income of $1.2 million and an increase in accounts payable and accrued expenses of $1.2 million offset by a decrease in accounts receivable of $3.0 million. Cash provided by operating activities in 1996 was primarily due to net income of $1.5 million and deferred taxes of $1.2 million offset by an increase in accounts receivable of $1.6 million.



    Cash used in operating activities was $10.9 million for the nine months ended September 30, 1999 compared to $602,000 for the nine months ended September 30, 1998. Cash used in operating activities for the nine months ended September 30, 1999 was primarily due to an increase in accounts receivable of $17.3 million and an increase in prepaid and other charges of $2.5 million offset by an increase in accounts payable and accrued expenses of $3.2 million and an increase in depreciation and amortization of $7.7 million. This was primarily a result of the acquisitions of Eagle River and Interactive Solutions. Cash used in operating activities for the nine months ended September 30, 1998 was affected by a decrease in accounts receivable and unbilled charges of $3.0 million and deferred income taxes of $1.3 million offset by an increase in accounts payable and accrued expenses of $1.3 million.


    Cash used in investing activities was $9.6 million in 1998 compared to $3.2 million in 1997 and $515,000 in 1996. Cash used in investing activities in 1998 was primarily the result of capital expenditures of $1.9 million and acquisitions of $7.7 million. Cash used in investing activities in 1997 was primarily the result of capital expenditures of $1.6 million and acquisitions of $1.5 million. Cash used in investing activities in 1996 was primarily the result of capital expenditures of $515,000.


    Cash used in investing activities was $6.8 million for the nine months ended September 30, 1999 compared to $6.5 million for the nine months ended
September 30, 1998, and was primarily due to capital expenditures, additional investment in The Edge and acquisitions.


    Cash provided by financing activities was $9.1 million in 1998 compared to $2.4 million in 1997 and $18,000 in 1996. Cash provided by financing activities in 1998 was primarily the result of an increase in borrowings from Omnicom of $9.6 million. Cash provided by financing activities in 1997 was primarily the result of an increase in borrowings from Omnicom of $2.4 million. Cash provided by financing activities in 1996 was primarily the result of the repayment of shareholder advances offset by a capital distribution.

    Cash provided by financing activities was $17.8 million for the nine months ended September 30, 1999 compared to cash provided by financing activities of $7.1 million for the nine months ended September 30, 1998. Cash provided by financing activities for the nine months ended September 30, 1998 and 1999 was primarily the result of an increase in borrowings from Omnicom of $19.2 million and $7.7 million, respectively.

    On November 4, 1999, we entered into an $85.0 million credit facility with Omnicom Finance, a wholly owned subsidiary of Omnicom, to replace our revolving credit line and consolidate all of our previously outstanding indebtedness due to Omnicom Finance. As of September 30, 1999, we had approximately
$66.8 million due to Omnicom Finance. The new credit facility, which terminates on September 30, 2001, provides for a $25.0 million term loan facility, a $54.0 million revolving credit line and a real property lease credit support facility providing letters of credit and/or guarantees up to

$6.0 million in the aggregate. We are required by the credit facility to use 35% of the net proceeds from this offering, up to a maximum of $25.0 million, to repay amounts borrowed under the term loan portion of the new credit facility. This credit facility bears interest at Omnicom's commercial paper rate plus 1.25%. As of November 4, 1999, Omnicom's commercial paper rate was 5.3%. The credit facility is secured by substantially all of our assets, including the shares of our subsidiaries, is guaranteed by our domestic subsidiaries and prohibits us and our subsidiaries from paying dividends other than in shares of our stock. The credit facility requires compliance with a number of covenants, including restrictions on asset sales, liens, the incurrence of debt, making of loans and the repurchase, redemption or other acquisition of our stock.

    As of December 31, 1998 unbilled charges were $2.3 million compared to $6.7 million as of September 30, 1999. As a percentage of revenue, unbilled charges increased from approximately 8.8% to 11.8% as of the same dates. Unbilled charges represent labor costs incurred and estimated earnings production and other client reimbursable costs that have not yet been invoiced to our clients. This significant increase in unbilled charges from the prior year reflected our acquisitions completed in 1999, which have resulted in a significant increase in projects. The increase in unbilled charges was funded partially from operations and borrowings from Omnicom. This impacted our liquidity by reducing available borrowings under our credit facility and increasing our interest expense. Unbilled charges decreased from $17.3 million at June 30, 1999 to $6.7 million at September 30, 1999 as a result of continued focus by management on timely billing.

    To date, our main sources of liquidity have been cash from operations and borrowings from Omnicom. We believe that on a short-term basis we will continue to fund our working capital and capital expenditures through cash flow from operations and additional borrowings from Omnicom. We believe that on a long-term basis our liquidity will be funded from operations and, if necessary, equity financings or borrowings from Omnicom. We believe that our current cash, cash equivalents and short-term investments, available borrowings under our credit facility and the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, we cannot assure you that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

                                  MARKET RISK

    INTEREST RATE RISK. To date, we have not utilized derivative financial instruments or derivative commodity instruments. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

    FOREIGN CURRENCY RISK. We face foreign currency risks primarily as a result of the revenues we receive from services delivered through our foreign subsidiaries. These subsidiaries incur most of their expenses in the local currency. Accordingly, our foreign subsidiaries use the local currency as their functional currency.

    We are also exposed to foreign exchange rate fluctuations, primarily with respect to the British Pound and the Euro, as the financial results of foreign subsidiaries are translated into United States dollars for consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact net income (loss) and overall profitability. The effect of foreign exchange rate fluctuation for the year ended December 31, 1998 was not material.

                         YEAR 2000 READINESS DISCLOSURE

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, it is necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We are exposed to the risk that the systems on which we depend to conduct our operations are not Year 2000 compliant.

STATE OF READINESS

    We have completed a preliminary assessment of our Year 2000 readiness and are conducting ongoing testing and implementation of any necessary upgrades in order to become Year 2000 compliant. Our assessment and testing has focused on four areas as follows:

    - MISSION CRITICAL SYSTEMS. Our mission critical systems are used for timekeeping, accounting, and the production of financial statements. Testing of this system is ongoing and final testing will be completed by November 1999. We have received a Year 2000 warranty from the vendor who licenses the mission critical systems to us, however monetary liability may be limited.

    - CRITICAL SYSTEMS. Our critical systems consist of Domain Name Services
      (DNS), email, routers and switches, telephone, voice mail systems, and desktop computers. All critical infrastructure machines have been verified by their vendors as Year 2000 compliant. In addition, we are testing all of our desktop computer systems and will install upgrades if appropriate. Domain Name Services allow computers to find one another on the Internet by matching alpha-numeric domain names to exact computer network addresses.

    - EXTERNAL AGENTS. Our external agents include vendors and licensors of other material hardware and software utilized by us. We are in the process of contacting these vendors and licensors to request the status of Year 2000 readiness for those products. We will continue to attempt to obtain verification from all remaining distributors, suppliers, and vendors that their systems are Year 2000 compliant. If we do not receive verification that the systems are compliant, we will upgrade to compliant products.

    - INTERNALLY DEVELOPED PROPRIETARY SOFTWARE. Our internally developed proprietary software consists of our software and hardware and includes date-dependent code. We have evaluated and tested proprietary systems used by us and believe that all material files and systems are Year 2000 compliant. Although we believe that substantially all of the software developed by us is Year 2000 compliant, we have only performed compliancy evaluation and testing for the clients that have requested us to do so.

    We intend to complete our testing and replace or remediate any non-Year 2000 compliant technologies by the end of November 1999.

    In addition, we face non-information technology Year 2000 related risks, both internally and externally based. Internal non-information technology risks include disruption to our security and mailing systems, mail room facilities, fire and backup generator systems. External non-information technology risks include the possible interruption of electrical power, water, sewage, telecommunications, mass transportation and garbage collection. If a disruption in either internal or external non-information technology systems occurs, we could experience a material disruption in our business similar to other businesses in our geographic locations.

COSTS

    We estimate that the total cost for our Year 2000 compliance efforts will be approximately $250,000. Most of these expenses relate to the operating costs associated with time spent by our employees in Year 2000 compliance matters. If we encounter unexpected difficulties, or we are unable to obtain compliance information from material third parties, we may need to spend additional amounts to ensure that our systems are Year 2000 compliant.

RISKS

    Although we have received compliance information from many of our material third-party vendors, we have not received compliance information from all of our third-party vendors. In addition, it is possible that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. We will not conduct an end-to-end critical system test until November 1999. If we fail to fix our internal systems or to fix or replace material third-party software, hardware or services on a timely basis, we may suffer lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, if we fail to adequately address Year 2000 compliance issues, we may be subject to claims of mismanagement and related litigation, which would be costly and time-consuming to defend. Furthermore, if services we provided a client cause damage or injury to that client because the service was not Year 2000 compliant, we could be liable to the client for breach of warranty.

    In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. If those entities fail to be Year 2000 compliant, there may be a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

    We are engaged in an ongoing Year 2000 testing and have developed a contingency plan to address the worst-case scenario that might occur if critical technologies we depend upon actually are not Year 2000 compliant.

FORWARD-LOOKING STATEMENTS

    The Year 2000 discussion above is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998 and contains forward-looking statements. These statements are based on management's best current estimates, which were derived from a number of assumptions about future events, including the continued availability of resources, representations received from third parties and other factors. However, we cannot assure you that these estimates will be achieved, and our actual results could differ materially from those anticipated. Specific factors that might cause material differences include:

    - the ability to identify and remediate all relevant systems;

    - results of Year 2000 testing;

    - adequate resolution of Year 2000 issues by governmental agencies, businesses

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
      and other third parties who are our outsourcing service providers, suppliers, and vendors;

    - unanticipated system costs; and

    - our ability to implement adequate contingency plans.

                        RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. We adopted this statement in 1998 and the adoption of this statement did not have an impact on our financial position or results of operations.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. We currently believe that we operate in one segment and that the adoption of SFAS No. 131 will not materially affect our current disclosure of geographic information.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. We adopted SOP 98-1 in 1999 and there has not been any material effect on our consolidated financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contrats, and for hedging activities. We do not currently engage in derivative activity and do not expect the adoption of this standard to have a material effect on our results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

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
                                    BUSINESS

                                    OVERVIEW

OUR COMPANY

    AGENCY.COM is an international Internet professional services firm. We provide our clients with an integrated set of strategy, creative and technology services that take them from concept to launch and operation of their Internet business. We deliver our services through our multidisciplinary teams of strategy, creative and technology specialists. These services help our clients create and enhance relationships with their customers, staff, business partners and suppliers.

    Our strategy services include advising clients on business models for their online businesses, devising strategies so that clients can open new online distribution and sales channels, identifying opportunities to achieve operational efficiencies by pursuing online initiatives, and planning for the operations and organization necessary to support an online business. Our creative services include advising clients on how to effectively bring their brands online, developing graphic designs and Web site structure for client Web sites, and coordinating online marketing campaigns with clients' traditional advertising agencies. Our technology services include technical architecture and design, integration between Internet and older information technology systems, and implementation of electronic commerce systems to enable online sales, support and communication.


    We believe that our experience in providing Internet professional services enhances our ability to meet the needs of clients. Since our inception in 1995, we have provided services to more than 200 clients. Our five largest clients during the nine months ended September 30, 1999, on an actual basis, were British Airways, Compaq, FT Group, Sprint and Unilever. Five of our top 10 clients for the first nine months of 1999 have been clients since 1997 or before. These five clients continue to seek our expertise for additional projects. We believe that our focus on long-term relationships with clients allows us to provide a broader and more effective range of services.


    We have complemented our organic growth with targeted acquisitions. Since 1997, we have acquired 11 companies and integrated them and now deliver our services through ten offices located in the United States (including I-traffic's New York and San Francisco offices which will be combined with our existing offices in these cities next year) and one office each in Amsterdam, Copenhagen, Paris and London. We also have minority investments in a technology company in Singapore and an Internet professional services company in Paris.

    We believe the Internet is particularly effective when used to extend and enhance the relationship that exists between a company and its customers, staff, partners and suppliers. We intend to be the Internet professional services firm of choice for companies comprising Business Week magazine's Global 1000, which includes companies with the largest market capitalizations worldwide.

INDUSTRY BACKGROUND

    The Internet is becoming an integral part of many people's lives. Individuals and businesses are increasingly using the Internet to find information, communicate and conduct business. In a report by IDC titled "The Global Market Forecast for Internet Usage and Commerce: Based on Internet Commerce Market Model-TM-, Version 5" published in June 1999, IDC estimates that the number of Internet users worldwide will grow from an estimated 142 million at the end of 1998 to approximately 500 million at the end of 2003. Also according to IDC in this same report, worldwide commerce conducted over the Internet totaled approximately
$50 billion in 1998, with the business to business market accounting for $35 billion and the consumer market accounting for $15 billion. IDC projects the overall market to exceed $1.3 trillion by the end of 2003.

    The increasing acceptance of the Internet has created numerous opportunities for companies that seek to grow and are challenged by highly competitive and rapidly changing markets, and demands for increased efficiencies. Already, companies are taking advantage of the Internet's opportunities to strengthen customer relationships, improve operational efficiency and spur product innovation. Initially, companies developed "read-only," or brochure-ware, Web sites that lowered marketing and service costs and that increased customer awareness. Companies later added transaction and commerce capabilities to their online resources to enable two-way sharing of data and information among businesses and their constituents, including end-customers, suppliers, business partners and employees. These transaction and commerce capabilities have changed the business landscape by introducing new channels, catalyzing competition and prompting new customer needs.

    Today, many companies realize that the Internet is no longer an adjunct to their operations and is redefining all aspects of their businesses, including the way they interact with their customers. The Internet enables consumers, business partners, suppliers and employees to transact on a one-to-one basis with companies at any time and from any location.

    We believe that companies have found that merely enabling online transactions and commerce does not ensure success in doing business on the Internet. Consumers want more than the mechanical ability to transact with a company online. They want to interact with a company that not only markets to them but is responsive to their needs. By successfully satisfying these needs, we believe that businesses can build a long-lasting, ongoing interactive relationship that fosters customer loyalty, increases margins and enables new markets.

    Developing successful Internet businesses that promote interactive relationships requires a special set of capabilities. Developers of these businesses must provide integrated strategy, creative and technology services. In addition, developers must have the ability to understand the needs of customers and fulfill them. Few companies possess this multi-disciplinary expertise as it is usually divided into separate information technology, marketing and planning groups. Further, companies lack the management and technical infrastructure required to develop and support Internet services.

    Therefore, companies seeking to do business on the Internet are increasingly engaging Internet professional services firms to provide integrated strategy, creative and technology services. We believe that companies are best served by firms that have overcome the cultural and operational challenges of integrating strategy, creative and technology services into a single offering and that have a proven methodology centered on the needs of customers.

                              AGENCY.COM APPROACH

    AGENCY.COM provides a broad range of integrated services that enable businesses to use the Internet and Internet technologies to develop and enhance long-term interactive relationships with their customers. AGENCY.COM's approach includes the following key elements:

INTEGRATED FULL-SERVICE OFFERING

    We provide integrated strategy, creative and technology services in a seamless package. We start from the initial assessment of a client's positioning and needs and work through post-implementation analysis and development. We believe that our comprehensive integrated service offering results in time and cost savings for our clients and also increases the likelihood that their projects will be completed successfully.

INTERNET FOCUS AND EXPERIENCE

    Since our founding in 1995, we have focused exclusively on Internet technologies and their implications for businesses. Our Internet focus allows us to best fulfill our clients' needs and continuously refine our services by staying at the forefront of the Internet's rapid evolution.

CUSTOMER DRIVEN

    In planning, designing and deploying Internet services and strategies, we base our work on the needs of our clients' customers. We focus on our clients' customers because these individuals ultimately determine the success of our clients' Internet businesses. Our approach enables us to establish a solid and effective base from which our clients may develop their interactive relationships. We work with our clients to analyze their customers' needs to create Internet strategies best-suited for the client and these customers. This analysis includes usability studies.

RELATIONSHIPS WITH CLIENTS

    We seek to develop long-term relationships with our clients. We become familiar with their businesses and work closely with senior management to understand, predict and address our clients' evolving strategic business needs. Upon engagement, we assign to the client a dedicated multi-disciplinary team of professionals which works with our client during each phase of the initial project and on future projects. We share our experience and knowledge with our clients to enhance their familiarity with the Internet and its capabilities. We also establish extranets with our clients to improve the exchange of information on all ongoing projects.

AGENCY.COM CULTURE

    Our culture is based on the principles of honoring the value of individuals working as a team, growing through learning and knowledge-gathering, embracing change and encouraging innovation. We recognize that we succeed as a firm only when clients benefit from our work. We believe that nurturing our culture and values enables us to deliver innovative solutions and attract and retain top professionals. Our management and operational infrastructure foster our culture. For example, substantially all of our employees have an equity stake in the company through our stock option plan, and we have developed and put into practice a number of internal mentoring and learning programs.

                              AGENCY.COM STRATEGY

    AGENCY.COM's goal is to build upon our position as an international provider of Internet professional services. To achieve this goal, we are pursuing the following strategies:

CONTINUE TO BUILD LONG-TERM RELATIONSHIPS WITH OUR CLIENTS AND OTHER
  INTERNATIONAL COMPANIES

    We believe that strong, long-term relationships with clients yield significant benefits both to our clients and to our business. The depth and breadth of our client relationships are demonstrated by our integral involvement in developing Internet strategies, including the planning and budgeting process, for a number of our large clients. In addition, we have retainer-based relationships with a number of these clients and plan to increase the number of clients on retainer. We believe that our record of client satisfaction has contributed to an increase in the amount, scope and complexity of services requested by many of our clients. As an indication of our success, 18 of our top 20 clients in 1998 continued to engage us in 1999.

FURTHER ENHANCE OUR MULTI-DISCIPLINARY TEAM APPROACH

    Because our work requires expert knowledge of multiple disciplines, we believe that Internet professional services are most effective when delivered through integrated, multi-disciplinary client teams. We provide all our services through client-centered teams that include strategy, creative, technology, project management and client services professionals. Our client teams, and the culture of teamwork that they enforce, shape the overall structure and operation of our company. In order to deliver to our clients a broad range of sophisticated services on an international basis, all of our offices operate together as a single, unified organization rather than a set of competing entities. We will continue to invest in and nurture our team-based organization in order to better fulfill our clients' needs.

DEVELOP STRONG POSITIONS IN SERVICES TO BENEFIT OUR CLIENTS

    We will continue to build strong positions in services such as Internet advisory, consulting and planning services, Internet commerce and communication services, and online branding and marketing services. We believe that these services provide opportunities for strong growth, and help differentiate us from our competitors. We have developed, and will continue to develop, new interactive strategies as our clients' needs evolve and as new technologies emerge. As with our current offerings, any new service that we offer to our clients will incorporate a mix of our strategy, creative and technology capabilities. We are currently working with many emerging technologies and stay current with industry developments through our dedicated team of technical specialists who continually evaluate new technologies and develop innovative strategies. Our future strategies may incorporate technologies such as wireless devices and devices suited to high bandwidth Internet connections for transmission of voice, video, data and fax, known as broadband network devices.

COMPLEMENT OUR ORGANIC GROWTH WITH TARGETED ACQUISITIONS

    We believe that expanding our skill set, geographic locations and industry reach through acquisitions will enable us to better serve our existing clients, attract new clients and take advantage of new markets for our services. We integrate each acquired company into our operations and culture. All of our acquisitions have met some or all of the following characteristics:

    - cultural fit;

    - quality management;

    - highly motivated and skilled staff;

    - market leadership position in complementary skills and/or in a strategically important location;

    - ability to provide service to a strong client base; and

    - strong future revenue growth and profitability.

We have successfully acquired 11 companies over the last two years and made minority investments in a company based in Paris and a company based in Singapore.

EXTEND OUR GEOGRAPHIC REACH

    We believe that significant opportunities exist for our services beyond our current locations, including serving existing and new clients in other markets. We have expanded, and intend to continue to expand, our geographic presence in key locations based on our clients' needs and market opportunities. We will continue to expand through a combination of organic growth and acquisitions. Extending our geographic reach allows us to better serve our multi-national clients by providing services locally through our regional offices while taking advantage of our international resources and knowledge base. We believe our ability to provide Internet professional services internationally provides us with a competitive advantage. We currently have offices located in the United States and Europe, and have resources in additional locations through our minority investments.

ATTRACT AND RETAIN THE HIGHEST QUALITY PROFESSIONALS AND FACILITATE EMPLOYEE
  DEVELOPMENT THROUGH TRAINING, CULTURE AND SUPPORT

    We believe that attracting and retaining high quality professionals is critical to our success. Our culture is an integral part of our ability to attract and retain quality professionals. We provide a stimulating and nurturing work environment to increase employee satisfaction. We will continue to invest in knowledge transfer, training and staff development resources for our employees. In addition, we offer a competitive compensation package, including broad-based equity ownership through our stock option plan.

ENHANCE AWARENESS OF AGENCY.COM AS AN INTERNATIONAL PROVIDER OF INTERNET
  PROFESSIONAL SERVICES

    AGENCY.COM has built a recognized brand in the Internet professional services market. Our internal marketing and corporate communications teams promote our brand through speaking engagements, event sponsorships, interviews and industry conferences. We receive additional promotion from media coverage and from the numerous awards we have received for our work. Our brand enables us to more effectively attract clients, employees and acquisition candidates. We seek to be the most recognized Internet professional services firm and to be among the few firms that the Global 1000 consider when choosing an Internet professional services provider.

                              AGENCY.COM SERVICES

    We provide fully integrated Internet professional services to our clients that enhance the development of their interactive relationships. We conceive and implement Internet services and strategies that add value to our clients' businesses. We deliver to our clients services that include strategic business planning, Web site content development, graphic design and computer programming. Each client benefits from our fully integrated service offering delivered by a team of strategy, creative and technology professionals. Each engagement has a project manager who coordinates and oversees the team. The project manager reports to the relationship manager who has direct responsibility for the client relationship. The following is a description of the primary components of our service offerings:

STRATEGIC SERVICES

    AGENCY.COM helps clients translate their corporate goals and objectives into Internet strategies. We work closely with our clients to understand and analyze their businesses. We help our clients formulate and execute their Internet strategies in the context of their business and marketing goals, operational methods and success criteria. Our strategic services include assisting our clients in:

    - establishing the operational guidelines and management structure necessary to execute their Internet strategies;

    - helping clients to formulate Internet strategies to reach new customers;

    - reducing the costs of serving existing customers;

    - improving the efficiency of internal operations; and

    - promoting customer loyalty and designing appropriate and innovative ways to extend our clients' brands on the Internet.

INTERNET COMMERCE AND COMMUNICATION SERVICES

    We help our clients use the Internet as an effective means of communicating and transacting with customers. We create Internet resources such as Web sites for our clients that encompasses the entire customer relationship, including:

    - introducing relevant, customized information, products and services;

    - demonstrating the benefits of their products and services and gaining customer acceptance;

    - facilitating transactions; and

    - providing ongoing service tailored to the needs of and based on the feedback from each customer.

SYSTEMS INTEGRATION

    We design, develop and implement the technical architecture and systems that support our clients' Internet strategies. We provide the data integration and transaction processing systems required for functional transaction and commerce-focused resources. We often integrate Internet-based technologies with our clients' older information technology systems, such as legacy and client-server systems. We also adapt and develop custom software solutions and build add-on components to our clients' existing software applications. Systems integration projects have included the integration of sales systems, accounting systems and inventory systems to function over the Internet.

EMERGING AND OTHER TECHNOLOGIES

    The Internet is constantly changing. AGENCY.COM employs emerging technologies and capitalizes on new media developments to provide services that improve its clients' businesses. For example, we provide our clients with broadband and multimedia capabilities through our dedicated film, audio and video (FAV) group, and provide clients with interactive television services through our dedicated iTV group. These applications include live, realtime Internet-based video broadcasts, known as Web-casting, motion graphics, music and streaming media. We work with many emerging technologies and stay current with industry developments through our dedicated team of technical specialists who continually evaluate new technologies and develop innovative services.

                         AGENCY.COM COMPASS METHODOLOGY

               [GRAPHIC DEPICTING THE AGENCY.COM COMPASS METHODOLOGY]

    Our "Compass" methodology guides project management and execution. We believe this methodology enables us to provide consistent quality on all engagements and maximizes the value we deliver to our clients. Compass can be employed on projects of all types, sizes and geographic boundaries. Our process follows four distinct phases: DISCOVERY, DESIGN, PRODUCTION AND DEPLOYMENT. Within any phase of our methodology, we incorporate a series of steps--Check, Adjust and Assess--that ensure that our client's expectations for quality are met in each stage. We refine our methods within Compass's four phases based on input from clients and client teams. We also integrate the best practices of the companies we acquire into Compass.

DISCOVERY

    During the Discovery phase, we assess the client's positioning and needs, with an emphasis on the client's customers, and analyze the tasks and resources required to deliver an effective Internet strategy. Based on this understanding, we develop an initial plan for designing and completing the project. AGENCY.COM works closely with the client to formulate and finalize the strategy and services to be provided.

DESIGN

    During the Design phase, we define the creative components, technical design and information architecture. These components are integrated and represented in a detailed Design document, which is reviewed by the client at numerous stages. We build a prototype and conduct usability testing during this phase to ensure that the design is best suited to the client's needs. The final design document serves as a blueprint for the ensuing phases.

PRODUCTION

    During the Production phase, we develop and integrate all of the creative, technical and information components. We then test the system jointly with the client and optimize the performance of the hardware and software. At the end of this phase, we deliver to our client a product that is ready for deployment.

DEPLOYMENT

    During the Deployment phase, we formally "launch" the client's Internet system following all final testing and acceptance. We also educate and train our client to use and maintain the finished application and, where appropriate, transfer full control of the product to our client. We finish projects with a post-implementation evaluation, including measurement against initial benchmarks and a client evaluation of AGENCY.COM's work. Following the completion of a project, we document non-proprietary knowledge and experiences, such as revised work plans or enhanced knowledge of a particular technology, through post-engagement, internal reviews. This information is then disseminated to our employees both through our internal intranet and specific training sessions. By broadening our professionals' knowledge base and improving their understanding of their field, we are able to assist them in better serving client needs.

    Following the completion of the Deployment phase, at the request of the client, the AGENCY.COM client team often returns to the Discovery phase in order to further develop and evolve our client's Internet business.

                               PEOPLE AND CULTURE

    We believe that our people and culture represent a significant competitive advantage and that our ability to scale innovation and creativity is at the core of our success to date. To successfully compete in the future, we must continue to identify, recruit, hire and retain outstanding professionals. We continually nurture, develop and evolve a culture that supports innovation and creativity.

RECRUITING, RETAINING AND GROWING

    We promote and support each employee's personal growth through a variety of career development programs. Internal knowledge management resources gather the collective experience of client teams and individuals. Informal, internal educational programs expose staff to new experiences. Examples include InspireU, a collection of employee-led training courses, and URBAN DESIRES, an online magazine owned by our founders that is used to explore advanced and artistic interactive experiences. More formal programs, involving internal and external resources, focus growth along specific career tracks. Examples include seminars with outside experts and multi-day training workshops.

    Recruiting and training are important to us. A dedicated recruitment group works with management to fulfill staffing objectives on a regional and international basis. New hires are commonly obtained through referrals from current and former staff as well as from recruiters and self-initiated referrals.

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
    Once we have hired an employee, our focus shifts to retention. In addition to offering competitive compensation, we believe that we retain employees by offering them a meaningful career path. Each employee is assigned a career manager who provides regular coaching and helps the employee to establish goals and objectives and to achieve them. Employees are reviewed by supervisors, co-workers and employees they supervise in a 360-degree review process that is integral to our team approach.

SCALING INNOVATION AND CREATIVITY

    We believe that possessing a single, unified culture in all offices internationally is critical to fulfilling our business objectives. We pursue a number of initiatives to emphasize and reinforce our culture and values. We encourage regional managers to share resources across offices. Our client teams combine individuals with experience in a variety of backgrounds to collaborate, innovate and deliver services as a single unit. We instill and maintain our culture throughout our company by promoting our core values:

- We succeed only when our clients benefit from our work

- We deliver excellence with the highest standards of integrity

- We honor the dignity and value of individuals working as a team

- We celebrate diversity of people, ideas and cultures

- We seek to grow through learning and knowledge gathering

- We embrace change and encourage innovation

                            CLIENTS AND CASE STUDIES


    We provide Internet professional services to a variety of clients in a range of industries. We focus on long-term relationships with Global 1000 companies. For the year ended December 31, 1998, our two largest clients each provided approximately 7% of our revenues on a pro forma basis, and our top ten clients provided approximately 36% of our revenues on a pro forma basis. For the nine months ended September 30, 1999, our top ten clients provided approximately 48% of our revenues on a pro forma basis and 51% on an actual basis. For the nine months ended September 30, 1999, each of British Airways and Sprint accounted for more than 10% of our revenues on a pro forma basis. For the nine months ended September 30, 1999 and year ended December 31, 1998, British Airways accounted for more than 10% of our revenues on an actual basis. The following lists companies that, in terms of pro forma revenues, were among our largest 25 clients in 1998 and/or 1999:


             3M                         Countrywide                SmithKline-Beecham
       British Airways                    DIRECTV                        Sprint
      Colgate-Palmolive         FT Group (Financial Times)               Texaco
           Compaq                          Enron                        Unilever

BRITISH AIRWAYS: COMPREHENSIVE SERVICES

    We began our relationship with British Airways in 1996 with a redesign and redevelopment of its existing Web site. From that initial project, this relationship has evolved to now include advising on the strategic, operational, management, technological and creative elements of British Airways' Internet strategy. We work with British Airways out of our New York and London offices, as well as a number of other locations. We have expanded British Airways' online commerce efforts, united its broad product range and global sales channels, and extended its customer service operations online in a manner consistent with its high-quality reputation.

                       [GRAPHIC DEPICTING SCREENSHOTS OF
                           BRITISH AIRWAYS' WEB SITE]

  ONLINE BRANDING              SYSTEMS DEVELOPMENT          E-COMMERCE                   RELATIONSHIP
                                                                                         ENHANCEMENT

  Extend one of the            Establish a transaction      Create selling               Enhance relationships
  world's most respected       infrastructure that          experiences that open        between British Airways
  brands online                enables sales, service       new channels for             and its customers with
                               and distribution             purchasing, including        realtime, personalized
                                                            online sales                 online customer support

    We have provided to British Airways a wide range of services. Illustrative work includes:

    - working with British Airways staff and senior management to devise and execute an Internet strategy to increase online sales, operating efficiencies, repeat business and customer satisfaction;

    - creating strategies and processes for managing sales, distribution and service for multiple channels;

    - establishing companywide guidelines so that internal British Airways groups can autonomously develop resources, such as email systems, Web sites and foreign language content for themselves and their customers and suppliers;

    - enabling online customer service; and

    - introducing the use of interactive TV as a medium for sales, distribution and service.

    Today, British Airways customers have access to customer service, flight information and ticket sales 24 hours a day, seven days a week. British Airways believes its Internet initiatives have successfully extended its brand and enhanced its reputation for superior customer service. In May, 1999, British Airways was judged one of the 100 "hottest companies on the Net" by BUSINESS 2.0, a United States magazine that covers the Internet industry and new technologies. British Airways has won numerous awards for its Internet presence, including the designation by CIO Magazine as one of the top 50 Internet sites of 1999, the 1998 @d:tech Gold award for "Best Direct Marketing Web Site" and the 1997 Advertising Age award for "Best Interactive Site".

    We continue to work with British Airways, developing strategies and fulfilling its needs for Internet services around the world.

DIRECTV: IMPROVING OPERATIONS WITH EASE

    DIRECTV is one of the nation's leading providers of digital television entertainment with more than 7 million customers, including customers subscribing to the PRIMESTAR by DIRECTV medium-power digital broadcast service. We began our relationship with DIRECTV by creating a floppy disk-based client-server application for order processing. Working with DIRECTV, we have developed further applications that have improved the quality and decreased the operation costs of DIRECTV's computerized ordering systems.

                       [GRAPHIC DEPICTING SCREENSHOTS OF
                 DIRECTV'S WINDOWS-BASED PROGRAMS AND WEB SITE]

  TECHNICAL ARCHITECTURE       E-COMMERCE, PRE- WEB         WEB-BASED                    SEAMLESS SALES

  Design and implement a       Create an e- commerce        Provide a web interface      Use computer system to
  technical architecture       dial up system for a         to the system for            automate cross- selling
  that allows                  non- technical audience      greater accessibility        and up-selling for the
  distribution and sales                                    and lower costs              sales force
  through multiple
  computer systems

    Our work for DIRECTV includes:

    - creating a client-server application for then partner United States Satellite Broadcasting, Inc. (USSB), to eliminate order processing complications associated with its retailers' reliance on facsimile transmission. Our solution to the often inaccurate and costly fax and data entry method used by these companies was EASe, a client-server software application which allowed retailers to enter orders and establish subscriber accounts directly with USSB through a digital modem connection. EASe provided automated customer sign-up and support functionalities capable of guarding against fraudulent order entry. The system also provided systematic feedback that enabled retailers to determine their eligibility for commission credit;

    - modifying the EASe system (prior to DIRECTV's merger with USSB in early
      1999) to include business orders from DIRECTV, a significant accomplishment given DIRECTV's presence in more than 26,000 retail locations nationwide;

    - designing and developing a technical architecture that integrated the EASe application with several enterprise systems. The integration allowed DIRECTV to serve both its retail dealers and new customers more efficiently by transmitting new customer accounts directly to DIRECTV's billing system and thereby expediting the set-up process; and

    - distributing the EASe software application to retailers over the Internet, further cutting costs and facilitating business between DIRECTV and its retailers.

    Using EASe software from AGENCY.COM, DIRECTV dealers enjoyed a simplified customer account set-up and benefited from fewer processing errors. As a result, DIRECTV believes that it has achieved increased retailer loyalty and reduced operating costs. Today, the majority of small-to-medium DIRECTV retailers and franchise dealers use the EASe application to transmit new customer orders to DIRECTV. One of our currently scheduled projects is to extend EASe to Web-enabled access, which will allow dealers to work with the system on-line. The projects illustrate the continuation of our successful relationship with DIRECTV.

SPRINT: LEVERAGING THE INTERNET

    In late 1997, Sprint first enlisted the help of AGENCY.COM to redesign its existing web site. That initial relationship has expanded to include a range of strategy, creative and technology services that support Sprint's online sales, distribution, marketing and customer service efforts. We currently deliver services to Sprint through client teams collaborating in three offices across the United States. Through our relationship with Sprint, we have helped to improve Sprint's ability to conduct business online, assisted in enabling Sprint to present a consistent brand image across a diverse product range and begun the process of helping Sprint to better fulfill the needs of customers online.

    Sprint has enlisted the help of AGENCY.COM for a number of projects. Illustrative work includes:

    - redesigning the sprint.com Web site interface, information architecture and branding to provide a more consistent and unified online experience and to serve the needs of distinct customer groups across multiple Sprint business units, as well as working with Sprint to maintain and update the site;

    - creating a set of Internet standards and guidelines for Sprint that allows content and services to be added to Sprint's online presence in a consistent manner;

    - assisting Sprint in identifying and evaluating opportunities for additional, enhanced interactions with customers and for increased electronic commerce and customer service offerings for customers;

    - participating in the Sprint steering organization that sets the strategic Internet agenda across Sprint business units;

    - developing an online strategy to support the launch of Sprint's ION service, an integrated, broadband network that can support voice, video, data, fax and Internet communications over a single connection; and

    - enhancing online sales of Sprint products and services through online media and marketing strategy and implementation.

    As a result of this relationship, both Sprint and we believe that Sprint has significantly improved its online presence and success in doing business on the Internet. Both Sprint and we believe that Sprint has achieved substantial increases in online sales, reduced cost of sales, more effective branding and a significant increase in customer satisfaction with Sprint's online services.

    We continue to work with Sprint to anticipate the needs of its customers online and to improve, extend and enhance its Internet presence.

                              SALES AND MARKETING

    We seek to generate revenues from our existing and new clients. We continue to work with many of our early clients. We target the Global 1000, top private companies and new e-businesses.

EXISTING RELATIONSHIPS

    We focus on long-term relationships with our clients. To facilitate this, we assign a relationship manager to each of our clients. This relationship manager leads the client engagement and proactively works with the client to refine and further develop its Internet strategies. Our client team, led by a relationship manager, identifies areas for potential business growth and positions AGENCY.COM as the provider of these services.

NEW BUSINESS DEVELOPMENT

    To target new clients, we have more than 20 New Business Development professionals located in our regional offices who seek to develop relationships with companies that have businesses that can benefit from Internet services and strategies, are willing to make a significant commitment to pursuing interactive opportunities and are located in the same geographic regions as our offices.

MARKETING EFFORTS

    Our marketing program focuses on extending our brand, generating incremental revenue and increasing our visibility. We supplement our marketing efforts with our marketing and technology alliances. Marketing and technology alliances provide mutually beneficial staff cross-training opportunities and business development opportunities to enhance the services we provide to our clients and to increase our technical awareness and internal capabilities.

                          ACQUISITIONS AND INTEGRATION

    We evaluate potential acquisitions based on strategic and geographic fit. After determining that an acquisition candidate meets one of these two criteria, we then focus on its cultural fit. We target companies that will help us become the leading global provider of Internet professional services. Acquired companies benefit from our management expertise, international infrastructure, long-term client focus, track record, brand awareness and brand strength.

ACQUISITIONS

    Since our founding in 1995, we have acquired the following companies:

    - Spiral Media, completed in July 1998;

    - Online Magic, completed in July 1998;


    - Ketchum Interactive, completed in April 1998;


    - Web Partners, doing business as The Primary Group, completed in August
      1998;

    - Interactive Solutions, completed in April 1999;

    - Quadris Consulting, completed in April 1999;

    - Eagle River Interactive, completed in April 1999;

    - Digital Vision, completed in May 1999;


    - Twinspark Interactive People, completed in August 1999:


    - I-traffic, completed in October 1999; and

    - Visionik, completed in November 1999.

    In addition to these acquisitions, we own 30% of The Edge Consultants and have an option to acquire an additional 30% of its equity and own 5% of the equity of Pictoris Interactive and have an option to acquire the remaining 95%.

INTEGRATION

    We are able to provide the flexible, seamless service demanded by our clients by fully integrating acquired companies, both operationally and culturally. One of our key strengths is our ability to successfully instill our culture after we acquire new companies. Our acquisition and integration approach includes the following elements:

    - MANAGEMENT INTEGRATION. We integrate members of the acquired company's senior management into AGENCY.COM's management. This allows the senior management of the acquired company to learn our culture, increases the effectiveness of the acquired company's integration and increases loyalty to the combined organization.

    - STAFF INTEGRATION. We integrate the acquired company's staff into our existing structure. Strategy, creative and technology personnel are assigned, where geography permits, to existing client teams in order to integrate new skill sets into our knowledge base. We also meld the sales staff of the acquired company into our New Business Development organization. Additionally, where appropriate, we transfer staff between new and old offices to further allow staff to share experiences and learn from one another.

    - OPERATIONAL INTEGRATION. Our financial and information technology infrastructure are designed so that new acquisitions of any size can be efficiently integrated into our financial control, accounting structure and technology systems. We integrate the phones, computers and other technology into our existing infrastructure in order to provide a seamless working environment between AGENCY.COM and the acquired company. This fosters the feeling of one firm and one culture and enables collaboration among offices.

    - INTERNAL COMMUNICATION. We use internal publications, Web-casts, online chats and intranet initiatives as well as frequent office visits by our senior management to facilitate communication between older and newer offices and to encourage camaraderie among our employees.

    - METHODOLOGY INTEGRATION. We study the methodology and practices of the acquired company and may incorporate them into our Compass methodology, allowing us to use the best practices of the combined entity.

                                  COMPETITION

    We compete with other providers of Internet professional services. The market for these services has grown dramatically in recent years as a result of the increasing use of the Internet by businesses for communication, marketing and information dissemination to their customers, suppliers, business partners and employees. Our market is intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to persist and intensify in the future. Our current and potential competitors include:

    - Internet professional services firms, such as iXL, Organic Online, Proxicom, Razorfish, Scient, USWeb/CKS and Viant;

    - traditional strategic consulting firms, such as Booz-Allen & Hamilton, Boston Consulting Group and McKinsey;

    - interactive advertising agencies, such as Modem Media.Poppe Tyson and OgilvyOne;

    - professional services groups of computer equipment companies, such as Hewlett-Packard and IBM;

    - traditional systems integrators, such as Andersen Consulting, Cambridge Technology Partners, EDS and Sapient; and

    - internal resources of current or potential clients.

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
    We believe the principal competitive factors in our market are:

    - breadth and integration of service offerings;

    - cost and quality of service;

    - client relationships;

    - technical knowledge and creative skills;

    - reliability;

    - ability to attract and retain quality professionals;

    - brand recognition;

    - reputation; and

    - vertical industry knowledge.

    We believe that we compete favorably with respect to these factors, but we cannot assure you that we will continue to do so in the future.

                  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

    We pursue the registration of our trademarks in the United States and internationally in France, Germany, the Netherlands, Singapore and the United Kingdom. We may not be able to secure adequate protection of our trademarks in the United States and other countries. We currently hold trademark registrations in the United States, France and Germany for the AGENCY.COM trademark and have applied for the registration of "Interactive Relationship Management" in the United States, the United Kingdom and Singapore. Effective trademark protection may not be available in all the countries in which we conduct business.

    Our application to register the AGENCY.COM trademark in the United Kingdom was initially denied. Although we have filed an appeal, the outcome of the appeal is uncertain. We have also filed to register the AGENCY.COM trademark in the United Kingdom together with our logo and believe that this registration will be accepted. We have also filed applications to register the AGENCY.COM trademark in Singapore and the Netherlands, however, we have not received any responses to date. As we begin operations in new countries, it is our intention to file trademark applications for the AGENCY.COM mark in these countries. We cannot assure you that any of these applications will be accepted.

    Policing unauthorized use of our marks is difficult and expensive. In addition, it is possible that our competitors will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

    We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

                                   EMPLOYEES

    As of November 4, 1999, we had approximately 1,000 full-time employees. None of our employees are represented by a labor union. We have experienced no work stoppages and we believe our relationship with our employees is good.

                                   FACILITIES

    Our principal executive offices are currently located in a leased facility in New York, New York, consisting of an aggregate of approximately 37,000 square feet. We expect to move our principal executive offices by January 2000 to another leased facility in New York, New York, consisting of an aggregate of approximately 100,000 square feet. The lease for this new office space expires on April 15, 2014. We also lease space for our operations in California, Colorado, Illinois, Massachusetts, New Jersey, Oregon and Texas, as well as in Denmark, France, the Netherlands and the United Kingdom. While I-traffic currently maintains offices in New York and San Francisco, we expect the operations of I-traffic to be combined with our existing offices in these cities in the second quarter of 2000. We believe that our existing facilities, together with our newly-leased facilities, are adequate for our current needs and that additional space will be available as needed.

                               LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth the executive officers, directors, director nominee and key employees of AGENCY.COM, their ages and the positions they hold:

NAME                          AGE                                     POSITION
----                        --------   ----------------------------------------------------------------------
Chan Suh..................     38      Chairman of the Board, Chief Executive Officer and President
Kyle Shannon..............     34      Chief Creative Officer and Director
Kenneth Trush.............     44      Executive Vice President, Treasurer and Director
Charles Dickson...........     45      Executive Vice President and Chief Financial Officer
Janet Ambrosi Wertman.....     37      Executive Vice President, General Counsel and Secretary
Kevin Rowe................     40      President, North America
Eamonn Wilmott............     38      President, Europe
Larry Krakauer............     43      Chief Technology Officer
Gerald Bruce Redditt......     48      Director
John D. Wren..............     47      Director
Jeffrey Rayport...........     39      Director-Nominee

CHAN SUH co-founded AGENCY.COM in February 1995 and has served as the President, Chief Executive Officer and Chairman of the board of directors since that time. From June 1992 to January 1995, Mr. Suh was with Time Inc., most recently as Marketing Director of VIBE MAGAZINE, where he was involved in the conceptualization and launching of Pathfinder, Time Warner's service on the World Wide Web, and created Vibe Online, the online service for VIBE MAGAZINE. Prior to joining Time Inc., Mr. Suh held various marketing positions at Conde Nast and NewsCorp. In addition, since February 1995, Mr. Suh has been publisher of URBAN DESIRES, one of the first online magazines for art and culture.

KYLE SHANNON co-founded AGENCY.COM in February 1995 and has served as Chief Creative Officer and a director since that time. From April 1993 to January 1995, Mr. Shannon served as Manager, Image Processing for YAR Communications, a communications agency specializing in multicultural advertising. With a B.F.A. in performance from Penn State University, Mr. Shannon pursued a professional acting and screenwriting career from 1987 to 1995. In addition, in November 1994, Mr. Shannon launched URBAN DESIRES, one of the first online magazines for art and culture, and founded the World Wide Web Artists' Consortium, a group dedicated to exploring new media in New York City.

KENNETH TRUSH has served as AGENCY.COM's Executive Vice President and Treasurer since July 1997 and has served as a director since September 1996. Mr. Trush was appointed Executive Vice President for Corporate Development in November 1999. From July 1997 until November 1999, Mr. Trush served as Chief Financial Officer. From November 1984 to June 1997, Mr. Trush owned his own certified public accounting firm. Before founding his own accounting firm, Mr. Trush was a Supervisor at Ernst & Young LLP.

CHARLES DICKSON has served as Executive Vice President and Chief Financial Officer since November 1999. From December 1997 until October 1999, Mr. Dickson served as Executive Vice President and Chief Financial Officer at WinStar Communications Inc., a provider of broadband communications services to business customers. From January 1994 until November 1997, Mr. Dickson served as Chief Financial Officer at General Instrument Corporation, a broadband equipment and services provider. From April 1984 until

December 1993, Mr. Dickson served as a senior financial executive of MCI Communications Corporation, most recently as Vice President for Finance and Administration, National Accounts.

JANET AMBROSI WERTMAN has served as Executive Vice President, General Counsel and Secretary of AGENCY.COM since January 1998. From 1988 until August 1997, Ms. Ambrosi Wertman was an attorney with the law firm of Davis & Gilbert, most recently as a partner in the firm.

KEVIN ROWE has served as AGENCY.COM's President of North American operations since April 1999 and has acted in this capacity since June 1998, presiding over Eagle River Interactive, an interactive agency acquired by AGENCY.COM. From December 1996 to April 1999, Mr. Rowe served as President of Eagle River Interactive. From October 1991 to September 1996, Mr. Rowe was Executive Vice President and General Manager of the Midwest Region of MCI Systemhouse Inc., a division of MCI Communications Inc. Prior to joining MCI Systemhouse, Mr. Rowe held various positions at Andersen Consulting, most recently as an Associate Partner, and Ferrin Corporation.

EAMONN WILMOTT has served as President of European operations since June 1999 and acted as Managing Director of the London office of AGENCY.COM from May 1997 until June 1999. Prior to joining AGENCY.COM, Mr. Wilmott served as Director of Online Magic Limited, an interactive agency that he founded in the United Kingdom in 1994, which was acquired by AGENCY.COM in July 1998. Prior to founding Online Magic, Mr. Wilmott founded, and served as President of Supernet International, one of the world's first commercial Internet service.

LARRY KRAKAUER has served as Chief Technology Officer since April 1999 and has acted in such capacity since July 1998, presiding over Quadris Consulting until it was acquired by AGENCY.COM in April 1999. From January 1995 to April 1999, Mr. Krakauer served as President of Quadris Consulting, which began as a division of JYACC, Inc., an information technology consulting company and became an independent company in 1998. From 1989 to 1995, Mr. Krakauer served in various capacities at JYACC.

GERALD BRUCE REDDITT has served as a director of AGENCY.COM since January 1999. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom. From 1995 to 1998, Mr. Redditt served as Head of Communications and Governmental Relations at Sony Pictures Entertainment. Prior to 1995, Mr. Redditt served for nine years in various capacities at GTE, a global telecommunications company, most recently as Head of Corporate Communications. Mr. Redditt has been nominated to our board of directors by Communicade, a subsidiary of Omnicom, pursuant to a shareholders agreement.

JOHN D. WREN has served as a director of AGENCY.COM since September 1996.
Mr. Wren has served as Chief Executive Officer of Omnicom since January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as Chairman and Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's Board of Directors in May 1993. Mr. Wren also serves on the Board of Directors of Razorfish, Inc. Mr. Wren has been nominated to our board of directors by Communicade, a subsidiary of Omnicom, pursuant to a shareholders agreement.

JEFFREY RAYPORT has agreed to serve as a director of AGENCY.COM upon the completion of the initial public offering. Mr. Rayport has been an associate professor of business administration in the Service Management Unit at the Harvard Business School since September 1991. Mr. Rayport has developed a specialized course on "Managing Marketspace

Service Interfaces", which focuses on electronic commerce and technology-mediated service channels. Mr. Rayport currently serves as director on the boards of Global Sports, Be Free, edu.com and Andrews McMeel Universal.

                         CLASSIFIED BOARD OF DIRECTORS

    We intend to add an additional independent director to our board of directors. Upon the closing of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees. Mr. Rayport and the director to be named will be Class I directors whose terms expire at the 2000 annual meeting of shareholders; Messrs. Redditt, Trush and Shannon will be class II directors whose terms expire at the 2001 annual meeting of shareholders; and Messrs. Suh and Wren will be class III directors whose terms expire at the 2002 annual meeting.

    Messrs. Redditt and Wren had originally been elected to our board of directors under an agreement we entered into with Communicade, a wholly-owned subsidiary of Omnicom, in order for Omnicom as our majority stockholder to have an active role in board decisions. The provision of the agreement providing Communicade with the right to select two directors does not extend to future elections.

                                BOARD COMMITTEES

    The audit committee reports to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. Upon the completion of this offering, the audit committee will consist of Jeffrey Rayport and a director to be determined later. In compliance with Nasdaq National Market rules and regulations, our audit committee will consist of at least two independent directors within 90 days of the closing of this offering.

    The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. Upon the completion of this offering, the members of the compensation committee will be Jeffrey Rayport and a director to be determined later. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. Our compensation committee will consist of at least two directors, both of whom will be independent. This permits options granted by the compensation committee to receive favorable treatment under applicable federal securities and tax law.

                             DIRECTOR COMPENSATION

    We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

    Under the automatic option grant program of the 1999 Stock Option/Stock Issuance Plan, which is described below under "--1999 Stock Option/Stock Issuance Plan", and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the board of directors on the date the underwriting agreement is executed and who has not previously been in our employ will receive at that time an option to purchase 50,000 shares of common stock with an exercise price equal to the public offering price set forth on the cover page of this prospectus. Each individual who first joins the board of directors after the completion of this offering as a non-employee member of the board of directors will also receive an option grant for 50,000 shares of common stock at the time of his or her commence of service on the board of directors, provided such individual has not otherwise been in our prior employ and has not received options to purchase, in the aggregate, more than 40,000 shares of common stock in the last 12 months. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase 15,000 shares of common stock, provided such individual has served as a non-employee board member for at least six months.

    Mr. Rayport has agreed to be named as a director-nominee for this prospectus and to serve as a director of AGENCY.COM upon the closing of this offering. Upon agreeing to serve as a director, Mr. Rayport was issued options to purchase 50,000 shares of our common stock at an exercise price of $1.225 per share under our 1999 Stock Option/Stock Issuance Plan. These options become exercisable at the time Mr. Rayport is elected as a director of AGENCY.COM.

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
                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to our Chief Executive Officer, Chief Creative Officer and our four most highly compensated executive officers (collectively, the "named executive officers") during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                      ANNUAL COMPENSATION    -----------------
                                     ---------------------   SHARES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           SALARY       BONUS          OPTIONS         COMPENSATION
---------------------------          ---------   ---------   -----------------   --------------

Chan Suh...........................  $ 75,000    $     --              --           $    563(1)
  Chief Executive Officer

Kyle Shannon.......................    75,000          --              --                563(1)
  Chief Creative Officer

Kenneth Trush......................   150,000       2,000              --              1,140(2)
  Chief Financial Officer

Kevin Rowe (3).....................   250,000     320,000              --                12,685
  President, North America

Eamonn Wilmott.....................   107,868(4)       --              --                    --
  President, Europe

Larry Krakauer (5).................   146,410      39,646         185,144                13,421
  Chief Technology Officer

------------------------

(1) AGENCY.COM paid $563 in matching 401(k) contributions to each of Messrs. Suh and Shannon.

(2) Mr. Trush received $378 as payment for long-term disability premiums and $762 as matching 401(k) contributions.

(3) Mr. Rowe was appointed AGENCY.COM's President, North America, in April 1999. The amounts stated above were paid to Mr. Rowe by Eagle River Interactive. Mr. Rowe received a car allowance of $7,800, a matching 401(k) contribution of $2,000 and $2,885 for unused time off.

(4) Mr. Wilmott's annual salary was paid in pounds sterling (L). The dollar amount reflects a conversion rate of 1.6595 dollars per pound sterling as of December 31, 1998.

(5) Mr. Krakauer was appointed AGENCY.COM's Chief Technology Officer in April 1999. The amounts stated above were paid to Mr. Krakauer by Quadris Consulting. Mr. Krakauer received a $3,316 matching 401(k) contribution and $10,105 for unused time off.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1998 to each of the named executive officers. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------
                                                                                              POTENTIAL
                                            PERCENT                                       REALIZABLE VALUE
                                              OF                    FAIR                  AT ASSUMED ANNUAL
                                            TOTAL                  MARKET                       RATES
                                NUMBER OF   OPTIONS                VALUE                   OF STOCK PRICE
                                SECURITIES  GRANTED     EXERCISE    PER                     APPRECIATION
                                UNDERLYING    TO        PRICE      SHARE ON                FOR OPTION TERM
                                OPTIONS     EMPLOYEES    PER        DATE      EXPIRATION -------------------
NAME                            GRANTED     IN 1998     SHARE      OF GRANT     DATE       5%         10%
------------------------------  ---------   ---------   --------   --------   --------   --------   --------
Chan Suh......................     --           --%       $ --       $ --           --   $    --    $    --
Kyle Shannon..................     --           --          --         --           --        --         --
Kenneth Trush.................     --           --          --         --           --        --         --
Kevin Rowe....................     --           --          --         --           --        --         --
Eamonn Wilmott................     --           --          --         --           --        --         --
Larry Krakauer (1)............   185,144       9.8        0.44       0.44     12/30/08    51,232    129,832

(1) These represent options issued to Mr. Krakauer while he was an employee of Quadris Consulting which converted into AGENCY.COM options upon the closing of the acquisition.

                         FISCAL YEAR-END OPTION VALUES
    The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 1998. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of an assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                  OPTIONS AT            IN-THE-MONEY OPTIONS
                                                FISCAL YEAR-END          AT FISCAL YEAR-END
                                            -----------------------   ------------------------
NAME                                        EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
------------------------------------------   -------     --------     ----------    --------
Chan Suh..................................     --          --         $   --        $ --
Kyle Shannon..............................     --          --             --          --
Kenneth Trush.............................   278,730       --          2,745,491      --
Kevin Rowe................................     --          --             --          --
Eamonn Wilmott............................     --          --             --          --
Larry Krakauer............................   185,144       --          1,955,121      --

                             EMPLOYMENT AGREEMENTS

    In April 1999, we entered into employment agreements with each of Messrs. Suh, Shannon, Trush, Rowe, Wilmott and Krakauer and Ms. Ambrosi Wertman. In October 1999, we entered into an employment agreement with Mr. Dickson.

    Mr. Suh's employment agreement provides for an annual base salary of $155,000. If Mr. Suh's employment agreement is terminated for reasons other than for cause or if Mr. Suh should resign for good reason, he will be entitled to receive his annual base salary payable through March 31, 2004 if the date of termination occurs on or prior to March 31, 2003 or one year from the date of termination, if such termination occurs after March 31, 2003. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Suh's employment agreement has a term ending in March 2004, but will continue indefinitely until terminated on one year's notice by either party.

    Mr. Shannon's employment agreement provides for an annual base salary of $150,000. If Mr. Shannon's employment agreement is terminated for reasons other than for cause or if Mr. Shannon should resign for good reason, he will be entitled to receive his annual base salary payable through March 31, 2004 if the date of termination occurs on or prior to December 31, 2003 or 90 days from the date of termination, if such termination occurs after December 31, 2003. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Shannon's employment agreement has a term ending in March 2004, but will continue indefinitely until terminated on 90 days' notice by either party.

    Mr. Rowe's employment agreement provides for an annual base salary of $150,000. Mr. Rowe is entitled to receive an annual bonus of $100,000. In addition, based on criteria agreed to by Mr. Rowe and the chief executive officer, Mr. Rowe will be eligible to receive an annual discretionary performance-based bonus of up to $250,000. Mr. Rowe also receives an automobile allowance of $600 per month. If Mr. Rowe's employment agreement is terminated for reasons other than for cause or if Mr. Rowe should resign for good reason, he will be entitled to receive his annual base salary payable through April 30, 2002 if the date of termination occurs on or prior to January 31, 2002 or 90 days from the date of termination, if such termination occurs after January 31, 2002. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Rowe's employment has a term ending in April 2002 but will continue indefinitely until terminated on 90 days' notice by either party.

    At the time that Mr. Rowe became an employee of AGENCY.COM, we made a restricted stock grant to him of 80,690 shares of our common stock. Provided
Mr. Rowe remains in our continuous employ, 33 1/3% of the restricted shares will automatically vest on each of the first three anniversaries of the date of grant. If Mr. Rowe retires or his employment is involuntarily terminated prior to any of the first three anniversaries, the pro rata portion of the number of restricted shares that would have vested as of such termination date will vest. The board of directors has sole discretion to increase the number of shares that will vest on retirement or involuntary termination.

    Messrs. Trush, Wilmott and Krakauer and Ms. Ambrosi Wertman have employment agreements with substantially the same terms. Messrs. Trush and Krakauer receive annual base salaries of $150,000 and Ms. Ambrosi Wertman receives an annual base salary of $120,000. Mr. Wilmott receives an annual base salary of L93,050, which is approximately $150,000. Each agreement has a term ending on March 31, 2002, but will continue indefinitely until terminated on 90 days' notice by either party. If any of these persons should resign for good reason or are terminated for reasons other than for cause, all stock options which would have vested during the term of the agreement will automatically vest. In addition, in cases of termination other than for cause or resignation for good reason, he or she will be entitled to receive his or her annual base salary payable through March 31, 2002 if the date of termination occurs on or prior to December 31, 2001 or 90 days from the date of termination, if termination occurs after December 31, 2001.

    Mr. Dickson's employment agreement provides for an annual base salary of $250,000, with a guaranteed annual bonus of $100,000 and a discretionary annual bonus of up to $100,000. The agreement has a term ending on October 31, 2002, but will be automatically renewed for successive three year terms unless either party gives the other party written notice no more than nine and no less than six months before the expiration of the term. If Mr. Dickson is terminated for cause, he will be entitled to all unpaid salary compensation and a pro rata share of the guaranteed bonus through the termination date. In addition, Mr. Dickson would have the right to exercise any vested stock options, and the vesting of any unvested options will be determined in accordance with the plan under which the options were granted. If Mr. Dickson is terminated without cause, he will be entitled to severance compensation equal to his then-applicable base salary and a pro-rated guaranteed bonus for twelve months following the date of termination. In addition, Mr. Dickson would have the right to exercise any vested options in accordance with the terms of the plan under which the options were granted, and all unvested options which would have vested during the year following the date of termination would be accelerated to precede the date of termination.

    Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

                     1999 STOCK OPTION/STOCK ISSUANCE PLAN

INTRODUCTION

    The 1999 Amended and Restated Stock Option/Stock Issuance Plan is the successor program to our 1996 Stock Option Plan and 1997 Stock Option Plan. The 1999 plan was initially adopted by our board of directors and our stockholders in February 1999 and became effective as of that date. All outstanding options under our 1996 Stock Option Plan and 1997 Stock Option Plan will be transferred to the 1999 plan upon the closing of this offering, and no further option grants will be made under the predecessor plans. The transferred options will continue to be governed by their existing terms. All outstanding options currently under our 1996 and 1997 plans are currently exercisable in full. Except as otherwise noted, the transferred options have substantially the same terms as those for grants to be made under the discretionary option grant program of the 1999 plan.

SHARE RESERVE

    9,676,178 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares carried over from the 1996 and 1997 plans plus an additional increase of 8,823,266 shares, for a total of 9,676,178 shares. The share reserve will automatically increase on the first trading day in January each year, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the prior year, but in no event will this annual increase exceed 1,500,000 shares. In addition, no participant in the 1999 plan may be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 1,100,000 shares of common stock in total in any calendar year.

PROGRAMS

    The 1999 plan has three separate programs:

    - the discretionary option grant program, under which our board or compensation committee may grant eligible individuals in our service
      (1) options to purchase shares of our common stock at an exercise price determined by the plan administrator and (2) stock appreciation rights;

    - the stock issuance program, under which eligible individuals may be issued shares of common stock upon the attainment of performance milestones, upon the completion of a period of service or as a bonus for past services; and

    - the automatic option grant program, under which option grants will be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

    The individuals eligible to participate in our 1999 plan include our officers, employees, board members and consultants.

ADMINISTRATION

    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the automatic option grant program will be self-executing in accordance with its terms.

PLAN FEATURES

    The 1999 plan includes the following additional features:

    - Options granted under the plan may be exercised by payment in cash or
      (i) by payment of shares of our common stock valued at fair market value on the exercise date or (ii) through a same-day sale program without any cash outlay by the optionee.

    - The compensation committee will have the authority to cancel outstanding options with the consent of the holder under the discretionary option grant program, including any transferred options from our 1996 and 1997 plans, in return for the grant of new options for the same or different number of options shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    - Stock appreciation rights will provide the holders with the election to surrender their outstanding options for a payment from AGENCY.COM equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock.

    - Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the fair market value per share upon the date of surrender or, if in connection with a hostile tender offer, the highest price per share of our common stock paid in that tender offer.

CHANGE IN CONTROL

    The 1999 plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

    - In the event that we are acquired by merger or asset sale or a board-approved sale of more than 50% of our stock, each outstanding option under the discretionary option grant program which is not to be assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation.

    - The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with AGENCY.COM or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

    - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

AUTOMATIC OPTION GRANT PROGRAM

    Each eligible individual who is serving as a non-employee board member on the date the underwriting agreement for this offering is executed will automatically receive on such date an option to purchase 50,000 shares of our common stock. Each eligible individual who first becomes a non-employee board member at any time after this offering will automatically receive on the date of his or her appointment, an option to purchase 50,000 shares of our common stock. A non-employee board member will receive an option grant on the underwriting agreement date for this offering or when he or she first joins the board only if he or she (i) has not been in the prior employ of AGENCY.COM, (ii) had not received options to purchase more than 40,000 shares of our common stock in the 12 month period preceding the underwriting agreement date for this offering or the date of the initial appointment or election and (iii) is not a representative of, or affiliated with, any of our shareholders who, directly or indirectly, own 30% or more of our voting stock. On the date of each annual stockholders meeting following this offering, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 15,000 shares of our common stock, provided he or she has served on the board for at least six months and is not a representative of, or affiliated with, any of our shareholders who, directly or indirectly, own 30% or more of our voting stock.

    Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease board service prior to vesting of those shares. The shares subject to each 50,000 share initial automatic option grant will vest over a four-year period in successive equal annual installments upon the individual's completion of each year of board service over the four-year period measured from the option grant date. Each 15,000 share subsequent automatic option grant will vest upon the individual's completion of one year of board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of AGENCY.COM or upon the optionee's death or disability while a board member.

    The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than January 31, 2009.

                              ASSUMED OPTION PLANS

    Pursuant to the terms of the merger agreement between AGENCY.COM and Interactive Solutions, we assumed the Quadris Consulting 1998 Equity Incentive Plan and all outstanding options thereunder and the Interactive Solutions Incorporated 1996 Stock Option Plan and all outstanding options thereunder. In connection with the merger, the plans were terminated, however, the assumed options outstanding at the time of such termination will continue to be governed by their existing terms. 1,399,410 shares of AGENCY.COM common stock have been reserved for issuance pursuant to the assumed options. The exercise price per share under each plan was determined by the Quadris Consulting board or the Interactive Solutions board in its discretion and was based upon the fair market value of the stock at the time of grant. Incentive options granted under the plans have an exercise price per share not less than 100% of the fair market value at the time of grant. The exercise price for any options granted the plans may be paid in cash or, after the initial public offering, in shares of our common stock valued at fair market value on the exercise date. In the event that we are acquired by merger or asset sale, each outstanding option under the plans which is not assumed by the acquiring company will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest.

    Pursuant to the terms of the merger agreement between AGENCY.COM and I-traffic, all options outstanding at the effective time of the acquisition to purchase I-traffic common stock were assumed and will be exercisable to purchase an aggregate of 160,675 shares of AGENCY.COM common stock. In connection with the acquisition, the I-traffic plan was terminated with respect to any future option grants. However, the converted options will continue to be governed by their existing terms. The exercise price of each I-traffic option under the plan was based on the fair market value of the stock at the time of grant. Incentive options granted under the plan have an exercise price of no less than 100% of the fair market value at the time of grant. The exercise price for any options granted under the plan may be paid in cash, or after the initial public offering, in shares of our common stock valued at fair market value on the exercise date. In the event we are acquired by merger or asset sale, each outstanding option under the plan which is unvested will vest and shall be terminated unless exercised at the effective time of any such transaction or unless assumed by the successor corporation in connection with the transaction.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

                  OMNICOM'S ORIGINAL INVESTMENT IN AGENCY.COM

    In September 1996, Communicade, Inc. (formerly known as JWL Associates Corp.), a wholly owned subsidiary of Omnicom, paid $11.7 million for an aggregate of 6,272,278 shares of the then outstanding shares of our common stock from the holders of our outstanding shares, Chan Suh, Kyle Shannon, Kenneth Trush and Paul Galli. Communicade's interest in AGENCY.COM as a result of this transaction was 40% of the outstanding common stock of AGENCY.COM. Communicade also consented to the creation of a stock option plan, which provided AGENCY.COM the ability to issue up to 10% of AGENCY.COM's equity in the form of stock options.

    Under a shareholders agreement entered into by these parties in connection with Communicade's investment:

    - these individuals granted Communicade options to purchase additional shares sufficient to give Communicade 51% or 80% of AGENCY.COM's outstanding shares, depending on the circumstances;

    - the parties agreed to a board of five members, two of whom would be designated by Communicade as long as it owned less than 50% of AGENCY.COM's outstanding capital stock; and

    - the parties agreed that as long as Communicade owned less than 51% of AGENCY.COM's common stock, specified transactions would require Communicade's prior consent.

    This shareholders agreement with Communicade was superseded by a new shareholders agreement entered into in April 1999 which will terminate on the closing of this offering. Under this new agreement, Communicade's options to acquire additional shares were removed and the working capital line was increased to $10.0 million. The other material provisions of the 1996 shareholders agreement such as the acquisition line, the director nomination rights and the size of the board, and Communicade's consent rights on specified transactions were continued on similar terms. Messrs. Redditt and Wren, the executive vice president and chief executive officer of Omnicom, respectively, also serve as directors of AGENCY.COM.

                         OMNICOM FINANCING ARRANGEMENTS

    In November 1999, we entered into a new $85.0 million credit facility with Omnicom Finance, a wholly owned subsidiary of Omnicom, which replaced our revolving credit line and consolidated all of our previously outstanding indebtedness due to Omnicom Finance. The credit facility, which terminates on September 30, 2001, provides for a $25.0 million term loan facility, a $54.0 million revolving credit line and a real property lease credit support facility providing letters of credit and/or guarantees up to $6.0 million in the aggregate. We are required by the credit facility to use 35% of the net proceeds from this offering, subject to a maximum of $25.0 million, to repay amounts borrowed under the term loan portion of the new credit facility. This credit facility bears interest at Omnicom's commercial paper rate, which on November 4, 1999 was 5.3%, plus 1.25%. The credit facility is secured by substantially all of our assets including the shares of our subsidiaries, is guaranteed by our domestic subsidiaries and prohibits us and our subsidiaries from paying dividends other than in shares of our stock. The credit facility requires compliance with a number of covenants, including restrictions on asset sales, liens, the incurrence of debt, making of loans and the repurchase, redemption or other acquisition of our stock.

    Under the 1996 shareholders agreement with Communicade, Communicade agreed that it, or Omnicom or its affiliates, would lend AGENCY.COM $1.0 million on a revolving basis for its working capital needs. Substantially all of AGENCY.COM's assets, including the shares of its subsidiaries, were pledged to secure this working capital line. Communicade also agreed that it, or Omnicom or its affiliates, would provide financing to AGENCY.COM to finance "new media" acquisitions approved by Communicade or its designated directors. Interest on the revolving credit line and the acquisition line accrued on a non-cash basis and was payable when the line terminated. As discussed above, this agreement was superceded in April 1999. The credit agreement provisions under the shareholders agreement were terminated upon the effectiveness of the new credit facility.

                      ACQUISITION OF OMNICOM SUBSIDIARIES


    In April 1998, AGENCY.COM purchased certain assets and assumed certain liabilities from Ketchum Advertising Inc., a wholly owned subsidiary of Omnicom, relating to its Ketchum Interactive business. The purchase price was $643,000 in cash.


    In December 1998, Communicade purchased 60% of Interactive Solutions' shares from Interactive Solutions' former President for a purchase price of $1.6975 per share, resulting in Communicade holding all of Interactive Solutions' outstanding shares, other than a de minimis number of shares held by third parties as a result of stock option exercises. Before the AGENCY.COM-Interactive Solutions merger, Communicade sold to a group of AGENCY.COM employees, Quadris employees and Eagle River Interactive employees, including all of AGENCY.COM's executive officers, a portion of the Interactive Solutions shares purchased from Interactive Solutions' former President aggregating 4.47% of Interactive Solutions' outstanding shares. The purchase price was $1.6975 per share, for an aggregate purchase price of $412,492.


    In April 1999, Interactive Solutions merged with Quadris Consulting, a company in which it held preferred stock. The transaction was valued at $1.9 million. The Quadris preferred stock held by Interactive Solutions was convertible into 60% of Quadris's outstanding common stock. Quadris' stockholders, other than Interactive Solutions, received Interactive Solutions shares in the merger. Immediately after this merger, Interactive Solutions merged with AGENCY.COM.


    AGENCY.COM acquired Interactive Solutions through a merger. Pursuant to this merger, the Interactive Solutions stockholders other than Communicade received an aggregate of 330,860 shares of AGENCY.COM common stock and the former Quadris stockholders received an aggregate of 1,244,534 shares of AGENCY.COM common stock. The aggregate value of these shares was approximately $1.9 million. AGENCY.COM also assumed $12.7 million of indebtedness owed by Interactive Solutions to Omnicom and assumed the Quadris and Interactive Solutions stock option plans covering options now exercisable for an aggregate of 1,399,410 shares of AGENCY.COM common stock. In connection with this merger, Communicade received 2,596,452 shares of common stock and a 20-year warrant to purchase 3,071,248 shares of AGENCY.COM common stock at an exercise price of $0.005 per share. The transaction was valued at $9.5 million. Following the consummation of this transaction, Communicade held 35.4% of our outstanding shares of common stock, in addition to the shares of common stock underlying their warrants. The warrant provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of AGENCY.COM's outstanding shares of common stock at the time of exercise, the warrant may be exercised only to the extent that the number of shares of common stock beneficially owned after such exercise remains less than 50% of the outstanding shares.

    In April 1999, AGENCY.COM merged with Eagle River Interactive, a wholly owned subsidiary of Omnicom. In connection with the merger, AGENCY.COM assumed $17.4 million of indebtedness owed by Eagle River Interactive to Omnicom. Pursuant to this merger, Omnicom received 3,659,548 shares of AGENCY.COM common stock and a 20-year warrant to purchase 4,328,752 shares of AGENCY.COM common stock at an exercise price of $0.005 per share. Following this transaction, Omnicom, together with Communicade, held 49.9% of our outstanding shares of common stock, in addition to shares of common stock underlying its and Communicade's warrants. The transaction was valued at approximately
$9.8 million. This value was established in July 1998 at the time the transaction was announced. Omnicom negotiated the merger with AGENCY.COM's directors, other than Communicade's two nominees. As a result of these negotiations, each company was valued based on a multiple of revenues, and a discount was applied to Eagle River Interactive's value based on its losses. The warrant issued to Omnicom provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of AGENCY.COM's outstanding shares of common stock at the time of exercise, the warrant may be exercised only to the extent that the number of shares of common stock beneficially owned after such exercise remains less than 50% of the outstanding shares. In September 1997, a wholly owed subsidiary of Omnicom acquired Eagle River Interactive's assets for an aggregate of $13.5 million, which includes cash paid at closing and additional payments based on Eagle River Interactive's earnings.

    At the time of the AGENCY.COM-Eagle River merger, Eagle River settled obligations due by it under an earn-out provision from an earlier transaction with certain employees, including Kevin Rowe. These obligations to Mr. Rowe were settled by delivering 4,084 shares of AGENCY. COM common stock to Mr. Rowe. In connection with this settlement, Rowe released Communicade, Omnicom, Eagle River and any or their affiliates from any further obligations.

                          OMNICOM REGISTRATION RIGHTS

    In November 1999, we entered into a registration rights agreement with Omnicom. Under the registration rights agreement, from time to time after 180 days after the date of this prospectus, Omnicom and its affiliates may, on up to three occasions, require us to register for sale under the securities laws all or a portion of their shares of AGENCY.COM common stock. In addition, if at any time we propose to file a registration statement under the securities laws with respect to any class of equity securities, Omnicom and its affiliates may require us to include in the registration as many shares as it shall request, subject to reduction, based on the opinion of the managing underwriter of the offering. The registration rights do not expire, but are not assignable. We may not issue registration rights to any other person that are senior in right to those of Omnicom under the registration rights agreement without Omnicom's consent. We have agreed to bear all expenses associated with the registration of Omnicom's and its affiliates' securities, other than underwriting discounts and commissions and fees of Omnicom's counsel.

                     ACQUISITIONS AND INVESTMENTS FINANCED
                                   BY OMNICOM

    The table below sets forth the amount borrowed for each acquisition of or investment in a "new media" company that AGENCY.COM funded with a loan from Communicade or assumed in connection with an acquisition or investment:

ACQUISITION OR INVESTMENT                                    AMOUNT BORROWED
-------------------------                                    ---------------
                                                             (IN THOUSANDS)
Spiral Media...............................................     $  5,480
Online Magic...............................................        1,450
Ketchum Interactive........................................          643
The Primary Group..........................................           53
The Edge Consultants.......................................        1,527
Eagle River Interactive (Omnicom debt assumed).............       17,407
Interactive Solutions (Omnicom debt assumed)...............       12,691
Digital Vision.............................................        1,100
Twinspark Interactive People...............................          700
I-traffic..................................................        3,000
Pictoris Interactive.......................................          500
Visionik...................................................          500
                                                                --------
      Total................................................     $ 45,051
                                                                ========


                           AGREEMENT WITH UNDERWRITER

    In the past, we provided Internet professional services to Salomon Smith Barney pursuant to an agreement negotiated at arm's length. We entered into this agreement prior to our selection of the underwriters for this offering. Our revenues from this contract were $131,000 in 1998 and $110,000 for the nine months ended September 30, 1999.

                               OTHER TRANSACTIONS

    AGENCY.COM provides services on an informal basis to URBAN DESIRES, an online magazine for art and culture. URBAN DESIRES was founded by Kyle Shannon, our Chief Creative Officer and a director, and is owned by Mr. Shannon and Chan Suh, our Chairman, Chief Executive Officer and President. We billed URBAN DESIRES approximately $345,976, $244,219, $115,000 and $135,000 in 1996, 1997,
1998 and in the first nine months of 1999, respectively, for our services and are providing services to URBAN DESIRES currently.

    In September 1996, each of Messrs. Suh and Shannon agreed with Communicade not to sell any portion of his interest in URBAN DESIRES to any competitor of Communicade or Omnicom.

    It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of November 4, 1999 and as adjusted to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors and our director-nominee; and

    - all of our executive officers, directors, and director nominee as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o AGENCY.COM Ltd., 665 Broadway, 9th Floor, New York, New York 10012. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of November 4, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 27,774,562 shares of common stock outstanding as of November 4, 1999, and 33,674,562 shares of common stock outstanding after completion of this offering.

                                                                              PERCENTAGE OF
                                                                               COMMON STOCK
                                                                            BENEFICIALLY OWNED
                                                                           --------------------
                                                   SHARES BENEFICIALLY     PRIOR TO   AFTER
NAME OF BENEFICIAL OWNER                                OWNED              OFFERING   OFFERING(1)
-------------------------------------------------       ----------           ----       ----
Chan Suh.........................................        4,755,902           17.1%      14.1%
Kyle Shannon (2).................................        4,579,900           16.5       13.6
Kenneth Trush (3)................................          599,856            2.1        1.8
Kevin Rowe (4)...................................          114,774              *          *
Eamonn Wilmott (5)...............................          407,971            1.5        1.2
Larry Krakauer (6)...............................          934,692            3.3        2.7
Gerald Bruce Redditt (7).........................       15,246,283           49.9       46.6
John D. Wren (8).................................       15,246,283           49.9       46.6
Jeffrey Rayport (9)..............................               --              *          *
Communicade, Inc. (10)...........................       11,586,735           38.0       32.5
Omnicom Group Inc. (11)..........................       15,246,283           49.9       46.6
Development Ventures (Two) Inc. (12).............        1,500,000            5.1        4.3
All directors, director-nominee and executive
  officers as a group
  (11 persons) (13)..............................       26,846,772           86.4       74.8

------------------------

*   Indicates less than one percent of the common stock.

(1) Assumes that the underwriters' over-allotment option to purchase up to an additional 960,000 shares from AGENCY.COM is not exercised.

(2) Includes 400,000 shares of common stock held by the Shannon Family Trust.

(3) Includes 278,730 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days. Also includes 30,000 shares of common stock held by The Daniel N. Trush 1999 Trust and 30,000 shares of common stock held by The Michael J. Trush 1999 Trust.

(4) Includes 80,690 shares of restricted common stock subject to a Restricted Stock Agreement, dated April 16, 1999 between AGENCY.COM and Mr. Rowe.

(5) Does not include 76,977.80 shares of common stock held in an escrow account, which are eligible to be released pending the financial results of AGENCY.COM for fiscal 1999. Mr. Wilmott does not have voting or dispositive control over these shares while held in escrow.

(6) Includes 185,986 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days and 2,500 shares held by Mr. Krakauer's children.

(7) Includes 8,868,730 shares of common stock held by Communicade Inc. and 3,659,548 shares of common stock held by Omnicom. Shares beneficially owned prior to the offering includes 2,718,005 shares of common stock issuable upon the exercise of the currently exercisable portion of warrants to purchase 2,828,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. Each warrant provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of our outstanding shares of common stock at the time of exercise, it may be exercised only to the extent that the number of shares of common stock beneficially owned by Communicade and Omnicom remains less than 50% of the outstanding shares. Shares beneficially owned after the offering will be 18,428,278, which includes all 5,900,000 shares of common stock issuable upon the exercise of these warrants. Mr. Redditt serves as an Executive Vice President of Omnicom. In this capacity, Mr. Redditt may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Redditt is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(8) Includes 8,868,730 shares of common stock held by Communicade Inc. and 3,659,548 shares of common stock held by Omnicom. Shares beneficially owned prior to the offering includes 2,718,005 shares of common stock issuable upon the exercise of warrants to purchase 2,828,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. Each warrant provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of our outstanding shares of common stock at the time of exercise, it may be exercised only to the extent that the number of shares of common stock beneficially owned by Communicade and Omnicom remains less than 50% of the outstanding shares. Shares beneficially owned after the offering will be 18,428,278, which includes 5,900,000 shares of common stock issuable upon the exercise of these warrants. Mr. Wren serves as a Chief Executive Officer and President of Omnicom. In this capacity, Mr. Wren may be deemed to be the beneficial owner of these shares, although he disclaims ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Wren is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(9) Shares beneficially owned after the offering include 50,000 shares of common stock issuable upon the exercise of stock options that are exercisable at the time Mr. Rayport is elected as a director, which is expected to occur upon the closing of this offering.

(10) Shares beneficially owned prior to the offering include 2,718,005 shares of common stock issuable upon the exercise of the currently exercisable portion of a warrant to purchase 3,071,248 shares of common stock held by Communicade. The warrant provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of our outstanding shares of common stock at the time of exercise, the warrant may be exercised only to the extent that the number of shares of common stock beneficially owned by Communicade and Omnicom remains less than 50% of the outstanding shares. Shares beneficially owned after the offering will be 11,939,978, which includes all 3,071,248 shares of common stock issuable upon the exercise of this warrant. The address of Communicade, Inc. is 437 Madison Avenue, New York, New York 10022.

(11) Shares beneficially owned prior to the offering include 2,718,005 shares of common stock issuable upon the exercise of the currently exercisable portion of warrants to purchase 2,828,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. Each warrant provides that if Communicade and Omnicom beneficially own in the aggregate less than 50% of our outstanding shares of common stock at the time of exercise, the warrant may be exercised only to the extent that the number of shares of common stock beneficially owned by Communicade and Omnicom does not exceed 50% of the outstanding shares. Shares beneficially owned after the offering will be 18,428,278, which includes all 5,900,000 shares of common stock issuable upon the exercise of these warrants. The address of Omnicom Group, Inc. is 437 Madison Avenue, New York, New York 10022.

(12) Represents shares issuable upon the exercise of warrants to purchase 1,500,000 shares of our common stock. The address of Development Ventures
    (Two) Inc. is 51 Twin Pond Lane, New Haven, CT 06840.

(13) Shares beneficially owned prior to the offering includes 2,718,005 shares of common stock issuable upon the exercise of currently exercisable portions of the Omnicom and Communicade warrants. Also includes 100,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Dickson that are exercisable within 60 days and 22,850 shares of common stock issuable upon the exercise of stock options granted to Ms. Ambrosi Wertman that are exercisable within 60 days. Shares beneficially owned after the offering will be 30,078,766, which includes all 5,900,000 shares of common stock issuable upon the exercise of the warrants held by Communicade and Omnicom described above.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

    AGENCY.COM's amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of November 4, 1999, 27,774,562 shares of common stock were outstanding and we had 328 stockholders of record.

                                  COMMON STOCK

    Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of AGENCY.COM, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

                                PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Such issuance may also have the effect of delaying, deferring or preventing a change in control of AGENCY.COM. We have no current plans to issue any shares of preferred stock.

                                    WARRANTS

    As of the date of this prospectus, Communicade held a warrant to purchase 3,071,248 shares of our common stock at an exercise price of $0.005 per share, Omnicom held a warrant to purchase 2,828,752 shares of our common stock at an exercise price of $0.005 per share and another holder holds warrants to purchase 1,500,000 shares of our common stock at an exercise price of $0.005 per share. The Omnicom and Communicade warrants provide that if Communicade and Omnicom beneficially own in the aggregate less than 50% of our outstanding shares of common stock at the time of exercise, the warrants may be exercised only to the extent that the number of shares of common stock beneficially owned by Communicade and Omnicom after such exercise remains less than 50% of the outstanding shares. Each warrant expires on March 31, 2019.

 ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE
                          OF INCORPORATION AND BYLAWS

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at these meetings.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes a two-thirds supermajority vote requirement in connection with various corporate governance actions and the amendment of various provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, and special meetings of stockholders.

                              REGISTRATION RIGHTS

    In November 1999, we entered into a registration rights agreement with Omnicom. Under the registration rights agreement, from time to time after 180 days after the date of this prospectus, Omnicom and its affiliates may, on up to three occasions, require us to register for sale under the securities laws all or a portion of their shares of AGENCY.COM common stock. In addition, if at any time we propose to file a registration statement under the securities laws with respect to any class of equity securities, Omnicom and its affiliates may require us to include in the registration as many shares as it shall request, subject to reduction, based on the opinion of the managing underwriter of the offering. The registration rights do not expire, but are not assignable. We may not issue registration rights to any other person that are senior in right to those of Omnicom under the registration rights agreement without Omnicom's consent. We have agreed to bear all expenses associated with the registration of Omnicom's and its affiliates' securities, other than underwriting discounts and commissions and fees of Omnicom's counsel.

                          TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for AGENCY.COM's common stock will be American Stock Transfer & Trust Company, New York, New York.

                                    LISTING

    Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "ACOM", subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares held by our existing stockholders will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 33,674,562 shares of our common stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 27,774,562 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market following registration or pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

                               LOCK-UP AGREEMENTS

    All of our officers and directors and most of our stockholders, who together hold an aggregate of at least 95% of our currently outstanding shares, have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, or hedge any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs & Co.

    As a result of these lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    - approximately 826,000 restricted securities will be eligible for sale beginning 90 days after the date of this prospectus, subject in some cases to compliance with Rule 144;

    - approximately 24,760,000 additional restricted securities will be eligible for sale beginning 180 days after the effective date of this offering upon expiration of the lock-up agreements, subject in some cases to compliance with Rule 144; and

    - the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

                                    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, which is the minimum period that we must be subject to the reporting requirements of the Exchange Act as specified by Rule 144, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner other than an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 336,746 shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq

      National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at anytime during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us pursuant to securities, prior to our public offering, issued under a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

                                  STOCK PLANS

    Promptly after this offering, we intend to file a registration statement under the Securities Act covering 11,236,261 shares of common stock consisting of 9,676,178 shares reserved for issuance under our 1999 Plan and 1,560,083 shares reserved for issuance upon the exercise of outstanding stock options assumed by us in connection with our Interactive Solutions and I-traffic acquisitions. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

    At November 4, 1999, options to purchase 5,513,563 shares were issued and outstanding under our plans and otherwise. Once this registration statement has been filed, all of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

                              REGISTRATION RIGHTS

    Beginning 180 days after this offering, Omnicom and its affiliates will be entitled to require us to register their shares of AGENCY.COM common stock for sale under the Securities Act. See "Description of Capital Stock--Registration Rights".

                            VALIDITY OF COMMON STOCK

    The validity of the shares of the common stock offered hereby will be passed upon for AGENCY.COM by Brobeck, Phleger & Harrison LLP, New York, New York and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement other than for I-traffic and Visionik have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited financial statements of Interactive Traffic, Inc. presented in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

    The audited financial statements included in this prospectus and elsewhere in the registration statement for Visionik have been audited by Moore Stephens, Denmark, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             CHANGE IN ACCOUNTANTS

    In July 1998, we determined to replace Ernst & Young LLP and engaged Arthur Andersen LLP as our independent accountants to audit our financial statements as of, and for the period ended December 31, 1997. The decision to change independent accountants from Ernst & Young LLP to Arthur Andersen LLP was approved by our board of directors. We believe, and have been advised by Ernst & Young LLP that it concurs in this belief, that, for the period from January 1, 1996 through the date of dismissal (the entire period of its engagement), AGENCY.COM and Ernst & Young LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, that if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference in connection with its report on our financial statements to the subject matter of the disagreement. Ernst & Young LLP's report on our financial statements for the period from January 1, 1996 through December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that year there were no "reportable events" within the meaning of Item 304(a)(1)(v)of Regulation S-K promulgated under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules thereto.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at

Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the registration statement, will also be available to you on the Commission's Internet site (www.sec.gov).

    As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 9801 Washingtonian Boulevard, 5th Floor, Gaithersburg, MD, 20878.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


AGENCY.COM AND SUBSIDIARIES

Report of Independent Public Accountants....................  F-4
Consolidated Balance Sheets as of December 31, 1997 and 1998
 and September 30, 1999.....................................  F-5
Consolidated Statements of Operations for the years ended
 December 31, 1996, 1997 and 1998 and for the nine months
 ended September 30, 1998 and 1999..........................  F-6
Consolidated Statements of Stockholders' Equity for the
 years ended December 31, 1996, 1997 and 1998 and for the
 nine months ended September 30, 1999.......................  F-7
Consolidated Statements of Cash Flows for the years ended
 December 31, 1996, 1997 and 1998 and for the nine months
 ended September 30, 1998 and 1999..........................  F-8
Notes to Consolidated Financial Statements..................  F-9

EAGLE RIVER INTERACTIVE

Report of Independent Public Accountants....................  F-33
Report of Independent Public Accountants....................  F-34
Consolidated Balance Sheets as of December 31, 1997 and 1998
 and March 31, 1999.........................................  F-35
Combined/Consolidated Statements of Operations for the
 predecessor company for the year ended December 31, 1996
 and for the period ended September 26, 1997; and for the
 successor company for the period from inception
 (September 26, 1997) through December 31, 1997, for the
 year ended December 31, 1998 and for the three months ended
 March 31, 1998 and 1999....................................  F-36
Combined/Consolidated Statements of Divisional Equity
 (Deficit) and Stockholders' Deficit for the predecessor
 company for the year ended December 31, 1996 and for the
 period between January 1, 1997 through September 26, 1997;
 and for the successor company for the period from inception
 (September 26, 1997) through December 31, 1997, for the
 years ended December 31, 1998 and for the three months
 ended March 31, 1999.......................................  F-37
Combined/Consolidated Statements of Cash Flows for the
 predecessor company for the year ended December 31, 1996
 and for the period between January 1, 1997 through
 September 26, 1997; and for the successor company for the
 period from inception (September 26, 1997) through
 December 31, 1997, for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999.........  F-38
Notes to Combined/Consolidated Financial Statements.........  F-39

INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

Report of Independent Public Accountants....................  F-53
Consolidated Balance Sheets as of December 31, 1997 and 1998
 and March 31, 1999.........................................  F-54
Consolidated Statements of Operations for the years ended
 December 31, 1996, 1997 and 1998 and for the three months
 ended March 31, 1998 and 1999..............................  F-55
Consolidated Statements of Stockholders' Equity (Deficit)
 for the years ended December 31, 1996, 1997 and 1998 and
 for the three months ended March 31, 1999..................  F-56
Consolidated Statements of Cash Flows for the years ended
 December 31, 1996, 1997 and 1998 and for the three months
 ended March 31, 1998 and 1999..............................  F-57
Notes to Consolidated Financial Statements..................  F-58

QUADRIS CONSULTING

Report of Independent Public Accountants....................  F-74
Balance Sheets as of December 31, 1997 and March 15, 1998...  F-75
Statements of Operations for the years ended December 31,
 1996 and 1997 and for the period from January 1 to
 March 15, 1998.............................................  F-76
Statements of Divisional Equity for the years ended
 December 31, 1996 and 1997 and for the period from
 January 1 to March 15, 1998................................  F-77
Statements of Cash Flows for the years ended December 31,
 1996 and 1997 and for the period from January 1 to
 March 15, 1998.............................................  F-78
Notes to Financial Statements...............................  F-79

TWINSPARK INTERACTIVE PEOPLE B.V.

Report of Independent Public Accountants....................  F-85
Balance Sheets as of December 31, 1997 and 1998 and
 June 30, 1999..............................................  F-86
Statements of Operations for the years ended December 31,
 1997 and 1998 and for the six months ended June 30, 1998
 and 1999...................................................  F-87
Statements of Stockholders' Equity for the years ended
 December 31, 1997 and 1998 and for the six months ended
 June 30, 1999..............................................  F-88
Statements of Cash Flows for the years ended December 31,
 1997 and 1998 and for the six months ended June 30, 1998
 and 1999...................................................  F-89
Notes to Financial Statements...............................  F-90

INTERACTIVE TRAFFIC, INC.

Report of Independent Accountants...........................  F-98
Balance Sheets as of December 31, 1998 and September 30,
 1999.......................................................  F-99
Statements of Operations for the year ended December 31,
 1998 and for the nine months ended September 30, 1998 and
 1999.......................................................  F-100
Statements of Changes in Stockholders' Equity for the year
 ended December 31, 1998 and for the nine months ended
 September 30, 1999.........................................  F-101
Statements of Cash Flows for the year ended December 31,
 1998 and for the nine months ended September 30, 1998 and
 1999.......................................................  F-102
Notes to Financial Statements...............................  F-103

VISIONIK A/S

Report of Independent Public Accountants....................  F-111
Consolidated Balance Sheets as of December 31, 1997 and 1998
 and September 30, 1999.....................................  F-112
Consolidated Statements of Operations for the years ended
 December 31, 1997 and 1998 and for the nine months ended
 September 30, 1999.........................................  F-113
Consolidated Statements of Stockholders' Equity for the
 years ended December 31, 1997 and 1998 and for the nine
 months ended September 30, 1999............................  F-114
Consolidated Statements of Cash Flows for the years ended
 December 31, 1997 and 1998 and for the nine months ended
 September 30, 1999.........................................  F-115
Notes to Financial Statements...............................  F-116

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS.................................................  F-123
Pro Forma Condensed Consolidated Balance Sheet as of
 September 30, 1999.........................................  F-124
Notes to Pro Forma Condensed Consolidated Balance Sheet.....  F-125
Pro Forma Condensed Consolidated Statement of Operations for
 the nine months ended September 30, 1999...................  F-128
Pro Forma Condensed Consolidated Statement of Operations for
 the nine months ended September 30, 1998...................  F-129
Pro Forma Condensed Consolidated Statement of Operations for
 the year ended December 31, 1998...........................  F-130
Notes to Pro Forma Condensed Consolidated Statements of
 Operations.................................................  F-131

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AGENCY.COM Ltd.:

We have audited the accompanying consolidated balance sheets of AGENCY.COM Ltd. (a Delaware corporation) and subsidiaries, as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGENCY.COM Ltd. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
November 10, 1999

                        AGENCY.COM LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1997          1998            1999
                                                              -----------   -----------   --------------
                                                                                           (UNAUDITED)
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   387,739   $   769,358    $    725,863
  Accounts receivable, net of allowance for doubtful
    accounts of $43,362, $825,576 and $5,327,125,
    respectively............................................    5,484,004     4,658,365      24,141,609
  Unbilled charges..........................................      700,060     2,345,752       6,682,710
  Prepaid expenses and other current assets.................      218,931       193,060       3,579,670
  Income tax receivable.....................................           --            --       2,130,945
  Due from related parties..................................      298,484       141,847         295,968
                                                              -----------   -----------    ------------
          Total current assets..............................    7,089,218     8,108,382      37,556,765

Property and Equipment, net of accumulated depreciation and
  amortization of $486,092, $1,627,397 and $7,928,884,
  respectively..............................................    2,032,008     4,215,128      11,653,923

Intangibles, net of accumulated amortization of $72,264,
  $965,029 and $5,539,250, respectively.....................    1,502,338     7,827,717      52,631,655

Deferred Tax Assets.........................................      558,660     2,758,610       1,010,396

Investments and other assets................................      108,629     1,950,035       4,635,757
                                                              -----------   -----------    ------------
          Total assets......................................  $11,290,853   $24,859,872    $107,488,496
                                                              ===========   ===========    ============
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses.....................  $ 1,725,226   $ 4,879,775    $ 14,920,232
  Line of credit............................................       86,273            --         177,000
  Income taxes payable......................................      202,528       194,631       1,061,458
  Deferred revenue..........................................      596,882       688,953       2,426,901
  Current portion of capital lease obligations..............      124,968       564,536       1,097,956
  Due to related parties....................................           --       453,408              --
                                                              -----------   -----------    ------------
          Total current liabilities.........................    2,735,877     6,781,303      19,683,547
                                                              -----------   -----------    ------------

Long-Term Liabilities:
  Due to Omnicom Group Inc..................................    2,424,969    11,989,373      66,806,568
  Deferred tax liabilities..................................    2,418,790     2,967,008         458,498
  Capital lease obligations.................................      115,599       848,321       1,709,425
  Due to related parties....................................           --            --         390,000
  Other long-term liabilities...............................      146,806       213,786       1,202,042
                                                              -----------   -----------    ------------
          Total long-term liabilities.......................    5,106,164    16,018,488      70,566,533
                                                              -----------   -----------    ------------
          Total liabilities.................................    7,842,041    22,799,791      90,250,080
                                                              -----------   -----------    ------------

Commitments And Contingencies (Note 10)

Stockholders' Equity (Note 8):
  Common stock, $0.001 par value, 200,000,000 shares
    authorized; 16,200,000, 17,425,810 and 26,789,538 shares
    issued; and 16,200,000, 17,179,060 and 26,666,164 shares
    outstanding at December 31, 1997, 1998 and
    September 30, 1999 (unaudited), respectively............       16,200        17,178          26,664
  Additional paid-in capital................................    1,797,691     2,898,270      25,302,044
  Retained earnings (deficit)...............................    1,634,921      (846,059)     (7,461,088)
  Deferred compensation.....................................           --            --        (585,070)
  Cumulative foreign currency translation...................           --        (9,308)        (44,134)
                                                              -----------   -----------    ------------
          Total stockholders' equity........................    3,448,812     2,060,081      17,238,416
                                                              -----------   -----------    ------------
          Total liabilities and stockholders' equity........  $11,290,853   $24,859,872    $107,488,496
                                                              ===========   ===========    ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                        AGENCY.COM LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                                --------------------------------------   -------------------------
                                                   1996         1997          1998          1998          1999
                                                ----------   -----------   -----------   -----------   -----------
                                                                                                (UNAUDITED)
Revenues......................................  $6,094,784   $12,975,575   $26,452,191   $18,956,267   $56,499,289
Direct salaries and costs.....................   2,216,830     6,200,216    15,930,029    10,355,373    28,784,372
                                                ----------   -----------   -----------   -----------   -----------
    Gross profit..............................   3,877,954     6,775,359    10,522,162     8,600,894    27,714,917
General and administrative....................     954,409     3,815,045    10,944,441     7,743,832    21,652,390
Sales and marketing...........................          --       527,432       595,886       297,942     2,590,637
Amortization of intangibles...................          --        72,264       892,765       582,855     4,574,221
Depreciation and amortization.................      61,356       304,491     1,141,305       772,094     3,149,130
                                                ----------   -----------   -----------   -----------   -----------
    Income (loss) from operations.............   2,862,189     2,056,127    (3,052,235)     (795,829)   (4,251,461)
Interest income (expense), net................      28,201         9,924      (359,761)     (325,491)   (2,124,962)
                                                ----------   -----------   -----------   -----------   -----------
    Income (loss) before minority interest and
      income taxes............................   2,890,390     2,066,051    (3,411,996)   (1,121,320)   (6,376,423)
Minority interest.............................          --       167,468      (281,559)     (281,559)           --
                                                ----------   -----------   -----------   -----------   -----------
    Income (loss) before provision (benefit)
      for income taxes........................   2,890,390     2,233,519    (3,693,555)   (1,402,879)   (6,376,423)
Provision (benefit) for income taxes..........   1,388,000     1,051,373    (1,212,575)     (460,565)      238,606
                                                ----------   -----------   -----------   -----------   -----------
    Net income (loss).........................  $1,502,390   $ 1,182,146   $(2,480,980)  $  (942,314)  $(6,615,029)
                                                ==========   ===========   ===========   ===========   ===========
Per share information:
  Net income (loss) per common share
    Basic.....................................  $     0.32   $      0.07   $     (0.15)  $     (0.06)  $     (0.29)
                                                ==========   ===========   ===========   ===========   ===========
    Diluted...................................  $     0.31   $      0.07   $     (0.15)  $     (0.06)  $     (0.29)
                                                ==========   ===========   ===========   ===========   ===========
  Weighted average common shares used in
    computing per share amounts:
    Basic.....................................   4,750,313    16,200,000    16,854,499    16,586,538    23,186,818
                                                ==========   ===========   ===========   ===========   ===========
    Diluted...................................   4,796,943    16,297,345    16,854,499    16,586,538    23,186,818
                                                ==========   ===========   ===========   ===========   ===========
Pro forma net income (loss) data (Unaudited)
  (Note 7):
    Net income (loss) before provision
      (benefit) for income taxes..............  $2,890,390   $ 2,233,519   $(3,693,555)  $(1,402,879)  $(6,376,423)
    Pro forma income tax provision
      (benefit)...............................   1,405,577     1,051,373    (1,212,575)     (460,565)      238,606
                                                ----------   -----------   -----------   -----------   -----------
    Pro forma net income (loss)...............  $1,484,813   $ 1,182,146   $(2,480,980)  $  (942,314)  $(6,615,029)
                                                ==========   ===========   ===========   ===========   ===========
Pro forma per share information (Unaudited)
  (Note 7):
  Pro forma net income (loss) per common
    share:
    Basic.....................................  $     0.32   $      0.07   $     (0.15)  $     (0.06)  $     (0.29)
                                                ==========   ===========   ===========   ===========   ===========
    Diluted...................................  $     0.31   $      0.07   $     (0.15)  $     (0.06)  $     (0.29)
                                                ==========   ===========   ===========   ===========   ===========
  Weighted average common shares used in
    computing pro forma per share amounts:
    Basic.....................................   4,750,313    16,200,000    16,854,499    16,586,538    23,186,818
                                                ==========   ===========   ===========   ===========   ===========
    Diluted...................................   4,796,943    16,297,345    16,854,499    16,586,538    23,186,818
                                                ==========   ===========   ===========   ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                        AGENCY.COM LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                     CUMULATIVE
                                    COMMON STOCK        ADDITIONAL     RETAINED                        FOREIGN         TOTAL
                                ---------------------     PAID-IN      EARNINGS/       DEFERRED       CURRENCY     STOCKHOLDERS'
                                  SHARES      AMOUNT      CAPITAL      (DEFICIT)     COMPENSATION    TRANSLATION       EQUITY
                                ----------   --------   -----------   -----------   --------------   -----------   --------------
Balance, January 1, 1996......       1,800   $     2    $        98   $   791,048     $      --       $     --      $   791,148
  Distribution to
    shareholders..............          --        --             --       (42,205)           --             --          (42,205)
  Common stock issued upon S-
    Corporation termination...  16,198,200    16,198         (7,298)           --            --             --            8,900
  Termination of
    S-Corporation.............          --        --      1,798,458    (1,798,458)           --             --               --
  Net income..................          --        --             --     1,502,390            --             --        1,502,390
                                ----------   -------    -----------   -----------     ---------       --------      -----------
Balance, December 31, 1996....  16,200,000    16,200      1,791,258       452,775            --             --        2,260,233
  Capital contribution........          --        --          6,433            --            --             --            6,433
  Net income..................          --        --             --     1,182,146            --             --        1,182,146
                                ----------   -------    -----------   -----------     ---------       --------      -----------
Balance, December 31, 1997....  16,200,000    16,200      1,797,691     1,634,921            --             --        3,448,812
  Common stock issued in
    connection with Spiral
    Media Inc. acquisition....     480,626       480        535,425            --            --             --          535,905
  Common stock issued in
    connection with Online
    Magic Ltd. acquisition....     498,434       498        555,255            --            --             --          555,753
  Capital contribution........          --        --          9,899            --            --             --            9,899
  Foreign currency translation
    adjustment................          --        --             --            --            --         (9,308)          (9,308)
  Net loss....................          --        --             --    (2,480,980)           --             --       (2,480,980)
                                ----------   -------    -----------   -----------     ---------       --------      -----------
Balance, December 31, 1998....  17,179,060    17,178      2,898,270      (846,059)           --         (9,308)       2,060,081
  Common stock issued in
    connection with Eagle
    River Interactive
    acquisition...............   3,740,238     3,740      4,497,584            --            --             --        4,501,324
  Warrants issued in
    connection with Eagle
    River Interactive
    acquisition...............          --        --      3,428,471            --            --             --        3,428,471
  Common stock issued in
    connection with
    Interactive Solutions
    acquisition...............   4,171,846     4,172      5,127,199            --            --             --        5,131,371
  Stock options issued in
    connection with
    Interactive Solutions
    acquisition...............          --        --        722,191            --            --             --          722,191
  Warrants issued in
    connection with
    Interactive Solutions
    acquisition...............          --        --      2,424,620            --            --             --        2,424,620
  Common stock issued in
    connection with Twinspark
    Interactive...............   1,057,226     1,057      4,296,567            --            --             --        4,297,624
  Common stock issued as
    contingent consideration
    in connection with Online
    Magic Ltd. acquisition....     123,376       123        917,794            --            --             --          917,917
  Foreign currency translation
    adjustment................          --        --             --            --            --        (34,826)         (34,826)
  Deferred compensation.......          --        --        601,786            --      (585,070)            --           16,716
  Exercise of stock options...     394,418       394        387,562            --            --             --          387,956
  Net loss (unaudited)........          --        --             --    (6,615,029)           --             --       (6,615,029)
                                ----------   -------    -----------   -----------     ---------       --------      -----------
Balance, September 30, 1999
  (unaudited).................  26,666,164   $26,664    $25,302,044   $(7,461,088)    $(585,070)      $(44,134)     $17,238,416
                                ==========   =======    ===========   ===========     =========       ========      ===========


 The accompanying notes are an integral part of these consolidated statements.

                        AGENCY.COM LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                       NINE MONTHS
                                                              YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                                       --------------------------------------   --------------------------
                                                          1996         1997          1998          1998           1999
                                                       ----------   -----------   -----------   -----------   ------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $1,502,390   $ 1,182,146   $(2,480,980)  $  (942,314)  $ (6,615,029)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities-
    Allowance for doubtful accounts..................      15,207       142,589       785,235       369,434        407,550
    Depreciation and amortization....................      61,356       312,488     2,131,128     2,325,835      7,653,276
    Deferred income taxes............................   1,198,000       594,130    (1,692,876)   (1,336,380)      (760,296)
  Changes in operating assets and liabilities:
    Accounts receivable..............................  (1,600,317)   (3,030,333)       43,425      (577,634)   (17,331,647)
    Unbilled charges.................................          --      (700,060)   (1,645,692)   (2,446,642)     2,081,197
    Prepaid expenses and other current assets........     (73,120)     (139,455)       25,871        89,881     (2,503,690)
    Income tax receivable............................          --            --            --            --        945,055
    Due from related parties.........................    (383,693)       99,999       156,637       174,695             --
    Other assets.....................................    (117,126)        8,704      (123,904)     (174,174)       202,605
    Accounts payable and accrued expenses............     280,325     1,244,575     3,154,549     1,268,875      3,212,327
    Deferred revenue.................................          --       596,882        92,072      (304,698)       634,367
    Due to related parties...........................          --            --       453,408       225,614       (728,866)
    Income taxes payable.............................      69,046       173,517       (63,811)      675,419        866,827
    Other long-term liabilities......................          --       146,806        66,980        50,235        988,256
                                                       ----------   -----------   -----------   -----------   ------------
        Net cash provided by (used in) operating
          activities.................................     952,068       631,988       902,042      (601,854)   (10,948,068)
                                                       ----------   -----------   -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................    (514,658)   (1,578,515)   (1,880,846)     (464,733)    (5,017,854)
  Trademark costs....................................          --      (112,222)       (3,024)           --             --
  Acquisitions, net of cash acquired.................          --    (1,462,380)   (7,698,689)   (6,040,839)      (328,007)
  Investment in Affiliate............................          --            --            --            --     (1,487,980)
                                                       ----------   -----------   -----------   -----------   ------------
        Net cash used in investing activities........    (514,658)   (3,153,117)   (9,582,559)   (6,505,572)    (6,833,841)
                                                       ----------   -----------   -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable due to Omnicom..........          --     2,424,969     9,564,404     7,713,039     19,231,187
  Payments under capital lease obligations...........          --      (122,066)     (271,290)     (491,078)      (670,117)
  Net proceeds (borrowings) under line of credit.....          --        86,273       (86,273)      (86,273)       121,934
  Repayments of shareholder advances.................      60,213            --            --            --             --
  Deferred registration costs........................          --            --      (145,296)           --     (1,297,720)
  Capital (distribution) contribution................     (42,205)        6,433         9,899            --             --
  Proceeds from exercise of stock options............          --            --            --            --        387,956
                                                       ----------   -----------   -----------   -----------   ------------
        Net cash provided by financing activities....      18,008     2,395,609     9,071,444     7,135,688     17,773,240
                                                       ----------   -----------   -----------   -----------   ------------
EFFECT OF EXCHANGE RATE ON CASH AND CASH
  EQUIVALENTS........................................          --            --        (9,308)       11,062        (34,826)
Net increase (decrease) in cash and cash
  equivalents........................................     455,418      (125,520)      381,619        39,324        (43,495)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......      57,841       513,259       387,739       387,739        769,358
                                                       ----------   -----------   -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............  $  513,259   $   387,739   $   769,358   $   427,063   $    725,863
                                                       ==========   ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Income taxes paid..................................  $   96,722   $   472,637   $   315,449   $   337,328   $    564,917
                                                       ==========   ===========   ===========   ===========   ============
  Interest paid......................................  $       --   $     2,000   $     1,805   $     1,805   $    119,493
                                                       ==========   ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  ACTIVITIES:
  Equipment acquired under capital leases............  $       --   $   362,633   $ 1,443,579   $   470,150   $  2,064,641
                                                       ==========   ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  ACTIVITIES:
  Common stock issued for acquisitions...............  $       --   $        --   $ 1,091,658   $        --   $ 13,924,952
                                                       ==========   ===========   ===========   ===========   ============
  Warrants issued for acquisitions...................  $       --   $        --   $        --   $        --   $  5,853,091
                                                       ==========   ===========   ===========   ===========   ============
  Stock options issued for acquisitions..............  $       --   $        --   $        --   $        --   $    722,191
                                                       ==========   ===========   ===========   ===========   ============


 The accompanying notes are an integral part of these consolidated statements.

                        AGENCY.COM LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    AGENCY.COM Ltd. and subsidiaries (collectively the "Company" or "AGENCY.COM") is an international Internet professional services firm. The Company provides clients with an integrated set of strategy, creative and technology services that take them from concept to launch and operation of their Internet businesses. The Company's services include: advising, consulting and planning on the strategic implications of the Internet for a company's business; designing creative, content, interface and information architecture elements of Internet resources such as Web sites; programming, technical architecture development and systems integration to implement complex information technology systems such as electronic commerce platforms; and planning and executing online marketing strategies that build audiences and develop brand awareness of Internet resources. In order to serve its global clients, AGENCY.COM has completed nine acquisitions since 1997, and currently has offices in New York; Avon, Colorado; Chicago; Dallas; Portland, Oregon; San Francisco; Cambridge, Massachusetts; Woodbridge, New Jersey; London; Paris; and Amsterdam.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    The Company's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, the Company's share of the earnings and losses of these companies is included in consolidated net income (loss). As of December 31, 1998 and September 30, 1999, the Company had a 12% and 30% investment in an affiliate (Note 2) which was accounted for under the cost method and the equity method, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues are recognized for time-and-materials projects on the basis of costs incurred in the period. Revenue from fixed-fee arrangements, which are primarily three to twelve months in length, is recognized based on the ratio of costs incurred to total costs, which are estimated by the Company. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Provisions for estimated losses on uncompleted contracts are made

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

in the period in which such losses are probable. Amounts billed, which are not yet earned, are classified as deferred revenue in the accompanying consolidated balance sheets.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt and equity instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents include investments in money market funds and are stated at cost, which approximates market value.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

INTANGIBLE ASSETS

    Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of seven years on a straight-line basis. Customer base and workforce are being amortized over a period of five years and three years, respectively, on a straight-line basis. The Company reviews its intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset exceeds the fair value of the asset. If circumstances indicate that the carrying amount of the intangible asset that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset could be bought or sold in a current transaction between willing parties or determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING FOR LONG-LIVED ASSETS

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying values has occurred as of December 31, 1997 and 1998.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which the taxes are expected to be paid or recovered. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. The Company has elected to file its income tax returns using the cash basis of accounting. Subsequent to the year ending December 31, 1998, the Company has elected to file its income tax returns using the accrual basis of accounting.

FOREIGN CURRENCY TRANSLATION

    All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, due from affiliate and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of due to Omnicom
Group Inc. and capital lease obligations, including current portions, approximate fair value.

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States and Europe. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

    For the year ended December 31, 1996, 4 clients accounted for 26%, 19%, 12% and 12%, of total revenues.

    For the year ended December 31, 1997, 4 clients accounted for 18%, 17%, 14% and 10%, of total revenues.

    For the year ended December 31, 1998, 1 client accounted for 16% of total revenues.

    For the nine months ended September 30, 1998 (unaudited), 1 client accounted for 13%, of total revenues.

    For the nine months ended September 30, 1999 (unaudited), 1 client accounted for 13% of total revenues.

    As of December 31, 1997, 2 clients accounted for 22% and 12%, of total accounts receivable and unbilled charges.

    As of December 31, 1998, 1 client accounted for 31% of total accounts receivable and unbilled charges.

    As of September 30, 1999 (unaudited), 2 clients accounted for 14% and 12% of total accounts receivable and unbilled charges.

NET INCOME (LOSS) PER COMMON SHARE

    The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income
(loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations.

    A reconciliation between the numerator and denominator of Basic EPS and Diluted EPS is as follows:

                                                             YEAR ENDED DECEMBER 31, 1996
                                                     --------------------------------------------
                                                                     WEIGHTED      NET INCOME PER
                                                     NET INCOME   AVERAGE SHARES    COMMON SHARE
                                                     ----------   --------------   --------------
Basic EPS:
  Net income attributable to common stock..........  $1,502,390     4,750,313           $0.32
  Stock options....................................          --        46,630           (0.01)
                                                     ----------     ---------           -----
Diluted EPS........................................  $1,502,390     4,796,943           $0.31
                                                     ==========     =========           =====

                                                             YEAR ENDED DECEMBER 31, 1997
                                                     --------------------------------------------
                                                                     WEIGHTED      NET INCOME PER
                                                     NET INCOME   AVERAGE SHARES    COMMON SHARE
                                                     ----------   --------------   --------------
Basic EPS:
  Net income attributable to common stock..........  $1,182,146     16,200,000          $0.07
  Stock options....................................          --         97,345             --
                                                     ----------     ----------          -----
Diluted EPS........................................  $1,182,146     16,297,345          $0.07
                                                     ==========     ==========          =====

                                                            YEAR ENDED DECEMBER 31, 1998
                                                    ---------------------------------------------
                                                                     WEIGHTED      NET (LOSS) PER
                                                    NET (LOSS)    AVERAGE SHARES    COMMON SHARE
                                                    -----------   --------------   --------------
Basic EPS:
  Net (loss) attributable to common stock.........  $(2,480,980)    16,854,499         $(0.15)
  Stock options...................................           --             --             --
                                                    -----------     ----------         ------
Diluted EPS.......................................  $(2,480,980)    16,854,499         $(0.15)
                                                    ===========     ==========         ======

                                                         NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                     (UNAUDITED)
                                                     --------------------------------------------
                                                                     WEIGHTED      NET (LOSS) PER
                                                     NET INCOME   AVERAGE SHARES    COMMON SHARE
                                                     ----------   --------------   --------------
Basic EPS:
  Net income attributable to common stock..........  $(942,314)      16,586,538        $(0.06)
  Stock options....................................         --               --            --
                                                     ---------    -------------        ------
Diluted EPS........................................  $(942,314)      16,586,538        $(0.06)
                                                     =========    =============        ======

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                        NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                                     (UNAUDITED)
                                                    ---------------------------------------------
                                                                     WEIGHTED      NET (LOSS) PER
                                                    NET (LOSS)    AVERAGE SHARES    COMMON SHARE
                                                    -----------   --------------   --------------
Basic EPS:
  Net (loss) attributable to common stock.........  $(6,615,029)    23,186,818         $(0.29)
  Stock options...................................           --             --             --
                                                    -----------     ----------         ------
Diluted EPS.......................................  $(6,615,029)    23,186,818         $(0.29)
                                                    ===========     ==========         ======

    Diluted EPS for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited), respectively, does not include the impact of stock options then outstanding, as the effect of their inclusion would be antidilutive.

STOCK-BASED COMPENSATION

    In 1998, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," by continuing to apply the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," ("APB
No. 25") while providing the necessary pro forma disclosures as if the fair value method had been applied (Note 8).

COMPREHENSIVE INCOME

    During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                                           NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                -------------------------------------   -----------------------
                                   1996         1997         1998         1998         1999
                                ----------   ----------   -----------   ---------   -----------
                                                                              (UNAUDITED)
Net income (loss).............  $1,502,390   $1,182,146   $(2,480,980)  $(942,314)  $(6,615,029)
Foreign currency translation
  adjustment..................          --           --        (9,308)     (6,981)      (34,826)
                                ----------   ----------   -----------   ---------   -----------
  Comprehensive income
    (loss)....................  $1,502,390   $1,182,146   $(2,490,288)  $(949,295)  $(6,649,855)
                                ==========   ==========   ===========   =========   ===========

PROPOSED PUBLIC OFFERING

    In connection with its contemplated initial public offering of Common Stock, the Company has incurred approximately $145,000 and $1,281,000, respectively, in registration related costs for the year ended December 31, 1998 and the nine months ended September 30, 1999 (unaudited). These costs are being deferred until the consummation of the offering, at which time they will be

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

charged against additional paid-in capital. If the offering is not consummated, the deferred registration costs will be expensed. These amounts are included in other assets in the accompanying consolidated balance sheets.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure of geographic information (Note 9).

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial information included herein as of September 30, 1999 for the nine months ended September 30, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the

                        AGENCY.COM LTD. AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

2. ACQUISITIONS AND INVESTMENTS

SPIRAL MEDIA INC.

    In July 1997, the Company purchased 51% of the outstanding shares of Spiral Media Inc. ("Spiral Media"). The Company purchased the remaining portion of outstanding shares in July 1998. The total consideration for all of the stock acquired was $6,165,880. This consideration was comprised of a cash payment of $5,501,766, relinquishment of debt due from Spiral Media stockholders totaling $128,209 and the issuance of 480,626 shares of the Company's common stock valued at $1.12 per share, which in management's opinion was the fair market value of the common stock at the date of issuance. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the respective acquisition dates. As a result of this acquisition, the Company has recorded goodwill of approximately $6,111,199, which is the cost in excess of net assets acquired and is being amortized over a period of seven years.

ONLINE MAGIC LIMITED

    In October 1997, the Company purchased 42.5% of the outstanding shares of Online Magic Limited ("Online Magic"), a United Kingdom company, which represented the controlling interest in Online Magic. The outstanding shares acquired were deemed to be a controlling interest as after the investment, the Company had the ability to direct or cause the direction of the management and operating and financing policies of Online Magic. In May 1998 and July 1998, the Company acquired all of the remaining outstanding shares of Online Magic through two separate purchase agreements. The total consideration paid was approximately $2,196,905. The consideration is comprised of a cash payment of $1,641,152 and the issuance of 498,434 shares of the Company's common stock value at $1.12 per share, which in management's opinion was the fair market value of the common stock at the date of issuance. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the respective acquisition dates. As a result of this acquisition, the Company has recorded goodwill of approximately $1,872,456, which is the cost in excess of net assets acquired and is being amortized over a period of seven years. Furthermore, the purchase agreements call for certain earn-out payments to former shareholders of Online Magic based upon the achievement of targeted operating performance of Online Magic through December 1999. These payments are payable in the form of 246,750 shares of the Company's common stock which are currently held in

                        AGENCY.COM LTD. AND SUBSIDIARIES

2. ACQUISITIONS AND INVESTMENTS (CONTINUED)

escrow and are considered issued but not outstanding (Note 8). No earn-out amounts have been earned as of December 31, 1998. Future payments, if any, will be recorded as additional purchase price and, as such, an adjustment to goodwill.

KETCHUM ADVERTISING INC.

    In April 1998, the Company acquired certain assets and assumed certain liabilities from Ketchum Advertising Inc. ("Ketchum"). Ketchum was a subsidiary of the Omnicom Group Inc. ("Omnicom"), which is a significant shareholder of the Company's common stock both directly and through a wholly owned subsidiary. In consideration for the net assets acquired, the Company paid approximately $643,000 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $643,000, which is being amortized over a period of seven years.

PRIMARY GROUP INC.

    In August 1998, the Company acquired certain assets from Primary Group Inc. ("Primary Group") and assumed certain liabilities. In consideration for the net assets acquired, the Company paid approximately $53,220 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $50,845, which is being amortized over a period of seven years.

    The acquisitions described were valued based on management's estimate of the fair value of the net assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as intangible assets. Presented below is the allocation of the purchase price among assets acquired, liabilities assumed and intangible assets.

                                            SPIRAL MEDIA   ONLINE MAGIC    KETCHUM    PRIMARY GROUP
                                            ------------   ------------   ---------   -------------
Accounts receivable.......................   $  402,412    $ 1,079,719    $     --       $    --
Fixed assets..............................      201,973        345,299          --         2,375
Other assets..............................      131,627        797,202          --            --
Intangible assets.........................    6,111,199      1,872,456     643,000        50,845
Current liabilities.......................     (615,277)    (1,313,073)         --            --
Long-term liabilities.....................      (66,054)      (584,698)         --            --
                                             ----------    -----------    --------       -------
  Total purchase price....................   $6,165,880    $ 2,196,905    $643,000       $53,220
                                             ==========    ===========    ========       =======

                        AGENCY.COM LTD. AND SUBSIDIARIES

2. ACQUISITIONS AND INVESTMENTS (CONTINUED)

THE EDGE CONSULTANTS PTE. LTD.

    In December 1998, the Company entered into an agreement to acquire 60% of the outstanding shares of The Edge Consultants PTE. LTD. ("Edge") in a step transaction. In accordance with the agreement, in December 1998, the Company purchased 12% of the outstanding shares of Edge for $1,572,203 in cash. In
July 1999, the Company purchased an additional 18% under the agreement for a cash payment of approximately $1,500,000 and will account for this investment under the equity method of accounting in future periods. Prior to the additional 18% investment, the Company accounted for this investment under the cost method of accounting. The Company may purchase an additional 30% for an amount that is contingent upon the achievement of targeted operating performance goals by Edge.

INTERACTIVE SOLUTIONS INCORPORATED AND QUADRIS CONSULTING, INC.

    In April 1999, the Company acquired all of the issued and outstanding shares of capital stock of Interactive Solutions Incorporated ("ISI") from the ISI shareholders (including Communicade Inc., a wholly owned subsidiary of Omnicom) in exchange for an aggregate of 4,171,846 shares of the Company's common stock and a warrant to purchase 3,071,248 shares of the Company's common stock at a purchase price of $0.005 per share. Such warrant was valued at $0.80 per share and the fair value of the Company's common stock on the date of purchase was $1.23 per share, each as determined by an independent third-party valuation.

    Immediately, prior to the acquisition of ISI, ISI acquired all of the issued and outstanding shares of capital stock of Quadris Consulting, Inc. ("Quadris") from the Quadris shareholders in exchange for an aggregate of 1,869,528 shares of ISI common stock. Prior to both acquisitions, Communicade sold 485,999.64 shares of ISI common stock to certain of the Company's shareholders for an aggregate price of $412,492.

    Outstanding stock options under the stock option plans of Quadris and ISI were converted into approximately 1,402,382 options to purchase the Company's common stock. Included in these options were 558,820, 185,146 and 659,036 options which were converted at exercise prices of $0.41, $0.45 and $1.21, respectively, which were lower than the fair market value of the Company's common stock at the date of grant, which was $1.23. Accordingly, the Company has recorded additional purchase price of approximately $623,000 for the difference between the exercise price and the fair market value of the underlying common shares relating to these options.

EAGLE RIVER INTERACTIVE INC.


    In April 1999, the Company acquired all of the issued and outstanding shares of capital stock of Eagle River Interactive Inc. ("ERI") from Omnicom, ERI's sole shareholder, in exchange for an aggregate of 3,646,226 shares of the Company's common stock and a warrant to purchase 4,328,752 shares of the Company's common stock at a purchase price of $0.005 per share. Such warrant was valued at $0.80 per share and the fair value of the Company's common stock on the date of purchase was $1.23 per share, each as determined by an independent third-party valuation.

                        AGENCY.COM LTD. AND SUBSIDIARIES

2. ACQUISITIONS AND INVESTMENTS (CONTINUED)

In addition, 13,322 shares of the Company's common stock were issued to certain participants of the ERI Key Executive Incentive Program in settlement of all obligations due under the program and 80,690 shares were issued to an executive of Eagle River Interactive in connection with his employment agreement (Note
10). These shares have been considered additional purchase price at $1.23 per share, the then fair market value of the Company's common stock.

DIGITAL VISION COMMUNICATIONS INC.

    In May 1999, the Company purchased all of the issued and outstanding shares of capital stock of Digital Vision Communications Inc. ("Digital Vision") for $1,100,000 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

TWINSPARK INTERACTIVE PEOPLE B.V.


    In August 1999, the Company purchased all of the issued and outstanding shares of capital stock of Twinspark Interactive People B.V. ("Twinspark") for $700,000 in cash and 1,057,226 shares of the Company's common stock valued at $5.95 per share, of which 1,047,226 shares will be given to the shareholders of Twinspark and 10,000 to former employees of Twinspark, for a total aggregate purchase price of $7,000,000. The Company also granted 75,000 stock options to former employees of Twinspark at an exercise price equal to the then fair market value of the Company's common stock. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Furthermore, the purchase agreement calls for certain earn-out payments to the former shareholders of Twinspark based upon the achievement of certain targeted operating results of Twinspark through December 1999. These payments are payable in the form of 168,066 shares of the Company's common stock which are currently held in escrow. Future payments, if any, will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.


INTERACTIVE TRAFFIC, INC.

    In October 1999, the Company purchased all of the issued and outstanding shares of capital stock of Interactive Traffic, Inc. ("I-traffic") for $3,000,000 in cash, a $1,000,000 short-term note payable due at the earlier of December 31, 1999 or thirty days following the completion of the Company's initial public offering, 469,320 shares of the Company's common stock valued at $9.35 per share, the assumption of options to purchase 160,680 shares of the Company's common stock at an average exercise price of $2.54 per share, and the issuance of newly-granted options to purchase 60,000 shares of the Company's common stock at an exercise price of $8.50 per share, which option were valued at less than the fair market value of the Company's common stock on the date of grant, valued at $1,145,231, for a total aggregate purchase price of $9,533,373. This

                        AGENCY.COM LTD. AND SUBSIDIARIES

2. ACQUISITIONS AND INVESTMENTS (CONTINUED)

acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair value on the acquisition date. Furthermore, the purchase agreement calls for certain earn-out payments to the former shareholders of I-traffic based upon the achievement of certain future targeted operating results of I-traffic one year from the date of the closing of the transaction. These payments are payable in cash and additional shares of the Company's common stock and future payments, if any, will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.

VISIONIK A/S

    In November 1999, the Company purchased all of the issued and outstanding shares of capital stock of Visionik A/S ("Visionik"), a Danish corporation, for $500,000 in cash and 572,000 shares of the Company's common stock valued at $9.35 per share for a total aggregate purchase price of $5,848,200. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

    The following unaudited pro forma consolidated statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1998 give effect to the acquisitions of Ketchum Interactive, The Primary Group, Interactive Solutions, Eagle River Interactive, Digital Vision and Twinspark Interactive People as if each of these acquisitions had occurred on January 1, 1998. The pro forma consolidated statement of operations data for the nine months ended September 30, 1999 give effect to the acquisition of Twinspark Interactive People as if it had occurred on January 1, 1999. All of the following unaudited pro forma consolidated results of operations give effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1998 and January 1, 1999 and may not be indicative of future operating results.


                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                       YEAR ENDED              -----------------------
                                                    DECEMBER 31, 1998            1998           1999
                                                -------------------------      ---------      --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma:  Revenues......................              $ 76,130               $ 55,962       $ 74,808
            Net loss......................               (20,900)               (14,147)       (16,748)
            Basic net loss per share......                 (0.78)                 (0.53)         (0.57)
            Diluted net loss per share....                 (0.78)                 (0.53)         (0.57)

                        AGENCY.COM LTD. AND SUBSIDIARIES

3. RELATED PARTY TRANSACTIONS

    On September 12, 1996, the controlling shareholders of the Company entered into a shareholder's agreement (the "Shareholders Agreement") with Communicade Inc., a wholly owned subsidiary of Omnicom. The Shareholders Agreement provided a line of credit for working capital purposes of up to $1,000,000 (subsequently amended to $2,500,000) at the same interest rate charged by Omnicom to its subsidiaries under the Omnicom cash management system, which was approximately 6.50%. Borrowings were secured by a first priority lien on all assets. In addition, the Shareholders Agreement provided for additional financing to the Company for "new media" acquisitions at the same interest rate charged by Omnicom to its subsidiaries under the Omnicom cash management system.

    On April 28, 1999, the Company entered into a new shareholder's agreement (the "New Agreement") with Omnicom. The New Agreement nullified and superseded the previous Shareholders Agreement dated September 12, 1996. The New Agreement provides a line of credit for working capital purposes of not less than $10,000,000 at the same interest rate charged by Omnicom to its subsidiaries under the Omnicom cash management system, which was approximately 5.89%. Borrowings are secured by a first priority lien on all assets. In addition, the New Agreement provides for additional financing to the Company for "new media" acquisitions at the same interest rate charged by Omnicom to its subsidiaries under the Omnicom cash management system. Interest on any such loans shall be paid quarterly on the then outstanding principal balance. Principal shall be repaid quarterly in equal installments over a five-to-ten-year period.

    At December 31, 1997 and 1998 and September 30, 1999 (unaudited), there were approximately $1.0 million, $2.5 million and $27.8 million outstanding, respectively, on the working capital line of credit at an interest rate of 6%. At December 31, 1997 and 1998 and September 30, 1999 (unaudited), there were approximately $1.4 million, $9.5 million and $39.0 million outstanding, respectively, on the acquisition loans at an average rate of 6%. The amounts owed as of September 30, 1999, include amounts assumed in the Eagle River and ISI acquisitions. Related interest expense under the financing arrangements was $0, $34,106 and $377,086, respectively, for the three years ended December 31, 1998 and approximately $309,000 and $2,019,000, respectively, for the nine months ended September 30, 1998 and 1999 (unaudited).

    In November 1999, the Company entered into a new credit facility with Omnicom (See Note 13).

                        AGENCY.COM LTD. AND SUBSIDIARIES

3. RELATED PARTY TRANSACTIONS (CONTINUED)

DUE FROM/TO RELATED PARTIES

    Due from related parties consists of the following:

                                               DECEMBER 31,
                                           ---------------------   SEPTEMBER 30,
                                             1997        1998          1999
                                           ---------   ---------   -------------
                                                                      (UNAUDITED)
Urban Desires Inc........................  $272,322    $130,093      $266,871
ISI......................................        --      11,754            --
Due from shareholders....................    26,162          --            --
Other....................................        --          --        29,097
                                           --------    --------      --------
    Due from related parties.............  $298,484    $141,847      $295,968
                                           ========    ========      ========

    Certain of the primary shareholders of the Company own Urban Desires Inc. The Company provides services at its normal rates to Urban Desires Inc. for which the Company is reimbursed. The total amount billed to Urban Desires Inc. was not material to the accompanying consolidated financial statements.

    Due to related parties consists of the following:

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                       1998           1999
                                                   ------------   -------------
                                                                   (UNAUDITED)
Quadris..........................................    $252,680       $     --
Eagle River......................................      33,987             --
Loan payable to shareholders.....................     166,741             --
Tridion BV.......................................          --        390,000
                                                     --------       --------
    Due to related parties.......................    $453,408       $390,000
                                                     ========       ========

    There were no outstanding amounts to related parties as of December 31, 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                            DECEMBER 31,
                                       -----------------------   SEPTEMBER 30,
                                          1997         1998          1999
                                       ----------   ----------   -------------
                                                                  (UNAUDITED)
Equipment under capital leases.......  $  362,633   $1,804,702   $  2,807,381
Equipment............................     936,711      801,932      1,734,262
Computer equipment...................     470,796    1,948,470      9,657,316
Furniture and fixtures...............     553,939      806,454      2,689,530

                        AGENCY.COM LTD. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT (CONTINUED)

                                            DECEMBER 31,
                                       -----------------------   SEPTEMBER 30,
                                          1997         1998          1999
                                       ----------   ----------   -------------
                                                                  (UNAUDITED)
Leasehold improvements...............  $  194,021   $  480,967   $  2,694,318
                                       ----------   ----------   ------------
    Total property and equipment.....   2,518,100    5,842,525     19,582,807
Less--Accumulated depreciation and
  amortization.......................    (486,092)  (1,627,397)    (7,928,884)
                                       ----------   ----------   ------------
    Property and equipment, net......  $2,032,008   $4,215,128   $ 11,653,923
                                       ==========   ==========   ============

    Depreciation and amortization expense was $61,356, $304,491 and $1,141,305, respectively, for the three years ended December 31, 1998 and $772,094 and $3,149,130, respectively, for the nine months ended September 30, 1998 and September 30, 1999 (unaudited).

5. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                             DECEMBER 31,
                                        -----------------------   SEPTEMBER 30,
                                           1997         1998          1999
                                        ----------   ----------   -------------
                                                                   (UNAUDITED)
Goodwill..............................  $1,462,380   $8,677,500    $49,888,659
Customer base.........................          --           --      5,840,000
Workforce.............................          --           --      2,327,000
Trademark.............................     112,222      115,246        115,246
    Less--Accumulated amortization....     (72,264)    (965,029)    (5,539,250)
                                        ----------   ----------    -----------
Intangible assets, net................  $1,502,338   $7,827,717    $52,631,655
                                        ==========   ==========    ===========

    Amortization expense was $0, $25,292 and $316,514, respectively, for the three years ended December 31, 1998 and $99,576 and $727,161, respectively, for the nine months ended September 30, 1998 and September 30, 1999 (unaudited).

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                             DECEMBER 31,
                                        -----------------------   SEPTEMBER 30,
                                           1997         1998          1999
                                        ----------   ----------   -------------
                                                                   (UNAUDITED)
Accounts payable......................  $1,130,815   $3,103,991    $10,253,054
Accrued expenses--other...............     467,716    1,370,289      4,564,579
Accrued professional fees.............     126,695      405,495        102,599
                                        ----------   ----------    -----------
                                        $1,725,226   $4,879,775    $14,920,232
                                        ==========   ==========    ===========

                        AGENCY.COM LTD. AND SUBSIDIARIES

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES (CONTINUED)

    There were no other individual items greater than 5% of current liabilities as of December 31, 1997, December 31, 1998 and September 30, 1999 (unaudited).

7. INCOME TAXES

    Income (loss) before income taxes and minority interest and the provision (benefit) for taxes on income (loss) consisted of the following:


                                                                                       NINE
                                                  YEAR ENDED DECEMBER 31,          MONTHS ENDED
                                           -------------------------------------   SEPTEMBER 30,
                                              1996         1997         1998           1999
                                           ----------   ----------   -----------   -------------
                                                                                    (UNAUDITED)
Income (loss) before income taxes and
  minority interest:
  Domestic...............................  $2,890,390   $2,226,890   $(3,760,644)   $(6,782,328)
  International..........................          --     (160,839)      348,648        405,905
                                           ----------   ----------   -----------    -----------
                                           $2,890,390   $2,066,051   $(3,411,996)   $(6,376,423)
                                           ==========   ==========   ===========    ===========
Provision (benefit) for taxes on income
  (loss):
  Current--
    Federal..............................  $   78,000   $  257,568   $   160,684    $ 1,184,307
    State and local......................     112,000      176,153       104,617        377,027
    International........................          --      (56,294)      122,027        137,986
  Deferred--
    Federal..............................     711,892      414,417      (971,405)    (2,259,181)
    State and local......................     486,108      259,529      (628,498)      (719,217)
    International........................          --           --            --             --
    Valuation Allowance..................          --           --            --      1,517,684
                                           ----------   ----------   -----------    -----------
                                           $1,388,000   $1,051,373   $(1,212,575)   $   238,606
                                           ==========   ==========   ===========    ===========

                        AGENCY.COM LTD. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)

    A reconciliation of the difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate is as follows:


                                                                                       NINE
                                                  YEAR ENDED DECEMBER 31,          MONTHS ENDED
                                           -------------------------------------   SEPTEMBER 30,
                                              1996         1997         1998           1999
                                           ----------   ----------   -----------   -------------
                                                                                    (UNAUDITED)
Statutory federal income tax rate........  $1,011,636   $  723,118   $(1,194,198)   $(2,231,748)
State and local taxes on income, net of
  federal income tax benefit.............     376,364      283,193      (340,523)      (222,424)
Goodwill amortization....................          --       25,292       286,449      1,109,998
Nondeductible expense....................          --       19,770        30,595         69,177
Other....................................          --           --         5,102         (4,081)
Valuation allowance......................          --           --            --      1,517,684
                                           ----------   ----------   -----------    -----------
Effective rate...........................  $1,388,000   $1,051,373   $(1,212,575)   $   238,606
                                           ==========   ==========   ===========    ===========


    The tax effects of temporary differences that give rise to a significant portion of the deferred income taxes are as follows:


                                             DECEMBER 31,
                                       ------------------------   SEPTEMBER 30,
                                          1997          1998          1999
                                       -----------   ----------   -------------
                                                                   (UNAUDITED)
Current deferred income tax assets
  (liabilities) net:
  Accrual to cash adjustments........  $  (489,087)  $ (182,048)   $  (156,807)
  Allowance for doubtful accounts and
    other non-deductible accruals....       14,939      541,494      3,893,030
Noncurrent deferred tax asset
  (liabilities), net:
  Accrual to cash adjustments........   (1,467,262)    (546,144)      (470,421)
  Net operating loss.................      120,884           --        967,463
  Goodwill amortization..............           --           --        302,266
  Other..............................      (39,604)     (21,700)        50,360
  Valuation allowance................           --           --     (1,517,684)
                                       -----------   ----------    -----------
      Total deferred income taxes,
      net............................  $(1,860,130)  $ (208,398)   $ 3,068,207
                                       ===========   ==========    ===========


    Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book basis of assets and liabilities recorded in

                        AGENCY.COM LTD. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)

connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.


    The Company has concluded that it is probable that it will be able to realize its deferred tax assets as of December 31, 1998, however a full valuation allowance has been recorded as of September 30, 1999.


    On September 12, 1996, pursuant to the Shareholder Agreement (Note 3), the Company's S Corporation status was terminated and the Company began operations as a C Corporation. Accordingly, the Company became subject to federal and state income taxes and the retained deficit of the Company was transferred to additional paid-in capital.

    If the Company operated as a C corporation since its inception, the pro forma income tax provision would have been $1,405,577 (unaudited), without contemplating any applicable tax laws related to the utilization of net operating losses. No pro forma adjustments are required for the years ended December 31, 1997 and 1998 as the Company was operating as a C Corporation during those years.

    Management believes that amortization relating to certain goodwill generated from international acquisitions is deductible under the Internal Revenue Code. The Company may be restricted to the use of its net operating losses as a result of the aforementioned acquisitions (Note 3).

8. STOCKHOLDERS' EQUITY

COMMON SHARES

    In August 1999, the certificate of incorporation was amended to increase the number of authorized shares of common stock, $0.001 par value, to 200,000,000.

STOCK SPLITS

    On October 31, 1996, the Board of Directors authorized a 1.8 for 1 stock split of the Company's common stock. On November 21, 1997, the Board of Directors authorized a 5 for 1 stock split of the Company's common stock. On July 15, 1998, the Board of Directors authorized a 1.8 for 1 stock split of the Company's common stock. In June 1999, the Board of Directors authorized a 2 for 1 stock split of the Company's common stock. All share and per-share amounts in the accompanying consolidated financial statements and footnotes have been restated to give effect to these stock splits.

STOCK OPTIONS

    On November 1, 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan authorizes the granting of awards, the exercise of which would allow up to an aggregate of 1,800,000 shares of the Company's common stock to be acquired by the holders of said awards, to key employees.

                        AGENCY.COM LTD. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

    On November 24, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan authorizes the granting of awards, the exercise of which would allow up to an aggregate of 2,078,730 shares of the Company's common stock to be acquired by the holders of said awards, to key employees.

    The awards under both plans take the form of nonqualified stock options and expire five years from the date of grant. In the opinion of management, the exercise price of options granted is equal to the fair market value of the Company's common stock on the date of grant.

    Options granted under the 1996 Plan and 1997 Plan vest upon the happening of either an initial public offering of the common stock of the Company or a change in control of the Company. Additionally, the 1997 Plan offers a discretionary five-year vesting schedule in the event that either of the preceding events does not occur, based upon the approval of the Board of Directors.

    A summary of stock option activity for the 1996 Plan and 1997 Plan is as follows:

                                                                      1996 PLAN                   1997 PLAN
                                                              -------------------------   -------------------------
                                                                         WEIGHTED                    WEIGHTED
                                                                          AVERAGE                     AVERAGE
                                                                         EXERCISE                    EXERCISE
                                                               SHARES      PRICE          SHARES       PRICE
                                                              --------       -----        -------        -----
Balance at December 31, 1996................................   154,800       $0.86             --        $  --
  Granted...................................................   164,088        1.05        332,730         1.12
  Exercised.................................................        --          --             --           --
  Canceled..................................................    (9,000)       0.86             --           --
                                                              --------                    -------
Balance at December 31, 1997................................   309,888        0.96        332,730         1.12
  Granted...................................................    96,030        1.12        148,560         1.12
  Exercised.................................................        --          --             --           --
  Canceled..................................................   (75,960)       0.99        (20,000)        1.12
                                                              --------                    -------
Balance at December 31, 1998................................   329,958       $1.00        461,290        $1.12
                                                              ========                    =======

    No options were exercisable at December 31, 1998. In the aggregate, at December 31, 1998, there were 791,248 options outstanding. Of this amount, 149,688 were outstanding with an average remaining contractual life of
2.98 years, and a weighted average exercise price of $0.86, and 641,560 were outstanding with an average remaining contractual life of 4.14 years, and a weighted average exercise price of $1.12. At December 31, 1998, there were 1,470,042 options and 1,617,440 options available for future grant under the 1996 Plan and 1997 Plan, respectively.

    The 1999 Stock Option/Stock Issuance Plan is the successor program to the 1996 Stock Option Plan and 1997 Stock Option Plan. The 1999 plan was adopted in February 1999 and became effective as of that date. All outstanding options under the 1996 Stock Option Plan and 1997 Stock Option Plan will be transferred to the 1999 plan upon the closing of the Company's initial public offering, and no further option grants will be made under the predecessor plans. The transferred options will continue to be governed by their existing terms. Except as otherwise noted,

                        AGENCY.COM LTD. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

the transferred options have substantially the same terms as those for grants to be made under the discretionary option grant program of the 1999 plan.

    9,601,178 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares carried over from the 1996 and 1997 plans plus an additional increase of 8,748,266 shares. The share reserve will automatically increase on the first trading day in January each year, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the prior year, but in no event will this annual increase exceed 1,500,000 shares. In addition, no participant in the 1999 plan may be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 1,100,000 shares of common stock in total in any calendar year. Of the 9,601,178 shares 5,722,698 remained available for issuance at the close of business on September 30, 1999.

    The Company accounts for the stock option plans in accordance with APB
No. 25, under which no compensation has been recognized for stock options granted. Had compensation for the stock option plans been determined consistent with the provisions of SFAS No. 123, the effect on the Company's net income
(loss) and basic and diluted net income (loss) per common share would have been the following:

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                   -------------------------
                                                      1997          1998
                                                   ----------   ------------
Net income (loss), as reported...................  $1,182,146   $ (2,480,980)
Net income (loss), pro forma.....................   1,182,146     (2,480,980)
Basic income (loss) per share, as reported.......        0.07          (0.15)
Basic income (loss) per share, pro forma.........        0.07          (0.15)
Diluted income (loss) per share, as reported.....        0.07          (0.15)
Diluted income (loss) per share, pro forma.......        0.07          (0.15)

    The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                             1997       1998
                                                            -------    -------
Expected option lives.....................................  5 years    5 years
Risk-free interest rates..................................    5.88%      5.04%
Expected volatility.......................................   99.89%     99.89%
Dividend yield............................................       0%         0%
Fair value................................................    $0.85      $0.86

                        AGENCY.COM LTD. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

    On February 22, 1999, the Company's Board of Directors adopted and the Company's shareholders approved the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan"). The 1999 Plan is divided into the following three separate equity programs:

    a) Discretionary Option Grant Program-under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock.

    b) Stock Issuance Program-under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered.

    c) Automatic Option Grant Program-under which eligible non-employee Board members shall automatically receive options at periodic intervals to purchase shares of common stock.

    The maximum number of shares of common stock initially reserved for issuance over the term of the 1999 Plan is 9,601,178 shares. The number of shares available for issuance automatically increase on the first trading day of each calendar year during the term of the 1999 Plan, beginning with the 2000 calendar year (by an amount equal to 3% of the shares outstanding on the last trading day of the preceding calendar year, but in no event shall any such annual increase exceed 1,500,000 shares). No option shall have a term in excess of 10 years measured from the option grant date.

    In April 1999, the Company issued options to purchase 50,000 shares of common stock at an exercise price of $1.225 per share, which was then the fair market value of the Company's common stock, to an individual who agreed to serve as a director of the Company upon the closing of the Company's initial public offering. The options will only become exercisable at the time the director-nominee is elected to serve as a director of the Company.

9. GEOGRAPHIC REPORTING

    The Company began operations outside of the United States during 1997. A summary of the Company's operations by geographical area as of December 31, 1997 and 1998 and for the years then ended is presented below:

    As of and for the year ended December 31, 1997:


                                      UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                      -------------   -------------   ------------
Revenues............................   $12,151,636     $   823,939    $12,975,575
Income (loss) from operations.......     2,213,374        (157,247)     2,056,127
Net income (loss)...................     1,253,075         (70,929)     1,182,146
Long--lived assets..................     3,337,743         196,603      3,534,346
Current assets......................     6,100,383         988,835      7,089,218
Other assets........................       107,261           1,368        108,629

                        AGENCY.COM LTD. AND SUBSIDIARIES

9. GEOGRAPHIC REPORTING (CONTINUED)

    As of and for the year ended December 31, 1998:


                                      UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                      -------------   -------------   ------------
Revenues............................   $18,936,199     $ 7,515,992    $26,452,191
Income (loss) from operations.......    (3,158,477)        106,242     (3,052,235)
Net income (loss)...................    (2,325,823)       (155,157)    (2,480,980)
Long--lived assets..................    11,645,479         397,366     12,042,845
Current assets......................     6,460,598       1,647,784      8,108,382
Other assets........................     1,945,464           4,571      1,950,035


    As of and for the nine months ended September 30, 1999 (unaudited):

Revenues.                             $43,276,409   $13,222,880   $56,499,289
Income (loss) from operations.......   (5,113,013)      861,552    (4,251,461)
Net income (loss)...................   (7,426,931)      811,902    (6,615,029)
Long--lived assets..................   62,803,362     1,482,216    64,285,578
Current assets......................   31,512,175     6,044,590    37,556,765
Other assets........................    4,426,054       209,703     4,635,757

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    As of December 31, 1998 and September 30, 1999 (unaudited), respectively, the Company was committed under operating leases, principally for office space and equipment, expiring through 2003. Subsequent to December 31, 1998, the Company entered into a a lease agreement for new office space for its headquarters in New York and its Boston location. Certain leases are subject to rent reviews and require payment of expenses under immaterial escalation clauses. Rent expense was $71,000, $232,913 and $671,759, respectively, for the three years ended December 31, 1998 and $503,819 and $2,134,000, respectively, for the nine months ended September 30, 1998 and 1999 (unaudited). Future minimum base rents under terms of noncancellable operating leases are as follows:

Year ending December 31:
  1999......................................................  $   846,653
  2000......................................................    4,189,138
  2001......................................................    4,090,397
  2002......................................................    4,084,131
  2003......................................................    4,295,534
  Thereafter................................................   29,896,623

                        AGENCY.COM LTD. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS

    In April 1999 the Company entered into employment agreements with Chan Suh, Chief Executive Officer, and Kyle Shannon, Chief Creative Officer. Mr. Suh and Mr. Shannon's agreements obligate the Company to pay an annual salary of $155,000 and 150,000, respectively, through March 31, 2004. Under the provisions of the agreements, if early termination occurs any options that would have vested during this employment period are accelerated to vest and become exercisable prior to the date of termination. The Company also has an employment agreement with its President, North America whereby the executive receives an annual salary of $150,000, entitled to receive an annual bonus of $100,000 and is eligible for an annual discretionary bonus of up to $250,000. The Company also made a restricted stock grant to this executive of 80,690 shares of common stock in connection with the acquisition of ERI. These shares become unrestricted in three equal amounts on each of the first three anniversaries of the date of the grant. These shares have been considered additional purchase price based upon a fair market value of $1.23 per share. In addition during April 1999, the Company entered into employment agreements under similar terms with five other key members of management that expire on various dates through March 2004.

    Future minimum compensation for all of these agreements is as follows.

Year ending December 31:
  1999......................................................  $   741,666
  2000......................................................    1,375,000
  2001......................................................    1,375,000
  2002......................................................      789,166
  2003......................................................      305,000
  Thereafter................................................       76,250

LITIGATION

    The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

11. CAPITAL LEASE OBLIGATIONS

    At December 31, 1997 and 1998, the Company was committed under capital leases, principally for computer equipment and office equipment, expiring through 2003. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The average interest rate on the capital leases is 5.6%.

                        AGENCY.COM LTD. AND SUBSIDIARIES

11. CAPITAL LEASE OBLIGATIONS (CONTINUED)

    Future minimum payments under the lease agreements are as follows:

Year ending December 31:
  1999......................................................  $   613,021
  2000......................................................      529,532
  2001......................................................      317,363
  2002......................................................       21,395
  2003......................................................       15,825
                                                              -----------
      Total minimum lease payments..........................    1,497,136
  Less--Amounts representing interest.......................       84,279
  Less--Current portion.....................................      564,536
                                                              -----------
      Present value of net minimum lease payments...........  $   848,321
                                                              ===========

12. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution plan covering all of its eligible employees in the U.S. The Plan was effective from January 1, 1996 and is qualified under Section 401(k) of the Internal Revenue Code. Employees may begin participation on monthly enrollment dates provided that they have reached
21 years of age and 6 months of service. The Company may make matching and/or profit sharing contributions to the plan at its discretion. Contribution expense was $16,095 and $45,320, respectively, for the years ended December 31, 1997 and 1998 and $0 and $417,833, respectively, for each of the nine months ended September 30, 1998 and 1999 (unaudited).

13. SUBSEQUENT EVENTS

    The Company is pursuing an initial public offering of its securities. The offering contemplates the sale of shares of common stock at an offering price of $11.00 per share, before underwriting discounts and commissions and offering expenses. The Company plans to use 35% of the net proceeds of this offering subject to a maximum of $25 million to repay amounts borrowed under the term loan portion of the new Omnicom credit facility (see below).

    In November 1999, the Company entered into a new $85 million credit facility with Omnicom Finance, a wholly owned subsidiary of Omnicom, which replaced the Company's revolving credit lines and consolidates all of the Company's previously outstanding indebtedness due to Omnicom. The credit facility provides for a $25 million term loan, a $54 million revolving credit line and a $6,000,000 lease credit support facility. Under the term sheet, the Company must use 35% of the net proceeds from its initial public offering, up to a maximum of $25 million, to repay amounts borrowed under the term loan. The remaining amounts will be due in full on September 30, 2001. This credit facility bears interest at the rate of Omnicom's commercial paper rate plus 1.25% and terminates in September 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Eagle River Interactive:

We have audited the accompanying combined statements of operations, divisional equity (deficit) and cash flows of Eagle River Interactive (formerly a division of Mastering, Inc., the "Predecessor" see Note 1) for the year ended
December 31, 1996 and the period from January 1, 1997 through September 26, 1997. These financial statements are the responsibility of the management of Eagle River Interactive Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Eagle River Interactive (formerly a division of Mastering, Inc.) for the year ended
December 31, 1996 and the period from January 1, 1997 through September 26, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado

July 19, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Eagle River Interactive Inc.:

We have audited the accompanying consolidated balance sheets of Eagle River Interactive Inc. (a Delaware corporation) (the "Successor Company" see Note 1), as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (September 26, 1997) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle River Interactive Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (September 26, 1997) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York

July 19, 1999

                          EAGLE RIVER INTERACTIVE INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                           ASSETS
Current Assets:
  Cash......................................................  $   632,000   $   711,000   $   683,000
  Accounts receivable, net of allowance for doubtful
    accounts of $184,000, $2,784,000 and $2,784,000
    (unaudited), respectively...............................    3,600,000     4,525,000       521,000
  Unbilled charges..........................................    1,344,000       139,000     2,912,000
  Prepaid expenses and other current assets.................      975,000         1,000       251,000
  Due from affiliates.......................................           --        34,000       670,000
                                                              -----------   -----------   -----------
      Total current assets..................................    6,551,000     5,410,000     5,037,000

Property and Equipment, net of accumulated depreciation and
  amortization of $1,572,000, $2,888,000 and $3,280,000
  (unaudited), respectively.................................    3,384,000     2,406,000     2,132,000

Goodwill, net of accumulated amortization of $1,076,000,
  $5,398,000 and $6,479,000 (unaudited), respectively.......   11,889,000     7,567,000     6,486,000
Other Assets................................................       64,000        52,000        43,000
                                                              -----------   -----------   -----------
      Total assets..........................................  $21,888,000   $15,435,000   $13,698,000
                                                              ===========   ===========   ===========

           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable and accrued expenses.....................  $ 4,966,000   $ 7,300,000   $ 4,139,000
  Line of credit due to Omnicom.............................    3,128,000     2,160,000     5,162,000
  Deferred revenue..........................................    1,012,000       429,000       115,000
  Current portion of capital lease obligations..............      352,000       150,000       150,000
  Management fee due to Omnicom Finance Inc.................           --       182,000       182,000
  Due to affiliates.........................................           --       111,000       710,000
  Other current liabilities.................................      208,000       259,000       414,000
                                                              -----------   -----------   -----------
      Total current liabilities.............................    9,666,000    10,591,000    10,872,000

Long-term Liabilities:
  Due to Omnicom Finance Inc................................   15,968,000    17,063,000    17,407,000
  Capital lease obligations.................................      103,000            --            --
  Other long-term liabilities...............................       81,000            --            --
                                                              -----------   -----------   -----------
      Total liabilities.....................................   25,818,000    27,654,000    28,279,000
                                                              -----------   -----------   -----------
Commitments and Contingencies

Shareholders' Deficit:
  Common stock, no par value, 1,500 shares authorized, 100
    shares issued and outstanding, respectively.............           --            --            --
  Accumulated deficit.......................................   (3,941,000)  (12,194,000)  (14,524,000)
  Cumulative foreign currency translation...................       11,000       (25,000)      (57,000)
                                                              -----------   -----------   -----------
      Total shareholders' deficit...........................   (3,930,000)  (12,219,000)  (14,581,000)
                                                              -----------   -----------   -----------
      Total liabilities and shareholders' deficit...........  $21,888,000   $15,435,000   $13,698,000
                                                              ===========   ===========   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          EAGLE RIVER INTERACTIVE INC.
                 COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS

                                PREDECESSOR COMPANY                                  SUCCESSOR COMPANY
                          -------------------------------       ------------------------------------------------------------
                                                                    PERIOD
                                            PERIOD FROM         FROM INCEPTION
                                             JANUARY 1,         (SEPTEMBER 26,
                                                1997                 1997)                            THREE MONTHS ENDED
                            YEAR ENDED        THROUGH               THROUGH         YEAR ENDED             MARCH 31,
                           DECEMBER 31,    SEPTEMBER 26,         DECEMBER 31,      DECEMBER 31,    -------------------------
                               1996             1997                 1997              1998           1998          1999
                          --------------   --------------       ---------------   --------------   -----------   -----------
                                                                                                          (UNAUDITED)
Revenues................   $15,439,000      $ 12,927,000          $ 4,984,000      $23,442,000     $ 5,063,000   $ 5,072,000
Direct salaries and
  costs.................    14,327,000        10,252,000            3,347,000       11,782,000       2,742,000     2,885,000
                           -----------      ------------          -----------      -----------     -----------   -----------
    Gross profit........     1,112,000         2,675,000            1,637,000       11,660,000       2,321,000     2,187,000
General and
  administrative........     2,957,000         6,649,000            3,755,000       12,022,000       2,275,000     2,452,000
Sales and marketing.....     2,987,000         4,631,000              427,000        1,958,000         355,000       602,000
Amortization of
  goodwill..............            --                --            1,076,000        4,322,000       1,081,000     1,081,000
                           -----------      ------------          -----------      -----------     -----------   -----------
    Loss from
      operations........    (4,832,000)       (8,605,000)          (3,621,000)      (6,642,000)     (1,390,000)   (1,948,000)
Other expense, net......       500,000         1,100,000                5,000           10,000              --            --
Interest expense net....            --                --              315,000        1,601,000         368,000       382,000
                           -----------      ------------          -----------      -----------     -----------   -----------
    Loss before income
      taxes.............    (5,332,000)       (9,705,000)          (3,941,000)      (8,253,000)     (1,758,000)   (2,330,000)
Benefit for income
  taxes.................            --                --                   --               --              --            --
                           -----------      ------------          -----------      -----------     -----------   -----------
    Net loss............   ($5,332,000)     ($ 9,705,000)         ($3,941,000)     ($8,253,000)    ($1,758,000)  ($2,330,000)
                           ===========      ============          ===========      ===========     ===========   ===========

   The accompanying notes are an integral part of these combined/consolidated statements.

                          EAGLE RIVER INTERACTIVE INC.

        COMBINED/CONSOLIDATED STATEMENTS OF DIVISIONAL EQUITY (DEFICIT)
                           AND STOCKHOLDERS' DEFICIT

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                 1996--
                                                              PREDECESSOR
                                                                COMPANY
                                                              ------------
Divisional Deficit, December 31, 1995.......................  ($ 1,853,000)

  Net loss for the period...................................    (5,332,000)
  Advances from Parent......................................    13,664,000
                                                              ------------

Divisional Equity, December 31, 1996........................     6,479,000

  Net loss for the period...................................    (9,705,000)
  Advances from Parent......................................     5,140,000
                                                              ------------

Divisional Equity, September 26, 1997.......................  $  1,914,000
                                                              ============

                                         PERIOD FROM INCEPTION (SEPTEMBER 26, 1997)
                                        THROUGH DECEMBER 31, 1998--SUCCESSOR COMPANY
                          -------------------------------------------------------------------------
                             COMMON STOCK                          CUMULATIVE            TOTAL
                          -------------------    ACCUMULATED    FOREIGN CURRENCY     STOCKHOLDERS'
                           SHARES     AMOUNT       DEFICIT         TRANSLATION          DEFICIT
                          --------   --------   -------------   -----------------   ---------------
Balance, September 26,
  1997..................     --        $ --     $         --        $     --         $         --

  Common stock issued in
  connection with
  acquisition...........    100          --               --              --                   --
  Foreign currency
  translation
  adjustment............     --          --               --          11,000               11,000
  Net loss..............     --          --       (3,941,000)             --           (3,941,000)
                            ---        ----     ------------        --------         ------------
Balance, December 31,
  1997..................    100          --       (3,941,000)         11,000           (3,930,000)

  Foreign currency
  translation
  adjustment............     --          --               --         (36,000)             (36,000)
  Net loss..............     --          --       (8,253,000)             --           (8,253,000)
                            ---        ----     ------------        --------         ------------
Balance, December 31,
  1998..................    100          --      (12,194,000)        (25,000)         (12,219,000)

  Foreign currency
  translation
  adjustment............     --          --               --         (32,000)             (32,000)
  Net loss
    (unaudited).........     --          --       (2,330,000)             --           (2,330,000)
                            ---        ----     ------------        --------         ------------
Balance, March 31, 1999
  (unaudited)...........    100        $ --     ($14,524,000)       ($57,000)        ($14,581,000)
                            ===        ====     ============        ========         ============

   The accompanying notes are an integral part of these combined/consolidated statements.

                          EAGLE RIVER INTERACTIVE INC.
                 COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            PREDECESSOR COMPANY                            SUCCESSOR COMPANY
                                        ----------------------------   ----------------------------------------------------------
                                                                         PERIOD FROM
                                                        PERIOD FROM       INCEPTION
                                                        JANUARY 1,     (SEPTEMBER 26,
                                                           1997             1997)                          THREE MONTHS ENDED
                                         YEAR ENDED       THROUGH          THROUGH        YEAR ENDED            MARCH 31,
                                        DECEMBER 31,   SEPTEMBER 26,    DECEMBER 31,     DECEMBER 31,   -------------------------
                                            1996           1997             1997             1998          1998          1999
                                        ------------   -------------   ---------------   ------------   -----------   -----------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................  ($5,332,000)   ($ 9,705,000)     ($3,941,000)    ($8,253,000)   ($1,758,000)  ($2,330,000)
  Adjustments to reconcile net loss to
    net cash provided by (used in)
    operating activities:
      Impairment of long-lived
        assets........................           --              --               --              --             --
      Loss on disposal of fixed
        assets........................           --              --          199,000         543,000             --
      Write-off of software...........           --              --               --              --             --
      Write-off of prepaid expenses
        and other current assets......           --         344,000               --              --             --            --
      Allowance for doubtful
        accounts......................           --         980,000           44,000       1,045,000             --
      Amortization of goodwill........           --              --        1,076,000       4,322,000      1,081,000     1,081,000
      Depreciation and amortization...    1,096,000       1,086,000          234,000       1,686,000        391,000       393,000
      Change in assets and
        liabilities:
        Increase (decrease) in
          deferred revenue............      (60,000)        168,000          531,000        (583,000)       820,000      (314,000)
        (Increase) decrease in
          accounts receivable.........   (2,444,000)        278,000         (846,000)     (1,970,000)    (1,283,000)    4,003,000
        Increase (decrease) due
          to/from affiliates..........           --              --               --          77,000             --       (38,000)
        (Increase) decrease in
          unbilled charges............   (2,123,000)        219,000          330,000       1,205,000       (772,000)   (2,774,000)
        (Increase) decrease in prepaid
          expenses and other current
          assets......................     (143,000)        239,000         (814,000)        986,000        304,000      (238,000)
        Increase (decrease) in other
          current liabilities.........       58,000        (320,000)          77,000         233,000         82,000       155,000
        Increase (decrease) in other
          long-term liabilities.......           --              --          (18,000)        (81,000)       (81,000)           --
        Increase (decrease) in
          accounts payable and accrued
          expenses....................     (599,000)      2,428,000          700,000       2,334,000      1,314,000    (3,161,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
          Net cash (used in) provided
            by operating activities...   (9,547,000)     (4,283,000)      (2,428,000)      1,544,000         98,000    (3,223,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................   (3,140,000)       (677,000)        (520,000)     (1,251,000)      (265,000)     (119,000)
  Acquisition of subsidiary...........     (349,000)        (26,000)              --              --             --            --
  Acquisition of software.............     (241,000)             --               --              --             --            --
                                        -----------    ------------      -----------     -----------    -----------   -----------
          Net cash (used in) in
            investing activities......   (3,730,000)       (703,000)        (520,000)     (1,251,000)      (265,000)     (119,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments under capital lease
    obligations.......................     (117,000)       (154,000)         (34,000)       (305,000)      (142,000)           --
  Payments under note payable.........     (270,000)             --               --              --             --            --
  Net change in due to/from
    corporate.........................   13,664,000       5,140,000               --              --             --            --
  Proceeds from issuance of long-term
    debt and line of credit...........           --              --        3,596,000      19,451,000      3,033,000     8,005,000
  Repayment of long-term debt and line
    of credit.........................           --              --               --     (19,324,000)    (2,000,000)   (4,660,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
          Net cash provided by (used
            in) financing
            activities................   13,277,000       4,986,000        3,562,000        (178,000)       891,000     3,345,000
                                        -----------    ------------      -----------     -----------    -----------   -----------
EFFECT OF EXCHANGE RATES ON CASH......           --              --           11,000         (36,000)       (34,000)      (31,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
          Net increase (decrease) in
            cash......................           --              --          625,000          79,000        690,000       (28,000)
                                        -----------    ------------      -----------     -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD...........................           --              --            7,000         632,000        632,000       711,000
                                        -----------    ------------      -----------     -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..............................  $        --    $         --      $   632,000     $   711,000    $ 1,322,000   $   683,000
                                        ===========    ============      ===========     ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NON CASH
  INVESTING ACTIVITIES:
  Equipment acquired under capital
    leases............................  $   452,000              --               --              --             --            --

   The accompanying notes are an integral part of these combined/consolidated statements

                          EAGLE RIVER INTERACTIVE INC.

              NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Eagle River Interactive ("ERI") refers to the interactive marketing solutions division of Eagle River Interactive, Inc., subsequently renamed Mastering, Inc. ("Parent"). During 1996, the Parent completed a merger with Graphic Media, Inc. ("GM"), which was accounted for as a pooling of interests. In addition, during 1996, the Parent acquired SRC Localisation ("SRC"), a 99% owned subsidiary, which is located in Paris, France. Collectively ERI, GM and SRC are referred to as the "Predecessor." All significant intercompany accounts and transactions have been eliminated in the accompanying financial statements.

    For the year ended December 31, 1996, and for the period January 1, 1997 through September 26, 1997, the accompanying financial statements were derived from the historical accounting records maintained by the Parent and were prepared on the accrual basis of accounting. Historically, the Parent maintained separate records of revenues of the Predecessor and direct expenses and costs that were clearly identifiable for the Predecessor, were recorded as expenses of the Predecessor. For purposes of the accompanying statements of operations, the Predecessor has made an allocation of the expenses of centralized functions such as human resources, in-house legal and other such shared services, based upon the estimated expected usage of such services by the Predecessor. This allocation was based on levels of relative employees, business activity and similar measures, of the Predecessor as compared to the other businesses of the Parent. No allocations of corporate expenses for corporate executives, corporate functions and similar expenses were made. The results of operations for the periods presented are not necessarily indicative of results to be expected in the future.

    The Predecessor created, developed and deployed interactive marketing strategies to assist a variety of companies, primarily in the United States, in communicating effectively with their targeted audiences. The Predecessor created these strategies by combining its knowledge of leading technologies with its creative expertise and strategic marketing experience.

    On September 26, 1997, substantially all of the assets and liabilities of the Predecessor were sold to a newly formed wholly-owned subsidiary of the Omnicom Group Inc., which was subsequently renamed Eagle River
Interactive Inc., which will be referred to hereafter as the "Company" or "Successor." The transaction was accounted for as a purchase transaction. The purpose of the business and its operations remained the same after the acquisition.

    In April 1999, the Company was purchased by AGENCY.COM Ltd. ("AGENCY.COM") under a merger agreement (Note 14).

    All footnotes to follow for the year ended December 31, 1996, and for the period from January 1, 1997 through September 26, 1997, will refer to the Predecessor while the footnotes for the period from September 27, 1997 through December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999 will refer to the Successor.

                          EAGLE RIVER INTERACTIVE INC.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the operations of Eagle River Interactive and its 99% owned subsidiary, SRC. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs in excess of related billings. Deferred revenues represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenue from time and material jobs is recognized on the basis of costs incurred during the period.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost or fair market value as determined when acquired on September 26, 1997, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

GOODWILL

    Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired on September 26, 1997, is presently being amortized over a period of three years on a straight-line basis. Management has evaluated the amortization period in the current period and has determined that no impairment currently exists. This amortization period will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

                          EAGLE RIVER INTERACTIVE INC.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

ACCOUNTING FOR LONG-LIVED ASSETS

    The Predecessor and Successor account for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset could be bought or sold in a current transaction between willing parties or can be determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred at December 31, 1998 and March 31, 1999 (unaudited).

INCOME TAXES

    As a division of Mastering, Inc., the Predecessor was not directly subject to Federal, state and local income taxes. Provisions for deferred taxes were not reflected on the Predecessor's books and records, but were reflected on Mastering, Inc.'s books and records. Mastering, Inc. and its subsidiaries filed a consolidated Federal income tax return. SRC filed a separate return in Paris. The Predecessor's results of operations were combined with those of the remainder of the Parent for tax reporting purposes. The Predecessor was allocated a portion of the Parent's tax benefit or provision determined as if the Predecessor was a separate tax paying entity. Because the Predecessor has reported net losses since inception, no tax benefit or provision was recorded.

    Beginning September 26, 1997, the Successor became fully subject to income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those

                          EAGLE RIVER INTERACTIVE INC.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

FOREIGN CURRENCY TRANSLATION

    All assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders' deficit in the accompanying consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, due to/from affiliates, accounts payable and the line of credit approximate fair value due to the short-term maturity of these instruments. The carrying amounts of due to Ominicom Finance Inc. and capital lease obligations approximate fair value.

BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable. The Company maintains cash with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

    For the year ended December 31, 1996 and the period from January 1, 1997 through September 26, 1997 there were no customers whose revenues represented a significant amount of total revenues.

    For the period from September 27, 1997 through December 31, 1997, 1 client accounted for 24% of total revenues.

    For the year ended December 31, 1998, 1 client accounted for 21% of total revenues.

    For the three months ended March 31, 1998, 1 client accounted for 25% of total revenues.

    For the three months ended March 31, 1999, 2 clients accounted for 24% and 12%, respectively, of total revenues.

    As of December 31, 1997, 1 client accounted for 24% of total accounts receivable.

    As of December 31, 1998, 3 clients accounted for 21%, 20% and 17%, respectively, of total accounts receivable.

                          EAGLE RIVER INTERACTIVE INC.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    As of March 31, 1999, 1 client accounted for 14% of total accounts receivable.

COMPREHENSIVE INCOME

    During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                                                        SUCCESSOR COMPANY
                                                                           -------------------------------------------
                                       PREDECESSOR COMPANY                      PERIOD FROM
                          ----------------------------------------------         INCEPTION
                              YEAR ENDED              PERIOD FROM           (SEPTEMBER 26, 1997)        YEAR ENDED
                             DECEMBER 31,       JANUARY 1, 1997 THROUGH     THROUGH DECEMBER 31,       DECEMBER 31,
                                 1996             SEPTEMBER 26, 1997                1997                   1998
                          ------------------   -------------------------   ----------------------   ------------------
Net loss................     $(5,332,000)             $ (9,705,000)             $(3,941,000)           $(8,253,000)
Foreign currency
  translation
  adjustment............              --                        --                   11,000                (36,000)
                             -----------              ------------              -----------            -----------
    Comprehensive loss..     $(5,332,000)             $ (9,705,000)             $(3,930,000)           $(8,289,000)
                             ===========              ============              ===========            ===========

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                                                     (UNAUDITED)
Net loss....................................................  $(1,758,000)  $ (2,330,000)
Foreign currency translation adjustment.....................       (9,000)       (32,000)
                                                              -----------   ------------
    Comprehensive loss......................................  $(1,767,000)  $ (2,362,000)
                                                              ===========   ============

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure of geographic information (Note 9).

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal

                          EAGLE RIVER INTERACTIVE INC.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial information included herein as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

2. MERGER

    On June 21, 1996, pursuant to an Agreement and Plan of Merger, the Parent completed a merger of a wholly-owned subsidiary with GM, an Oregon corporation. As a result of the merger, GM became a wholly-owned subsidiary of the Parent and a component of the Predecessor. The business combination was accounted for by the Parent as a pooling of interests. The Parent incurred approximately $500,000 to complete the GM merger, which has been reflected as Other Expense in the accompanying 1996 statement of operations.

    The merger was accounted for as a pooling of interests and, accordingly, the historical financial statements for the Parent and GM for periods prior to consummation of the merger were restated as though the companies had been combined for all periods reported. The Predecessor's financial statements have been correspondingly restated.

                          EAGLE RIVER INTERACTIVE INC.

2. MERGER (CONTINUED)

    The following table provides information about revenues and earnings reported by the Predecessor prior to the merger for the six months ended June 30, 1996:

                                                            ERI           GM         TOTAL
                                                         ----------   ----------   ----------
                                                                     (UNAUDITED)
Revenues...............................................  $6,971,000   $2,519,000   $9,490,000
                                                         ----------   ----------   ----------
Net loss...............................................  $  (14,000)  $ (150,000)  $ (164,000)
                                                         ==========   ==========   ==========

3. RELATED PARTY TRANSACTIONS

OMNICOM FINANCE INC.

    In September 1997, Omnicom Finance Inc. ("OFI"), a wholly-owned subsidiary of Omnicom, loaned the Company $15,500,000 to acquire the assets of the interactive services business of Mastering, Inc., then known as Eagle River Interactive. This amount bears interest at the rate charged by Omnicom to its subsidiaries under Omnicom's cash management program ("the Applicable Rate"), which was 6.85%, 6.00%, 6.63% and 5.93% as of December 31, 1997 and 1998, and
for the three months ended March 31, 1998 and 1999, respectively.

    In September 1997, OFI agreed to provide a line of credit to the Company. Amounts borrowed under the line of credit bear interest at the rate then in effect charged by Omnicom to its subsidiaries under Omnicom's cash management program which ranged from 6.63% to 6.85%, 6.00% to 6.70%, 6.6% to 6.65% and 5.91% to 5.95% for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively. The Company had approximately $3,128,000, $2,160,000 and $5,162,000 of the line of credit outstanding at December 31, 1997 and 1998 and March 31, 1999 (unaudited), respectively. All outstanding amounts are repayable on demand.

    Interest expense on all amounts due OFI amounted to approximately $315,000 and $1,601,000 for the years ended December 31, 1997 and 1998, respectively, and $368,000 and $382,000 for the three months ended March 31, 1998 and 1999, respectively.

    On May 15, 1998, Omnicom entered into a letter of credit guarantee, not to exceed approximately $645,000 on behalf of the Company. Under the terms of the agreement, Omnicom guarantees the payment of all sums under one of ERI's leases for office space. The letter of credit expires on May 31, 2001.

DUE FROM/TO AFFILIATES

    The Company provides and receives consulting services from/to affiliated companies.

                          EAGLE RIVER INTERACTIVE INC.

3. RELATED PARTY TRANSACTIONS (CONTINUED)

    Due from affiliates consists of the following:

                                                              DECEMBER 31, 1998   MARCH 31, 1999
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
AGENCY.COM..................................................       $34,000           $     --
Online Magic Limited........................................            --            366,000
Quadris Consulting, Inc.....................................            --            234,000
Other affiliates............................................            --             70,000
                                                                   -------           --------
                                                                   $34,000           $670,000
                                                                   =======           ========

    Due to affiliates consists of the following:

                                                              DECEMBER 31, 1998   MARCH 31, 1999
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
Interactive Solutions Inc...................................       $111,000          $ 51,000
AGENCY.COM..................................................             --           659,000
                                                                   --------          --------
                                                                   $111,000          $710,000
                                                                   ========          ========

    There were no outstanding amounts due from/to related parties as of December 31, 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                       -------------------------    MARCH 31,
                                                          1997          1998          1999
                                                       -----------   -----------   -----------
                                                                                   (UNAUDITED)
Software.............................................  $   793,000   $   833,000   $   870,000
Furniture and fixtures...............................    2,473,000     3,032,000     3,054,000
Leasehold improvements...............................    1,690,000     1,429,000     1,488,000
                                                       -----------   -----------   -----------
    Total property and equipment.....................    4,956,000     5,294,000     5,412,000
Less--Accumulated depreciation and amortization......   (1,572,000)   (2,888,000)   (3,280,000)
                                                       -----------   -----------   -----------
    Property and equipment, net......................  $ 3,384,000   $ 2,406,000   $ 2,132,000
                                                       ===========   ===========   ===========

    Depreciation and amortization expense was approximately $1,096,000 and $1,086,000 for the year ended December 31, 1996 and for the period from January 1, 1997 through September 26, 1997, respectively. Depreciation and amortization expense was approximately $234,000, $1,686,000, $391,000 and $393,000 for the period September 27, 1997 through December 31, 1997, the year ended 1998 and for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

                          EAGLE RIVER INTERACTIVE INC.

5. GOODWILL

    Goodwill consists of the following:

                                                            DECEMBER 31,
                                                      -------------------------    MARCH 31,
                                                         1997          1998          1999
                                                      -----------   -----------   -----------
                                                                                  (UNAUDITED)
Goodwill............................................  $12,965,000   $12,965,000   $12,965,000
Less--Accumulated amortization......................   (1,076,000)   (5,398,000)   (6,479,000)
                                                      -----------   -----------   -----------
    Goodwill, net...................................  $11,889,000   $ 7,567,000   $ 6,486,000
                                                      ===========   ===========   ===========

    Amortization expense was approximately $1,076,000 and $4,322,000, respectively, for the years ended December 31, 1997 and 1998 and $1,081,000 and $1,081,000, respectively, for the three months ended March 31, 1998 and 1999.

    The Predecessor did not have any goodwill or related amortization expense prior to September 26, 1997.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                              DECEMBER 31,
                                                        ------------------------    MARCH 31,
                                                           1997          1998         1999
                                                        -----------   ----------   -----------
                                                                                   (UNAUDITED)
Accounts payable......................................  $  376,000    $1,474,000   $  429,000
Accrued stay bonuses..................................   1,206,000       641,000           --
Accrued project costs.................................     327,000       561,000           --
Accrued merger expenses...............................     379,000            --           --
Accrued vacation......................................     254,000       221,000      101,000
Accrued professional fees.............................          --       364,000      364,000
Accrued expenses......................................   2,424,000     4,039,000    3,245,000
                                                        ----------    ----------   ----------
    Total.............................................  $4,966,000    $7,300,000   $4,139,000
                                                        ==========    ==========   ==========

    There were no other individual items greater than 5% of current liabilities as of December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited).

                          EAGLE RIVER INTERACTIVE INC.

7. INCOME TAXES

    Loss before income taxes and the provision for (benefit from) income taxes consisted of the amounts shown below:

                                           PERIOD
                                       FROM INCEPTION
                                    (SEPTEMBER 26, 1997)                        THREE MONTHS
                                          THROUGH           YEAR ENDED         ENDED MARCH 31,
                                        DECEMBER 31,       DECEMBER 31,   -------------------------
                                            1997               1998          1998          1999
                                    --------------------   ------------   -----------   -----------
                                                                                 (UNAUDITED)
Income (loss) before income taxes:
  Domestic........................      $(3,773,000)       $(8,201,000)   $(1,794,000)  $(2,338,000)
  International...................         (168,000)           (52,000)        36,000         8,000
                                        -----------        -----------    -----------   -----------
                                        $(3,941,000)       $(8,253,000)   $(1,758,000)  $(2,330,000)
                                        ===========        ===========    ===========   ===========
(Benefit from) income taxes:
  Current--Federal................      $  (770,000)       $(1,798,000)   $  (356,000)  $  (508,000)
  Deferred--Federal...............         (539,000)        (1,064,000)      (267,000)     (303,000)
  Valuation allowance.............        1,309,000          2,862,000        623,000       811,000
                                        -----------        -----------    -----------   -----------
                                        $        --        $        --    $        --   $        --
                                        ===========        ===========    ===========   ===========

    A reconciliation of the difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate follows:

                                    PERIOD FROM INCEPTION
                                     (SEPTEMBER 26, 1997)                         THREE MONTHS
                                           THROUGH            YEAR ENDED         ENDED MARCH 31,
                                         DECEMBER 31,        DECEMBER 31,   -------------------------
                                             1997                1998          1998          1999
                                    ----------------------   ------------   -----------   -----------
                                                                                   (UNAUDITED)
Statutory Federal income
  Tax Rate........................       $(1,380,000)        $(2,889,000)   $  (615,000)  $  (816,000)
  International operations........            71,000              27,000         (8,000)        5,000
  Valuation allowance.............         1,309,000           2,862,000        623,000       811,000
                                         -----------         -----------    -----------   -----------
    Effective rate................       $        --         $        --    $        --   $        --
                                         ===========         ===========    ===========   ===========

                          EAGLE RIVER INTERACTIVE INC.

7. INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities), net, are as follows:


                                               PERIOD FROM INCEPTION
                                                (SEPTEMBER 26, 1997)
                                                      THROUGH            YEAR ENDED
                                                    DECEMBER 31,        DECEMBER 31,
                                                        1997                1998       MARCH 31, 1999
                                               ----------------------   ------------   --------------
                                                                                        (UNAUDITED)
Deferred tax assets:
  Goodwill amortization......................         $298,000           $1,222,000      $1,525,000
  Allowance for doubtful accounts............          288,000              366,000         366,000
  Other......................................           15,000               15,000          15,000
                                                      --------           ----------      ----------
Total deferred tax assets....................          601,000            1,603,000       1,906,000
                                                      --------           ----------      ----------
Deferred tax liabilities:
  Other......................................          (62,000)                  --              --
                                                      --------           ----------      ----------
Total deferred tax liabilities...............          (62,000)                  --              --
Less: Valuation allowance....................         (539,000)          (1,603,000)     (1,906,000)
                                                      --------           ----------      ----------
Net deferred tax asset.......................         $     --           $       --      $       --
                                                      ========           ==========      ==========


    Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

    The Company has concluded that it is probable that it will be able to realize these net deferred tax assets in future periods.

8. STOCKHOLDERS' DEFICIT

    The Company has 1,500 authorized shares of Common Stock, no par value, of which 100 were issued and outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited).

                          EAGLE RIVER INTERACTIVE INC.

9. GEOGRAPHIC REPORTING

    The Company began operations outside of the United States during 1996. A summary of the Company's operations and financial position by geographical area is presented below:

    For the period January 1, 1997 through September 26, 1997:


                                                     UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                                     -------------   -------------   ------------
Revenues...........................................  $ 12,422,000     $  505,000     $ 12,927,000
Income (loss) from operations......................    (8,277,000)      (328,000)      (8,605,000)
Net income (loss)..................................    (9,712,000)         7,000       (9,705,000)


    For the period September 26, 1997 through December 31, 1997 and as of December 31, 1997:

                                                     UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                                     -------------   -------------   ------------
Revenues...........................................  $  4,791,000     $  193,000     $  4,984,000
Income (loss) from operations......................    (3,459,000)      (162,000)      (3,621,000)
Net income (loss)..................................    (3,773,000)      (168,000)      (3,941,000)
Long-lived assets..................................    15,189,000         84,000       15,273,000
Current assets.....................................     6,322,000        229,000        6,551,000
Other assets.......................................        45,000         19,000           64,000

    As of and for the year ended December 31, 1998:

                                                     UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                                     -------------   -------------   ------------
Revenues...........................................  $ 21,875,000     $1,567,000     $ 23,442,000
Income (loss) from operations......................    (6,601,000)       (41,000)      (6,642,000)
Net income (loss)..................................    (8,201,000)       (52,000)      (8,253,000)
Long-lived assets..................................     9,868,000        105,000        9,973,000
Current assets.....................................     4,947,000        463,000        5,410,000
Other assets.......................................        32,000         20,000           52,000

    As of and for the three months ended March 31, 1999 (unaudited):

                                                     UNITED STATES   INTERNATIONAL   CONSOLIDATED
                                                     -------------   -------------   ------------
Revenues...........................................  $  4,575,000     $  497,000     $  5,072,000
Income (loss) from operations......................    (1,956,000)         8,000       (1,948,000)
Net income (loss)..................................    (2,338,000)         8,000       (2,330,000)
Long-lived assets..................................     8,501,000        117,000        8,618,000
Current assets.....................................     4,700,000        337,000        5,037,000
Other assets.......................................        26,000         17,000           43,000

                          EAGLE RIVER INTERACTIVE INC.

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company is committed under operating leases, principally for office space. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense was approximately $281,000, $1,070,000, $288,000 and $261,000 for the period from September 27, 1997 through December 31, 1997, the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 (unaudited), respectively. Future minimum base rents under terms of noncancelable operating leases are as follows:

1999........................................................  $1,244,000
2000........................................................   1,259,000
2001........................................................     984,000
2002........................................................     688,000
2003........................................................     634,000
Thereafter..................................................   2,493,000
                                                              ----------
                                                              $7,302,000
                                                              ==========

LITIGATION

    The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

11. CAPITAL LEASE OBLIGATIONS

    At December 31, 1998, the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rate on the capital leases ranges from 5.00% to 10.25%.

    Future minimum payments under the lease agreements are as follows:

Year ending December 31:
1999........................................................  $165,000
                                                              --------
    Total minimum lease payments............................   165,000
Less--Amounts representing interest.........................    15,000
                                                              --------
    Present value of net minimum lease payments.............  $150,000
                                                              ========

                          EAGLE RIVER INTERACTIVE INC.

12. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution plan covering all of its eligible employees in the U.S. The Plan became effective on October 1, 1997 and is qualified under Section 401(k) of the Internal Revenue Code of 1996. Employees may begin participation on monthly enrollment dates provided that they have completed three months of service. The Company may make matching and/or profit sharing contributions to the Plan at its discretion.

    Contribution expense was $24,000, $225,000, $64,000, and $57,000 for the period September 27, 1997 through December 31, 1997, the year ended
December 31, 1998 and for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

13. ORGANIZATIONAL REALIGNMENT

    In the second quarter of 1997 the Parent completed an organizational realignment, which included moving the Parent's corporate office to Scottsdale, Arizona and the Predecessor's headquarters to Chicago, Illinois. The Predecessor incurred approximately $1.1 million of expenses in connection with the realignment for severance charges, moving costs, and similar charges, which was recorded in Other Expense in the accompanying statement of operations for the period from January 1, 1997 through September 26, 1997. Substantially all of this amount was disbursed prior to the sale to Omnicom Group on September 26, 1997.

14. SUBSEQUENT EVENT

    Pursuant to an Agreement and Plan of Merger dated April 28, 1999, the Company was acquired by AGENCY.COM effective April 1, 1999. As a result of the sale, the separate existence of the Company ceased. Under the merger agreement, the 100 outstanding shares of the Company's common stock was converted into 3,659,548 of AGENCY.COM common shares and a warrant to purchase 4,328,752 AGENCY.COM common shares.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interactive Solutions, Inc.:

We have audited the accompanying consolidated balance sheets of Interactive Solutions, Inc. (a Massachusetts corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Solutions, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York

July 16, 1999

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                       ------------------------    MARCH 31,
                                                          1997         1998          1999
                                                       ----------   -----------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
Current Assets:
  Cash and cash equivalents..........................  $  422,114   $   880,663   $   325,279
  Accounts receivable, net of allowance for doubtful
    accounts of $37,481, $310,000 and $310,000
    (unaudited), respectively........................   1,301,208     2,871,281       810,562
  Unbilled charges...................................     206,277       219,228     3,281,020
  Prepaid expenses and other current assets..........         491       173,359            --
  Due from affiliates................................          --       351,770            --
  Income tax receivable..............................      54,262       147,992       147,992
                                                       ----------   -----------   -----------
      Total current assets...........................   1,984,352     4,644,293     4,564,853
Property And Equipment, net of accumulated
    depreciation and amortization of $92,787,
    $388,061 and $485,003 (unaudited),
    respectively.....................................     357,539     1,109,914     1,026,136
Goodwill, net of accumulated amortization of $0,
    $1,953,783 and $3,233,779 (unaudited),
    respectively.....................................          --     5,450,026    14,446,736
Deferred Tax Assets..................................     258,550     1,798,932     2,254,479
Other Assets.........................................          --        33,545        52,025
                                                       ----------   -----------   -----------
      Total assets...................................  $2,600,441   $13,036,710   $22,344,229
                                                       ==========   ===========   ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses..............  $  627,855   $ 2,186,909   $ 1,298,297
  Due to Omnicom Finance Inc.........................          --     2,358,106     2,786,024
  Deferred revenue...................................     618,440       519,320       828,745
  Due to affiliates..................................          --            --       305,316
  Deferred tax liabilities...........................     157,987        94,893        96,938
                                                       ----------   -----------   -----------
      Total current liabilities......................   1,404,282     5,159,228     5,315,320
                                                       ==========   ===========   ===========
Due To Omnicom Finance Inc...........................     828,346     9,737,645     9,904,727
                                                       ----------   -----------   -----------
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Common stock, $.01 par value, 7,000,000 shares
    authorized, 4,500,000, 4,505,500 and 4,505,500
    (unaudited) shares issued and outstanding,
    respectively.....................................      45,000        45,055        45,055
  Additional paid-in capital.........................     486,375       495,120    10,771,825
  Accumulated deficit................................    (163,562)   (2,400,338)   (3,692,698)
                                                       ----------   -----------   -----------
      Total stockholders' equity (deficit)...........     367,813    (1,860,163)    7,124,182
                                                       ----------   -----------   -----------
      Total liabilities and shareholders' equity
        (deficit)....................................  $2,600,441   $13,036,710   $22,344,229
                                                       ==========   ===========   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                                  -------------------------------------   ------------------------
                                                     1996         1997         1998          1998         1999
                                                  ----------   ----------   -----------   ----------   -----------
                                                                                                (UNAUDITED)
Revenues........................................  $1,513,027   $4,187,300   $15,370,470   $1,805,075   $ 3,598,106
Direct Salaries And Costs.......................     803,991    2,432,179     9,659,366    1,256,519     2,207,841
                                                  ----------   ----------   -----------   ----------   -----------
    Gross profit................................     709,036    1,755,121     5,711,104      548,556     1,390,265

General And Administrative......................     385,396    1,467,918     6,220,344      780,152     1,509,291
Sales And Marketing.............................      66,028      692,288       482,952       84,697        39,898
Amortization Of Goodwill........................          --           --     1,953,783      102,771     1,279,996
Depreciation And Amortization...................      12,819       79,969       295,274       36,235        96,942
                                                  ----------   ----------   -----------   ----------   -----------
  Income (loss) from operations.................     244,793     (485,054)   (3,241,249)    (455,299)   (1,535,862)
Interest Expense, net...........................          --       22,444       599,003       45,464       210,000
                                                  ----------   ----------   -----------   ----------   -----------
  Income (loss) before (provision) benefit for
    income taxes................................     244,793     (507,498)   (3,840,252)    (500,763)   (1,745,862)
(Provision) Benefit For Income Taxes............    (100,192)     199,335     1,603,476      206,430       453,502
                                                  ----------   ----------   -----------   ----------   -----------
      Net income (loss).........................  $  144,601   $ (308,163)  $(2,236,776)  $ (294,333)  $(1,292,360)
                                                  ==========   ==========   ===========   ==========   ===========

 The accompanying notes are an integral part of these consolidated statements.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                        TOTAL
                                     COMMON STOCK       ADDITIONAL     RETAINED     STOCKHOLDERS'
                                 --------------------     PAID-IN      EARNINGS        EQUITY
                                  SHARES      AMOUNT      CAPITAL      (DEFICIT)      (DEFICIT)
                                 ---------   --------   -----------   -----------   -------------
Balance, January 1, 1996.......  4,500,000   $45,000    $   (13,625)  $        --    $    31,375

  Capital contribution.........         --        --        500,000            --        500,000

  Net income...................         --        --             --       144,601        144,601
                                 ---------   -------    -----------   -----------    -----------

Balance, December 31, 1996.....  4,500,000    45,000        486,375       144,601        675,976

  Net income...................         --        --             --      (308,163)      (308,163)
                                 ---------   -------    -----------   -----------    -----------

Balance, December 31, 1997.....  4,500,000    45,000        486,375      (163,562)       367,813

  Exercise of stock options....      5,500        55          8,745            --          8,800

  Net loss.....................         --        --             --    (2,236,776)    (2,236,776)
                                 ---------   -------    -----------   -----------    -----------

Balance, December 31, 1998.....  4,505,500    45,055        495,120    (2,400,338)    (1,860,163)

  Allocation from parent of
    costs over fair value of
    assets acquired............         --        --     10,276,705            --     10,276,705

  Net loss (unaudited).........         --        --             --    (1,292,360)    (1,292,360)
                                 ---------   -------    -----------   -----------    -----------

Balance, March 31, 1999
  (Unaudited)..................  4,505,500   $45,055    $10,771,825   $(3,692,698)   $ 7,124,182
                                 =========   =======    ===========   ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                                    -----------------------------------   -------------------------
                                                      1996        1997         1998          1998          1999
                                                    ---------   ---------   -----------   -----------   -----------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ 144,601   $(308,163)  $(2,236,776)  $  (294,333)  $(1,292,360)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities-
  Amortization of goodwill........................         --          --     1,953,783       102,771     1,279,996
  Depreciation and amortization...................     12,819      79,969       295,274        36,235        96,942
  Allowance for doubtful accounts.................      6,000      86,481       261,537        59,509            --
      Changes in operating assets and liabilities:
      Accounts receivable.........................   (402,331)   (730,680)      (72,425)     (611,044)    2,060,719
      Unbilled charges............................         --    (206,277)      376,037       287,205    (3,061,792)
      Prepaid expenses and other current assets...       (557)         66      (172,868)      (39,176)      173,359
      Income tax receivable.......................    (82,886)    (54,262)      (93,730)           --            --
      Due from affiliates.........................         --          --      (351,770)           --       657,086
      Deferred tax assets.........................         --    (175,664)   (1,041,037)     (208,473)     (455,547)
      Other assets................................       (528)        836        35,566        35,866       (18,480)
      Accounts payable and accrued expenses.......     66,634     561,221       929,954       281,316      (888,613)
      Deferred revenue............................    123,787     494,653      (485,975)      122,952       309,425
      Deferred tax liabilities....................    181,657     (23,670)     (562,439)        2,044         2,045
                                                    ---------   ---------   -----------   -----------   -----------

Net cash provided by (used in) operating
  activities......................................     49,196    (275,490)   (1,164,869)     (225,128)   (1,137,220)
                                                    ---------   ---------   -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired..............         --    (300,000)   (8,827,538)   (8,827,538)           --
  Capital expenditures............................    (98,403)   (281,635)     (825,249)     (111,999)      (13,164)
                                                    ---------   ---------   -----------   -----------   -----------

        Net cash used in investing activities.....    (98,403)   (581,635)   (9,652,787)   (8,939,537)      (13,164)
                                                    ---------   ---------   -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from Omnicom Finance Inc.:...........         --     828,346    11,267,405     9,451,463       595,000
  Proceeds from exercise of stock option..........         --          --         8,800            --
  Proceeds from capital contribution..............    500,000          --            --            --            --
                                                    ---------   ---------   -----------   -----------   -----------
    Net cash provided by financing activities.....    500,000     828,346    11,276,205     9,451,463       595,000
                                                    ---------   ---------   -----------   -----------   -----------
    Net increase (decrease) in cash and cash
      equivalents.................................    450,793     (28,779)      458,549       286,798      (555,384)
CASH AND CASH EQUIVALENTS, beginning of year......        100     450,893       422,114       422,114       880,663
                                                    ---------   ---------   -----------   -----------   -----------

CASH AND CASH EQUIVALENTS, end of year............  $ 450,893   $ 422,114   $   880,663   $   708,912   $   325,279
                                                    =========   =========   ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Income taxes..................................  $ 160,400   $(104,620)  $    62,200   $        --   $        --
    Interest......................................         --          --        37,598            --            --
                                                    =========   =========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  ACTIVITY:
Increase in goodwill resulting from allocation
  from Parent of cost over fair value of assets
  acquired........................................  $      --   $      --   $        --   $        --   $10,276,706

 The accompanying notes are an integral part of these consolidated statements.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Interactive Solutions, Inc. and subsidiary (collectively known as the "Company" or "Interactive") is a digital communications services provider. Prior to December 31, 1998, Interactive was owned 60% by its majority shareholder and 40% by Communicade Inc. ("Communicade"), formerly known as JWL Associates, Corp., a wholly-owned subsidiary of the Omnicom Group Inc. ("Omnicom")--See Notes 3 and 12. The Company creates digital communications strategies to help its clients increase sales, improve communications and create brand identities. The Company's integrated service offering includes strategic consulting, design of information architecture and end-user interfaces and customization and implementation of enabling software technologies. The Company primarily uses Internet-based technologies to create digital communications strategies and is building capabilities in additional technologies.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Interactive and its subsidiary, Quadris Consulting, Inc. ("Quadris"). The Company had no subsidiary prior to March 16, 1998 (See Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue from contracts is recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs in excess of related billings. Deferred revenue represents billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenue from time and material jobs is recognized on the basis of costs incurred during the period.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

GOODWILL

    Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is being amortized over a period of three years on a straight-line basis. Management has evaluated the amortization period in the current period and has determined that no impairment currently exists. This amortization period will be evaluated by management on a continuing basis, and will be adjusted if the life of the goodwill is impaired.

ACCOUNTING FOR LONG-LIVED ASSETS

    The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset could be bought or sold in a current transaction between willing parties or can be determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1997 and 1998.

INCOME TAXES

    The Company accounts for income taxes under the provisions of the SFAS
No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, due from affiliates, accounts payable and due to Omnicom Finance Inc. approximate fair value due to the short-term maturity of these instruments. The carrying amount of due to Omnicom Group Inc. approximates fair value.

STOCK-BASED COMPENSATION

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation (See Note 8).

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure of geographic information.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial information included herein as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

2. ACQUISITIONS

QUADRIS CONSULTING, INC.

    On March 16, 1998, the Company purchased 60% of the equity of a newly formed corporation, Quadris. Concurrent with this transaction, Quadris acquired substantially all of the assets and liabilities of the Quadris division of JYACC, Inc. The total consideration for the net assets acquired was $8,827,538. The remaining 40% of Quadris is owned by Quadris' management.

    This acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of $7,403,809, which is the cost in excess of net assets acquired and is being amortized over a period of three years.

ECHO STRATEGIES GROUP

    On June 20, 1997, the Company purchased substantially all of the assets of Echo Strategies Group ("Echo") for cash consideration of $300,000. This acquisition was accounted for under the

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

2. ACQUISITIONS (CONTINUED)

purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the acquisition date. In conjunction with the purchase of Echo, the Company signed employment contracts with two former Echo employees and issued to them a total of 200,000 stock options with a five-year vesting period, exercisable at $1.60 per share. These options vested and converted to options to acquire AGENCY.COM LTD. ("AGENCY.COM") shares on April 28, 1999 (See
Note 12). As a result of the acquisition, the separate existence of the Company ceased to exist.

    The acquisitions described above were valued based on management's estimates of the fair value of the assets and liabilities acquired at the date of acquisition. An independent third party valuation corroborating management's estimates for the Quadris acquisition was obtained. Assets and liabilities acquired were recorded as follows:

                                                              QUADRIS              ECHO
                                                          ----------------   ----------------
Accounts receivable.....................................     $1,759,185          $229,403
Unbilled charges........................................        388,988                --
Fixed assets............................................        222,400            70,289
Other assets............................................         69,111               308
Goodwill................................................      7,403,809                --
Accounts payable and accrued expenses...................       (385,986)               --
Deferred revenue........................................       (386,855)               --
Accrued loss on contracts...............................       (243,114)               --
                                                             ----------          --------
  Total purchase price..................................     $8,827,538          $300,000
                                                             ==========          ========

    The results of the acquired businesses have been included in the consolidated financial statements from their respective acquisition dates.

PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

    The following unaudited pro forma consolidated results of operations reflect the results of operations as if Quadris had been acquired January 1, 1998 and Echo had been acquired January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1998 and 1997, respectively, or of future operating results.

                                              YEAR ENDED DECEMBER 31,            THREE MONTHS
                                           ------------------------------       ENDED MARCH 31,
                                              1997               1998                1998
                                           ----------         -----------       ---------------
Pro forma:
  Revenues...............................  $4,777,217         $17,097,861         $3,602,466
  Net loss...............................     277,671           2,107,423            164,980

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

3. RELATED PARTY TRANSACTIONS

COMMUNICADE, INC.

    During December 1996, the Company entered into a shareholder agreement with Communicade. The shareholder agreement stipulates that Omnicom Finance Inc., a wholly owned subsidiary of Omnicom, provide the Company with a line of credit for working capital purposes of up to $2.5 million and additional financing, in connection with the Company's acquisition of "new media companies," as defined in the shareholder agreement, provided that Communicade remains a shareholder of the Company.

    Amounts borrowed for working capital and acquisition funding under the line of credit bear interest at the same rate charged by Omnicom Finance Inc. to subsidiaries of Omnicom under a cash management program. The interest rates ranged from 6.63% to 6.85%, 6.00% to 6.70%, for the years ended December 31, 1997 and 1998 and 6.60% to 6.65% and 5.91% to 5.95% for the three months ended March 31, 1998 and 1999 (unaudited), respectively. Interest expense amounted to $0, $22,444, $599,003 for the years ended December 31, 1996, 1997 and 1998 and
$45,464 and $210,000 for the three months ended March 31, 1998 and 1999 (unaudited), respectively. All outstanding amounts are secured by a priority lien on all of the Company's assets.

    At December 31, 1997 and 1998 and March 31, 1999, $528,346, $2,358,106 and
$2,786,024, respectively, were outstanding under the working capital line of credit, repayable in full upon the closing of the initial public offering of AGENCY.COM's common stock (See Note 12). In addition, the Company has $300,000, $9,737,645 and $9,904,727 of acquisition funding outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited), respectively, in connection with the acquisition of "new media companies" with repayments falling due in the principal amount of $300,000 and $8,886,000 (unaudited) and accumulated interest in the years 2003 and 2004, respectively.

AGENCY.COM

    During the year ended December 31, 1998, the Company provided $240,928 of consulting services to AGENCY.COM, an affiliated company. At December 31, 1998 and March 31, 1999, the Company had net receivables from and payables to AGENCY.COM of $240,928 and $703,914 (unaudited), respectively.

EAGLE RIVER INTERACTIVE

    During the year ended December 31, 1998, the Company provided $110,842 of consulting services to Eagle River Interactive ("Eagle River"), an affiliated company. At December 31, 1998, the Company had net receivables from Eagle River of $110,842. At March 31, 1999 no amounts were due to or from Eagle River.

    Prior to January 1, 1998, the Company had not provided any services to AGENCY.COM and Eagle River and consequently, had no amounts receivable from either company.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

3. RELATED PARTY TRANSACTIONS (CONTINUED)

    For the three months ended March 31, 1998 and 1999, the Company had not provided any consulting services to AGENCY.COM or Eagle River.

4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                             DECEMBER 31,
                                                         ---------------------    MARCH 31,
                                                           1997        1998         1999
                                                         --------   ----------   -----------
                                                                                 (UNAUDITED)
Computer equipment.....................................  $312,925   $1,008,289   $1,021,453
Furniture and fixtures.................................   120,977      422,508      422,508
Leasehold improvements.................................    16,424       67,178       67,178
                                                         --------   ----------   ----------
      Total property and equipment.....................   450,326    1,497,975    1,511,139

Less--Accumulated depreciation and amortization........    92,787      388,061      485,003
                                                         --------   ----------   ----------
      Property and equipment, net......................  $357,539   $1,109,914   $1,026,136
                                                         ========   ==========   ==========

    Depreciation and amortization expense aggregated $12,819, $79,969 and $295,274 for the years ended December 31, 1996, 1997 and 1998 and $36,235 and $96,942 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

5. GOODWILL

    Goodwill consisted of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
Goodwill....................................................   $7,403,809    $17,680,515
  Less--Accumulated amortization............................   (1,953,783)    (3,233,779)
                                                               ----------    -----------
    Goodwill, net...........................................   $5,450,026    $14,446,736
                                                               ==========    ===========

    Amortization expense aggregated $1,953,783 and $1,279,996 for the year ended December 31, 1998 and for the three months ended March 31, 1999 (unaudited), respectively. The Company did not have any goodwill prior to March 15, 1998.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                           ----------------------    MARCH 31,
                                                             1997         1998         1999
                                                           ---------   ----------   -----------
                                                                                    (UNAUDITED)
Accrued bonuses..........................................  $173,055    $  700,687   $   60,008
Accrued payroll..........................................    84,508       554,081           --
Accrued expenses.........................................    52,556       176,749      525,289
Accrued professional fees................................   109,623       518,981      471,500
Accounts payable.........................................   208,113       163,403      241,500
Accrued loss on contract.................................        --        73,008           --
                                                           --------    ----------   ----------
                                                           $627,855    $2,186,909   $1,298,297
                                                           ========    ==========   ==========

    There were no other individual items greater than 5% of current liabilities as of December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited).

7. INCOME TAXES

    Income (loss) before (provision) benefit for income taxes and the (provision) benefit for income taxes consisted of the following:

                                                                             THREE MONTHS
                                        YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                  -----------------------------------   -----------------------
                                    1996        1997         1998         1998         1999
                                  ---------   ---------   -----------   ---------   -----------
                                                                              (UNAUDITED)
Income (loss) before income
  taxes:........................  $ 244,793   $(507,498)  $(3,840,252)  $(500,763)  $(1,745,862)
                                  =========   =========   ===========   =========   ===========
(Provision for) benefit from
  income taxes:
    Current--
      Federal...................  $  (1,086)  $ 155,794   $   598,816   $  93,665   $   160,155
      State and local...........       (335)     48,328       164,536      26,779        43,274

    Deferred--
      Federal...................    (75,470)     (3,658)      643,203      65,784       191,476
      State and local...........    (23,301)     (1,129)      196,921      20,202        58,597
                                  ---------   ---------   -----------   ---------   -----------
                                  $(100,192)  $ 199,335   $ 1,603,476   $ 206,430   $   453,502
                                  =========   =========   ===========   =========   ===========

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

7. INCOME TAXES (CONTINUED)

    The differences between the tax (provision) benefit from continuing operations reflected in the financial statements and the amounts calculated at the federal statutory income tax rate of 34% are as follows:

                                                                               THREE MONTHS
                                           YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                      ----------------------------------   ---------------------
                                        1996        1997         1998        1998        1999
                                      ---------   ---------   ----------   ---------   ---------
                                                                                (UNAUDITED)
Income tax (provision) benefit at
  statutory rate....................  $ (83,230)  $172,549    $1,305,686   $170,259    $593,593
State and local taxes on income, net
  of federal tax (provision)
  benefit...........................    (15,600)    30,412       303,985     38,290      86,923
Other...............................     (1,362)    (3,626)       (6,195)    (2,119)   (227,014)
                                      ---------   --------    ----------   --------    --------
                                      $(100,192)  $199,335    $1,603,476   $206,430    $453,502
                                      =========   ========    ==========   ========    ========

    The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities), net, are as follows:


                                                              DECEMBER 31,
                                                         -----------------------    MARCH 31,
                                                            1997         1998         1999
                                                         ----------   ----------   -----------
                                                                                   (UNAUDITED)
Deferred tax assets:
    Cash basis to accrual basis adjustment.............  $       --   $       --   $       --
    Goodwill amortization..............................          --      628,502      826,976
    Bad Debt...........................................      34,826      124,837      144,972
    Net operating loss carryforward....................     204,122      967,473    1,170,903
    Others.............................................      19,602       78,120      111,628
                                                         ----------   ----------   ----------
Total deferred tax assets..............................     258,550    1,798,932    2,254,479
Less: valuation allowance..............................          --           --           --
                                                         ----------   ----------   ----------
Net deferred tax assets................................     258,550    1,798,932    2,254,479
                                                         ----------   ----------   ----------

Deferred tax liabilities:
    Cash basis to accrual basis adjustment.............    (142,545)     (71,273)     (53,454)
    Others.............................................     (15,442)     (23,620)     (43,484)
                                                         ----------   ----------   ----------
Total deferred tax liabilities.........................    (157,987)     (94,893)     (96,938)
                                                         ----------   ----------   ----------
Net deferred tax asset.................................  $  100,563   $1,704,039   $2,157,541
                                                         ==========   ==========   ==========

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

7. INCOME TAXES (CONTINUED)

    As of December 31, 1997 and 1998 and March 31, 1999, the Company has $513,383, $2,418,683 and $2,927,258 (unaudited), respectively net operating loss carryforwards available to offset future taxable income through 2012.

    Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes but have not yet been expensed in the financial statements.


    Interactive has elected to file its income tax return using the accrual basis of accounting for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the Company filed on the cash basis. Quadris has elected to file its income tax return using the accrual basis of accounting from inception (March 16, 1998) to December 31, 1998.


8. STOCKHOLDERS' EQUITY (DEFICIT)

CAPITAL CONTRIBUTION

    On December 6, 1996, the Company and Communicade entered into a Stock Purchase Agreement (See Note 3) by which the Company received a $500,000 capital contribution from Communicade, who had previously purchased shares of the Company's common stock from the founder.

STOCK SPLITS

    On January 10, 1996, the Company's Board of Directors authorized an 18 to 1 stock split of the Company's common stock effective immediately. This resulted in the issuance of 170,000 additional shares of common stock.

    On April 28, 1998, the Company's Board of Directors authorized a 25 to 1 stock split of its common stock effective immediately. This resulted in the issuance of 4,320,000 additional shares of common stock.

    All share amounts in the accompanying consolidated financial statements and footnotes have been restated to give effect to these stock splits as of December 31,1995.

STOCK OPTIONS

INTERACTIVE

    Interactive has a Stock Option and Incentive Plan (the "Interactive Plan"), that provides for the granting of stock options to employees. Pursuant to the Interactive Plan, an aggregate of 500,000 shares of common stock has been reserved for issuance. Under the Interactive Plan, the optionees

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

will receive options to purchase shares in Interactive if, and only if, Interactive merges into AGENCY.COM (See Note 12).

    A summary of the status of the Interactive Plan as of December 31, 1996, 1997, 1998 and March 31, 1999 and the changes during the periods then ended is presented below:

                                                             DECEMBER 31,
                                  ------------------------------------------------------------------
                                          1996                   1997                   1998               MARCH 31, 1999
                                  --------------------   --------------------   --------------------   ----------------------
                                             WEIGHTED-              WEIGHTED-              WEIGHTED-               WEIGHTED-
                                              AVERAGE                AVERAGE                AVERAGE                 AVERAGE
                                             EXERCISE               EXERCISE               EXERCISE                EXERCISE
                                  OPTIONS      PRICE     OPTIONS      PRICE     OPTIONS      PRICE     OPTIONS       PRICE
                                  --------   ---------   --------   ---------   --------   ---------   --------   -----------
                                                                                                                  (UNAUDITED)
Outstanding at beginning of
  period........................      --       $  --          --      $  --      420,000     $1.60     494,500       $1.60
Granted.........................      --          --     420,000       1.60      212,000      1.60          --          --
Exercised.......................      --          --          --         --       (5,500)     1.60          --          --
Cancelled.......................      --          --          --         --     (132,000)     1.60          --          --
                                    ----       -----     -------      -----     --------     -----     -------       -----
Outstanding at end of period....      --       $  --     420,000      $1.60      494,500     $1.60     494,500       $1.60
                                    ====       =====     =======      =====     ========     =====     =======       =====

    The following table summarizes information on stock options outstanding and exercisable under the Interactive Plan at December 31, 1998:

                                                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            --------------------------------   --------------------
                                                       WEIGHTED-   WEIGHTED-              WEIGHTED-
                                                        AVERAGE     AVERAGE                AVERAGE
EXERCISE                                               REMAINING   EXERCISE               EXERCISE
PRICE                                        NUMBER      LIFE        PRICE      NUMBER      PRICE
--------                                    --------   ---------   ---------   --------   ---------
$1.60.....................................  494,500    9 years       $1.60     167,830      $1.60

    Options outstanding under the Interactive Plan have been granted at prices above the fair market value of the stock on the date of grant.

    The Company has elected, in accordance with the provisions of SFAS No. 123, to apply the current accounting rules under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plan.

    Had compensation for those awards been determined based on the fair value at the grant dates for those awards consistent with the method in SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

awards granted prior to fiscal year 1996. Additional stock option awards are anticipated in future years.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------   ----------
Net Loss
  As reported...............................................  $308,163    $2,236,776
  Pro forma.................................................   308,458     2,237,366

    The plan was not in existence prior to December 31, 1997.

    The Company used the Black-Scholes option-pricing model to determine the fair value of grants made in 1997 and 1998. There were no grants made prior to 1997. The following assumptions were applied in determining the pro forma compensation cost:

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                                 1997                1998
                                                             -------------       -------------
Expected option life.......................................    9.5 years           9.3 years
Risk free interest rate....................................         6.36%               5.25%
Expected stock price volatility............................         0.00%               0.00%
Expected dividend yield....................................         0.00%               0.00%
Fair value of options granted..............................   $     0.02          $       --

QUADRIS

    Quadris has a Stock Option and Incentive Plan (the "Quadris' Plan") that provides for the granting of 1,500,000 of options to employees of Quadris. These options give the optionee the right to purchase common stock of Quadris. Under the Quadris' Plan, the optionees will receive options to purchase shares in Interactive if, and only if, Interactive merges into AGENCY.COM (See Note 12).

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    A summary of the status of the Quadris' Plan as of December 31, 1998 and March 31, 1999 and the changes during the periods then ended is presented below:

                                                 DECEMBER 31, 1998              MARCH 31, 1999
                                             --------------------------   --------------------------
                                                           WEIGHTED-                    WEIGHTED-
                                                            AVERAGE                      AVERAGE
                                              OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                             ---------   --------------   ---------   --------------
                                                                                 (UNAUDITED)
Outstanding at beginning of period.........         --       $  --        1,500,000       $0.20
Granted....................................  1,500,000        0.20               --
                                             ---------       -----        ---------       -----
Outstanding at end of period...............  1,500,000       $0.20        1,500,000       $0.20
                                             =========       =====        =========       =====

    The plan was not in existence prior to 1998.

    The following table summarizes information on stock options outstanding and exercisable under the Quadris Plan at December 31, 1998:

                                                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                           ---------------------------------   --------------------
                                                       WEIGHTED-   WEIGHTED-              WEIGHTED-
EXERCISE                                                AVERAGE     AVERAGE                AVERAGE
PRICE                                                  REMAINING   EXERCISE               EXERCISE
RANGE                                       NUMBER       LIFE        PRICE      NUMBER      PRICE
--------                                   ---------   ---------   ---------   --------   ---------
$0.20-0.22...............................  1,500,000   10 years      $0.20         --     $      --

    Options outstanding under the Quadris' Plan have been granted at prices at or above the fair market value of the stock on the date of grant.

    The Company has elected, in accordance with the provisions of SFAS No. 123, to apply the current accounting rules under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plan.

    Had compensation for those awards been determined based on the fair value at the grant dates for those awards consistent with the method in SFAS No. 123, there would have been no impact on the Company's net loss for December 31, 1998 as the options were granted on December 31, 1998. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to awards granted prior to fiscal year 1996. Additional stock option awards are anticipated in future years.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    The Company used the Black-Scholes option-pricing model to determine the fair value of grants made in 1998. There were no grants made prior to 1998. The following assumptions were applied in determining the pro forma compensation cost:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Expected option life........................................     10 years
Risk free interest rate.....................................         4.65%
Expected stock price volatility.............................         0.00%
Expected dividend yield.....................................         0.00%
Fair value of options granted...............................   $0.06-0.07

9. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company is committed under operating leases, principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $48,099, $203,042, $1,064,650 for the years ended December 31, 1996, 1997 and 1998 and $125,509 and $360,046 for the three months ended March 31, 1998 and 1999, (unaudited) respectively. Future minimum base rents under terms of non-cancelable operating leases are as follows:

                                                                RENTAL
                                                               PAYMENTS
                                                              ----------
Years ending December 31:
1999........................................................  $  726,861
2000........................................................     598,735
2001........................................................     603,968
2002........................................................     603,968
2003........................................................     298,401
Thereafter..................................................      48,538
                                                              ----------
                                                              $2,880,471
                                                              ==========

LITIGATION

    The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

10. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution plan covering all of its eligible employees. The Plan became effective on February 1, 1997 and is qualified under
Section 401(k) of the Internal Revenue Code of 1996. The Company matches employee contributions to the plan at a rate of 50%, up to a total match of 3% of the participating employee's salary. Expenses related to the Company's contributions to the Plan amounted to $125,850 for the year ended December 31, 1998 and $35,956 and $87,071 for the three months ended March 31, 1998 and 1999 (unaudited), respectively. The Company started the matching program in 1998 and, therefore, there are no contributions for 1996 and 1997.

    This plan was terminated in May of 1999 and replaced with the AGENCY.COM 401K plan. Under the AGENCY.COM plan, participants are eligible for a discretionary employer match equal to 50% of the first 6% of the participating employee's compensation, with vesting in this match occurring over a five-year period.

11. BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments which subject the Company to concentrations of credit risk consisted primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

    For the year ended December 31, 1996, one client accounted for 69% of total revenues.

    For the year ended December 31, 1997, one client accounted for 68% of total revenues.

    For the year ended December 31, 1998, two clients accounted for 25% and 11%, respectively, of total revenues.

    For the three months ended March 31, 1998, two clients accounted 31% and 17%, (unaudited) respectively, of total revenues.

    For the three months ended March 31, 1999, one client accounted for 12% of total revenues.

    As of December 31, 1997, two clients accounted for 48% and 18%, respectively, of total accounts receivable.

    As of December 31, 1998, two clients accounted for 26% and 17%, (unaudited) respectively, of total accounts receivable.

    As of March 31, 1999, four clients accounted for 25%, 20%, 16% and 11%, (unaudited) respectively, of total accounts receivable.

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY

12. SUBSEQUENT EVENTS

    On January 27, 1999, the majority shareholder of Interactive sold 2,700,000 shares of common stock (100% of his interest) to Communicade. Communicade paid $3,000,000 in consideration for the shares. As part of the transaction, Communicade also paid this stockholder $1,500,000 to settle the earnout associated with Communicade's initial investment in the Company, as noted in the stock purchase agreement dated December 6, 1996. As a result of the transaction, Interactive became a wholly-owned subsidiary of Communicade. This transaction was accounted for by Communicade under the purchase method of accounting and resulted in Communicade recording $10,276,706 of costs over fair value of the assets acquired. As a result, Communicade allocated these costs to the Company. These costs are reflected in the accompanying March 31, 1999 financial statements as goodwill (net of amortization expense for the period) and additional paid-in capital.

    Pursuant to an Agreement and Plan of Merger dated April 1, 1999, a merger was consummated between AGENCY.COM and the Company. The stock-for-stock transaction was approved by the shareholders of both companies after which the Company was merged with and into AGENCY.COM, with AGENCY.COM continuing as the surviving corporation in the merger. As a result of the merger, the separate existence of the Company ceased. Under the merger agreement, the Company received 24.6% of the outstanding shares in AGENCY.COM.

    In conjunction, with the transaction, the Company issued 934,763 shares of common stock and created 558,742 new options to acquire the minority interest of Quadris (See Note 8).

    As a result of Interactive being acquired by AGENCY.COM, the options granted under both the Interactive Plan and the Quadris Plan convert to options to acquire AGENCY.COM shares.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Quadris Consulting:

We have audited the accompanying balance sheets of Quadris Consulting, a division of JYACC, Inc. (a New York corporation) as of December 31, 1997 and March 15, 1998, and the related statements of operations, divisional equity and cash flows for each of the two years ended December 31, 1997 and the period from January 1, 1998 to March 15, 1998. These financial statements are the responsibility of the management of JYACC, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quadris Consulting as of December 31, 1997 and March 15, 1998, and the results of its operations and its cash flows for each of the two years ended December 31, 1997 and the period from January 1, 1998 to March 15, 1998 and, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

New York, New York
July 16, 1999

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                                 BALANCE SHEETS

                                                              DECEMBER 31,   MARCH 15,
                                                                  1997          1998
                                                              ------------   ----------
                           ASSETS

Current Assets:
  Accounts receivable.......................................   $1,823,385    $1,750,197
  Unbilled charges..........................................           --       385,094
  Prepaid expenses and other current assets.................        4,822        35,866
                                                               ----------    ----------
      Total current assets..................................    1,828,207     2,171,157

Property and Equipment, net of accumulated depreciation and
  amortization of $670,287 and $693,941, respectively.......      291,330       270,247

Other Assets................................................       39,941        33,245
                                                               ----------    ----------
      Total assets..........................................   $2,159,478    $2,474,649
                                                               ==========    ==========

             LIABILITIES AND DIVISIONAL EQUITY

Current Liabilities:
  Accounts payable and accrued expenses.....................   $  577,317    $  385,986
  Accrued loss on contract..................................      249,277       243,113
  Deferred revenue..........................................      423,253       386,855
                                                               ----------    ----------
      Total current liabilities.............................    1,249,847     1,015,954
                                                               ----------    ----------

Commitments and Contingencies (Note 6)

Divisional Equity...........................................      909,631     1,458,695
                                                               ----------    ----------
      Total liabilities and divisional equity...............   $2,159,478    $2,474,649
                                                               ==========    ==========

      The accompanying notes are an integral part of these balance sheets.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                            STATEMENTS OF OPERATIONS

                                                                                                       PERIOD FROM
                                                                YEAR ENDED DECEMBER 31,                JANUARY 1 TO
                                                   -------------------------------------------------    MARCH 15,
                                                            1996                      1997                 1998
                                                   -----------------------   -----------------------   ------------
Revenues.........................................        $8,138,275                $8,914,995           $1,727,391

Direct Salaries and Costs........................         4,634,533                 6,050,616            1,144,664
                                                         ----------                ----------           ----------
    Gross profit.................................         3,503,742                 2,864,379              582,727

Sales and Marketing..............................            18,714                     5,560                1,577

General and Administrative.......................         1,707,854                 1,585,467              362,872
                                                         ----------                ----------           ----------
    Income from operations.......................         1,777,174                 1,273,352              218,278

Interest Expense, net............................                --                        --                1,925
                                                         ----------                ----------           ----------
    Income before provision for income taxes.....         1,777,174                 1,273,352              216,353

Provision for Income Taxes.......................           711,000                   509,000               87,000
                                                         ----------                ----------           ----------
    Net income...................................        $1,066,174                $  764,352           $  129,353
                                                         ==========                ==========           ==========

        The accompanying notes are an integral part of these statements.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                        STATEMENTS OF DIVISIONAL EQUITY

                                                                                     PERIOD FROM
                                                          YEAR ENDED DECEMBER 31,    JANUARY 1 TO
                                                          ------------------------    MARCH 15,
                                                             1996          1997          1998
                                                          -----------   ----------   ------------
Divisional Equity, beginning of period..................  $  722,626    $ 404,712     $  909,631
  Net income............................................   1,066,174      764,352        129,353
  Less-- Net (decrease) increase in investment with
    JYACC, Inc..........................................  (1,384,088)    (259,433)       419,711
                                                          ----------    ---------     ----------
Divisional Equity, end of period........................  $  404,712    $ 909,631     $1,458,695
                                                          ==========    =========     ==========

        The accompanying notes are an integral part of these statements.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED          PERIOD FROM
                                                              DECEMBER 31,         JANUARY 1 TO
                                                         -----------------------    MARCH 15,
                                                            1996         1997          1998
                                                         ----------   ----------   ------------
Cash Flows From Operating Activities:
  Net income...........................................  $1,066,174   $  764,352    $ 129,353
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities--
      Depreciation and amortization....................     122,680      123,749       23,654
      Changes in assets and liabilities:
        Accounts receivable............................    (573,616)    (236,287)      73,188
        Unbilled charges...............................          --           --     (385,094)
        Prepaid expenses and other current assets......          --       (4,822)     (31,044)
        Other assets...................................      (3,250)     (22,386)       6,696
        Accounts payable and accrued expenses..........     171,143     (143,765)    (191,331)
        Accrued loss on contracts......................     406,769     (157,492)      (6,164)
        Deferred revenue...............................     299,439      123,814      (36,398)
                                                         ----------   ----------    ---------
          Net cash provided by (used in) operating
            activities.................................   1,489,339      447,163     (417,140)
                                                         ----------   ----------    ---------
Cash Flows From Investing Activities:
  Capital expenditures.................................    (105,251)    (187,730)      (2,571)
                                                         ----------   ----------    ---------
          Net cash received from (remitted to)
            JYACC, Inc.................................  $1,384,088   $  259,433    $(419,711)
                                                         ==========   ==========    =========

        The accompanying notes are an integral part of these statements.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Quadris Consulting ("Quadris" or the "Company") is a division of JYACC, Inc. ("JYACC") and is not a separate legal entity. On March 16, 1998, Quadris was acquired by Quadris Consulting, Inc. (a majority--owned subsidiary of Interactive Solutions, Inc.--See Note 9). Interactive Solutions, Inc. is owned 40% by Communicade, Inc., formerly known as JWL Associates Corp., a wholly--owned subsidiary of the Omnicom Group Inc. ("Omnicom") and 60% by its majority shareholder. Quadris is a systems integrator and developer of custom software solutions. Quadris creates digital communications strategies to help its clients increase sales and improve communications. Quadris' integrated service offering includes strategic consulting, user requirements analysis, technical and functional systems design, software development and systems integration, quality assurance, documentation, and software deployment services.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Quadris has estimated that all accounts receivable are collectible and, therefore, has not recorded an allowance for doubtful accounts.

DIVISIONAL EQUITY

    Divisional equity as used in these financial statements represents a summary of all intercompany activity between Quadris and JYACC as well as the accumulation of earnings.

REVENUE RECOGNITION

    Revenues from contracts are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs in excess of billings. Deferred revenue represents billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenue from time and material jobs is recognized on the basis of costs incurred during the period.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of three to seven years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

ACCOUNTING FOR LONG-LIVED ASSETS

    Quadris accounts for long-lived assets under the provisions of SFAS
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset could be bought or sold in a current transaction between willing parties or can be determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1997 and March 15, 1998.

INCOME TAXES

    As a division of JYACC, Quadris was not subject to federal, state and local income taxes. The effective rate herein reflects the rate that would have been applicable had Quadris been independent. Provisions for deferred taxes were not reflected on Quadris' books, but were reflected on JYACC's books and records. Going forward, Quadris will record deferred taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes."

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure.

2. RELATED PARTY TRANSACTIONS

    JYACC has provided services to Quadris including, but not limited to, financial, systems and legal services, administration of benefit and insurance programs, income tax management, cash management and treasury services. These financial statements include an allocation of JYACC's administrative expenses. The allocation was based on a percentage of the number of employees working for Quadris in relation to the total number of employees of JYACC taken as a whole.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                      DECEMBER 31,   MARCH 15,
                                                          1997         1998
                                                      ------------   ---------
Computer equipment..................................    $731,974     $734,545
Furniture and fixtures..............................      81,402       81,402
Computer software...................................      89,586       89,586
Leasehold improvements..............................      58,655       58,655
                                                        --------     --------
    Total property and equipment....................     961,617      964,188
Less--Accumulated depreciation and amortization.....     670,287      693,941
                                                        --------     --------
    Property and equipment, net.....................    $291,330     $270,247
                                                        ========     ========

    Depreciation and amortization aggregated $122,680, $123,749, and $23,654, respectively, for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to March 15, 1998, respectively.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                      DECEMBER 31,   MARCH 15,
                                                          1997         1998
                                                      ------------   ---------
Accounts payable....................................    $ 77,855     $ 64,709
Accrued payroll.....................................     156,940           --
Accrued vacation....................................     241,771      286,826
Accrued expenses--other.............................     100,751       34,451
                                                        --------     --------
                                                        $577,317     $385,986
                                                        ========     ========

5. INCOME TAXES

    The financial statements reflect an effective tax rate of 40%, which reasonably reflects what Quadris' tax rate would have been as a separate entity. Deferred taxes are reflected as a component of divisional equity as JYACC is the taxable legal entity. If Quadris were a separate taxable entity, the components of the temporary differences would be primarily due to customer reserves and allowances, unbilled charges, deferred revenue, depreciation, and accrued vacation.

    For the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to March 15, 1998, the following provisions for income taxes were made:

                                               YEARS ENDED            PERIOD
                                              DECEMBER 31,        FROM JANUARY 1
                                          ---------------------    TO MARCH 15,
                                            1996        1997           1998
                                          ---------   ---------   --------------
Current:
  Federal...............................  $604,350    $432,650       $73,950
  State.................................   106,650      76,350        13,050
                                          --------    --------       -------
    Provision for income taxes..........  $711,000    $509,000       $87,000
                                          ========    ========       =======

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES (CONTINUED)

    The difference between Quadris' effective tax rate and the statutory federal income tax rate is as follows:

                                            YEARS ENDED             PERIOD
                                           DECEMBER 31,         FROM JANUARY 1
                                      -----------------------    TO MARCH 15,
                                         1996         1997           1998
                                      ----------   ----------   --------------
Provision for income taxes..........  $  711,000   $  509,000      $ 87,000
Income before taxes.................   1,777,174    1,273,352       216,353
Effective tax rate..................         40%          40%           40%
Net state tax.......................          6%           6%            6%
Federal statutory rate..............         34%          34%           34%

6. COMMITMENTS AND CONTINGENCIES

    Quadris is committed under operating leases, principally for office space and equipment. Rent expense and equipment rental were $222,973, $323,860 and $116,599, respectively, for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to March 15, 1998. Future minimum base rents under the terms of the noncancelable operating leases are as follows:

Period from March 16, 1998 to December 31, 1998.............  $  501,000
Year ending December 31:
  1999......................................................     636,000
  2000......................................................     616,000
  2001......................................................     604,000
  2002......................................................     604,000
  Thereafter................................................     347,000
                                                              ----------
                                                              $3,308,000
                                                              ==========

LITIGATION

    The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

7. EMPLOYEE BENEFIT PLAN

    JYACC maintains a defined contribution plan covering all eligible employees, which also covers Quadris employees. The plan is qualified under Section 401(k) of the Internal Revenue Code. Under the plan, JYACC was required to make certain matching contributions as defined.

                               QUADRIS CONSULTING
                          (A DIVISION OF JYACC, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. EMPLOYEE BENEFIT PLAN (CONTINUED)

    This plan was terminated in May of 1999 and replaced with the AGENCY.COM 401(k) plan. Under the AGENCY.COM plan participants are eligible for a discretionary employer match equal to 50% of the first 6% of the participating employees compensation.

8. BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments which subject Quadris to concentrations of credit risk consist primarily of trade accounts receivable. Quadris' clients are primarily concentrated in the United States. Quadris performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

    For the year ended December 31, 1996, two clients accounted for 39% and 29%, respectively, of total revenues.

    For the year ended December 31, 1997, two clients accounted for 47% and 21%, respectively, of total revenues.

    For the period from January 1, 1998 to March 15, 1998, two clients accounted for 40% and 18%, respectively, of total revenues.

    As of December 31, 1997, five clients accounted for 27%, 16%, 14%, 13% and 10%, respectively, of total accounts receivable.

    As of March 15, 1998, four clients accounted for 27%, 19%, 15% and 14%, respectively, of total accounts receivable.

9. SUBSEQUENT EVENT

    On March 16, 1998, Quadris Consulting, Inc. (a majority--owned subsidiary of Interactive Solutions, Inc.) purchased the remaining 60% of Quadris for approximately $8,828,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Twinspark Interactive People B.V.:

We have audited the accompanying balance sheets of Twinspark Interactive People B.V. (a Dutch corporation), as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 1997 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these 1997 and 1998 financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twinspark Interactive People B.V. as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

                                                      ARTHUR ANDERSEN

Rotterdam, The Netherlands

August 9, 1999

                       TWINSPARK INTERACTIVE PEOPLE B.V.

                                 BALANCE SHEETS

                                                               DECEMBER 31,         JUNE 30,
                                                           ---------------------   -----------
                                                             1997        1998         1999
                                                           --------   ----------   -----------
                                                                                   (UNAUDITED)
                         ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  --      $   97,946   $   --
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $44,090 and $181,370 (unaudited),
    respectively.........................................   318,042    1,583,016    1,040,445
  Unbilled charges.......................................    43,595      110,123      156,426
  Prepaid expenses and other current assets..............    48,548       97,416      141,399
  Due from affiliates....................................     --          19,589      279,030
                                                           --------   ----------   ----------
      Total current assets...............................   410,185    1,908,090    1,617,300
Property and Equipment, net of accumulated depreciation
  and amortization of $121,370, $211,245 and $256,810
  (unaudited), respectively..............................    81,245      292,778      511,086
Intangibles, net of accumulated amortization of $9,908,
  $21,178 and $30,534(unaudited), respectively...........    39,631       31,766      100,996
                                                           --------   ----------   ----------
      Total assets.......................................  $531,061   $2,232,634   $2,229,382
                                                           ========   ==========   ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses..................  $193,699   $  819,568   $1,380,124
  Line of credit.........................................    93,629       --          537,392
  Income taxes payable...................................     --          55,591       --
  Deferred revenue.......................................     --         362,135      108,982
  Due to affiliates......................................    80,749       10,059       32,413
                                                           --------   ----------   ----------
      Total current liabilities..........................   368,077    1,247,353    2,058,911
                                                           --------   ----------   ----------
Long-term Liabilities:
  Bank loans.............................................    49,539       63,532       52,142
                                                           --------   ----------   ----------
      Total long-term liabilities........................    49,539       63,532       52,142
                                                           --------   ----------   ----------
      Total liabilities..................................   417,616    1,310,885    2,111,053
                                                           --------   ----------   ----------
Commitments (Note 10)

Stockholders' Equity:
  Common stock, $0.05 par value, 15,000,000 shares
    authorized; 0, 15,000,000 and 15,000,000 (unaudited)
    shares issued respectively...........................     --         755,705      755,705
  Retained earnings (deficit)............................   152,773      158,819     (546,076)
  Cumulative translation adjustment......................   (39,328)       7,225      (91,300)
                                                           --------   ----------   ----------
      Total stockholder's equity.........................   113,445      921,749      118,329
                                                           --------   ----------   ----------
      Total liabilities and stockholders' equity.........  $531,061   $2,232,634   $2,229,382
                                                           ========   ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

                            STATEMENTS OF OPERATIONS

                                                                              SIX MONTHS
                                             YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                                             -----------------------   -------------------------
                                                1997         1998         1998          1999
                                             ----------   ----------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
Revenues...................................  $1,287,802   $2,690,816   $  746,270    $2,417,259

Direct salaries and costs..................   1,020,127    1,771,878      582,120     1,467,849
                                             ----------   ----------   ----------    ----------

  Gross profit.............................     267,675      918,938      164,150       949,410

General and administrative.................     360,646      469,545      150,920     1,524,269

Sales and marketing........................      --           --           --            94,000

Depreciation and amortization..............      73,049       91,189       34,300        79,659
                                             ----------   ----------   ----------    ----------

  Income (loss) from operations............    (166,020)     358,204      (21,070)     (748,518)

Interest expense...........................       8,173       12,091        6,370         6,164
                                             ----------   ----------   ----------    ----------

  Income (loss) before (provision) benefit
    for income taxes.......................    (174,193)     346,113      (27,440)     (754,682)

Provision for (benefit from) income
  taxes....................................          --       52,899           --       (49,787)
                                             ----------   ----------   ----------    ----------

  Net income (loss)........................  $ (174,193)  $  293,214   $  (27,440)   $ (704,895)
                                             ==========   ==========   ==========    ==========

        The accompanying notes are an integral part of these statements.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         CUMULATIVE
                                   COMMON STOCK        ADDITIONAL                          FOREIGN
                              ----------------------    PAID-IN          RETAINED         CURRENCY
                                SHARES      AMOUNT      CAPITAL     EARNINGS/(DEFICIT)   TRANSLATION     TOTAL
                              ----------   ---------   ----------   ------------------   -----------   ---------
Balance, January 1, 1997....          --   $     --       $  --         $  326,966        $     --     $ 326,966

  Translation adjustment....          --         --          --                 --         (39,328)      (39,328)
  Net loss..................          --         --          --           (174,193)             --      (174,193)
                              ----------   --------       -----         ----------        --------     ---------

Balance, December 31, 1997..          --         --          --            152,773         (39,328)      113,445

  Translation adjustment....          --         --          --                 --          46,553        46,553
  Issuance of shares........  15,000,000    287,168          --           (287,168)             --            --
  Capital contribution......          --    468,537          --                 --              --       468,537
  Net income................          --         --          --            293,214              --       293,214
                              ----------   --------       -----         ----------        --------     ---------

Balance, December 31, 1998..  15,000,000    755,705          --            158,819           7,225       921,749
  Translation adjustment....          --         --          --                 --         (98,525)      (98,525)
  Net loss (unaudited)......          --         --          --           (704,895)             --      (704,895)
                              ----------   --------       -----         ----------        --------     ---------

Balance, June 30, 1999
  (unaudited)...............  15,000,000   $755,705       $  --         $ (546,076)       $(91,300)    $ 118,329
                              ==========   ========       =====         ==========        ========     =========

        The accompanying notes are an integral part of these statements.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

                            STATEMENTS OF CASH FLOWS

                                                                                   SIX
                                                    YEAR ENDED                MONTHS ENDED
                                                   DECEMBER 31,                 JUNE 30,
                                              -----------------------   -------------------------
                                                1997         1998          1998          1999
                                              ---------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss).........................  $(174,193)  $   293,214    $ (27,440)   $ (704,895)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities--
      Depreciation and amortization.........     73,049        91,189       34,300        79,659
      Allowance for doubtful accounts.......         --        44,090           --       132,780
    Changes in operating assets and
      liabilities:
      (Increase) decrease in accounts
        receivable..........................   (318,042)   (1,309,064)     (52,430)      405,291
      (Increase) in unbilled charges........    (43,595)      (66,528)     (96,530)      (46,303)
      (Increase) decrease in prepaid
        expenses and other current assets...    (48,548)      (48,868)      32,830       (43,983)
      (Increase) in due from affiliates.....         --       (19,589)          --      (259,441)
      Increase in accounts payable and
        accrued expenses....................    193,699       607,581      144,550       560,556
      Increase (decrease) in deferred
        revenue.............................         --       362,135       77,420      (253,153)
      Increase in due to affiliates.........     80,749       (70,690)      19,600        22,354
      Increase (decrease) in income taxes
        payable.............................         --        55,591           --       (55,591)
                                              ---------   -----------    ---------    ----------
        Net cash provided by (used in)
          operating activities..............   (236,881)      (60,939)     132,300      (162,726)
                                              ---------   -----------    ---------    ----------
Cash Flows From Investing Activities:
  Capital expenditures, net.................    182,580      (277,092)    (132,300)           --
  Acquisition of subsidiary, net of cash
    acquired................................    (49,539)           --           --      (362,697)
                                              ---------   -----------    ---------    ----------
        Net cash provided by (used in)
          investing activities..............    133,041      (277,092)    (132,300)     (362,697)
                                              ---------   -----------    ---------    ----------
Cash Flows From Financing Activities:
  Borrowings under bank loans, net..........     49,539        13,993           --       (11,390)
  Proceeds from capital contribution........         --       468,537           --            --
  Borrowings under line of credit...........     93,629            --           --       537,392
                                              ---------   -----------    ---------    ----------
        Net cash provided by financing
          activities........................    143,168       482,530           --       526,002
                                              ---------   -----------    ---------    ----------
Net increase (decrease) in cash and cash
  equivalents...............................     39,328       144,499           --           579
Effect of Exchange Rates on Cash............    (39,328)      (46,553)          --       (98,525)
Cash and Cash Equivalents, beginning of
  period....................................         --            --           --        97,946
                                              ---------   -----------    ---------    ----------
Cash and Cash Equivalents, end of period....  $      --   $    97,946    $      --    $       --
                                              =========   ===========    =========    ==========

        The accompanying notes are an integral part of these statements.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Twinspark Interactive People B.V. (the "Company" or "Twinspark") is an Internet professional services firm. The Company provides a broad range of interactive services that enable businesses to develop and implement interactive media products.

    Effective January 1, 1997, Topics Interactive factory B.V. (Topics) contributed its business to Twinspark Interactive People B.V. i.c.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues are recognized for time and materials-based arrangements on the basis of costs incurred in the period. Revenue from fixed-fee arrangements is recognized on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Amounts billed, which are not yet earned, are classified as deferred revenue in the accompanying consolidated balance sheets.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt and equity instruments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

INTANGIBLES

    Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of five years on a straight-line basis. The Company reviews its intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset exceeds the fair value of the asset. If circumstances indicate that the carrying

                       TWINSPARK INTERACTIVE PEOPLE B.V.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

amount of the intangible asset that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

ACCOUNTING FOR LONG-LIVED ASSETS

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that that the Company expects to hold and use may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset could be bought or sold in a current transaction between willing parties or can be determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying values has occurred as of December 31, 1998 and March 31, 1999 (unaudited).

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which the taxes are expected to be paid or recovered. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. The Company has elected to file its income tax returns using the cash basis of accounting.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

    All assets and liabilities of foreign subsidiaries are translated into Dutch guilders at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, due from/to affiliates and accounts payable approximate fair value due to the short-term maturity of these instruments.

BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in The Netherlands. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

    For the year ended December 31, 1997, 2 clients accounted for 22% and 12%, respectively, of total revenues.

    For the year ended December 31, 1998, 3 clients accounted for 16%, 10% and 10% of total revenues.

    As of December 31, 1997, 1 client accounted for 26% of total accounts receivable and unbilled charges.

    As of December 31, 1998, 2 clients accounted for 18% and 9% respectively of total accounts receivable and unbilled charges.

COMPREHENSIVE INCOME

    During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                      YEAR ENDED              SIX MONTHS
                                                     DECEMBER 31,           ENDED JUNE 30,
                                                 ---------------------   ---------------------
                                                   1997        1998        1998        1999
                                                 ---------   ---------   ---------   ---------
                                                                              (UNAUDITED)
Net income (loss)..............................  $(174,193)  $293,214    $ (27,440)  $(704,895)
Foreign currency translation adjustment........    (39,328)    46,553       23,276     (98,525)
                                                 ---------   --------    ---------   ---------
  Comprehensive income (loss)..................  $(213,521)  $339,767    $  (4,164)  $(803,420)
                                                 =========   ========    =========   =========

                       TWINSPARK INTERACTIVE PEOPLE B.V.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company only has operations in the Netherlands and currently believes that it operates in one segment, therefore, the adoption of SFAS No. 131 will not materially affect the Company's current disclosure.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial information included herein as of June 30, 1999 and for the three months ended June 30, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

2. ACQUISITIONS

COOL B.V.

    As of January 9, 1999 the Company signed a letter of intent to acquire all activities of a Dutch entity called Cool B.V. The goodwill which will be paid and included in the letter of intent is approximately $95,300. Per date of the issuance of these financial statements, the acquisition is not completed.

3. RELATED PARTY TRANSACTIONS

    Due from affiliates consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
3WIS Beheer B.V.............................................   $  --     $19,589      $ 17,850
Tridion B.V.................................................      --          --       261,180
                                                               -----     -------      --------
  Due from affiliates.......................................   $  --     $19,589      $279,030
                                                               =====     =======      ========

    Due to affiliates consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
3WIS Beheer B.V.............................................  $49,044    $    --      $    --
Topics Interactive Factory B.V..............................   31,705     10,059       32,413
                                                              -------    -------      -------
  Due to affiliates.........................................  $80,749    $10,059      $32,413
                                                              =======    =======      =======

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                            ---------------------    JUNE 30,
                                                              1997        1998         1999
                                                            ---------   ---------   -----------
                                                                                    (UNAUDITED)
Office equipment..........................................  $  24,274   $  87,886    $ 574,972
Computer equipment........................................    153,076     374,312      111,658
Technical infrastructure..................................     25,265      41,825       81,266
                                                            ---------   ---------    ---------
  Total property and equipment............................    202,615     504,023      767,896
Less--Accumulated depreciation and amortization...........   (121,370)   (211,245)    (256,810)
                                                            ---------   ---------    ---------
  Property and equipment, net.............................  $  81,245   $ 292,778    $ 511,086
                                                            =========   =========    =========

    Depreciation expense was approximately $62,832, $81,112 and $45,565, respectively, for the years ended December 31, 1997 and 1998 and period ending June 30, 1999 (unaudited).

                       TWINSPARK INTERACTIVE PEOPLE B.V.

5. INTANGIBLES

    Intangibles consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Goodwill....................................................  $49,539    $52,944      $131,530
Less--Accumulated amortization..............................   (9,908)   (21,178)      (30,534)
                                                              -------    -------      --------
  Intangibles, net..........................................  $39,631    $31,766      $100,996
                                                              =======    =======      ========

    Amortization expense was approximately $10,217, $10,076 and $9,356 for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 (unaudited), respectively.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                            ---------------------    JUNE 30,
                                                              1997        1998         1999
                                                            ---------   ---------   -----------
                                                                                    (UNAUDITED)
Accounts payable..........................................  $100,070    $360,546    $  964,373
Accrued expenses--other...................................    85,703     441,021       401,659
Accrued professional fees.................................     7,926      18,001        14,092
                                                            --------    --------    ----------
                                                            $193,699    $819,568    $1,380,124
                                                            ========    ========    ==========

7. INCOME TAXES

    The provision for income taxes is based upon the regular corporate Dutch tax rate of 35%. The pre incorporation result (January 1, 1997--December 22, 1998) of Twinspark Interactive People B.V. in corporation can be contributed to Twinspark Interactive People B.V.

    Income (loss) before income taxes and the provision (benefit) per taxes on income (loss) consisted of the following:

                                                                YEAR ENDED
                                                               DECEMBER 31,          SIX MONTHS
                                                           ---------------------       ENDED
                                                             1997        1998      JUNE 30, 1999
                                                           ---------   ---------   --------------
                                                                                    (UNAUDITED)
Income (loss) before income taxes:
  Domestic...............................................  $      --   $     --      $      --
  International..........................................   (174,193)   346,113       (754,682)
                                                           ---------   --------      ---------
                                                           $(174,193)  $346,113      $(754,682)
                                                           =========   ========      =========

Provision (benefit) for taxes on income (loss):
  Current--International.................................  $ (65,437)  $ 52,899      $ (49,787)
  Deferred--International................................         --         --             --
                                                           ---------   --------      ---------
                                                           $ (65,437)  $ 52,899      $ (49,787)
                                                           =========   ========      =========

                       TWINSPARK INTERACTIVE PEOPLE B.V.

7. INCOME TAXES (CONTINUED)

    A reconciliation of the difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate is as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,        SIX MONTHS
                                                            --------------------       ENDED
                                                              1997       1998      JUNE 30, 1999
                                                            --------   ---------   -------------
                                                                                    (UNAUDITED)
Statutory federal income tax rate.........................  $(59,226)  $117,678      $(256,592)
Local taxes on income (additional Dutch rate).............    (1,742)     3,461         (7,547)
Other.....................................................    13,000    (12,000)            --
Valuation allowance.......................................    47,968    (56,240)       214,352
                                                            --------   --------      ---------
Effective rate............................................  $     --   $ 52,899      $ (49,787)
                                                            ========   ========      =========

    The tax effects of temporary differences that give rise to a significant portion of the deferred income taxes are as follows:


                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Current deferred income tax assets (liabilities) net:
  Other.....................................................  $     --   $     --    $   7,547
Noncurrent deferred income tax assets (liabilities) net:
  Net operating loss........................................    47,968         --      256,592
  Valuation allowance.......................................   (47,968)        --     (214,352)
                                                              --------   --------    ---------
      Total deferred income taxes, net......................  $     --   $     --    $  49,787
                                                              ========   ========    =========


    Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

8. STOCKHOLDERS' EQUITY

COMMON SHARES

    The Company has 15,000,000 authorized shares of Common Stock, of which 15,000,000 shares were issued as of December 31, 1998 and June 30, 1999.

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES AND RENT COMMITMENTS

    The Company is committed under operating leases, principally for office space and cars expiring through 2002. As of December 31, 1998, the Company has a total car lease commitment of $126,455.

                       TWINSPARK INTERACTIVE PEOPLE B.V.

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In February 1999, the Company signed a letter of intent to rent an office building in Diemen for a 10- year period. The rent will start between June 1, 2000 and August 31, 2000. The total rent commitment over the 10-year period is $5,909,618.

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $   30,000
2000........................................................     305,000
2001........................................................     581,000
2002........................................................     581,000
2003........................................................     551,000
Thereafter..................................................   3,581,000

CREDIT FACILITIES

    The Company has credit facilities available for an amount of $156,683 and a 5 year loan agreement with the bank of $50,380 to be repaid in 20 quarter terms, commencing January 1, 1998. The Company pledged its office equipment and accounts receivable. In addition the payables of the Company to related parties at any date are subordinated against the payables of the Company to the bank. Finally, the bank requires that the equity of the Company is at least 30% of balance sheet total.

11. EMPLOYEE BENEFIT PLAN

    The Company has a defined contribution plan covering all of its eligible employees in The Netherlands. The Plan is effective from March 18, 1999. Employees may begin participation on monthly enrollment dates provided that they have reached 25 years of age and permanent employment.

12. SUBSEQUENT EVENTS

    Effective January 1, 1999, all assets and liabilities related to Interactive Products Solutions will be transferred to a newly established company called Tridion B.V. for approximately $100,000.


    In August 1999, the Company was acquired by AGENCY.COM Ltd. ("AGENCY.COM") for $700,000 in cash and 1,057,226 shares of AGENCY.COM's common stock valued at $5.95 per share, of which 1,047,226 shares were given to the shareholders of the Company and 10,000 shares to employees of the Company, for a total aggregate purchase price of $7,000,000. Employees of the Company also received 75,000 stock options to purchase shares of AGENCY.COM's common stock. Furthermore, the purchase agreement calls for certain earn-out payments to the former shareholders of the Company based upon the achievement of certain targeted operating results of the Company through December 1999. These payments are payable in the form of 168,066 shares of AGENCY.COM's common stock which are currently held in escrow.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Interactive Traffic, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Interactive Traffic, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

September 23, 1999, except for Note 12,
as to which the date is October 21, 1999

                           INTERACTIVE TRAFFIC, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  742,151     $ 2,037,391
  Accounts receivable, net of allowance for doubtful
    accounts of $18,300 and $0..............................      601,401       1,369,228
  Prepaid expenses and other current assets.................       45,353          96,495
                                                               ----------     -----------
    Total current assets....................................    1,388,905       3,503,114
Property and equipment, net.................................      345,042         469,391
Security deposits...........................................       71,298         110,004
                                                               ----------     -----------
    Total assets............................................   $1,805,245     $ 4,082,509
                                                               ==========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $  214,396     $   395,077
  Customer advances.........................................    1,088,025       2,450,329
  Deferred revenues.........................................      259,500         677,276
  Current portion of long-term debt.........................       36,217          41,151
  Line of credit............................................           --         200,000
  Other.....................................................       41,710          26,710
  Stockholder loans.........................................       42,475          84,064
                                                               ----------     -----------
    Total current liabilities...............................    1,682,323       3,874,607
Long-term debt..............................................       69,495          67,204
                                                               ----------     -----------
    Total liabilities.......................................    1,751,818       3,941,811
                                                               ==========     ===========
Stockholders' equity:
  Common stock, par value $.01, 300,000 and 500,000 shares
    authorized in 1998 and 1999, respectively; 212,387 and
    213,733 shares issued and outstanding in 1998 and 1999,
    respectively............................................        2,124           2,137
  Series A Convertible Preferred stock, par value $.01, 0
    and 37,041 shares authorized in 1998 and 1999,
    respectively; 0 and 37,041 shares issued and outstanding
    in 1998 and 1999, respectively..........................           --             370
  Stockholder receivable....................................      (26,461)        (28,782)
  Additional paid-in capital................................      727,403       3,731,591
  Deferred compensation.....................................           --      (1,157,584)
  Accumulated deficit.......................................     (649,639)     (2,407,034)
                                                               ----------     -----------
    Total stockholders' equity..............................       53,427         140,698
                                                               ----------     -----------
    Total liabilities and stockholders' equity..............   $1,805,245     $ 4,082,509
                                                               ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                           INTERACTIVE TRAFFIC, INC.

                            STATEMENTS OF OPERATIONS


                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED    -----------------------------
                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                          1998           1998            1999
                                                      ------------   -------------   -------------
                                                                              (UNAUDITED)
Revenues............................................   $3,506,833     $2,309,796      $ 4,286,931
Cost of revenues....................................    2,788,220      1,836,845        4,045,756
                                                       ----------     ----------      -----------
  Gross profit......................................      718,613        472,951          241,175
Operating expenses:
  General and administrative........................    1,189,557        775,216        1,703,707
  Sales and marketing...............................      218,604        143,574          318,556
                                                       ----------     ----------      -----------
    Total operating expenses........................    1,408,161        918,790        2,022,263
    Operating loss..................................     (689,548)      (445,839)      (1,781,088)
Other income (expense)
  Interest income...................................       42,108         30,682           57,941
  Interest expense..................................      (14,257)       (10,040)         (24,248)
  Loss on disposal of equipment.....................       (9,399)            --          (10,000)
                                                       ----------     ----------      -----------
                                                           18,452         20,642           23,693
                                                       ----------     ----------      -----------
Net loss............................................   $ (671,096)    $ (425,197)     $(1,757,395)
                                                       ==========     ==========      ===========


   The accompanying notes are an integral part of these financial statements.

                           INTERACTIVE TRAFFIC, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1999

                                SERIES A
                               CONVERTIBLE
                                PREFERRED              COMMON                                                          RETAINED
                                  STOCK                 STOCK                         ADDITIONAL                       EARNINGS
                           -------------------   -------------------   STOCKHOLDER     PAID-IN        DEFERRED       (ACCUMULATED
                            SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE     CAPITAL      COMPENSATION       DEFICIT)
                           --------   --------   --------   --------   ------------   ----------   --------------   --------------
Balance, December 31,
  1997...................       --    $    --    195,523    $ 1,955      $(25,008)    $  181,947    $        --      $    21,457
Issuance of common
  stock..................       --         --      9,009         90            --        299,910             --               --
Stock-based compensation
  on restricted shares...       --         --      7,855         79            --        245,546             --               --
Advances to stockholder..       --         --         --         --        (1,453)            --             --               --
Net loss.................       --         --         --         --            --             --             --         (671,096)
                            ------    -------    -------    -------      --------     ----------    -----------      -----------
Balance, December 31,
  1998...................       --               212,387      2,124       (26,461)       727,403             --         (649,639)
Stock-based compensation
  on restricted shares...       --         --      1,346         13            --        175,766             --               --
Advances to stockholder..       --         --         --         --        (2,321)            --             --               --
Issuance of preferred
  stock..................   37,041        370         --         --            --      1,495,710             --               --
Issuance of stock
  options................       --         --         --         --            --      1,332,712     (1,332,712)              --
Stock-based compensation
  on stock options.......       --         --         --         --            --             --        175,128               --
Net loss.................       --         --         --         --            --             --             --       (1,757,395)
                            ------    -------    -------    -------      --------     ----------    -----------      -----------
Balance, September 30,
  1999...................   37,041    $   370    213,733    $ 2,137      $(28,782)    $3,731,591    $(1,157,584)     $(2,407,034)
                            ======    =======    =======    =======      ========     ==========    ===========      ===========


                               TOTAL
                           STOCKHOLDERS'
                               EQUITY
                           --------------
Balance, December 31,
  1997...................    $  180,351
Issuance of common
  stock..................       300,000
Stock-based compensation
  on restricted shares...       245,625
Advances to stockholder..        (1,453)
Net loss.................      (671,096)
                             ----------
Balance, December 31,
  1998...................        53,427
Stock-based compensation
  on restricted shares...       175,779
Advances to stockholder..        (2,321)
Issuance of preferred
  stock..................     1,496,080
Issuance of stock
  options................            --
Stock-based compensation
  on stock options.......       175,128
Net loss.................    (1,757,395)
                             ----------
Balance, September 30,
  1999...................    $  140,698
                             ==========

   The accompanying notes are an integral part of these financial statements.

                           INTERACTIVE TRAFFIC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED    -----------------------------
                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                          1998           1998            1999
                                                      ------------   -------------   -------------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................   $(671,096)      $(425,197)     $(1,757,395)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation....................................      92,603          46,396          141,805
    Provision for doubtful accounts.................     (21,489)        (39,789)         (18,300)
    Stock-based compensation........................     245,625         151,327          350,907
    Loss on disposal of equipment...................       9,399              --           10,000
    Changes in assets and liabilities:
      Accounts receivable...........................     (44,308)        (66,271)        (749,527)
      Prepaid expenses and other....................     (15,026)        (19,823)         (41,046)
      Accounts payable and accrued expenses.........      32,612            (607)         180,678
      Customer advances.............................     543,479         401,933        1,362,305
      Deferred revenues.............................      63,942         196,092          417,776
                                                       ---------       ---------      -----------
        Net cash provided by (used in) operating
          activities................................     235,741         244,061         (102,797)
                                                       ---------       ---------      -----------
Cash flows from investing activities:
  Purchases of fixed assets.........................    (253,603)       (199,157)        (251,856)
  Security deposits.................................     (33,333)        (13,703)         (38,706)
                                                       ---------       ---------      -----------
        Net cash used in investing activities.......    (286,936)       (212,860)        (290,562)
                                                       ---------       ---------      -----------
Cash flows from financing activities:
  Proceeds from bank borrowings.....................      39,016          29,638          210,746
  Payments of bank borrowings.......................     (63,280)        (47,658)         (28,747)
  Proceeds from stockholder loans...................      13,507          12,039           56,089
  Payments of stockholder loans.....................          --              --          (14,500)
  Payments of other loans...........................          --              --          (15,000)
  Payments of capital lease obligation..............     (11,754)         (8,700)         (13,748)
  Advances to stockholder...........................     (20,787)        (17,978)         (10,321)
  Proceeds from stockholder receivable..............      19,336          12,247            8,000
  Issuance of preferred stock.......................          --              --        1,496,080
  Issuance of common stock..........................     300,000         300,000               --
                                                       ---------       ---------      -----------
        Net cash provided by financing activities...     276,038         279,588        1,688,599
                                                       ---------       ---------      -----------
Net increase in cash and cash equivalents...........     224,843         310,789        1,295,240
Cash and cash equivalents, beginning of period......     517,308         517,308          742,151
                                                       ---------       ---------      -----------
Cash and cash equivalents, end of period............   $ 742,151       $ 828,097      $ 2,037,391
                                                       =========       =========      ===========
Supplemental disclosure of cash flow information
  Cash paid during the period for interest..........   $  14,030       $  10,040      $    18,159
Supplemental disclosure of non-cash investing and
  financing activities:
  Capitalized lease obligations incurred............      13,321          13,327           34,393

   The accompanying notes are an integral part of these financial statements.

                           INTERACTIVE TRAFFIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    Interactive Traffic, Inc. (the "Company") is an interactive direct marketing agency and was organized as a Delaware corporation in July 1995 and commenced operations on that date. The Company works with electronic commerce companies to maximize the return on their investment in online marketing programs.

    Inherent in the Company's business are various risks and uncertainties, including its limited operating history, recent development of the Internet advertising market and unproven acceptance and effectiveness of web advertising, unproven business model, risks associated with technological change, and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective product development efforts, and the acceptance of the Company's solutions by the marketplace.

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM BASIS OF PRESENTATION

    The interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited and reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

    Revenues are derived primarily from the delivery of services rendered to clients. For these services the Company receives base fees. In addition to these base fees, certain client agreements contain incentive fee schedules, whereby the Company receives additional revenues based on increased sales levels that its clients achieve from the direct result of services performed by the Company. Revenues are recognized in the period in which the services are performed and the period in which any incentives are earned.

DEFERRED REVENUES

    The Company bills its customers for base fees at the beginning of a month for services to be rendered during the following month. The Company defers these revenues until the services are performed. The Company has recorded deferred revenues of $259,500 and $677,276 for such billings as of December 31, 1998 and September 30, 1999, respectively.

                           INTERACTIVE TRAFFIC, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CUSTOMER ADVANCES

    In connection with performing direct marketing consulting services for its customers, the Company purchases advertising on Web sites on behalf of its customers. The Company invoices its customers for the cost of media placements and remits payments to the Web sites but does not assume any credit risk associated with the transactions. The Company does not recognize any revenue or expenses associated with the purchasing and re-invoicing of advertising placements in its statement of operations. As of December 31, 1998 and September 30, 1999, the Company received $1,088,025 and $2,450,329, respectively, of cash advances from its customers for the purchase of advertising on Web sites.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to account for its stock-based compensation arrangements for employees under APB 25 and related interpretations. Under APB 25, compensation is recorded on the date of grant to the extent the fair value of the underlying stock exceeds the exercise price.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Leasehold improvements are amortized over their estimated useful lives, or the term of the leases, whichever is shorter.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions. The Company performs ongoing credit evaluations of its customers and generally requires no collateral.

    For the year ended December 31, 1998, five customers accounted for approximately 69% of revenues, individually ranging from 10%--19%. Approximately 82% of accounts receivable at December 31, 1998 was due from five customers.

INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences

                           INTERACTIVE TRAFFIC, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

3. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                         ESTIMATED    DECEMBER 31,   SEPTEMBER 30,
                                                        USEFUL LIFE       1998           1999
                                                        -----------   ------------   -------------
                                                                                      (UNAUDITED)
Computer equipment and purchased software.............  3 years         $315,411       $426,736
Furniture and fixtures................................  5 years          114,324        238,555
Leasehold improvements................................  4-5 years         37,387         46,427
                                                         ---------      --------       --------
                                                                         467,122        711,718
Less accumulated depreciation and amortization........                  (122,080)      (242,327)
                                                                        --------       --------
                                                                        $345,042       $469,391
                                                                        ========       ========

4. LEASE COMMITMENTS

    The Company leases its facilities pursuant to noncancellable operating leases. The future minimum lease payments under such leases at December 31, 1998 are as follows:

1999........................................................  $285,738
2000........................................................   311,683
2001........................................................   281,514
2002........................................................    85,302
                                                              --------
                                                              $964,237
                                                              ========

                           INTERACTIVE TRAFFIC, INC.

4. LEASE COMMITMENTS (CONTINUED)

    Rent expense under operating leases for the year ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999 was approximately $187,000, $131,000 and $321,000, respectively.

5. STOCKHOLDERS' EQUITY

    In March 1999, the Board of Directors amended the Certificate of Incorporation to effect an increase in the number of shares the Company has the authority to issue to 537,041 shares, including 500,000 shares of Common Stock and 37,041 shares of Series A Convertible Preferred Stock.

CONVERTIBLE PREFERRED STOCK

    In March 1999, the Company issued 37,041 shares of Series A Convertible Preferred Stock, (the "Series A shares") at a share price of $43.33. The Series A shares were recorded at their fair value on the date of issuance of approximately $1,605,000, net of related issuance costs of $108,920.

    The principal terms of the Series A shares are as follows:

LIQUIDATION PREFERENCE

    In the event of a liquidation of the Company, the holders of the Series A shares are entitled to receive an amount equal to $43.33 per share, plus a further amount per share equal to dividends, if any, then declared but unpaid on the Series A shares, before any distribution or payment is made upon any shares of Common Stock.

PARTICIPATION RIGHTS

    In the event of a liquidation, dissolution, or winding up of the Company (which includes a merger or acquisition where the Company is not the surviving entity), the Series A stockholders initially receive the liquidation preference noted above, and then any remaining amounts are distributed to all remaining stockholders on a pro-rata basis after the Series A shares are converted to common shares.

CONVERSION

    The holders of the Series A shares have the right, at any time, to convert such shares into common stock on a share-for-share basis. All outstanding Series A shares shall automatically convert into common stock upon the consummation of a firm commitment underwritten public offering of the Company's common stock where the gross proceeds from the offering are not less than $15 million.

                           INTERACTIVE TRAFFIC, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

DIVIDENDS

    The Company may not pay dividends to the common stockholders unless a dividend has been paid or set aside on account of all Series A shares. No dividends have been declared on the Series A shares.

VOTING RIGHTS

    The Series A stockholders will have one vote for each full share of common stock, into which their respective Series A shares are convertible on the record date for the vote.

PREEMPTIVE RIGHTS

    The Company grants to each holder of Series A shares the right to purchase such holder's pro rata share of any new securities which the Company may, from time to time, propose to sell and issue.

BOARD OF DIRECTORS REPRESENTATION

    The holders of Series A shares, voting together as a class, shall be entitled to elect one director of the Company at each annual election of directors.

6. STOCK INCENTIVE PLAN

    From July 1995 to December 30, 1998, certain employees were granted restricted shares of common stock. The restricted shares generally vested 25% after one year of service and 18.75% each six month period of service thereafter. If employment was terminated prior to vesting, unless otherwise determined by the Company, any unvested shares were forfeited. On December 30, 1998, the Company entered into an agreement with its employees to cancel their unvested shares and replace them with stock options, at a future date, in accordance with a stock incentive plan which was being implemented by the Company. As of December 30, 1998, all unvested shares were canceled by the Company.

                           INTERACTIVE TRAFFIC, INC.

6. STOCK INCENTIVE PLAN (CONTINUED)

    The following table summarizes the restricted share awards activity during 1998:

                              STOCK INCENTIVE PLAN

                                                              NUMBER OF
                                                               SHARES
                                                              ---------
Restricted share awards at December 31, 1997................    17,984
  Granted during 1998.......................................    55,320
  Vested during 1998........................................    (7,855)
  Forfeited during 1998.....................................    (4,528)
  Cancelled during 1998.....................................   (60,921)
                                                               -------
Restricted share awards at December 31, 1998................        --
                                                               =======

    The Company continued to recognize compensation expense during the period from December 31, 1998 through June 30, 1999, based on the terms of the original restricted share awards.

    In July 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan") under which the Company may issue awards including shares, incentive stock options or non-qualified stock options. The awards, other than incentive stock options, may be granted to the Company's directors, employees and consultants. Incentive stock options may only be granted to employees of the Company. The maximum aggregate number of shares which may be issued pursuant to all awards is 200,000.

    During July and August 1999, the Board granted 89,137 incentive stock options to its employees, of which 87,937 have an exercise price of $4.33 and 1,200 have an exercise price of $10. The fair market value of the Company's common stock, as determined by the Company's management, exceeded the exercise price of the stock options on the date of grant, and accordingly the Company recognized deferred compensation. The deferred compensation is being amortized over the vesting period of the stock options. The options generally vest over a three year period, 25% after one year and 18.75% each six month period thereafter. In accordance with the plan, an option term will not be more than 10 years from the date of grant, with the exception of incentive stock options in which the term will not exceed 5 years from the date of grant. Under certain conditions, these options may vest on an accelerated basis.

    In accordance with the Plan, all outstanding awards issued will become fully vested and exercisable upon the consummation of a corporate transaction, as defined in the Plan, which includes the acquisition of the Company.

                           INTERACTIVE TRAFFIC, INC.

7. LONG TERM DEBT

    Long term debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Note payable to bank, bearing interest at .75% above prime,
  8.5% at December 31, 1998 and 9% at September 30, 1999,
  maturing August 2002. The note requires certain members of the Company's management to personally maintain a
  compensating cash balance.................................    $ 86,000       $ 68,000
Capitalized leases payable to various companies to be paid
  ratably over periods of three years or less...............      19,712         40,355
                                                                --------       --------
                                                                 105,712        108,355
Less current portion of note payable and capitalized
  leases....................................................     (36,217)       (41,151)
                                                                --------       --------
Total long-term debt........................................    $ 69,495       $ 67,204
                                                                ========       ========

8. LINE OF CREDIT

    During February 1999, the Company entered into a line of credit agreement with a financial institution in the amount of $200,000. The line of credit is collateralized by the Company's assets and personally guaranteed by certain members of the Company's management. Borrowings under the line bear interest at 1% above prime, 9.25% at September 30, 1999. The line is required to be repaid once a year. Subsequent to repayment, the Company may not borrow against the line for a period of thirty days.

9. RELATED PARTY TRANSACTIONS

STOCKHOLDER RECEIVABLE

    The stockholder receivable reflected as a reduction in stockholders' equity consists of advances made to an officer who is also a stockholder of the Company. The advances are non-interest bearing and have no established payment terms.

STOCKHOLDER LOANS

    Stockholder loans consists of amounts due to two stockholders of the Company. The amounts bear interest, at rates ranging from 6% to 13.5%, and are due on demand.

10. INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are based upon differences between financial reporting and tax bases of

                           INTERACTIVE TRAFFIC, INC.

10. INCOME TAXES (CONTINUED)

assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Significant components of the Company's net deferred income taxes are as follows:

                                  INCOME TAXES

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Deferred tax assets:
  Net operating loss carryforward...........................    $341,040
  Deferred income...........................................     110,275
  Other.....................................................      99,918
                                                                --------
Total deferred tax assets...................................     551,233
Deferred tax liabilities:
  Accounts receivable.......................................     263,342
  Other.....................................................      37,888
                                                                --------
Total deferred tax liabilities..............................     301,230
Deferred Tax Asset..........................................     250,003
Valuation Allowance.........................................     250,003
                                                                --------
Net Deferred Tax Asset......................................    $     --
                                                                ========

    A valuation allowance is required to reduce the existing deferred tax assets, if, based on the weight of all positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management of the Company has evaluated the available evidence regarding the realizability of its deferred tax assets and concluded that it is more likely than not that the Company will not realize these favorable tax attributes and accordingly, has provided a valuation allowance for the net deferred tax asset. The Company has a net operating loss carryforward equal to approximately $802,000 as of December 31, 1998. Under current Federal income tax law approximately $217,000 and $585,000 of such carryforwards will expire on December 31, 2013 and 2018, respectively.

11. SUBSEQUENT EVENT

    The Company was acquired by AGENCY.COM Ltd. on October 21, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO VISIONIK A/S:

    We have audited the accompanying consolidated balance sheets of Visionik A/S (a Danish corporation) and subsidiaries, as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these 1997 and 1998 financial statements based on our audits.

    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visionik A/S and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles.

                                          MOORE STEPHENS DENMARK

COPENHAGEN, DENMARK

November 2, 1999

                          VISIONIK A/S AND SUSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                          1997           1998            1999
                                                      ------------   ------------   ---------------
                                                                                      (UNAUDITED)
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................    $273,757      $  226,038    $       354,221
  Work in progress, net.............................      14,726          50,551             79,666
  Accounts receivable...............................     205,526         544,288            686,486
  Prepaid expenses and other current assets.........      19,231          31,296            128,614
  Marketable securities available for sale..........     111,553         122,424             66,690
                                                        --------      ----------    ---------------
      Total current assets..........................     624,793         974,597          1,315,677
                                                        ========      ==========    ===============
Property and Equipment, net of accumulated
  amortization of $79,005, $77,046 and $35,439,
  (unaudited) respectively..........................      64,872          54,413             46,238
                                                        --------      ----------    ---------------
      Total assets..................................    $689,665      $1,029,010    $     1,361,915
                                                        ========      ==========    ===============

        LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
  Subordinated debt.................................    $     --      $       --    $       287,203
  Accounts payable and accrued expenses.............     311,912         508,029            465,201
  Prepayments from customers........................      54,016         103,934             33,698
  Income taxes payable..............................      73,949          93,778            177,981
  Other current liabilites..........................      12,818           7,829            107,701
                                                        --------      ----------    ---------------
      Total current liabilities.....................     452,695         713,570          1,071,784
                                                        --------      ----------    ---------------
Long-term Liabilities:
  Deferred tax......................................          --           5,649             12,144
  Other long-term liabilities.......................      19,294          14,994              7,504
                                                        --------      ----------    ---------------
      Total long-term liabilities...................      19,294          20,643             19,648
                                                        --------      ----------    ---------------
      Total liabilities.............................     471,989         734,213          1,091,432
                                                        --------      ----------    ---------------
Commitments (Note 7)
Stockholders' Equity:
  Common stock, $168 par value, 500 shares
    authorized, 500, 500 and 500 (unaudited) shares
    issued and outstanding, respectively............      84,055          84,055             84,055
  Retained earnings.................................     162,183         216,448            220,894
  Cumulative translation adjustment.................     (28,562)        (11,255)           (40,352)
  Unrealized gains on marketable securities.........          --           5,549              5,886
                                                        --------      ----------    ---------------
      Total stockholders' equity....................     217,676         294,797            270,483
                                                        --------      ----------    ---------------
      Total liabilities and stockholders' equity....    $689,665      $1,029,010    $     1,361,915
                                                        ========      ==========    ===============

   The accompanying notes are an integral part of these consolidated balance sheets.

                         VISIONIK A/S AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEAR ENDED     YEAR ENDED       NINE MONTHS,
                                                 DECEMBER 31,   DECEMBER 31,   ENDED SEPTEMBER 30,
                                                     1997           1998              1999
                                                 ------------   ------------   -------------------
                                                                                   (UNAUDITED)
Revenues.......................................   $1,811,295     $2,041,596         $2,242,049
Direct salaries and costs......................    1,131,369      1,179,145          1,257,579
                                                  ----------     ----------         ----------
    Gross profit...............................      679,926        862,451            984,470
General and administrative.....................      371,427        436,873            492,561
Sales and marketing............................      137,971        256,788            319,598
Depreciation and amortization..................       79,005         77,046             39,653
                                                  ----------     ----------         ----------
    Income from operations.....................       91,523         91,744            132,658
Income from affiliated company.................           --             --             50,996
Interest income................................       10,757         15,269              9,662
Interest expense...............................       (3,813)          (498)           (17,243)
                                                  ----------     ----------         ----------
    Income before income taxes.................       98,467        106,515            176,073
Provision for income taxes.....................       35,716         38,872             63,589
                                                  ----------     ----------         ----------
    Net income.................................   $   62,751     $   67,643         $  112,484
                                                  ==========     ==========         ==========

 The accompanying notes are an integral part of these consolidated statements.

                         VISIONIK A/S AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         UNREALIZED
                                    COMMON     COMMON     GAINS ON                  CUMMULATIVE
                                    STOCK      STOCK     MARKETABLE   RETAINED    FOREIGN CURRENCY
                                    SHARES     AMOUNT    SECURITIES   EARNINGS      TRANSLATION        TOTAL
                                   --------   --------   ----------   ---------   ----------------   ---------
Balance, January 1, 1997.........    500      $84,055      $   --     $106,757        $     --       $190,812
  Translation adjustment.........     --           --          --           --         (28,562)       (28,562)
  Net Income.....................     --           --          --       62,751              --         62,751
  Dividend.......................     --           --          --       (7,325)             --         (7,325)
                                     ---      -------      ------     --------        --------       --------
Balance, December 31, 1997.......    500       84,055          --      162,183         (28,562)       217,676
  Translation adjustment.........     --           --          --           --          17,307         17,307
  Net Income.....................     --           --       5,549       62,094              --         67,643
  Dividend.......................     --           --          --       (7,829)             --         (7,829)
                                     ---      -------      ------     --------        --------       --------
Balance, December 31, 1998.......    500       84,055       5,549      216,448         (11,255)       294,797
  Translation adjustment.........     --           --          --           --         (29,097)       (29,097)
  Net Income (unaudited).........     --           --         337      112,147              --        112,484
  Dividend.......................     --           --          --     (107,701)             --       (107,701)
                                     ---      -------      ------     --------        --------       --------
Balance, September 30, 1999
  (unaudited)....................    500      $84,055      $5,886     $220,894        $(40,352)      $270,483
                                     ===      =======      ======     ========        ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                         VISIONIK A/S AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        NINE MONTHS
                                                       YEAR ENDED      YEAR ENDED          ENDED
                                                      DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,
                                                          1997            1998             1999
                                                      ------------   ---------------   -------------
                                                                                        (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income........................................    $ 62,751     $       67,643      $112,484
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................      79,005             77,046        39,653
  Dividend..........................................      (7,325)            (7,829)     (107,701)
Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable........      (7,949)          (338,762)     (142,198)
  (Increase) in work in progress....................     222,598            (35,825)      (29,115)
  (Increase) decrease in prepaid expenses and other
    current assets..................................      (8,344)            12,065       (97,318)
  (Increase) in securities..........................     (42,219)           (10,871)       55,734
  Increase (decrease) in long-term liabilities......      (8,875)             1,349          (995)
  Increase (decrease) in accounts payable and
    accrued expenses................................     136,939            196,117       (42,828)
  Increase (decrease)in accounts prepayments from
    customers.......................................      (7,620)            49,918       (70,236)
  Increase (decrease) in income taxes payable.......      (5,335)            19,829        84,203
  Increase (decrease) in dividend...................       4,412             (4,989)       99,872
                                                        --------     ---------------     --------
      Net cash provided by (used in) operating
        activities..................................     418,038             25,691       (98,445)
                                                        --------     ---------------     --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital Expenditures, net.........................     (79,875)           (90,717)      (31,478)
                                                        --------     ---------------     --------
      Net cash (used in) investing activities.......     (79,875)           (90,717)      (31,478)
                                                        --------     ---------------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in subordinated debt..........     (50,433)                --       287,203
                                                        --------     ---------------     --------
      Net cash provided by financing activities.....     (50,433)                --       287,203
                                                        --------     ---------------     --------
Net increase (decrease) in cash and cash
  equivalents.......................................     287,730            (65,026)      157,280
Effect of Exchange Rates on Cash....................     (28,562)            17,307       (29,097)
CASH AND CASH EQUIVALENTS, beginning of period......      14,589            273,757       226,038
                                                        --------     ---------------     --------
CASH AND CASH EQUIVALENTS, end of period............    $273,757     $      226,038      $354,221
                                                        ========     ===============     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for -
    Income taxes....................................    $ 30,526     $       20,527      $     --
                                                        ========     ===============     ========
    Interest........................................    $  6,944     $       14,771      $  7,581
                                                        ========     ===============     ========

 The accompanying notes are an integral part of these consolidated statements.

                         VISIONIK A/S AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    Visionik A/S and subsidiaries (collectively known as the "Company") is a digital business development partner. The Company develops and drives interactive digital channels across different platforms for its customers. Visionik A/S is owned 75% by Visionik Holding ApS and 25% by Associated Management Services A/S. The Visionik Group consist of the parent company Visionik A/S and the 100% owned subsidiaries Visionik E-COM ApS and Visionik Interactive TV A/S. Visionik E-COM ApS is developing professional internet services for The Copenhagen Stock Exchange and a number of other customers in Denmark. Visionik Interactive TV A/S is a developer of interactive services and backend systems for digital TV. The Company is working for clients in Scandinavia, England, Ireland, Holland, Germany and France among others.

ACCOUNTING PRINCIPLES IN GENERAL

    The Company's financial statements have been prepared in accordance with US GAAP.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Visionik A/S and its subsidiaries, Visionik E-COM ApS and Visionik Interactive TV A/S. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues are recognized for time and materials arrangements on the basis of costs incurred in the period. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Amounts billed, which are not yet earned, are classified as deferred revenue in the accompanying consolidated balance sheets.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt and equity instruments with an original maturity of three months or less to be cash equivalents.

                         VISIONIK A/S AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS IN MARKETABLE SECURITIES

    The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". In accordance with this pronouncement, the investment and debt securities held by the Company and included in the accompanying consolidated balance sheets that may be sold in response to changes in interest rates, prepayments, and other factors have been classified as available-for-sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity (on an after-tax basis). Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated on a straight-line basis over their estimated useful lives of two to five years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

ACCOUNTING FOR LONG-LIVED ASSETS

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying values has occurred as of December 31, 1998 and September 31, 1999 (unaudited).

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which the taxes are expected to be paid or recovered. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                         VISIONIK A/S AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

    All assets and liabilities of foreign subsidiaries are translated into Danish kroner at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates during the fiscal year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments.

BUSINESS CONCENTRATIONS AND CREDIT RISK

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are concentrated in Denmark and throughout Europe. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. There has been no allowances for doubtful accounts in the periods presented.

COMPREHENSIVE INCOME

    The components of comprehensive income are as follows:

                                                  YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 31,    NINE MONTHS, ENDED
                                                     1997           1998        SEPTEMBER 30, 1999
                                                 ------------   ------------   --------------------
                                                                                   (UNAUDITED)
Net Income.....................................    $ 62,751       $67,643            $112,484
Foreign currency translation adjustment........     (28,562)       17,307             (29,097)
Unrealized gains on marketable securities......          --         5,549                 337
                                                   --------       -------            --------
  Comprehensive income.........................    $ 34,189       $90,499            $ 83,724
                                                   ========       =======            ========

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and

                         VISIONIK A/S AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company only has operations in the Netherlands and currently believes that it operates in one segment, therefore, the adoption of SFAS No. 131 will not materially affect the Company's current disclosure.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

    In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial information included herein as of the nine months ended September 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

2. SUBSIDIARIES

    On July 1, 1998 the activity in Visionik A/S was transferred into two new established 100% owned companies Visionik Interactive TV A/S (was established as an ApS but has been changed to an A/S in 1999) and Visionik E-COM ApS by way of a tax-free transfer of assets.

                         VISIONIK A/S AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:


                                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                          1997           1998           1999
                                                      ------------   ------------   -------------
                                                                                     (UNAUDITED)
Office and computer equipment.......................    $271,554       $338,141       $365,405
                                                        --------       --------       --------
    Total property and equipment....................     271,554        338,141        365,405
Less--Accumulated depreciation and amortization.....     206,682        283,728        319,167
                                                        --------       --------       --------
    Property and equipment, net.....................    $ 64,872       $ 54,413       $ 46,238
                                                        ========       ========       ========


    Depreciation expense was approximately $79,005, $77,046 and $35,439, respectively, for the years ended December 31, 1997 and 1998 and the nine months ending September 30, 1999 (unaudited).

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                          1997           1998           1999
                                      ------------   ------------   -------------
                                                                     (UNAUDITED)
Accounts payable....................    $     --       $     --       $ 93,158
Accrued expenses--other.............     311,912        508,029        372,043
                                        --------       --------       --------
                                        $311,912       $508,029       $465,201
                                        ========       ========       ========

5. INCOME TAXES

    Income before (provision) for income taxes and the (provision) for income taxes consisted of the following:

                                                                     NINE MONTHS
                                       YEAR ENDED     YEAR ENDED        ENDED
                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                          1997           1998           1999
                                      ------------   ------------   -------------
                                                                     (UNAUDITED)
Income before income taxes:.........    $ 98,467       $106,515       $176,073
                                        ========       ========       ========
(Provisions for) income taxes:
  Current--State....................    $(35,716)      $(33,223)      $(56,627)
  Deferred--State...................          --         (5,649)        (6,962)
                                        --------       --------       --------
                                        $(35,716)      $(38,872)      $(63,589)
                                        ========       ========       ========

                         VISIONIK A/S AND SUBSIDIARIES

5. INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities), net, are as follows:

                                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                          1997           1998           1999
                                                      ------------   ------------   -------------
                                                                                     (UNAUDITED)
Deferred tax assets:
  Property and equipment............................    $     --       $30,787        $ 15,910
                                                        --------       -------        --------
Total deferred tax assets...........................          --        30,787          15,910
                                                        --------       -------        --------
Net deferred tax assets.............................          --        30,787          15,910
                                                        --------       -------        --------

Deferred tax liabilities:
  Cash basis to accrual basis adjustment............          --        (2,858)         (7,275)
  Work in progress..................................          --       (33,578)        (20,779)
                                                        --------       -------        --------
Total deferred tax liabilities......................          --       (36,436)        (28,054)
                                                        --------       -------        --------
Net deferred tax liabilities........................    $     --       $(5,649)       $(12,144)
                                                        ========       =======        ========

    Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes but have not yet been expensed in the financial statements.

6. STOCKHOLDERS' EQUITY

COMMON SHARES

    The Company has 500 authorized shares of Common Stock.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES AND RENT COMMITMENTS

    The Company is committed under operating leases, principally for office space and equipment expiring through 2002. As of December 31, 1998, the Company has a total equipment lease commitment of $9,513.

                         VISIONIK A/S AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    On November 1, 1999, the Company signed a contract to rent office space on a new location in Copenhagen. There is 2 years security of tenure starting from January 1, 2000, where the rent will start. The total rent commitment over the 2-year period is $254,796.

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $  2,216
2000........................................................   130,031
2001........................................................   130,031
2002........................................................     2,031

8. CREDIT FACILITIES

    The Company has an overdraft facility available for an amount of $42,500. The interest rate on the overdraft is 6%.

9. SUBORDINATED DEBT

    There is a subordinated debt of $287,203 obtained by the shareholders. As an effect of the AGENCY.COM acquisition of the Company, the loan will be redeemed. A payment of the subordinated debt will not have any tax consequences for the companies in the group.

10. SUBSEQUENT EVENTS

    In November 1999, the Company was acquired by AGENCY.COM Ltd. ("AGENCY.COM") for 572,000 shares of AGENCY.COM's common stock valued at $9.35 per share, and $500,000 in cash, for a total aggregate purchase price of $5,848,200. Employees of the Company also received 68,000 stock options to purchase shares of AGENCY.COM's common stock.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 and the year ended December 31, 1998, have been derived from the application of pro forma adjustments to the historical consolidated financial statements of AGENCY.COM, Eagle River Interactive, Interactive Solutions, Twinspark Interactive People, I-traffic and Visionik which are included elsewhere in this prospectus and the historical financial statements of the other acquisitions, which are not included in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of I-traffic and Visionik as if such transactions had occurred on September 30, 1999. The unaudited pro forma consolidated statement of operations information for the nine months ended September 30, 1999 gives effect to the acquisitions that AGENCY.COM completed in 1999 as if such transactions had occurred on January 1, 1998. The unaudited pro forma consolidated statements of operations information for the nine months ended September 30, 1998 and for the year ended December 31, 1998, gives effect to the acquisitions that AGENCY.COM completed in 1998 and 1999 as if such transactions had occurred on January 1, 1998.

    The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what AGENCY.COM's actual results of operations or financial condition would have been assuming the acquisitions that AGENCY.COM completed in 1998 and 1999 had been completed on such dates, nor does it purport to be indicative of results of operations or financial condition that may be achieved in the future.


    Each of the acquisitions that AGENCY.COM completed in 1998 and 1999 has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess purchase price over the fair value of net assets acquired, which equals $18.507 million for Eagle River Interactive, and $1.718 million for Interactive Solutions has been allocated to workforce, customer base and goodwill and, $4.879 million for Twinspark Interactive People, $9.393 million for I-traffic, $5.578 million for Visionik and an aggregate of $2.129 million for the other acquisitions has been allocated to goodwill. Management considers such estimates to be reasonable.

                                AGENCY.COM LTD.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                                                            PRO FORMA
                                                  AGENCY.COM     I-TRAFFIC     VISIONIK    ADJUSTMENTS      PRO FORMA
                                                 -------------   ----------   ----------   ------------   -------------
                                                                    (A)          (B)
                    ASSETS
Current Assets:
  Cash and cash equivalents....................  $    725,863    $2,037,391   $  354,221   $        --    $  3,117,475
  Accounts receivable, net.....................    24,141,609     1,369,228      686,486            --      26,197,323
  Unbilled charges.............................     6,682,710            --       79,666            --       6,762,376
  Prepaid expenses and other current assets....     3,579,670        96,495      128,614            --       3,804,779
  Income tax receivable........................     2,130,945            --           --            --       2,130,945
  Due from related parties.....................       295,968            --           --            --         295,968
                                                 ------------    ----------   ----------   -----------    ------------
    Total current assets.......................    37,556,765     3,503,114    1,248,987            --      42,308,866
Property and Equipment, net....................    11,653,923       469,391       46,238            --      12,169,552
Intangibles, net (a) (b).......................    52,631,655                         --    14,970,392      67,602,047
Deferred Tax Assets............................     1,010,396                         --            --       1,010,396
Investments and Other Assets...................     4,635,757       110,004       66,690            --       4,812,451
                                                 ------------    ----------   ----------   -----------    ------------
    Total assets...............................  $107,488,496    $4,082,509   $1,361,915   $14,970,392    $127,903,312
                                                 ============    ==========   ==========   ===========    ============
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses........  $ 14,920,232    $  395,077   $  465,201   $        --    $ 15,780,510
  Short-term debt..............................       177,000       200,000      287,203     1,000,000       1,664,203
  Income taxes payable.........................     1,061,458            --      177,981            --       1,239,439
  Other current liabilities....................            --        84,064      107,701            --         191,765
  Deferred revenue.............................     2,426,901       677,276       33,698            --       3,137,875
  Current portion of capital lease
    obligations................................     1,097,956            --           --            --       1,097,956
                                                 ------------    ----------   ----------   -----------    ------------
    Total current liabilities..................    19,683,547     1,356,417    1,071,784     1,000,000      23,111,748
Long-term Liabilities:
  Due to Omnicom Group, Inc....................    66,806,568            --           --     3,500,000      70,306,568
  Deferred tax liabilities.....................       458,498            --       12,144            --         470,642
  Capital lease obligations....................     1,709,425            --        7,504            --       1,716,929
  Due to related parties.......................       390,000            --           --            --         390,000
  Bank loans...................................            --        67,204           --            --          67,204
  Other liabilities............................     1,202,042     2,518,190           --            --       3,720,232
                                                 ------------    ----------   ----------   -----------    ------------
    Total liabilities..........................    90,250,080     3,941,811    1,091,432     4,500,000      99,783,323
                                                 ------------    ----------   ----------   -----------    ------------
Stockholders' Equity (c):
  Common stock.................................        26,664         2,137       84,055       (85,151)         27,705
  Preferred stock..............................            --           370           --          (370)             --
  Stockholder receivable.......................            --       (28,782)          --        28,782              --
  Additional paid-in capital...................    25,302,044     3,731,591           --     7,148,941      36,182,576
  Retained earnings (deficit)..................    (7,461,088)   (2,407,034)     220,894     2,186,140      (7,461,088)
  Deferred compensation........................      (585,070)   (1,157,584)                 1,157,584        (585,070)
  Unrealized gain on marketable securities.....                                    5,886        (5,886)             --
  Cumulative foreign translation adjustments...       (44,134)                   (40,352)       40,352         (44,134)
                                                 ------------    ----------   ----------   -----------    ------------
    Total stockholders' equity.................    17,238,416       140,698      270,483    10,470,392      28,119,989
                                                 ------------    ----------   ----------   -----------    ------------
    Total liabilities and stockholders'
      equity...................................  $107,488,496    $4,082,509   $1,361,915   $14,970,392    $127,903,312
                                                 ============    ==========   ==========   ===========    ============

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

(a) In October 1999, the Company purchased all of the issued and outstanding shares of capital stock of Interactive Traffic, Inc. ("I-traffic") for $3,000,000 in cash, a $1,000,000 short-term note payable due at the earlier of December 31, 1999 or thirty days following the completion of the Company's initial public offering, 469,320 shares of the Company's common stock valued at $9.35 per share, the assumption of options to purchase 160,680 shares of the Company's common stock at an average exercise price of $2.54 per share, and the issuance of newly-granted options to purchase 60,000 shares of the Company's common stock at an exercise price of $8.50 per share, which options were valued at less than the fair market value of the Company's common stock on the date of grant, valued at $1,145,231, for a total aggregate purchase price of $9,533,373. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Furthermore, the purchase agreement calls for certain earn-out payments to the former shareholders of I-traffic based upon the achievement of certain future targeted operating results for I-traffic one year from the closing of the transaction. These payments are payable in cash and additional shares of the Company's common stock and future payments, if any, will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.

    Set forth below is AGENCY.COM's allocation of the purchase price of the I-traffic acquisition:

Aggregate purchase price....................................  $ 9,533,373
                                                              -----------
  Less book value of net assets acquired....................      140,698
                                                              -----------
Excess of cost over book value of net assets acquired.......  $ 9,392,675
                                                              ===========
Allocation of excess of cost over book value of assets
  acquired:
  Goodwill..................................................  $ 9,392,675
                                                              ===========

    The allocation of excess cost over book value of net assets acquired to the intangible assets relating to I-traffic will be amortized over a useful life of seven years.

(b) In November 1999, the Company purchased all of the issued and outstanding shares of capital stock of Visionik A/S ("Visionik"), a Danish corporation, for $500,000 in cash and 572,000 shares of the Company's common stock valued at $9.35 per share for a total aggregate purchase price of $5,848,200. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

    Set forth below is AGENCY.COM's allocation of the purchase price of the Visionik acquisition:

Aggregate purchase price....................................  $5,848,200
  Less book value of net assets acquired....................     270,483
                                                              ----------
Excess of cost over book value of net assets acquired.......  $5,577,717
                                                              ==========
Allocation of excess of cost over book value of net assets
  acquired..................................................  $5,577,717
                                                              ==========

    The allocation of excess cost over book value of net assets acquired to the intangible assets relating to Visionik will be amortized over a period of seven years.

(c) Reflects the adjustments to shareholders' equity as follows:


                                                              ACQUISITIONS
                                                              ------------
Common stock
  Elimination of I-traffic Common Stock.....................  $    (2,137)
  Elimination of Visionik Common Stock......................      (84,216)
  Issuance of Common Stock in connection with the
    acquisition of: I-traffic and Visionik..................        1,202
                                                              -----------
      Subtotal..............................................      (85,151)
                                                              -----------
Preferred stock:
  Elimination of I-traffic preferred stock..................         (370)
                                                              -----------
Additional paid-in capital:
  Elimination of I-traffic additional paid-in capital.......   (3,731,591)
  Additional paid-in capital from issuance of Common Stock:
    I-traffic and Visionik..................................   10,880,532
                                                              -----------
    Subtotal................................................    7,148,941
                                                              -----------
Retained earnings (accumulated deficit):
  Elimination of I-traffic historical accumulated deficit...    2,407,034
  Elimination of Visionik historical retained earnings......     (220,894)
                                                              -----------
    Subtotal................................................    2,186,140
                                                              -----------
Elimination of I-traffic deferred compensation..............    1,157,584
Elimination of I-traffic stockholder receivable.............       28,782
Elimination of Visionik unrealized gain on marketable
  securities................................................       (5,886)
Elimination of Visionik historical cumulative foreign
  translation adjustment....................................       40,352
                                                              -----------
    Total...................................................  $10,470,392
                                                              ===========

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

    The following summarizes how the amounts relating to the issuance of shares in connection with the acquisitions described above were determined:

I-traffic
Total Common Stock issued...................................     469,320
Fair market value of Common Stock per share.................  $     9.35
                                                              ----------
Total value of Common Stock issued..........................               $4,388,142
Total Common Stock issued...................................     469,320
Par value of Common Stock...................................  $    0.001
                                                              ----------
Adjustment to Common Stock..................................                     (469)
                                                                           ----------
Adjustment to additional paid-in capital....................               $4,387,673
                                                                           ==========
Visionik
Total Common Stock issued...................................     572,000
Fair market value of Common Stock per share.................  $     9.35
                                                              ----------
Total value of Common stock issued..........................               $5,348,200
Total Common Stock issued...................................     572,000
Par value of Common Stock...................................  $    0.001
                                                              ----------
Adjustment to Common Stock..................................                     (572)
                                                                           ----------
Adjustment to additional paid-in capital....................               $5,347,628
                                                                           ==========

                                AGENCY.COM LTD.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                         EAGLE RIVER   INTERACTIVE                    OTHER        PRO FORMA
                                        AGENCY.COM       INTERACTIVE    SOLUTIONS     I-TRAFFIC    ACQUISITIONS   ADJUSTMENTS
                                        ----------       -----------   -----------   -----------   ------------   ------------
                                                             (A)           (B)           (C)          (D)(E)
Revenues..............................   $56,499,289     $5,072,000    $ 3,598,106   $ 4,286,931   $ 5,352,108    $        --
Direct salaries and costs.............    28,784,372      2,885,000      2,207,841     4,045,756     3,268,534             --
                                         -----------     -----------   -----------   -----------   -----------    -----------
Gross profit..........................    27,714,917      2,187,000      1,390,265       241,175     2,083,574             --
General and administrative............    21,652,390      2,452,000      1,509,291     1,703,707     2,800,030             --
Sales and marketing...................     2,590,637        602,000         39,898       318,556       538,706             --
Amortization of intangibles...........     4,574,221      1,081,000      1,279,996            --            --      3,132,467 (h)
Depreciation and amortization.........     3,149,130             --         96,942            --       121,261             --
                                         -----------     -----------   -----------   -----------   -----------    -----------
  Income (loss) from operations.......    (4,251,461)    (1,948,000)    (1,535,862)   (1,781,088)   (1,376,423)    (3,132,467)
Interest income (expense), net........    (2,124,962)      (382,000)      (210,000)       33,693       (51,425)      (230,033)(k)
Minority interest.....................                           --             --            --        50,996             --
Loss on disposal......................                           --             --        10,000            --             --
                                         -----------     -----------   -----------   -----------   -----------    -----------
  Income (loss) before income taxes...    (6,376,423)    (2,330,000)    (1,745,862)   (1,757,395)   (1,376,852)    (3,362,500)
                                         -----------     -----------   -----------   -----------   -----------    -----------
Provision (benefit) for income
  taxes...............................       238,606                      (453,502)           --        13,802             --
                                         -----------     -----------   -----------   -----------   -----------    -----------
  Net income (loss)...................   $(6,615,029)    $(2,330,000)  $(1,292,360)  $(1,757,395)  $(1,390,654)   $(3,362,500)
                                         ===========     ===========   ===========   ===========   ===========    ===========
Per share information:
  Net loss per share--................
Basic.................................   $     (0.29)
                                         ===========
Diluted...............................   $     (0.29)
                                         ===========
Weighted average common shares
  outstanding--.......................
Basic.................................    23,186,818
                                         ===========
Diluted...............................    23,186,818
                                         ===========


                                          PRO FORMA
                                        --------------

Revenues..............................   $ 74,808,434
Direct salaries and costs.............     41,191,503
                                         ------------
Gross profit..........................     33,616,931
General and administrative............     30,117,418
Sales and marketing...................      4,089,797
Amortization of intangibles...........     10,067,684
Depreciation and amortization.........      3,367,333
                                         ------------
  Income (loss) from operations.......    (14,025,301)
Interest income (expense), net........     (2,964,727)
Minority interest.....................         50,996
Loss on disposal......................         10,000
                                         ------------
  Income (loss) before income taxes...    (16,949,032)
                                         ------------
Provision (benefit) for income
  taxes...............................       (201,094)
                                         ------------
  Net income (loss)...................   $(16,747,938)
                                         ============
Per share information:
  Net loss per share--................
Basic.................................   $      (0.57)
                                         ============
Diluted...............................   $      (0.57)
                                         ============
Weighted average common shares
  outstanding--.......................
Basic.................................     29,241,541 (n)
                                         ============
Diluted...............................     29,241,541 (n)
                                         ============

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

                                AGENCY.COM LTD.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                         EAGLE RIVER   INTERACTIVE                    OTHER        PRO FORMA
                                          AGENCY.COM     INTERACTIVE    SOLUTIONS     I-TRAFFIC    ACQUISITIONS   ADJUSTMENTS
                                        --------------   -----------   -----------   -----------   ------------   ------------
                                                             (A)           (B)           (C)          (D)(F)
Revenues..............................   $18,956,267     $17,249,142   $10,869,920   $ 2,309,796    $6,577,369    $        --
Direct salaries and costs.............    10,355,373       8,525,789     6,891,620     1,836,845     3,949,469             --
                                         -----------     -----------   -----------   -----------    ----------    ------------
Gross profit..........................     8,600,894       8,723,353     3,978,300       472,951     2,627,900             --
General and administrative............     7,743,832       8,559,117     4,184,022       775,216     1,642,216             --
Sales and marketing...................       297,942       1,454,485       347,806       143,574       414,327             --
Amortization of intangibles...........       582,855       3,242,776     1,336,029            --            --    5,545,345 (i)
Depreciation and amortization.........       772,094              --       221,456            --       136,468             --
                                         -----------     -----------   -----------   -----------    ----------    ------------
  Income (loss) from operations.......      (795,829)     (4,533,025)   (2,111,013)     (445,839)      434,889     (5,545,345)
Interest income (expense), net........      (325,491)     (1,137,424)     (413,827)       20,642       (14,484)      (402,693)(l)
Minority interests....................      (281,559)             --            --            --            --             --
                                         -----------     -----------   -----------   -----------    ----------    ------------
  Income (loss) before income taxes...    (1,402,879)     (5,670,449)   (2,524,840)     (425,197)      420,405     (5,948,038)
Provision (benefit) for income
  taxes...............................      (460,565)             --    (1,058,916)           --       115,139             --
                                         -----------     -----------   -----------   -----------    ----------    ------------
  Net income (loss)...................   $  (942,314)    $(5,670,449)  $(1,465,924)  $  (425,197)   $  305,266    $(5,948,038)
                                         ===========     ===========   ===========   ===========    ==========    ============
Per share information:
  Net loss per share--
Basic.................................   $     (0.06)
                                         ===========
Diluted...............................   $     (0.06)
                                         ===========
Weighted average common shares
  outstanding--.......................
Basic.................................    16,586,538
                                         ===========
Diluted...............................    16,586,538
                                         ===========


                                          PRO FORMA
                                        --------------

Revenues..............................   $ 55,962,494
Direct salaries and costs.............     31,559,096
                                         ------------
Gross profit..........................     24,403,398
General and administrative............     22,904,403
Sales and marketing...................      2,658,134
Amortization of intangibles...........     10,707,005
Depreciation and amortization.........      1,130,018
                                         ------------
  Income (loss) from operations.......    (12,996,162)
Interest income (expense), net........     (2,273,277)
Minority interests....................       (281,559)
                                         ------------
  Income (loss) before income taxes...    (15,550,998)
Provision (benefit) for income
  taxes...............................     (1,404,342)
                                         ------------
  Net income (loss)...................   $(14,146,656)
                                         ============
Per share information:
  Net loss per share--
Basic.................................   $      (0.53)
                                         ============
Diluted...............................   $      (0.53)
                                         ============
Weighted average common shares
  outstanding--.......................
Basic.................................     26,597,168 (o)
                                         ============
Diluted...............................     26,597,168 (o)
                                         ============


 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

                                AGENCY.COM LTD.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998


                                                 EAGLE
                                                 RIVER      INTERACTIVE                   OTHER        PRO FORMA         PRO
                               AGENCY.COM     INTERACTIVE    SOLUTIONS    I-TRAFFIC    ACQUISITIONS   ADJUSTMENTS       FORMA
                             --------------   -----------   -----------   ----------   ------------   ------------   ------------
                                                  (A)           (B)          (C)          (D)(G)
Revenues...................   $26,452,191     $23,442,000   $15,370,470   $3,506,833    $8,706,557    $(1,348,436)(q) $ 76,129,615
Direct salaries and
  costs....................    15,930,029      11,782,000     9,659,366   2,788,220      5,206,710     (1,348,436)(q)   44,017,889
                              -----------     -----------   -----------   ----------    ----------    ------------   ------------
Gross profit...............    10,522,162      11,660,000     5,711,104     718,613      3,499,847             --      32,111,726
General and
  administrative...........    10,944,441      12,022,000     6,220,344   1,189,557      2,013,958             --      32,390,300
Sales and marketing........       595,886       1,958,000       482,952     218,604        563,309             --       3,818,751
Amortization of
  intangibles..............       892,765       4,322,000     1,953,783          --             --      7,311,072(j)   14,479,620
Depreciation and
  amortization.............     1,141,305              --       295,274          --        185,193             --       1,621,772
                              -----------     -----------   -----------   ----------    ----------    ------------   ------------
Income (loss) from
  operations...............    (3,052,235)     (6,642,000)   (3,241,249)   (689,548)       737,387     (7,311,072)    (20,198,717)
Interest income (expense),
  net......................      (359,761)     (1,611,000)     (599,003)     27,851        (14,742)      (491,167)(m)   (3,047,822)
Minority interests.........      (281,559)             --            --          --             --             --        (281,559)
Loss on disposal...........            --              --            --      (9,399)            --             --          (9,399)
                              -----------     -----------   -----------   ----------    ----------    ------------   ------------
Income (loss) before income
  taxes....................    (3,693,555)     (8,253,000)   (3,840,252)   (671,096)       722,645     (7,802,239)    (23,537,497)
Provision (benefit) for
  income taxes.............    (1,212,575)             --    (1,603,476)                   178,771             --      (2,637,280)
                              -----------     -----------   -----------   ----------    ----------    ------------   ------------
Net income (loss)..........   $(2,480,980)    $(8,253,000)  $(2,236,776)  $(671,096)    $  543,874    $(7,802,239)   $(20,900,217)
                              ===========     ===========   ===========   ==========    ==========    ============   ============
Per share information:
Net loss per share--
Basic......................   $     (0.15)                                                                           $      (0.78)
                              ===========                                                                            ============
Diluted....................   $     (0.15)                                                                           $      (0.78)
                              ===========                                                                            ============
Weighted average common
  shares outstanding--
Basic......................    16,854,499                                                                              26,865,129(p)
                              ===========                                                                            ============
Diluted....................    16,854,499                                                                              26,865,129(p)
                              ===========                                                                            ============


 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated financial statements are integral parts of this statement.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

    (a)  EAGLE RIVER INTERACTIVE INC.


    In April 1999, the Company acquired all of the issued and outstanding shares of capital stock of Eagle River Interactive from the Eagle River Interactive shareholder, Omnicom, in exchange for an aggregate 3,646,226 shares of AGENCY.COM's common stock and a warrant to purchase 4,328,752 shares of AGENCY.COM's common stock at a purchase price of $0.005 per share. Such warrant was valued at $0.80 per share and the fair value of the Company's common stock on the date of purchase was $1.23 per share, each as determined by an independent third-party valuation. In addition, 13,322 shares of AGENCY.COM's common stock were issued to certain participants of the Eagle River Interactive Key Executive Incentive Program in settlement of all obligations due under the program and 80,690 shares were issued to an executive of Eagle River Interactive. These shares have been considered additional purchase price. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The acquisition is effective as of March 31, 1999, and accordingly, the operating results of Eagle River since March 31, 1999 have been included in AGENCY.COM's consolidated financial statements.


    (b)  INTERACTIVE SOLUTIONS INCORPORATED AND QUADRIS CONSULTING, INC.

    In April 1999, the Company acquired all of the issued and outstanding shares of capital stock of Interactive Solutions from the Interactive Solutions shareholders (including Communicade Inc., a wholly owned subsidiary of Omnicom) in exchange for an aggregate of 4,171,846 shares of AGENCY.COM's common stock and a warrant to purchase 3,071,248 shares of AGENCY.COM's common stock at a purchase price of $0.005 per share. Such warrant was valued at $0.80 per share and the fair value of the AGENCY.COM's common stock on the date of purchase was $1.23 per share, each as determined by an independent third-party valuation.

    Immediately, prior to the acquisition of Interactive Solutions, Interactive Solutions acquired all of the issued and outstanding shares of capital stock of Quadris Consulting from the Quadris Consulting shareholders in exchange for an aggregate of 1,869,528 shares of Interactive Solutions common stock. Prior to both acquisitions, Communicade sold 485,999.64 shares of Interactive Solutions common stock to certain of the AGENCY.COM's shareholders for an aggregate price of $412,492.

    Outstanding stock options under the stock option plans of Interactive Solutions and Quadris Consulting were converted into approximately 1,402,382 options to purchase the AGENCY.COM's common stock. Certain of these options were converted at excercise prices that were lower than the fair market value of the Company's common stock at the date of grant. Accordingly, the Company has recorded additional purchase price for the difference between the excercise price and the fair market value of the underlying common shares relating to these options.

    These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition dates. These acquisitions are effective as of March 31, 1999, and accordingly, the operating results of Interactive since March 31, 1999 have been included in AGENCY.COM's consolidated financial statements.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

    (c) INTERACTIVE TRAFFIC, INC. In October 1999, the Company purchased all of the issued and outstanding shares of capital stock of Interactive
Traffic, Inc. ("I-traffic") for $3,000,000 in cash, a $1,000,000 short-term note payable due at the earlier of December 31, 1999 or thirty days following the completion of the Company's initial public offering, 469,320 shares of the Company's common stock valued at $9.35 per share, the assumption of options to purchase 160,680 shares of the Company's common stock at an exercise price of $2.54 per share, and the issuance of newly-granted options to purchase 60,000 shares of the Company's common stock at an exercise price of $8.50 per share which options were valued at less than the fair market value of the Company's common stock on the date of grant, valued at $1,145,231, for a total aggregate purchase price of $9,533,373. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Further more, the purchase agreement calls for certain earn-out payments to the former shareholders of I-traffic based upon the achievement of certain future targeted operation results for I-traffic one-year from the date of the closing of the transaction. These payments are payable in cash and additional shares of the Company's common stock and future payments, if any, will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.

    (d)  OTHER ACQUISITIONS:

VISIONIK A/S

    In November 1999, the Company purchased all of the issued and outstanding shares of capital stock of Visionik A/S ("Visionik"), a Danish corporation, for $500,000 in cash and 572,000 shares of the Company's common stock valued at $9.35 per share for a total aggregate purchase price of $5,848,200. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

TWINSPARK INTERACTIVE


    In August 1999, the Company purchased all of the issued and outstanding shares of capital stock of Twinspark Interactive for $700,000 in cash and 1,057,226 shares of the AGENCY.COM's common stock valued at $5.95 per share, of which 1,047,226 shares were given to the shareholders of Twinspark and 10,000 shares to former employees of Twinspark, for a total aggregate purchase price of $7,000,000. The Company also granted 75,000 stock options to former employees of Twinspark at an exercise price equal to the then fair market value of the Company's common stock. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. Furthermore, the purchase agreement calls for certain earn-out payments to the former shareholders of Twinspark based upon the achievement of certain targeted operating results of Twinspark through December 1999. These payments are payable in the form of 168,066 shares of the Company's common stock which are currently held in escrow. Future payments, if any, will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

DIGITAL VISION

    On May 13, 1999, the Company purchased all of the issued and outstanding shares of capital stock of Digital Vision for $1,100,000 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The acquisition is effective as of May 31, 1999, and accordingly, the operating results of Digital Vision since May 31, 1999 have been included in AGENCY.COM's consolidated financial statements.

KETCHUM ADVERTISING

    On April 1, 1998, the Company acquired certain assets and assumed certain liabilities from Ketchum Advertising. Ketchum was a subsidiary of the Omnicom, which is a significant shareholder of AGENCY.COM's common stock both directly and through a wholly owned subsidiary. In consideration for the net assets acquired, the AGENCY.COM paid approximately $643,000 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the AGENCY.COM has recorded goodwill of approximately $643,000, which is being amortized over a period of seven years. The acquisition is effective as of March 31, 1998, and accordingly, the operating results of Ketchum Advertising since March 31, 1998 have been included in AGENCY.COM's consolidated financial statements.

PRIMARY GROUP

    On August 31, 1998, AGENCY.COM acquired certain assets from Primary Group and assumed certain liabilities. In consideration for the net assets acquired, the Company paid approximately $53,220 in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $50,845, which is being amortized over a period of seven years. The acquisition is effective as of August 31, 1998, and accordingly, the operating results of the Primary Group since August 31, 1998 have been included in AGENCY.COM's consolidated financial statements.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(e) Set forth below are the unaudited results of operations of the other acquisitions for the period of January 1, 1999 through September 30, 1999:

                                         DIGITAL       TWINSPARK                    TOTAL OTHER
                                          VISION      INTERACTIVE      VISIONIK     ACQUISITIONS
                                       ------------   ------------   ------------   ------------
Revenues.............................  $    325,800   $  2,784,259   $  2,242,049   $  5,352,108
Direct salaries and costs............       306,106      1,704,849      1,257,579      3,268,534
                                       ------------   ------------   ------------   ------------
          Gross profit...............        19,694      1,079,410        984,470      2,083,574
General administrative...............       231,200      2,076,269        492,561      2,800,030
Sales and marketing..................       125,108         94,000        319,598        538,706
Amortization of intangibles..........            --             --             --             --
Depreciation and amortization........         5,949         75,659         39,653        121,261
                                       ------------   ------------   ------------   ------------
      Income (loss) from
        operations...................      (342,563)    (1,166,518)       132,658     (1,376,423)
Interest income (expense), net.......       (17,680)       (26,164)        (7,581)       (51,425)
Minority interests...................            --             --         50,996         50,996
                                       ------------   ------------   ------------   ------------
      Income (loss) before income
        taxes........................      (360,243)    (1,192,682)       176,073     (1,376,852)
      Provision (benefit) for income
        taxes........................            --        (49,787)        63,589         13,802
                                       ------------   ------------   ------------   ------------
          Net income (loss)..........  $   (360,243)  $ (1,142,895)  $    112,484   $ (1,390,654)
                                       ============   ============   ============   ============

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(f) Set forth below are the unaudited results of operations of the other acquisitions for the period of January 1, 1998 through September 30, 1998:

                         QUADRIS       KETCHUM      PRIMARY      DIGITAL      TWINSPARK                 TOTAL OTHER
                       CONSULTING    ADVERTISING     GROUP        VISION     INTERACTIVE    VISIONIK    ACQUISITIONS
                       -----------   -----------   ----------   ----------   -----------   ----------   ------------
Revenues.............  $1,727,391     $680,000     $  167,057   $1,049,824   $1,458,770    $1,494,327    $6,577,369
Direct salaries and
  costs..............   1,144,664      353,600        131,790      458,454    1,018,120       842,841     3,949,469
                       ----------     --------     ----------   ----------   ----------    ----------    ----------
    Gross profit.....     582,727      326,400         35,267      591,370      440,650       651,486     2,627,900
General and
  administrative.....     362,872      251,600        120,392      281,835      306,420       319,097     1,642,216
Sales and marketing..       1,577           27             --      221,442           --       191,281       414,327
Amortization of
  intangibles........          --           --             --           --           --                          --
Depreciation and
  amortization.......          --           14          3,869       12,059       56,800        63,726       136,468
                       ----------     --------     ----------   ----------   ----------    ----------    ----------
    Income (loss)
      from
      operations.....     218,278       74,759        (88,994)      76,034       77,430        77,382       434,889
Interest income
  (expense), net.....      (1,925)          --             --      (14,136)      (9,870)       11,447       (14,484)
Minority interests...          --           --             --           --           --            --            --
                       ----------     --------     ----------   ----------   ----------    ----------    ----------
    Income (loss)
      before income
      taxes..........     216,353       74,759        (88,994)      61,898       67,560        88,829       420,405
  Provision (benefit)
    for income
    taxes............      87,000           --             --           --           --        28,139       115,139
                       ----------     --------     ----------   ----------   ----------    ----------    ----------
    Net income
      (loss).........  $  129,353     $ 74,759     $  (88,994)  $   61,898   $   67,560    $   60,690    $  305,266
                       ==========     ========     ==========   ==========   ==========    ==========    ==========

(g) Set forth below are the unaudited results of operations of the other acquisitions for the period of January 1, 1998 through December 31, 1998:

                                     QUADRIS       KETCHUM      PRIMARY     DIGITAL      TWINSPARK                 TOTAL OTHER
                                   CONSULTING    ADVERTISING     GROUP       VISION     INTERACTIVE    VISIONIK    ACQUISITIONS
                                   -----------   -----------   ---------   ----------   -----------   ----------   ------------
Revenues.........................  $1,727,391     $680,000     $167,057    $1,399,697   $2,690,816    $2,041,596    $8,706,557
Direct salaries and costs........   1,144,664      353,600      131,790       625,633    1,771,878     1,179,145     5,206,710
                                   ----------     --------     --------    ----------   ----------    ----------    ----------
    Gross profit.................     582,727      326,400       35,267       774,064      918,938       862,451     3,499,847
General and administrative.......     362,872      251,600      120,392       372,676      469,545       436,873     2,013,958
Sales and marketing..............       1,577           27           --       304,917                    256,788       563,309
Amortization of intangibles......          --           14        3,869        13,075       91,189        77,046       185,193
Depreciation and amortization....          --           --           --            --           --            --            --
                                   ----------     --------     --------    ----------   ----------    ----------    ----------
    Income (loss) from
      operations.................     218,278       74,759      (88,994)       83,396      358,204        91,744       737,387
Interest income (expense), net...      (1,925)          --           --       (15,497)     (12,091)       14,771       (14,742)
Minority interests...............          --           --           --            --           --            --            --
                                   ----------     --------     --------    ----------   ----------    ----------    ----------
    Income (loss) before income
      taxes......................     216,353       74,759      (88,994)       67,899      346,113       106,515       722,645
Provision (benefit) for income
  taxes..........................      87,000           --           --            --       52,899        38,872       178,771
                                   ----------     --------     --------    ----------   ----------    ----------    ----------
    Net income (loss)............  $  129,353     $ 74,759     $(88,994)   $   67,899   $  293,214    $   67,643    $  543,874
                                   ==========     ========     ========    ==========   ==========    ==========    ==========

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(h) Amortization of intangibles for the nine months ended September 30, 1999, for the following acquisitions, based upon a useful life of seven years for goodwill, five years for customer base and three years for workforce:


Eagle River Interactive.....................................  $  768,759
Interactive Solutions.......................................     147,802
Twinspark Interactive.......................................     526,522
Digital Vision..............................................      85,413
I-traffic...................................................   1,006,358
Visionik....................................................     597,613
                                                              ----------
    Total pro forma intangible amortization adjustments.....  $3,132,467
                                                              ==========


(i) Amortization of intangibles for the nine months ended September 30, 1998, for the following acquisitions, based upon a useful life of seven years for goodwill, five years for customer base and three years for workforce:

Eagle River Interactive.....................................  $2,306,276
Interactive Solutions.......................................     443,407
Twinspark Interactive.......................................     789,784
Digital Vision..............................................     153,745
Quadris Consulting..........................................     220,351
Ketchum Advertising.........................................      22,964
Primary Group...............................................       4,847
I-traffic...................................................   1,006,358
Visionik....................................................     597,613
                                                              ----------
    Total pro forma intangible amortization adjustments.....  $5,545,345
                                                              ==========

(j) Amortization of intangibles for year ended December 31, 1998, for the following acquisitions, based upon a useful life of seven years for goodwill, five years for customer base and three years for workforce:

Eagle River Interactive.....................................  $3,075,034
Interactive Solutions.......................................     591,209
Twinspark Interactive.......................................   1,053,045
Digital Vision..............................................     204,993
Quadris Consulting..........................................     220,351
Ketchum Advertising.........................................      22,964
Primary Group...............................................       4,848
I-traffic...................................................   1,341,811
Visionik....................................................     796,817
                                                              ----------
    Total pro forma intangible amortization adjustments.....  $7,311,072
                                                              ==========

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(k) Interest expense (income), net

    The following reflects additional interest expense for AGENCY.COM for borrowings made from Omnicom to fund acquisitions. The funding would have been in accordance with AGENCY.COM's Shareholders Agreement with Omnicom whereby AGENCY.COM is to receive funding for the acquisition of "new media" companies at the same interest rate charged by Omnicom to its subsidiaries under the Omnicom cash management system. Interest on such loans is payable quarterly in equal installments over a five-to-ten-year period.

    Additional interest expense to fund acquisitions for the nine months ended September 30, 1999 based upon an average interest rate of 6%:

Twinspark Interactive.......................................  $ 23,450
Digital Vision..............................................    30,708
I-traffic...................................................   150,750
Visionik....................................................    25,125
                                                              --------
    Total pro forma interest expense adjustments............  $230,033
                                                              ========

(l)  Interest expense (income), net

    Additional interest expense to fund acquisitions for the nine months ended September 30, 1998 based upon an average interest rate of 6%:

Ketchum Advertising.........................................  $ 10,770
Primary Group...............................................     2,380
Quadris Consulting..........................................   123,218
Twinspark Interactive.......................................    35,175
Digital Vision..............................................    55,275
I-traffic...................................................   150,750
Visionik....................................................    25,125
                                                              --------
    Total pro forma interest expense adjustments............  $402,693
                                                              ========

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(m) Interest expense (income), net

    Additional interest expense to fund acquistions for the year ended December 31, 1998 based upon an average interest rate of 6%:

Ketchum Advertising.........................................  $ 10,770
Primary Group...............................................     2,380
Quadris Consulting..........................................   123,218
Twinspark Interactive.......................................    46,900
Digital Vision..............................................    73,399
I-traffic...................................................   201,000
Visionik....................................................    33,500
                                                              --------
    Total pro forma interest expense adjustments............  $491,167
                                                              ========

(n) Set forth below are the weighted average shares of Common Stock outstanding during the periods for the basic and diluted computation for the nine months ended September 30, 1999:

Basic:
  Historical AGENCY.COM basic...............................  23,186,818
  Shares issued in acquisition of Eagle River Interactive...   1,870,254
  Shares issued in acquisition of Interactive Solutions.....   2,085,923
  Shares issued in acquisition of Twinspark Interactive.....   1,057,226
  Shares issued in acquisition of I-traffic.................     469,320
  Shares issued in acquisition of Visionik..................     572,000
                                                              ----------
    Pro forma basic.........................................  29,241,541
                                                              ==========
Diluted:
  Historical AGENCY.COM diluted.............................  23,186,818
  Shares issued in acquisition of Eagle River Interactive...   1,870,254
  Shares issued in acquisition of Interactive Solutions.....   2,085,923
  Shares issued in acquisition of Twinspark Interactive.....   1,057,226
  Shares issued in acquisition of I-traffic.................     469,320
  Shares issued in acquisition of Visionik..................     572,000
                                                              ----------
    Pro forma diluted.......................................  29,241,541
                                                              ==========

    The historical AGENCY.COM diluted weighted average shares of Common stock outstanding for the nine months ended September 30, 1999 does not include the impact of stock options and warrants then outstanding, as the effect of their inclusion would be antidilutive.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(o) Set forth below are the weighted average shares of Common Stock outstanding during the periods for the basic and diluted computation for the nine months ended September 30, 1998:

Basic:
  Historical AGENCY.COM basic...............................   16,586,538
  Shares issued in acquisition of Eagle River Interactive...    3,740,238
  Shares issued in acquisition of Interactive Solutions.....    4,171,846
  Shares issued in acquisition of Twinspark Interactive.....    1,057,226
  Shares issued in acquisition of I-traffic.................      469,320
  Shares issued in acquisition of Visionik..................      572,000
                                                              -----------
    Pro forma basic.........................................   26,597,168
                                                              ===========
Diluted:
  Historical AGENCY.COM diluted.............................   16,586,538
  Shares issued in acquisition of Eagle River Interactive...    3,740,238
  Shares issued in acquisition of Interactive Solutions.....    4,171,846
  Shares issued in acquisition of Twinspark Interactive.....    1,057,226
  Shares issued in acquisition of I-traffic.................      469,320
  Shares issued in acquisition of Visionik..................      572,000
                                                              -----------
    Pro forma diluted.......................................   26,597,168
                                                              ===========

    The historical AGENCY.COM diluted weighted average shares of Common stock outstanding for the nine months ended September 30, 1998 does not include the impact of stock options then outstanding, as the effect of their inclusion would be antidilutive.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

(p) Set forth below are the weighted average shares of Common Stock outstanding during the periods for the basic and diluted computation for the year ended December 31, 1998:

Basic:
  Historical AGENCY.COM basic...............................   16,854,499
  Shares issued in acquisition of Eagle River Interactive...    3,740,238
  Shares issued in acquisition of Interactive Solutions.....    4,171,846
  Shares issued in acquisition of Twinspark Interactive.....    1,057,226
  Shares issued in acquisition of I-traffic.................      469,320
  Shares issued in acquisition of Visionik..................      572,000
                                                              -----------
    Pro forma basic.........................................   26,865,129
                                                              ===========
Diluted:
  Historical AGENCY.COM diluted.............................   16,854,499
  Shares issued in acquisition of Eagle River Interactive...    3,740,238
  Shares issued in acquisition of Interactive Solutions.....    4,171,846
  Shares issued in acquisition of Twinspark Interactive.....    1,057,226
  Shares issued in acquisition of I-traffic.................      469,320
  Shares issued in acquisition of Visionik..................      572,000
                                                              -----------
    Pro forma diluted.......................................   26,865,129
                                                              ===========

    The historical AGENCY.COM diluted weighted average shares of Common stock outstanding for the year ended December 31, 1998 does not include the impact of stock options then outstanding, as the effect of their inclusion would be antidilutive.

(q) Revenue/Direct salaries and costs

    Reflects the elimination of revenues earned and costs incurred totaling $996,666 between AGENCY.COM and Eagle River Interactive in the fourth quarter of 1998, totaling $240,928 between Interactive Solutions and AGENCY.COM for the year ended December 31, 1998 and totaling $110,842 between Interactive Solutions and Eagle River Interactive for the year ended December 31, 1998, respectively.

                                  UNDERWRITING

    AGENCY.COM and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc. and Hambrecht & Quist LLC are the representatives of the underwriters.

                      Underwriters                         Number of Shares
                      ------------                         -----------------
Goldman, Sachs & Co......................................
Salomon Smith Barney Inc. ...............................
Hambrecht & Quist LLC....................................
                                                               --------
  Total..................................................     5,900,000
                                                               ========

                               ------------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 885,000 shares from AGENCY.COM to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    AGENCY.COM will sell the shares to the underwriters at a per share price of
$    , which represents a $    discount from the initial public offering price
set forth on the cover page of this prospectus. This discount is the underwriters' compensation. The following table shows the per share and total underwriting discounts to be paid to the underwriters by AGENCY.COM. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                         Underwriters' Discount
                       --------------------------
                                        Full
                       No Exercise    Exercise
                        --------       --------
Underwriting Discount
  Per Share..........   $              $
Total Underwriting
  Discount...........   $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $           per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $           per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may from time to time reduce the offering price and change the other selling terms.

    AGENCY.COM and its directors, officers and holders of substantially all of its common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    At AGENCY.COM's request, the underwriters have reserved up to 413,000 shares of the common stock offered by this prospectus for sale, at the initial public offering price, to certain of AGENCY.COM's directors, employees and associates of AGENCY.COM through a directed share program. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. There can be no assurance that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among AGENCY.COM and the representatives. The primary factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be AGENCY.COM's historical performance, estimates of the business potential and earnings prospects of AGENCY.COM, an assessment of AGENCY.COM's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "ACOM", subject to official notice of issuance.


    AGENCY.COM has engaged Wasserstein Perella & Co., Inc. to provide it with financial advisory services for which it will pay $250,000 plus expenses.


    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The representatives, on behalf of the underwriters, also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    AGENCY.COM estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,500,000.

    AGENCY.COM has agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

    AGENCY.COM has in the past provided Internet professional services to Salomon Smith Barney Inc., one of the Underwriters. Please see "Certain Transactions--Agreement with underwriter".

[Back Inside Cover--AGENCY.COM logo located in bottom right of the page with the words "Our people are our power" located in the upper left of the page. In the center of the page is a vertical column of photographs of 18 employees.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary...................     3
Risk Factors.........................     8
Forward Looking Statements...........    19
Use of Proceeds......................    20
Dividend Policy......................    20
Capitalization.......................    21
Dilution.............................    23
Selected Consolidated Financial
  Data...............................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    27
Business.............................    45
Management...........................    61
Certain Relationships and Related
  Party Transactions.................    72
Principal Stockholders...............    76
Description of Capital Stock.........    79
Shares Eligible for Future
  Sale...............................    82
Validity of Common Stock.............    83
Experts..............................    84
Changes in Accountants...............    84
Where You Can Find More Information..    84
Index to Financial Statements........   F-1
Underwriting.........................   U-1

                               ------------------

    Through and including          , 1999 (the 25(th) day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                5,900,000 Shares

                                AGENCY.COM LTD.

                                  Common Stock

                                 -------------

                                     [LOGO]

                                 -------------
                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                               HAMBRECHT & QUIST

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $   22,635
NASD filing fee.............................................       9,300
Nasdaq National Market listing fee..........................      95,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................   1,500,000
Printing and engraving......................................     300,000
Blue sky fees and expenses (including legal fees)...........      15,000
Transfer Agent and Registrar fees and expenses..............      15,000
Miscellaneous...............................................      43,065
                                                              ----------
  Total.....................................................  $2,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since July 1, 1996:

    In July 1998, as a result of Online Magic acquisition, the Registrant issued an aggregate of 745,185 shares of its common stock in exchange for all of the outstanding shares of Online Magic to Eamonn Wilmott and Andrew Hobsbawm, of which 246,750 shares are being held in escrow pending financial results for 1999. Such shares of common stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

    In July 1998, Spiral Media merged with and into the Registrant (the "Spiral Media Merger"). As a result of the Spiral Media Merger, the Registrant issued an aggregate of 480,625 shares of its common stock in exchange for all outstanding shares of Spiral Media to Arthur Williams, Mitchell Golden, Bradford Justus, Thomas Lanzetta, Ralph Seaman, Eric Vallinsky and Pall Walton. Such shares of common stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

    In April 1999, Interactive Solutions Incorporation merged with and into the Registrant (the "Interactive Solutions Merger"), the Registrant issued an aggregate of 1,568,070 shares of common stock in exchange for all outstanding shares of Interactive Solutions to Lawrence Krakauer, Andrew Kerr, Jeffrey Richman, Michael Benyo, John Morgan, Barry Goldberg, David Janowski, Jerry Newmark, Priya Ramanathan, James Ronan, David Seitelmen, Lee Tuttle, Ting Tang Wu and Betsy January, Christian Leland, Thomas Rohrer, Chan Suh, Kyle Shannon, Kenneth Trush, Eamonn Wilmott, Janet Ambrosi Wertman, David Krunnfusz, Arthur Williams, Andrew Hobsbawm, Aaron Sugarman, Rosemary Haefner, Monica Fried and Peter Kestenbaum. In addition, in connection with the mergers, the Registrant issued to Communicade, 2,596,452 shares of common stock. Communicade also received a 20-year warrant to purchase 3,071,248 shares of the Registrant's common stock at an exercise price of $0.005 per share. Such shares of common stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

    In April 1999, Eagle River Interactive merged with and into the Registrant (the "Eagle River Merger"), the Registrant issued an aggregate of 80,690 shares of common stock to Kevin Rowe and 3,659,548 shares of common stock to Omnicom and a 20-year warrant to purchase 4,328,752 shares of the Registrant's common stock at an exercise price of $0.005 per share. Such shares of common stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.


    In August 1999, Twinspark Interactive People B.V. merged with and into the Registrant (the "Twinspark Merger"). As a result of the Twinspark Merger, the Registrant issued 1,047,226 shares of its common stock to Topics Interactive Factory B.V. and 10,000 shares of its common stock to former employees of Twinspark Interactive in exchange for all outstanding shares of Twinspark Interactive. Such shares of common stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.


    In October 1999, Interactive Traffic, Inc. merged with a wholly-owned subsidiary of the Registrant (the "I-traffic Merger"). In connection with the I-traffic Merger, the Registrant issued 469,320 shares of its common stock to I-traffic's former stockholders, and issued 60,000 shares subject to stock options to I-traffic employees. These securities were sold in reliance on an exemption from registration under the Securities Act pursuant to Section 4(2) thereof or Rule 701 promulgated under the Securities Act.

    In November 1999, in connection with the Visionik A/S acquisition, the Registrant issued 572,000 shares of common stock. Such securities were sold in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.

    OPTIONS. The Registrant from time to time has granted stock options to employees in reliance upon exemption from registration pursuant to either
(i) Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:

                                                       NUMBER OF    EXERCISE
                                                        SHARES       PRICES
                                                       ---------   ----------
January 1, 1996 to December 31, 1996.................    101,250        $0.86
January 1, 1997 to December 31, 1997.................    812,010   $0.86-1.21
January 1, 1998 to December 31, 1998.................  1,181,684   $0.41-1.67
January 1, 1999 to present...........................  3,878,313   $0.41-8.50

    No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1+                  Form of underwriting agreement.

  3.1+                  Amended and restated certificate of incorporation.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  3.2*                  Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.

  3.3+                  By-laws.

  3.4* Form of amended and restated by-laws to be in effect upon the closing of this offering.

  4.1*                  Specimen common stock certificate.

  4.2                   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

  4.3+                  Warrant Agreement, as amended, dated April 28, 1999, by and between Omnicom Group Inc. and the Registrant.

  4.4+                  Warrant Agreement, as amended, dated April 28, 1999, by and between Communicade, Inc. and the Registrant.

  5.1*                  Opinion of Brobeck, Phleger & Harrison LLP.

 10.1+ 1999 Stock Option/Stock Issuance Plan (as Amended Restated on October 13, 1999).

 10.2+                  Interactive Solutions Incorporated 1996 Stock Option Plan.

 10.3+                  1998 Quadris Consulting, Inc. Equity Incentive Plan.

 10.4+                  Employment Agreement, dated April 28, 1999, by and between
                        Chan Suh and the Registrant.

 10.5+                  Employment Agreement, dated April 28, 1999, by and between
                        Kyle Shannon and the Registrant.

 10.6+                  Employment Agreement, dated April 28, 1999, by and between
                        Kevin Rowe and the Registrant.

 10.7+                  Employment Agreement, dated April 28, 1999, by and between
                        Kenneth Trush and the Registrant.

 10.8+                  Employment Agreement, dated April 28, 1999, by and between
                        Eamonn Wilmott and the Registrant.

 10.9+                  Employment Agreement, dated April 28, 1999, by and between
                        Lawrence Krakauer and the Registrant.

 10.10+                 Employment Agreement, dated April 28, 1999, by and between
                        Janet Ambrosi Wertman and the Registrant.

 10.11+ Restricted Stock Agreement, dated April 16, 1999, by and between Kevin Rowe and the Registrant.

 10.12+                 Credit Agreement dated as of November 4, 1999 between
                        Omnicom Finance Inc. and the Registrant and Subsidiary
                        Guarantors.

 10.13+ Agreement and Plan of Merger, dated April 28, 1999, by and between Interactive Solutions Incorporated and Quadris
                        Consulting, Inc.

 10.14+ Agreement and Plan of Merger, dated April 28, 1999, by and between Interactive Solutions Incorporated and the Registrant.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
 10.15+                 Agreement and Plan of Merger, dated April 28, 1999, by and between Eagle River Interactive Inc. and the Registrant.

 10.16+                 Agreement, dated April 27, 1999, by and between Jeffrey
                        Rayport and the Registrant.

 10.17+                 Stock Purchase Agreement, dated July 23, 1999, by and
                        between Topics Interactive Factory B.V. and the Registrant, as amended.

 10.18*                 Registration Rights Agreement, dated November   , 1999, by
                        and among the Registrant and Omnicom.

 10.19+                 Employment Agreement, dated October 28, 1999, by and between
                        Charles Dickson and the Registrant.

 10.20+                 Agreement and Plan of Merger, dated October 21, 1999, by and among the Registrant ITI Acquisition Inc., Interactive
                        Traffic, Inc., and the Stockholders listed therein.

 10.21+ Acquisition Agreement, dated October 23, 1999, by and between the Registrant and the Stockholders listed therein and In-Com.

 10.22+                 Stock Exchange Agreement, dated November 3, 1999, by and
                        between the Registrant and Visionik Holding ApS, Associated
                        Management Services A/S and Jrgen Lembke and Sren
                        Hougaard-Hansen.

 10.23+                 1999 Employee Stock Purchase Plan.

 11.1+                  Statement re: Supplemental Net Loss Per Share.

 16.1+                  Letter from Ernst & Young LLP re Change in Certifying
                        Accountants.

 21.1+                  Subsidiaries of the Registrant.

 23.1                   Consent of Arthur Andersen LLP--New York, New York.

 23.2                   Consent of Arthur Andersen LLP--Denver, Colorado.

 23.3                   Consent of Arthur Andersen--Rotterdam, The Netherlands.

 23.4                   Consent of PricewaterhouseCoopers LLP.

 23.5                   Consent of Moore Stephens Denmark.

 23.6*                  Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

 24.1+                  Powers of attorney.

 24.2+                  Power of attorney of Charles Dickson.

 27.1                   Financial Data Schedule.

 99.1+                  Consent of Director Nominee Jeffrey Rayport.


------------------------

*   To be supplied by amendment.

+   Previously filed.

    (b) Financial Statement Schedules.

Schedule II  -- Schedule of Valuation and Qualifying Accounts (AGENCY.COM
             Ltd. and Subsidiaries)

Schedule II  -- Schedule of Valuation and Qualifying Accounts (Eagle
             River Interactive)

Schedule II  -- Schedule of Valuation and Qualifying Accounts (Eagle
             River Interactive Inc.)

Schedule II  -- Schedule of Valuation and Qualifying Accounts
             (Interactive Solutions, Inc. and Subsidiary)

Schedule II  -- Schedule of Valuation and Qualifying Accounts (Twinspark
             Interactive People B.V.)

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 12th day of November, 1999.


                                                       AGENCY.COM LTD.

                                                       By:  /s/ Kenneth Trush
                                                            -----------------------------------------
                                                            Name: Kenneth Trush
                                                            Title: Executive Vice President, Treasurer
                                                            and Director


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on November 12, 1999:


                      SIGNATURE                                           TITLE(S)
                      ---------                                           --------
                          *                            President and Chief Executive Officer, and
     -------------------------------------------       Chairman of the Board of Directors
                      Chan Suh                         (principal executive officer)

                          *
     -------------------------------------------       Chief Creative Officer and Director
                    Kyle Shannon

                  /s/ Kenneth Trush
     -------------------------------------------       Executive Vice President, Treasurer and
                    Kenneth Trush                      Director
                 /s/ Charles Dickson                   Executive Vice President and Chief Financial
     -------------------------------------------       Officer
                   Charles Dickson                     (principal financial and accounting officer)

                          *
     -------------------------------------------       Director
                Gerald Bruce Redditt

                          *
     -------------------------------------------       Director
                    John D. Wren

*By:                    /s/ Kenneth Trush
             --------------------------------------
                          Kenneth Trush
                        Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AGENCY.COM Ltd.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of AGENCY.COM Ltd. and subsidiaries included in this registration statement and have issued our report thereon dated
November 10, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
November 10, 1999

                                                                     SCHEDULE II

                        AGENCY.COM LTD. AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                              BALANCE
                                                AT       CHARGED TO   CHARGED TO
                                             BEGINNING   COSTS AND      OTHER                   BALANCE AT
                                              OF YEAR     EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                             ---------   ----------   ----------   ----------   -----------
For the fiscal year ended December 31, 1996
  Allowance for doubtful accounts..........    $ --         $ 15         $ --         $ --         $ 15
                                               ====         ====         ====         ====         ====
For the fiscal year ended December 31, 1997
  Allowance for doubtful accounts..........    $ 15         $143         $ --         $115         $ 43
                                               ====         ====         ====         ====         ====
For the fiscal year ended December 31, 1998
  Allowance for doubtful accounts..........    $ 43         $785         $ --         $  2         $826
                                               ====         ====         ====         ====         ====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Eagle River Interactive:

    We have audited in accordance with generally accepted auditing standards, the financial statements of Eagle River Interactive included in this registration statement and have issued our report thereon dated July 19, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the management of Eagle River Interactive Inc. and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 19, 1999

                            EAGLE RIVER INTERACTIVE

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                             BALANCE AT   CHARGED TO   CHARGED TO
                                             BEGINNING    COSTS AND      OTHER                   BALANCE AT
                                              OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                             ----------   ----------   ----------   ----------   -----------
For the fiscal year ended December 31, 1996
  Allowance for doubtful accounts..........     $ --         $ --         $ --         $ --         $ --
                                                ====         ====         ====         ====         ====
For the period January 1, 1997 through
  September 26, 1997
  Allowance for doubtful accounts..........     $ --         $980         $ --         $ --         $980
                                                ====         ====         ====         ====         ====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Eagle River Interactive Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Eagle River Interactive Inc. included in this registration statement and have issued our report thereon dated July 19, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
July 19, 1999

                                                                     SCHEDULE II

                          EAGLE RIVER INTERACTIVE INC.
                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT   CHARGED TO   CHARGED TO
                                             BEGINNING    COSTS AND      OTHER                   BALANCE AT
                                              OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                             ----------   ----------   ----------   ----------   -----------
For the period from inception
  (September 26, 1997) through
  December 31, 1997
  Allowance for doubtful accounts..........     $140        $   44        $ --         $ --        $  184
                                                ====        ======        ====         ====        ======
For the fiscal year ended December 31, 1998
  Allowance for doubtful accounts..........     $184        $2,600        $ --         $ --        $2,784
                                                ====        ======        ====         ====        ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interactive Solutions, Inc. and Subsidiary:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Interactive Solutions, Inc. and Subsidiary included in this registration statement and have issued our report thereon dated July 16, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
July 16, 1999

                                                                     SCHEDULE II

                   INTERACTIVE SOLUTIONS, INC. AND SUBSIDIARY
                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT   CHARGED TO   CHARGED TO
                                             BEGINNING    COSTS AND      OTHER                   BALANCE AT
                                              OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                             ----------   ----------   ----------   ----------   -----------
For the fiscal year ended December 31, 1996
  Allowance for doubtful accounts..........     $ --         $  6         $ --         $ --         $  6
                                                ====         ====         ====         ====         ====
For the fiscal year ended December 31, 1997
  Allowance for doubtful accounts..........     $  6         $ 86         $ --         $ 55         $ 37
                                                ====         ====         ====         ====         ====
For the fiscal year ended December 31, 1998
  Allowance for doubtful accounts..........     $ 37         $273         $ --         $ --         $310
                                                ====         ====         ====         ====         ====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Twinspark Interactive People B.V.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Twinspark Interactive People B.V. included in this registration statement and have issued our report thereon dated August 9, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN

New York, New York
August 9, 1999

                                                                     SCHEDULE II

                       TWINSPARK INTERACTIVE PEOPLE B.V.
                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             BALANCE AT   CHARGED TO   CHARGED TO
                                             BEGINNING    COSTS AND      OTHER                   BALANCE AT
                                              OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                             ----------   ----------   ----------   ----------   -----------
For the fiscal year ended December 31, 1997
  Allowance for doubtful accounts..........     $ --         $ --         $ --         $ --         $ --
                                                ====         ====         ====         ====         ====
For the fiscal year ended December 31, 1998
  Allowance for doubtful accounts..........     $ --         $ 44         $ --         $ --         $ 44
                                                ====         ====         ====         ====         ====

                               INDEX TO EXHIBITS


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1+                  Form of underwriting agreement.

  3.1+                  Amended and restated certificate of incorporation.

  3.2*                  Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.

  3.3+                  By-laws.

  3.4* Form of amended and restated by-laws to be in effect upon the closing of this offering.

  4.1*                  Specimen common stock certificate.

  4.2                   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

  4.3+                  Warrant Agreement, as amended, dated April 28, 1999, by and between Omnicom Group Inc. and the Registrant.

  4.4+                  Warrant Agreement, as amended, dated April 28, 1999, by and between Communicade, Inc. and the Registrant.

  5.1*                  Opinion of Brobeck, Phleger & Harrison LLP.

 10.1+ 1999 Stock Option/Stock Issuance Plan (as Amended Restated on October 13, 1999).

 10.2+                  Interactive Solutions Incorporated 1996 Stock Option Plan.

 10.3+                  1998 Quadris Consulting, Inc. Equity Incentive Plan.

 10.4+                  Employment Agreement, dated April 28, 1999, by and between
                        Chan Suh and the Registrant.

 10.5+                  Employment Agreement, dated April 28, 1999, by and between
                        Kyle Shannon and the Registrant.

 10.6+                  Employment Agreement, dated April 28, 1999, by and between
                        Kevin Rowe and the Registrant.

 10.7+                  Employment Agreement, dated April 28, 1999, by and between
                        Kenneth Trush and the Registrant.

 10.8+                  Employment Agreement, dated April 28, 1999, by and between
                        Eamonn Wilmott and the Registrant.

 10.9+                  Employment Agreement, dated April 28, 1999, by and between
                        Lawrence Krakauer and the Registrant.

 10.10+                 Employment Agreement, dated April 28, 1999, by and between
                        Janet Ambrosi Wertman and the Registrant.

 10.11+ Restricted Stock Agreement, dated April 16, 1999, by and between Kevin Rowe and the Registrant.

 10.12+                 Credit Agreement dated as of November 4, 1999 between
                        Omnicom Finance Inc. and the Registrant and Subsidiary
                        Guarantors.

 10.13+ Agreement and Plan of Merger, dated April 28, 1999, by and between Interactive Solutions Incorporated and Quadris
                        Consulting, Inc.

 10.14+ Agreement and Plan of Merger, dated April 28, 1999, by and between Interactive Solutions Incorporated and the Registrant.

 10.15+ Agreement and Plan of Merger, dated April 28, 1999, by and between Eagle River Interactive Inc. and the Registrant.

 10.16+                 Agreement, dated April 27, 1999, by and between Jeffrey
                        Rayport and the Registrant.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
 10.17+                 Stock Purchase Agreement, dated July 23, 1999, by and
                        between Topics Interactive Factory B.V. and the Registrant, as amended.

 10.18*                 Registration Rights Agreement, dated November   , 1999, by
                        and among the Registrant and Omnicom.

 10.19+                 Employment Agreement, dated October 28, 1999, by and between
                        Charles Dickson and the Registrant.

 10.20+                 Agreement and Plan of Merger, dated October 21, 1999, by and among the Registrant ITI Acquisition Inc., Interactive
                        Traffic, Inc., and the Stockholders listed therein.

 10.21+ Acquisition Agreement, dated October 23, 1999, by and between the Registrant and the Stockholders listed therein and In-Com.

 10.22+                 Stock Exchange Agreement, dated November 3, 1999, by and
                        between the Registrant and Visionik Holding ApS, Associated
                        Management Services A/S and Jrgen Lembke and Sren
                        Hougaard-Hansen.

 10.23+                 1999 Employee Stock Purchase Plan.

 11.1+                  Statement re: Supplemental Net Loss Per Share.

 16.1+                  Letter from Ernst & Young LLP re Change in Certifying
                        Accountants.

 21.1+                  Subsidiaries of the Registrant.

 23.1                   Consent of Arthur Andersen LLP--New York, New York.

 23.2                   Consent of Arthur Andersen LLP--Denver, Colorado.

 23.3                   Consent of Arthur Andersen--Rotterdam, The Netherlands.

 23.4                   Consent of PricewaterhouseCoopers LLP.

 23.5                   Consent of Moore Stephens Denmark.

 23.6*                  Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

 24.1+                  Powers of attorney.

 24.2+                  Power of attorney of Charles Dickson.

 27.1                   Financial Data Schedule.

 99.1+                  Consent of Director Nominee Jeffrey Rayport.


------------------------

*   To be supplied by amendment.

+   Previously filed.